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As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WATSON WYATT & COMPANY HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	6719	52-2211537
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 H Street, N.W.
Washington, D.C. 20006-3900
(202) 715-7000
(Address, including Zip Code, and
Telephone Number, including Area Code, of
Registrant's Principal Executive Offices)

John J. Haley, President and Chief Executive Officer
Watson Wyatt & Company Holdings
1717 H Street, N.W.
Washington, D.C. 20006-3900
(202) 715-7000
(Address, including Zip Code, and Telephone
Number, including Area Code, of Agent for Service)

Copies to:
Brian J. Lane, Esq. Stephanie Tsacoumis, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 (202) 955-8500	Walter W. Bardenwerper, Esq. David Dasef, Esq. Watson Wyatt & Company Holdings 1717 H Street, N.W. Washington, D.C. 20006-3900 (202) 715-7000

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed acquisition have been satisfied.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	11,040,571	$26.62	$293,900,000.00	$34,592.03

(1)
Estimated maximum number of shares of Class A common stock of Watson Wyatt & Company Holdings to be issued in connection with the acquisition by Watson Wyatt & Company Holdings of assets of Watson Wyatt LLP.

(2)
Estimated in accordance with Rule 457(a) solely for the purpose of calculating the amount of the registration fee, based on the agreed-upon price per share used by the parties in calculating the stock consideration to be issued in the acquisition.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated                        , 2005

                        , 2005

Dear Fellow Stockholder:

        You are cordially invited to attend our special meeting of stockholders of Watson Wyatt & Company Holdings that will be held at                        , on                        , 2005 at             , local time. Watson Wyatt & Company Holdings, Watson Wyatt (UK) Acquisitions 2 Limited, The Wyatt Company Holdings Limited (both wholly owned subsidiaries of Watson Wyatt & Company Holdings) and Watson Wyatt LLP have entered into an agreement providing for the acquisition of substantially all of the assets, and assumption of most liabilities, of Watson Wyatt LLP. We have an alliance arrangement with Watson Wyatt LLP, and we currently jointly market services worldwide under the Watson Wyatt Worldwide brand. We also have an ownership interest in Watson Wyatt LLP. At the special meeting, stockholders will vote on our issuance of Watson Wyatt & Company Holdings common stock in connection with this acquisition. Stockholders will also vote on the election to our board of directors of Mr. Chandrasekhar Ramamurthy, who currently is the Managing Partner of Watson Wyatt LLP.

        The acquisition will create a company with a global infrastructure and increased ability to respond efficiently to client needs. The acquisition will increase the scale, scope and diversity of our services and, we believe, will enhance our strategic and market position. To proceed with the acquisition, our stockholders must approve the issuance of 11,040,571 shares of Watson Wyatt & Company Holdings Class A common stock, par value $0.01 per share, as partial consideration for the acquisition. New York Stock Exchange rules require the approval of a majority of the votes cast on the proposal (provided that at least 50% of the outstanding shares cast votes). Watson Wyatt & Company Holdings Class A common stock is listed on the New York Stock Exchange under the symbol "WW."

        The directors of Watson Wyatt & Company Holdings believe that this acquisition will be of great benefit to stockholders and strongly recommend that stockholders approve the issuance of common stock in connection with the acquisition, and vote in favor of the election of Mr. Ramamurthy to our board. Your vote is very important.

John J. Haley President and Chief Executive Officer

        You should consider the matters discussed under "Risk Factors" beginning on page     of the enclosed proxy statement/prospectus before voting. Please carefully review the entire proxy statement/prospectus, including the business transfer agreement, which is attached as Annex A.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2005, and is first being mailed to stockholders on or about                        , 2005.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Watson Wyatt & Company Holdings from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request.

        Documents incorporated by reference are also available from Watson Wyatt & Company Holdings without charge, excluding all exhibits, unless Watson Wyatt & Company Holdings has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Watson Wyatt & Company Holdings at the following address:

WATSON WYATT & COMPANY HOLDINGS
1717 H Street, N.W.
Washington, D.C. 20006-3900
Attention: Secretary
(202) 715-7000

        If you would like to request documents from us, please do so by                        , 2005. If you request any incorporated documents from Watson Wyatt & Company Holdings, we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        See "Where You Can Find Additional Information" at page     .

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        , 2005

        A special meeting of stockholders of Watson Wyatt & Company Holdings will be held on                        , 2005, at [place], [address], at [time], local time, for the following purposes:

  I.
  To consider and vote on a proposal to approve the issuance of Watson Wyatt & Company Holdings Class A common stock in connection with the acquisition of assets and assumption of liabilities from Watson Wyatt LLP as contemplated by the business transfer agreement, dated as of April 15, 2005, among Watson Wyatt & Company Holdings, Watson Wyatt (UK) Acquisitions 2 Limited, The Wyatt Company Holdings Limited, both wholly owned subsidiaries of Watson Wyatt & Company Holdings, and Watson Wyatt LLP.

  II.
  To elect Mr. Ramamurthy to Class III of the board of directors of Watson Wyatt & Company Holdings to serve for a term expiring at the 2006 Annual Meeting of Stockholders, or until the election and qualification of his successor. The election of Mr. Ramamurthy is contingent upon consummation of the acquisition.

  III.
  To vote on adjournment(s) or postponement(s) of the special meeting, including adjournment(s) or postponement(s) to solicit additional votes to approve the issuance of Watson Wyatt & Company Holdings common stock in connection with the acquisition.

  IV.
  To transact such other business that may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

        The close of business on                             , 2005 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

        We strongly urge you to review the proxy statement/prospectus and to complete and return your proxy as soon as possible. Your vote is important no matter how many shares you own.

        To ensure that your shares will be voted at the meeting, please complete, sign and date the enclosed proxy card promptly and return it in the enclosed envelope (if you have received your proxy materials by mail), or vote your proxy via telephone or internet as soon as possible.

                      By Order of the Board of Directors,

                      Walter W. Bardenwerper
                      Vice President, General Counsel and Secretary

Washington, D.C.
                        , 2005

i

Revocation of Proxies	37
Share Ownership of Management and Certain Stockholders	37
Recommendation of the Watson Wyatt Holdings Board of Directors	37
No Dissenters' Appraisal Rights	37
Other Matters	37
APPROVAL BY WATSON WYATT LLP VOTING MEMBERS	38
1. ISSUANCE OF SHARES AS CONSIDERATION FOR THE ACQUISITION	39
THE ACQUISITION	39
Background of the Acquisition	39
Watson Wyatt Holdings' Reasons for the Acquisition; Watson Wyatt Holdings' Board of Directors' Recommendation	45
Watson Wyatt LLP's Reasons for the Acquisition	48
Opinion of Watson Wyatt Holdings' Financial Advisor	50
Regulatory Approvals	57
Accounting Treatment	58
Interests of Certain Persons in the Acquisition	58
Transaction Costs	59
Federal Securities Law Consequences	59
THE BUSINESS TRANSFER AGREEMENT	61
The Acquisition	61
Acquisition Consideration	64
Distribution of Proceeds	66
Effective Time	68
Warranties	68
Conduct Pending the Acquisition	70
Employment; Employee Benefits	72
Post-Closing Payments	72
Employee Bonus Arrangements	73
Parent Company Guaranty	73
Conditions to the Acquisition	73
Listing on New York Stock Exchange and London Stock Exchange	74
Termination	74
Amendments and Waiver	74

Fees and Expenses	74
Governing Law and Jurisdiction	74
AGREEMENTS RELATING TO THE ACQUISITION	75
Stock Transfer Agreements	75
Employment/Non-Solicitation and Non-Competition Agreements	75
Distribution Agreement	75
Watson Wyatt Worldwide Alliance Arrangements	75
Deed of Contribution	76
Employee Bonus Agreement	76
Business Transfer Agreement Deed of Novation	76
Professional Liability Claims Agreement	76
CERTAIN TAX CONSEQUENCES	78
In General	78
UK Tax Consequences of the Acquisition to Watson Wyatt LLP Members	78
UK Tax Consequences of the Acquisition to UK Resident Non-Voting Members	79
UK Tax Consequences of the Acquisition to Retired Members	79
UK Tax Consequences of Owning Shares in Watson Wyatt Holdings	80
US Income Tax Consequences of Owning Shares in Watson Wyatt Holdings	81
Taxation In Other Jurisdictions	82
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WATSON WYATT LLP	83
Overview	83
Members' Remuneration	86
Recent Developments	86
Results of Operations	86
Critical Accounting Policies	96
Adjustments from UK GAAP to US GAAP	99
Recent Accounting Pronouncements	99
Quantitative and Qualitative Disclosures About Market Risk	102
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	103
INFORMATION ABOUT THE EUROPEAN BUSINESS	119
General	119
Actuarial and Other Services	119
Customers, Marketing and Sales	121

Competition	121
Employees	122
Legal Proceedings	122
Other Partnership Matters	123
MANAGEMENT AND OPERATIONS OF WATSON WYATT HOLDINGS AFTER THE ACQUISITION	124
Board of Directors of Watson Wyatt Holdings After the Acquisition	124
Compensation of Directors of Watson Wyatt Holdings After the Acquisition	124
Management of Watson Wyatt Holdings After the Acquisition	124
Management Committees of Watson Wyatt Holdings After the Acquisition	127
Employment and Other Arrangements	127
DISTRIBUTION OF ACQUISITION CONSIDERATION AND WINDING DOWN OF WATSON WYATT LLP	129
Distribution to Voting Members	129
Distribution by Voting Members to Retired Members	129
Distribution by Voting Members to Non-Voting Members	129
Winding Down of Watson Wyatt LLP	130
2. ELECTION OF DIRECTOR	131
Effect of the Acquisition on Watson Wyatt Holdings' Board of Directors	131
Nominee and Other Members of the Board of Directors	131
Corporate Governance	134
Standing Board Committees	135
Operation of the Board	137
Executive Compensation	139
Certain Relationships and Related Transactions	145
Section 16(a) Compliance	145
Future Stockholder Proposals	146
3. OTHER MATTERS	147
OWNERSHIP OF WATSON WYATT HOLDINGS' COMMON STOCK AND WATSON WYATT LLP INTERESTS	147
COMPARISON OF RIGHTS OF STOCKHOLDERS OF WATSON WYATT HOLDINGS AND MEMBERS OF WATSON WYATT LLP	149
Organizational Differences	149
Differences in Rights Relating to Stock and Members' Interests	149

SELLING STOCKHOLDERS	152
Relationship of Selling Stockholders to Watson Wyatt Holdings and Watson Wyatt LLP	153
Plan of Distribution	153
LEGAL MATTERS	155
EXPERTS	155
WHERE YOU CAN FIND ADDITIONAL INFORMATION	155
WATSON WYATT LLP CONSOLIDATED FINANCIAL STATEMENTS	F-1
ANNEX A—Business Transfer Agreement
ANNEX B—Opinion of CIBC World Markets Corp.

v

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the proposed acquisition and the securities that will be issued in connection with the acquisition, you should read carefully this entire document and the other documents to which we refer. See "Where You Can Find Additional Information" at page     .

        This proxy statement/prospectus is a proxy statement/prospectus of Watson Wyatt & Company Holdings for use in soliciting proxies for its special meeting and to register the issuance of Watson Wyatt & Company Holdings common stock in connection with the acquisition and the resale of common stock by affiliates of Watson Wyatt LLP. This proxy statement/prospectus also will be provided to voting members of Watson Wyatt LLP who will vote on the acquisition and will receive acquisition consideration, and to non-voting members and retired members of Watson Wyatt LLP who will receive a portion of the acquisition consideration from the voting members.

        In this proxy statement/prospectus, we will refer to Watson Wyatt & Company Holdings, collectively with its subsidiaries that will effect the acquisition, as Watson Wyatt Holdings. We will refer to Watson Wyatt LLP, collectively with its subsidiaries, as Watson Wyatt LLP. We will refer to the members of Watson Wyatt LLP who have the right to vote on the acquisition as the voting members, and the other members who do not have a right to vote on the acquisition as the non-voting members. We refer to voting members and non-voting members of Watson Wyatt LLP, collectively, as members.

Questions and Answers

Q:
What will Watson Wyatt Holdings acquire in the acquisition?

A:
In the acquisition, Watson Wyatt Holdings will acquire substantially all of the assets of Watson Wyatt LLP, and will assume most liabilities that have been incurred by Watson Wyatt LLP in conducting its business. The business currently conducted by Watson Wyatt LLP consists of benefits consulting, investment consulting, benefits administration, human capital consulting and insurance and financial services consulting. The assets to be acquired from Watson Wyatt LLP include the stock of all Watson Wyatt LLP subsidiaries. We will assume liabilities relating to the Watson Wyatt LLP business, but generally will not assume any liabilities for professional liability claims. We refer to the assets and liabilities that we will acquire, including those associated with Watson Wyatt LLP's continental European business and non-European business (including subsidiaries in Hong Kong, India, Japan, Singapore, South Korea and the United States), in this proxy statement/prospectus, collectively, as the European business. For a more detailed description of the European business, see "Information About the European Business" at page     .

  Watson Wyatt Holdings and Watson Wyatt LLP have jointly offered services since 1995 pursuant to alliance agreements. In connection with the alliance, Watson Wyatt Holdings currently holds an interest in Watson Wyatt LLP. Before the acquisition, Watson Wyatt Holdings will surrender its economic interest in Watson Wyatt LLP in exchange for a trust interest in certain assets of Watson Wyatt LLP. For information on this transaction, see "The Business Transfer Agreement—The Acquisition—Distribution of Interest of Watson Wyatt Holdings in Watson Wyatt LLP" at page     . After the acquisition, the trust interest will be transferred to Watson Wyatt Limited, or WW Limited, a wholly owned indirect subsidiary of Watson Wyatt Holdings. As a result of this transfer and the acquisition of assets described in this proxy statement/prospectus, WW Limited will own all beneficial and legal title to the European business. The combined business will continue to operate under the name "Watson Wyatt Worldwide."

Q:
What are Watson Wyatt Holdings' stockholders being asked to vote on at the special meeting?

A:
Watson Wyatt Holdings' stockholders are being asked to approve the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition.

  Watson Wyatt Holdings' stockholders also are being asked to vote on the election of Mr. Ramamurthy to the board of directors of Watson Wyatt Holdings. Mr. Ramamurthy currently is the Managing Partner of Watson Wyatt LLP. The election of Mr. Ramamurthy is contingent upon consummation of the acquisition.

  The stockholders of Watson Wyatt Holdings may be asked to vote in favor of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposals.

Q:
What is the position of the Watson Wyatt Holdings' board of directors regarding these proposals?

A:
The Watson Wyatt Holdings' board of directors unanimously recommends that Watson Wyatt Holdings' stockholders vote FOR the proposals (with Mr. Paul N. Thornton, a member of the board of directors of Watson Wyatt Holdings' who also is the Senior Partner of Watson Wyatt LLP, not participating in the recommendation).

Q:
Why should Watson Wyatt Holdings' stockholders vote for the proposal to approve the issuance of Watson Wyatt Holdings' shares in connection with the acquisition?

A:
We believe that Watson Wyatt Holdings' stockholders will benefit from the global infrastructure that will result from the acquisition and from the improved ability to respond to client needs efficiently and nimbly; the enhanced strategic and market position; and increased scale, scope and diversity of services and clients that we expect to achieve as a result of the acquisition of the European business.

Q:
What Watson Wyatt Holdings' stockholder approvals are needed?

A:
The only Watson Wyatt Holdings' stockholder approval needed for the acquisition is the approval, as required by the New York Stock Exchange, of the issuance of Watson Wyatt Holdings' shares to Watson Wyatt LLP in connection with the acquisition. On the proposal to issue Watson Wyatt Holdings' common stock to Watson Wyatt LLP in connection with the acquisition, the rules of the New York Stock Exchange require that holders of a majority of the votes cast vote in favor (provided that the total vote cast on the proposal represents over 50% in interest of the outstanding votes entitled to vote on the proposal).

  On the proposal to elect Mr. Ramamurthy to Watson Wyatt Holdings' board, approval of a plurality of the voting power present in person or represented by proxy and entitled to vote at the special meeting is required.

Q:
What approvals are needed from the Watson Wyatt LLP members?

A:
Pursuant to Watson Wyatt LLP's membership agreement, at least 75% of the Watson Wyatt LLP voting members must approve the acquisition. At the meeting of Watson Wyatt LLP members, the Watson Wyatt LLP voting members will be asked to vote to approve the acquisition. Watson Wyatt LLP voting members are not being asked for proxies.

Q:
Will Watson Wyatt Holdings vote on this transaction as a member of Watson Wyatt LLP?

A:
Watson Wyatt Holdings will not vote in the meeting of voting members of Watson Wyatt LLP convened to approve the acquisition. Except where specifically noted, references to members in this proxy statement/prospectus do not include Watson Wyatt Holdings.

Q:
Are there risks associated with the acquisition?

A:
Yes. Watson Wyatt Holdings may not realize the expected benefits of the acquisition because of the risks and uncertainties discussed in the section entitled "Risk Factors" at page     and the section entitled "Special Note Regarding Forward-Looking Statements" at page     . Those risks include, among others, risks relating to uncertainties relating to integration of the European business and the performance of Watson Wyatt Holdings after the closing of the acquisition, uncertainties relating to the retention of key Watson Wyatt LLP members as employees of WW Limited after the closing and additional debt to be incurred by Watson Wyatt Holdings in connection with the acquisition. In addition, sales of Watson Wyatt Holdings' common stock after the acquisition may adversely affect the market price of Watson Wyatt Holdings' common stock.

Q:
When is the acquisition expected to be consummated?

A:
If the Watson Wyatt Holdings' stockholders approve the share issuance proposal and the Watson Wyatt LLP voting members approve the acquisition, we expect to close the acquisition as soon as possible after the satisfaction or waiver of the other conditions to the acquisition. We currently anticipate that the acquisition will be closed during the fiscal quarter ended                         , 2005.

Q:
What do Watson Wyatt Holdings' stockholders need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, Watson Wyatt Holdings' stockholders should complete and mail their signed and dated proxy cards in the enclosed return envelope as soon as possible so that their shares will be represented at the special meeting. Watson Wyatt Holdings' stockholders also may provide their proxies by accessing the Internet site listed on the Watson Wyatt Holdings' proxy card or by calling the toll-free number listed on the Watson Wyatt Holdings' proxy card.

Q:
If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:
What if I abstain from voting or fail to instruct my broker?

A:
If you are a Watson Wyatt Holdings' stockholder and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting "broker non-vote" will be counted toward a quorum at the Watson Wyatt Holdings special meeting, but will not be counted as a vote for the proposals, and will have the effect of a vote against the proposal relating to issuance of common stock in connection with the acquisition. For the election of the director, withheld votes will not affect whether the nominee has received sufficient votes to be elected.

Q:
What if I do not indicate how to vote on my proxy card?

A:
If you sign and send your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote for the proposals.

Q:
May I attend the special meeting and vote my shares in person?

A:
Yes. All holders of Watson Wyatt Holdings' common stock as of the applicable record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend the special meeting, and holders of Watson Wyatt Holdings' common stock may vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Watson Wyatt Holdings reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:
May I change my vote?

A:
Yes. You may revoke your signed proxy card or preliminary vote card at any time before it is voted by:

  •
  signing and returning a proxy card or preliminary vote card with a later date;

  •
  delivering a written revocation letter to Walter W. Bardenwerper, Secretary of Watson Wyatt Holdings; or

  •
  attending the special meeting in person, notifying Mr. Bardenwerper, Secretary of Watson Wyatt Holdings, and voting by ballot at the special meeting.

  The mailing address for Watson Wyatt Holdings' Secretary is 1717 H Street, N.W., Washington, D.C. 20006-3900. If you are a Watson Wyatt Holdings stockholder and you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using telephone or Internet voting, or by signing and returning a proxy card or preliminary vote card dated as of a date that is later than your last telephone or Internet vote.

  Any stockholder entitled to vote in person at the special meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying Watson Wyatt Holdings' Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:
Whom should I call with questions?

A:
Watson Wyatt Holdings' stockholders should call the Watson Wyatt Holdings Investor Relations Department at (202) 715-7000.

The Companies (Pages     and    )

Watson Wyatt & Company Holdings
1717 H Street, N.W.
Washington, DC 20006-3900
(202) 715-7000

        Watson Wyatt & Company Holdings is a global human capital consulting firm. Watson Wyatt & Company Holdings helps its clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. Watson Wyatt & Company Holdings focuses on delivering value-added consulting services that help its clients anticipate, identify and capitalize on emerging opportunities in human capital management. We design, develop and implement human resources strategies and programs through three closely-interrelated practice areas: Benefits Group, Technology Solutions Group and Human Capital Group. Watson Wyatt & Company Holdings' common stock is currently traded on the New York Stock Exchange (symbol: "WW"). Watson Wyatt & Company Holdings is a Delaware corporation and conducts business through its principal operating subsidiary, Watson Wyatt & Company.

Watson Wyatt LLP
Watson House, London Road
Reigate, Surrey RH2 9PQ
England
+44 1737 241 144

        Watson Wyatt LLP, a privately held limited liability partnership registered in England, is one of the leading actuarial, benefits and human capital consulting businesses operating in Europe. Watson Wyatt LLP is the successor in business to a general partnership that operated under the names R. Watson & Sons and Watson Wyatt Partners.

Watson Wyatt (UK) Acquisitions 2 Limited
c/o Watson Wyatt & Company Holdings
1717 H Street, N.W.
Washington, DC 20006-3900
(202) 715-7000

        Watson Wyatt (UK) Acquisitions 2 Limited, a company incorporated under the laws of England, is a newly-formed, wholly owned subsidiary of Watson Wyatt Holdings. In the acquisition, Watson Wyatt (UK) Acquisitions 2 Limited will acquire the European business. After the acquisition, Watson Wyatt (UK) Acquisitions 2 Limited will transfer the European business to WW Limited.

Watson Wyatt Limited
c/o Watson Wyatt & Company Holdings
1717 H Street, N.W.
Washington, DC 20006-3900
(202) 715-7000

        WW Limited, a company incorporated under the laws of England, is a wholly owned indirect subsidiary of Watson Wyatt Holdings. WW Limited will own all beneficial and legal title to the European business after the acquisition.

Watson Wyatt Worldwide

        Watson Wyatt Holdings and Watson Wyatt LLP currently jointly market services worldwide under the Watson Wyatt Worldwide brand as part of an alliance arrangement. Watson Wyatt Holdings and its subsidiaries will continue to operate under this brand after the acquisition. See "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP" at page     .

The Acquisition (Page     )

        Watson Wyatt Holdings has agreed to acquire the European business from Watson Wyatt LLP. The European business consists of substantially all of the assets of, and most liabilities relating to, Watson Wyatt LLP's business.

        The European business includes:

  •
  specified contracts with Watson Wyatt LLP clients;

  •
  the stock of all of the Watson Wyatt LLP subsidiaries;

  •
  Watson Wyatt LLP's cash on hand, less reserves for excluded liabilities and certain other obligations retained by Watson Wyatt LLP;

  •
  accounts receivable and other debts owing to Watson Wyatt LLP relating to operation of the European business before closing;

  •
  intellectual property and all books and records;

  •
  goodwill relating to the European business;

  •
  all information relating to the European business, except for information relating to excluded liabilities;

  •
  business property, furniture, fixtures and equipment relating to the European business;

  •
  all of Watson Wyatt LLP's rights against third parties relating to the European business; and

  •
  all other rights and assets used in the European business and owned by Watson Wyatt LLP at the closing date, except for specified excluded assets.

        The European business does not include the following liabilities, which are referred to as excluded liabilities:

  •
  any liabilities for claims relating to services performed by Watson Wyatt LLP, its members and former members or certain of Watson Wyatt LLP's indirect subsidiaries before the acquisition;

  •
  any obligations to make annuity or retirement payments to former members or former partners of Watson Wyatt LLP or its predecessor partnership (or related cash accounts);

  •
  any obligations of Watson Wyatt LLP to make payments to former partners or voting members relating to partnership accounts;

  •
  tax liabilities of members and former members of Watson Wyatt LLP or partners or former partners in the predecessor partnership;

  •
  liabilities of Watson Wyatt LLP for fees and expenses incurred in connection with the acquisition; or

  •
  any liabilities under some contracts.

        The European business includes all liabilities of certain direct and indirect subsidiaries of Watson Wyatt LLP whose shares will be acquired by Watson Wyatt Holdings in the acquisition and which will be held as indirect subsidiaries of Watson Wyatt Holdings after the acquisition.

        Following the acquisition, the European business will be held by WW Limited, an indirect wholly owned subsidiary of Watson Wyatt Holdings.

        Following the acquisition, we understand that Watson Wyatt LLP will not hold any operating assets and will not engage in any activities other than an orderly winding down of its business. As part of the acquisition, the alliance agreements will be amended to eliminate, among other things, our right to receive distributions from Watson Wyatt LLP.

        A copy of the business transfer agreement, the legal document that governs the acquisition, is attached to this document as Annex A. We encourage you to read the business transfer agreement carefully.

Acquisition Consideration (Page     )

        Total Consideration.    If the acquisition is completed, in addition to the assumption by Watson Wyatt Holdings of liabilities of Watson Wyatt LLP as described above, Watson Wyatt Holdings will pay Watson Wyatt LLP total consideration comprised of:

  •
  approximately £88.3 million in cash in pounds sterling (approximately US$168.4 million based on exchange rates on April 29, 2005); and

  •
  11,040,571 shares of Watson Wyatt Holdings' common stock, consisting of 9,090,571 shares to be delivered at closing and up to an additional 1,950,000 shares to be issued after June 30, 2007, contingent upon the achievement by the European business of financial performance goals. The market value of the stock consideration will depend upon the market price for the common stock on the date of closing. Based on the NYSE closing price on April 29, 2005, the market value of the stock consideration was US$291.5 million, of which US$51.5 million represents the contingent stock consideration. The ultimate number of shares of common stock to be issued as contingent consideration will not be determinable until after June 30, 2007, when achievement of the financial performance goals is assessed.

        The liabilities to be assumed by Watson Wyatt Holdings consist of:

  •
  all obligations of Watson Wyatt LLP, its members and former members relating to:

•
some contracts in respect of the European business;

•
leases for properties used by Watson Wyatt LLP;

•
the Watson Wyatt LLP pension plan and certain obligations to spouses and dependents of specified members of Watson Wyatt LLP;

•
salary, bonus and other obligations to employees of the European business;

•
tax liabilities relating to the European business of Watson Wyatt LLP other than personal tax liabilities of Watson Wyatt LLP members; and

•
all other obligations relating to or arising out of the European business, except for the excluded liabilities;

•
professional liability claims relating to pre-April 1995 operation of business by Watson Wyatt Holdings in Europe; and

•
all liabilities of subsidiaries of Watson Wyatt LLP.

        Existing Watson Wyatt Holdings' stockholders (other than Watson Wyatt LLP members who are also existing stockholders) will not receive any additional shares in the acquisition and will continue to hold their existing shares of Watson Wyatt Holdings' common stock.

        Cash Consideration.    Watson Wyatt Holdings will pay for the cash portion of the acquisition consideration out of existing cash reserves and borrowings from a new revolving credit facility, which is being negotiated to replace its current US$50 million revolving credit facility in connection with the acquisition.

        Stock Consideration.    After the acquisition of the European business and Watson Wyatt LLP's distribution of consideration paid in the acquisition (without taking into account any contingent stock consideration), Watson Wyatt LLP members and retired members will own approximately 22% of the outstanding common stock of Watson Wyatt Holdings. A total of 4,370,774 shares of common stock issued in the acquisition will be freely tradable immediately after the acquisition, representing approximately 10% of the outstanding common stock of Watson Wyatt Holdings.

        Distribution of Consideration.    Watson Wyatt LLP has advised us that immediately after the acquisition, pursuant to the plan of distribution adopted by Watson Wyatt LLP, Watson Wyatt LLP will distribute to, or at the direction of, its voting members 8,988,071 shares of Watson Wyatt Holdings' common stock received at closing. Similarly, we understand that Watson Wyatt LLP will distribute to voting members most of the cash proceeds received in the acquisition. The distribution to each voting member of cash and common stock will be based on a pro-rata agreed share reflecting prospective entitlements of each voting member that would otherwise have come due from Watson Wyatt LLP.

        We also understand that pursuant to the plan of distribution, the voting members will direct that 1,258,000 shares of Watson Wyatt Holdings' common stock be deposited in two trusts for the benefit of non-voting members, including certain senior employees of Watson Wyatt LLP's subsidiaries who are treated as having status equivalent to non-voting members. We understand that the non-voting members will have an immediate beneficial entitlement to the shares in the trusts regardless of subsequent employment and that these shares will be paid out from the trusts over a three-year period.

        Pursuant to Watson Wyatt LLP's plan of distribution, the voting members will distribute acquisition consideration of up to £20 million in cash (approximately US$38.1 million based on exchange rates on April 29, 2005) and up to 900,000 shares of common stock of Watson Wyatt Holdings to retired members of Watson Wyatt LLP. The distribution to each retired member will be conditional upon a waiver of existing contractual rights to annuity payments.

        See "The Business Transfer Agreement—Distribution of Proceeds" at page     for a more detailed description of how the acquisition proceeds will be distributed.

Conditions to the Acquisition (Page     )

        The respective obligations of Watson Wyatt Holdings and Watson Wyatt LLP to complete the acquisition are subject to the satisfaction or waiver of a number of conditions, including:

  •
  approval by Watson Wyatt Holdings' stockholders of the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition;

  •
  approval of the acquisition by the voting members of Watson Wyatt LLP;

  •
  receipt of various regulatory and governmental approvals;

  •
  receipt of consents from specified clients and vendors with fixed- or indefinite-term contracts with the European business to the transfer of their contracts with Watson Wyatt LLP to WW Limited; and

  •
  receipt of certain consents relating to Watson Wyatt LLP's pension plan.

        Watson Wyatt Holdings may waive, in its sole discretion, the conditions relating to regulatory approvals, pension-related consents and client and vendor consents.

        The acquisition is not subject to a financing condition.

Termination of the Business Transfer Agreement (Page     )

        Watson Wyatt Holdings and Watson Wyatt LLP may terminate the business transfer agreement by mutual written consent. The business transfer agreement automatically terminates if the acquisition is not completed by September 30, 2005.

Watson Wyatt Holdings' Board of Directors' Recommendation to Watson Wyatt Holdings' Stockholders (Page     )

        The Watson Wyatt Holdings board of directors has unanimously determined that the acquisition is in the best interests of Watson Wyatt Holdings and its stockholders and recommends that Watson Wyatt Holdings' stockholders vote FOR the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition. In addition, the Watson Wyatt Holdings board of directors has unanimously determined that the election of Mr. Ramamurthy to the board is in the best interests of Watson Wyatt Holdings and its stockholders and recommends that Watson Wyatt Holdings' stockholders vote FOR the election of Mr. Ramamurthy to the board of directors, subject to consummation of the acquisition. Mr. Thornton, the Senior Partner of Watson Wyatt LLP, who also serves on the Watson Wyatt Holdings board of directors, did not participate in any discussions or votes of the Watson Wyatt Holdings board of directors relating to the acquisition, and does not join in the recommendation of the board.

Opinion of Watson Wyatt Holdings' Financial Advisor (Page     )

        In connection with the acquisition, the Watson Wyatt Holdings board of directors received a written opinion of CIBC World Markets Corp., Watson Wyatt Holdings' financial advisor, as to the fairness, from a financial point of view, to Watson Wyatt Holdings of the aggregate consideration provided for in the acquisition. The full text of CIBC World Markets' written opinion, dated April 15, 2005, is attached to this proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets provided its opinion to the Watson Wyatt Holdings board of directors in connection with the board's evaluation of the aggregate consideration provided for in the acquisition. The opinion does not address any other aspect of the acquisition and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the acquisition.

Interests of Certain Persons in the Acquisition (Page     )

        When considering the recommendation of Watson Wyatt Holdings' board of directors with respect to the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition, Watson Wyatt Holdings' stockholders should be aware that some inside directors on Watson Wyatt Holdings' board of directors have interests in the acquisition that may be different from, or in addition to, the interests of Watson Wyatt Holdings' stockholders. These interests exist because:

  •
  some inside directors on Watson Wyatt Holdings' board of directors and some executive officers will serve on the Global Matrix, which will be the principal management committee of the worldwide business after the acquisition, and on other committees relating to integration of the businesses; and

  •
  Mr. John J. Haley, President and Chief Executive Officer of Watson Wyatt Holdings, is a member of the Watson Wyatt LLP partnership board.

        In addition, some Watson Wyatt LLP voting members have interests in the acquisition that may be different from, or in addition to, the interests of other Watson Wyatt LLP voting members and Watson Wyatt Holdings' stockholders. These interests exist because:

  •
  some voting members of Watson Wyatt LLP will serve on the Global Matrix, which will be the principal management committee of the worldwide business after the acquisition, and other committees relating to integration of the businesses;

  •
  some voting members of Watson Wyatt LLP are currently stockholders of Watson Wyatt Holdings;

  •
  Mr. Thornton, Senior Partner of Watson Wyatt LLP, is a member of the Watson Wyatt Holdings board of directors;

  •
  Mr. Alan K. Whalley, a Watson Wyatt LLP voting member, is the Regional Manager (US Region) of Watson Wyatt Holdings, an executive officer position; and

  •
  Mr. Ramamurthy, a current Watson Wyatt LLP voting member, has been nominated for election to the board of directors of Watson Wyatt Holdings.

        As of                        , 2005, Watson Wyatt Holdings' directors, executive officers and their affiliates as a group beneficially owned                        shares of Watson Wyatt Holdings' common stock (excluding options to purchase shares of Watson Wyatt Holdings' common stock), which represented approximately    % of all outstanding shares of Watson Wyatt Holdings' common stock entitled to vote at the Watson Wyatt Holdings special meeting.

        As of                        , 2005, Watson Wyatt LLP members and their affiliates, as a group, beneficially owned                        shares of Watson Wyatt Holdings' common stock, representing approximately    % of all outstanding shares of Watson Wyatt Holdings' common stock entitled to vote at the Watson Wyatt Holdings special meeting. In addition, as of                 , 2005, the Watson Wyatt LLP partnership board, as a group, beneficially owned    % of the Watson Wyatt LLP membership interests, representing    % of all membership interests entitled to vote at the Watson Wyatt LLP special meeting.

Certain Tax Consequences (Page     )

        Tax consequences to holders of Watson Wyatt Holdings' common stock.    No gain or loss will generally be recognized in connection with the acquisition by an existing Watson Wyatt Holdings stockholder.

        However, if you are an existing Watson Wyatt Holdings stockholder and also a member of Watson Wyatt LLP, then the acquisition may be taxable. You should read the section of this proxy statement/prospectus titled "Certain Tax Consequences." Stockholders should consult their individual tax advisors about their tax consequences from any transactions involving their shares.

        Tax consequences to Watson Wyatt Holdings and its affiliates.    Watson Wyatt Holdings and its affiliates will pay approximately US$1 million of tax on the acquisition of Watson Wyatt LLP. This tax includes stamp duties and Irish and UK income tax on the acquisition of certain assets of Watson Wyatt LLP.

        UK tax consequences to Watson Wyatt LLP and its members.    For UK tax purposes, Watson Wyatt LLP is treated as a tax-transparent entity, and tax liabilities arising out of this transaction will be tax liabilities of the voting members individually rather than of Watson Wyatt LLP. Pursuant to the Watson Wyatt LLP membership agreement, the voting members have the right to receive proceeds of a disposal of Watson Wyatt LLP's business and are able to determine how any surpluses, or proceeds less book value, are allocated in such event. Accordingly, for UK tax purposes, the acquisition consideration will be allocated only among the voting members. The precise allocation of the acquisition consideration is reflected in the plan of distribution adopted by the voting members.

        Each voting member will be individually liable for UK capital gains tax on the chargeable gains arising on the member's allocated portion of the acquisition consideration.

        Non-voting members, retired members and those subject to taxation outside of the UK are subject to different tax treatments.

        You should read the section of this proxy statement/prospectus titled "Certain Tax Consequences." Members should consult their individual tax advisors about their tax consequences from this transaction.

Regulatory Approvals (Page     )

        Watson Wyatt Holdings and Watson Wyatt LLP are not required to file notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Authorization of the Financial Services Authority in the United Kingdom will be required for the post-closing conduct of the European business by WW Limited. Additional regulatory approvals also will be required by some local jurisdictions in which the European business is conducted.

Agreements Relating to the Acquisition (Page     )

        In addition to the business transfer agreement, Watson Wyatt Holdings and Watson Wyatt LLP or their affiliates have entered into, or will enter into, various agreements in connection with the acquisition and related transactions and various ongoing relationships among them. These agreements include:

  •
  an agreement distributing Watson Wyatt Holdings' economic interest in Watson Wyatt LLP;

  •
  an agreement terminating the alliance between Watson Wyatt Holdings and Watson Wyatt LLP;

  •
  a professional liability claims agreement;

  •
  an agreement relating to payment of employee bonuses; and

  •
  an agreement relating to set off rights against the contingent stock consideration in the event of uninsured professional liability claims.

        Each voting member other than Mr. Whalley has entered into an employment agreement with WW Limited or an appropriate subsidiary, to be effective at the time of the acquisition. Each voting member also will enter into a non-competition agreement on or before the closing date with WW Limited or an appropriate subsidiary. Each voting member will, as a condition to receiving stock consideration, enter into a stock transfer agreement. Each non-voting member who is employed by the European business after the acquisition will enter into an employment agreement with WW Limited or an appropriate subsidiary.

Market Price Information of Watson Wyatt Holdings' Common Stock

        Shares of Watson Wyatt Holdings' common stock are listed on the New York Stock Exchange, and will continue to be traded after the acquisition, on the New York Stock Exchange under the symbol "WW." On January 14, 2005, the last full trading day before the public announcement of the proposed acquisition, the last sale price per share of Watson Wyatt Holdings' common stock on the New York Stock Exchange Composite Tape was US$26.13. On April 29, 2005, the most recent date for which prices were practicably available, the last sale price per share of Watson Wyatt Holdings' common stock on the New York Stock Exchange Composite Tape was US$26.40.

Comparison of Rights of Stockholders of Watson Wyatt Holdings and Members of Watson Wyatt LLP (Page     )

        After the acquisition, each recipient of stock consideration (including members of Watson Wyatt LLP to whom stock consideration is distributed) will become a Watson Wyatt Holdings stockholder. The rights of Watson Wyatt LLP members as stockholders of Watson Wyatt Holdings will be significantly different from their rights as members of Watson Wyatt LLP and will be governed by the certificate of incorporation and bylaws of Watson Wyatt Holdings, and by New York Stock Exchange listing standards and the Delaware General Corporation Law.

        As stockholders of Watson Wyatt Holdings, the Watson Wyatt LLP members will have a right to vote only on those matters presented to stockholders pursuant to Watson Wyatt Holdings' certificate of incorporation and bylaws, exchange listing standards and applicable law. The Watson Wyatt LLP members will not, in their capacity as stockholders, exercise the management and oversight functions performed by Watson Wyatt Holdings' board of directors, or the day-to-day operational functions performed by officers and employees of Watson Wyatt Holdings. See "Comparison of Rights of Stockholders of Watson Wyatt Holdings and Members of Watson Wyatt LLP" at page     .

No Dissenters' Appraisal Rights (Page     )

        Neither the Watson Wyatt Holdings stockholders nor the Watson Wyatt LLP members are entitled to dissenters' appraisal rights in connection with the acquisition.

Selected Historical Financial Data of Watson Wyatt Holdings

        The following selected historical financial data for the five fiscal years ended June 30, 2004, which are presented in accordance with US GAAP, have been derived from Watson Wyatt Holdings' audited annual financial statements and should be read in conjunction with the audited annual financial statements and notes thereto incorporated herein by reference. The following interim selected financial data for the six month periods ended December 31, 2004 and 2003 have been derived from our unaudited interim financial statements, and should be read in conjunction with the unaudited interim financial statements and notes thereto incorporated herein by reference. The unaudited interim financial data presented below for the six month periods ended December 31, 2004 and 2003 reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our results of operations and financial position.

Watson Wyatt Holdings
(in thousands of US dollars, except per share data)

	For the six months ended December 31,		For the year ended June 30,
	2004	2003	2004	2003	2002	2001	2000
Consolidated Statements of Operations Data:
Revenue	$351,240	$341,336	$702,005	$709,616	$710,480	$700,189	$624,583
Operating income	37,584	30,113	68,470	77,856	72,205	72,568	30,780
Income from continuing operations	24,806	23,299	49,939	50,380	47,084	44,436	18,533
Discontinued operations(1)	8	26	654	6,786	—	—	—
Net income	$24,814	$23,325	$50,593	$57,166	$47,084	$44,436	$18,533
Earnings Per Share Data:
Earnings per share, continuing operations:
Basic	$0.76	$0.70	$1.52	$1.52	$1.43	$1.39	$0.62
Diluted	$0.76	$0.70	$1.50	$1.51	$1.41	$1.37	$0.62
Earnings per share, discontinued operations:
Basic	$—	$—	$0.02	$0.21	$—	$—	$—
Diluted	$—	$—	$0.02	$0.21	$—	$—	$—
Earnings per share, net income:
Basic	$0.76	$0.70	$1.54	$1.73	$1.43	$1.39	$0.62
Diluted	$0.76	$0.70	$1.52	$1.72	$1.41	$1.37	$0.62
Dividends declared per share	$0.15	$—	$0.075	$—	$—	$—	$—
Weighted average shares:
Basic	32,437	33,111	32,866	32,962	32,985	32,068	30,000
Diluted	32,737	33,453	33,207	33,287	33,421	32,363	30,000
	As at December 31,		As at June 30,
	2004	2003	2004	2003	2002	2001	2000
Balance Sheet Data:
Cash and cash equivalents	$135,082	$131,613	$156,940	$144,374	$95,974	$81,735	$41,410
Current assets	327,271	284,819	333,214	298,629	272,758	257,933	195,853
Total assets	519,300	496,503	512,168	514,462	436,817	392,016	334,520
Current liabilities	100,330	82,702	125,759	129,321	149,587	161,762	179,676
Long-term obligations(2)	144,664	235,535	141,225	233,404	128,009	118,369	109,073
Total stockholders' equity	$274,306	$178,266	$245,184	$151,737	$159,221	$111,885	$(81,109)

(1)
During fiscal year 1998, Watson Wyatt Holdings discontinued its benefits administration outsourcing business, including its investment in its affiliate, Wellspring Resources LLC, or Wellspring. In connection with the restructuring, Watson Wyatt Holdings agreed to guarantee three leases for office premises for Wellspring. In

  1998, Watson Wyatt Holdings recorded an accrual for completion of these obligations. As a result of small positive cash flows that began in the second quarter of fiscal year 2003 related to these leases, Watson Wyatt Holdings reevaluated its accrual for the estimated remaining future obligations and costs related to the exit from Wellspring. As a result of the analysis performed during fiscal years 2003 and 2004, Watson Wyatt Holdings reduced its accrual by US$11.4 million and US$1.0 million, respectively, less the associated income tax expenses.

(2)
Watson Wyatt Holdings has no long-term debt. Long-term obligations include primarily accrued retirement and post-employment benefits and the accrual for Incurred But Not yet Reported claims (IBNR). Long-term obligations for the fiscal year ended June 30, 2004 and for the interim period ended December 31, 2004 include an additional minimum pension liability of US$9.6 million. Long-term obligations for the fiscal year ended June 30, 2003 and for the interim period ended December 31, 2003 include an additional minimum pension liability of US$113.4 million.

Selected Historical Financial Data of the European Business

        The following selected historical financial data for the three fiscal years ended April 30, 2004 is presented in accordance with UK GAAP and in thousands of pounds sterling and should be read in conjunction with the audited annual financial statements and notes thereto included in this proxy statement/prospectus. The data have been derived from Watson Wyatt LLP's audited annual financial statements for the years ended April 30, 2004 and April 30, 2003 and from Watson Wyatt Partners' audited annual financial statements for the year ended April 30, 2002. Financial statements for the fiscal years ended April 30, 2004 and April 30, 2003 include a reconciliation to US GAAP. The opening balance sheet of Watson Wyatt LLP at May 1, 2002 was prepared under UK GAAP, which has allowed for the production of UK GAAP financial statements for the year ended April 30, 2002. For prior years, the accounts of Watson Wyatt Partners were not audited under UK GAAP.

        The following selected financial data for the years ended April 30, 2001 and 2000, which are also presented in accordance with UK GAAP and in thousands of pounds sterling, have been derived from unaudited financial statements of Watson Wyatt Partners.

        Except for the balance sheet as at October 31, 2003, which has been extracted from unaudited management financial statements, the following selected interim financial data for the six month periods ended October 31, 2004 and 2003, which are presented in accordance with UK GAAP and in thousands of pounds sterling, have been derived from Watson Wyatt LLP's unaudited interim financial statements, including the reconciliation to US GAAP contained therein, and should be read in conjunction with the unaudited interim financial statements and notes thereto included in this proxy statement/prospectus.

        The unaudited interim financial data presented below for the six month periods ended October 31, 2004 and 2003 reflect all normal and recurring adjustments which, in the opinion of the management of Watson Wyatt LLP, are necessary for a fair presentation of Watson Wyatt LLP's results of operations and financial position. Historical earnings per share data are not presented below as there are no relevant ownership measures, such as common stock, that would result in meaningful information for stockholders.

        The corresponding US GAAP financial data are shown in a table below the UK GAAP table. See UK to US GAAP reconciliations and related explanatory notes included in the "Unaudited Pro Forma Combined Financial Information" section of this proxy statement/prospectus. See also Note 26 to the Watson Wyatt LLP Consolidated Financial Statements and Note 14 to the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements included in this proxy statement/prospectus.

Watson Wyatt LLP—UK GAAP Basis
(in thousands of pounds sterling)

	For the six months ended October 31,		For the year ended April 30,
	2004	2003	2004	2003	2002	2001	2000
	(Derived from Unaudited)		(Derived from Audited)			(Derived from Unaudited)
Consolidated Profit and Loss Account Data:
Revenue	£123,754	£122,073	£242,252	£224,058	£193,753	£169,060	£139,545
Operating profit	36,289	34,332	68,714	59,438	48,496	44,457	38,376
Profit for the financial year before members' remuneration and profit shares	36,540	34,180	68,492	59,327	49,757	42,733	37,231
	As at October 31,		As at April 30,
	2004	2003	2004	2003	2002	2001	2000
	(Derived from Unaudited)		(Derived from Audited)		(Derived from Unaudited)
Balance Sheet Data:
Cash and cash equivalents(A)	£27,888	£20,072	£37,798	£28,161	£4,166	£4,500	£7,684
Current assets	111,062	94,777	116,260	100,191	78,599	63,405	57,576
Current liabilities	(65,189)	(56,471)	(51,744)	(50,987)	(35,524)	(33,764)	(29,089)
Long-term creditors(B)	(14,257)	(13,196)	(13,714)	(12,698)	(11,949)	(11,169)	(9,752)
Provisions for liabilities and charges	(6,765)	(5,051)	(6,468)	(4,787)	(23,964)	(27,599)	(21,012)
Total assets(C)	123,518	109,560	129,737	117,839	96,746	90,787	73,137
Total equity	£37,307	£34,842	£57,811	£49,367	£25,308	£18,256	£13,284

Watson Wyatt LLP—US GAAP Basis
(in thousands of pounds sterling)

	For the six months ended October 31,		For the year ended April 30,
	2004	2003	2004	2003
	(Derived from Unaudited)		(Derived from Audited)
Consolidated Profit and Loss Account Data:
Revenue	£123,946	£122,064	£242,370	£223,959
Operating profit	36,736	32,570	65,753	57,351
Profit for the financial year before members' remuneration and profit shares	36,920	32,454	65,829	57,203
	As at October 31,		As at April 30,
	2004	2003	2004	2003
	(Derived from Unaudited)		(Derived from Audited)
Balance Sheet Data:
Cash and cash equivalents(A)	£27,888	£20,072	£37,798	£28,161
Current assets	104,432	90,557	109,074	99,371
Current liabilities	(82,423)	(73,131)	(69,786)	(65,567)
Long-term creditors(B)	(14,257)	(13,196)	(13,714)	(12,698)
Provisions for liabilities and charges and other non-current liabilities	(20,965)	(19,551)	(20,168)	(18,587)
Total assets	119,298	100,670	125,457	110,596
Total equity	£1,592	£(5,299)	£21,721	£13,592

(A)
Cash and cash equivalents comprises "Cash at bank and in hand" and "Investments: short-term deposits," as shown in the Watson Wyatt LLP Consolidated Financial Statements.

(B)
Long-term creditors comprises a loan from Watson Wyatt Holdings, as shown in Note 14 to the Watson Wyatt LLP Consolidated Financial Statements and Note 5 to the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements included in this proxy statement/prospectus.

(C)
Total assets comprises "Fixed assets" and "Current assets," as shown in the Watson Wyatt LLP Consolidated Financial Statements.

Selected Unaudited Combined Pro Forma Financial Data of Watson Wyatt Holdings

        The following summary selected unaudited combined pro forma financial information, which is presented in accordance with US GAAP, gives effect to the proposed acquisition using the purchase method of accounting for acquisitions. The pro forma financial statements are based on the historical financial statements of Watson Wyatt Holdings and Watson Wyatt LLP and should be read in conjunction with the historical financial statements, including footnotes.

        The unaudited combined pro forma balance sheet data as at December 31, 2004 are presented as if the acquisition had been completed as of the balance sheet date. The unaudited condensed combined pro forma statements of income (loss) data for the year ended June 30, 2004 and the six months ended December 31, 2004 are presented as if the acquisition had been completed on July 1, 2003, the beginning of Watson Wyatt Holdings' fiscal year 2004.

        The following summary selected unaudited combined pro forma financial data have been derived from, and should be read in conjunction with, the "Unaudited Pro Forma Combined Financial Data of Watson Wyatt Holdings" and related explanatory notes included in this proxy statement/prospectus. You should not rely on the summary selected unaudited condensed combined pro forma financial data as being indicative of the historical results that would have occurred had Watson Wyatt Holdings owned the European business during these time periods or the future results that may be achieved following the proposed acquisition.

Watson Wyatt Holdings Pro Forma
(in thousands of US dollars, except per share data)

	For the six months ended December 31, 2004	For the year ended June 30, 2004
Consolidated Statements of Operations Data:
Revenue	$574,043	$1,112,419
Costs of providing services:
Salaries and employee benefits	324,373	638,543
Professional and subcontracted services	27,206	58,754
Occupancy, communications and other	85,833	163,885
General and administrative expenses	61,941	115,904
Depreciation and amortization	19,008	37,951

	518,361	1,015,037

Income from operations	55,682	97,382
Income from affiliates	581	2,234
Interest income (expense), net	(1,498)	(3,263)
Other non-operating income	(28)	6,222

Income from continuing operations before income taxes	54,737	102,575
Provision for income taxes	21,800	42,236

Income from continuing operations	$32,937	$60,339

Earnings per Share Data:
Basic earnings per share:	$0.79	$1.44
Diluted earnings per share:	$0.79	$1.43
Weighted average shares of common stock, basic (000)	41,528	41,957
Weighted average shares of common stock, diluted (000)	41,828	42,298
As at December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$68,446
Net working capital	161,268
Total assets	1,040,678
Note payable	—
Total stockholders' equity	513,024
Shares outstanding	41,828

Exchange Rate Information

        The financial statements of Watson Wyatt LLP are prepared in pounds sterling. The following table sets forth, for the periods indicated, information concerning the exchange rate as reported in The Financial Times for fiscal years 2000 and 2001 and as reported on oanda.com for all subsequent periods, expressed in US dollars per pound sterling. The annual average rates are calculated from the closing rates for each month across the relevant period. As of April 29, 2005, the exchange rate was £1.9071 per $1.00.

	High	Low	End	Average Rate
April 2005	1.9216	1.8669	1.9082	1.8957
March 2005	1.9324	1.8592	1.8895	1.9062
February 2005	1.9198	1.8506	1.9220	1.8873
January 2005	1.9352	1.8523	1.8829	1.8820
December 2004	1.9550	1.8865	1.9193	1.9302
November 2004	1.9037	1.8295	1.9110	1.8603
October 2004	1.8449	1.7743	1.8387	1.8083
Six months ended October 31, 2004	1.8772	1.7479	1.8387	1.8187
	High	Low	End	Average Rate
Year ended April 30,
2004	1.9141	1.5606	1.7772	1.7211
2003	1.6573	1.4465	1.5985	1.5686
2002	1.4845	1.3677	1.4583	1.4355
2001	1.5668	1.3945	1.4367	1.4680
2000	1.6793	1.5470	1.5648	1.6040

RISK FACTORS

        In addition to the other information included in this document, including the matters addressed in "Special Note Regarding Forward-Looking Statements" beginning on page    , you should carefully consider the matters described below. You also should review carefully the risks associated with the business of Watson Wyatt Holdings because these risks will continue to affect us after the acquisition. These risks are described in Item 1 of Watson Wyatt Holdings' Annual Report on Form 10-K for the year ended June 30, 2004 under the caption "Risk Factors," and are incorporated by reference into this proxy statement/prospectus.

Risks Relating to the Acquisition

  Risks to Watson Wyatt Holdings' Stockholders

Failure to complete the acquisition could adversely affect the market price of Watson Wyatt Holdings' common stock as well as our business and operating results and those of the alliance.

        If the acquisition is not completed for any reason, the price of Watson Wyatt Holdings' common stock may decline to the extent that the current market price of Watson Wyatt Holdings' common stock reflects a positive market assumption that the acquisition will be completed. We may also be subject to additional risks if the acquisition is not completed, including:

  •
  many costs related to the acquisition, such as legal, accounting and financial printing fees, must be paid regardless of whether the acquisition is completed;

  •
  potential disruption to the businesses of Watson Wyatt Holdings and distraction of our management team;

  •
  the benefits expected from acquiring the European business, including a potentially enhanced financial and competitive position, will not be realized; and

  •
  potential disruption to the alliance and the Watson Wyatt Worldwide brand.

Watson Wyatt Holdings will have more indebtedness after the acquisition, which could adversely affect our cash flows and business.

        In connection with the acquisition, we expect to negotiate a new revolving credit facility. We expect that the new revolving credit facility, which will replace our current US$50 million revolving facility, will be for the amount of US$200 million. As compared to our current credit facility, we expect that the new revolving credit facility will extend the termination date from June 30, 2009 to approximately June 30, 2010, and will involve additional participating banks. We expect that borrowings from the new credit facility will be used to fund approximately 53% of the approximately £88.3 million to be paid to Watson Wyatt LLP in cash (approximately US$168.4 million based on exchange rates on April 29, 2005), with the balance to be obtained from existing cash reserves.

        We did not have any amounts outstanding under our current revolving credit facility at December 31, 2004. Giving effect to the acquisition, Watson Wyatt Holdings' pro forma total debt outstanding at December 31, 2004 would have been approximately US$90 million. As a result of this increase in debt, demands on Watson Wyatt Holdings' cash resources will increase after the consummation of the acquisition. The increased levels of debt could, among other things:

  •
  require Watson Wyatt Holdings to dedicate a portion of its cash flow from operations to payments on debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

  •
  increase Watson Wyatt Holdings' vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

  •
  increase Watson Wyatt Holdings' vulnerability to fluctuations in market interest rates; and

  •
  limit Watson Wyatt Holdings' operational flexibility due to the covenants contained in its credit facility.

The cash portion of the acquisition consideration to be paid to Watson Wyatt LLP is based on a fixed amount of pounds sterling and, therefore, Watson Wyatt Holdings is subject to the risk of currency fluctuations through the closing date, which may result in a higher effective purchase price.

        Because Watson Wyatt Holdings will pay the cash portion of the acquisition consideration to Watson Wyatt LLP as a fixed amount of pounds sterling, the actual amount of US dollars that Watson Wyatt Holdings will pay as cash consideration will depend upon the exchange rate prevailing on the business day on which the funds are made available by Watson Wyatt Holdings. Therefore, Watson Wyatt Holdings is subject to the risk of fluctuations in the dollar/pound sterling exchange rate through the closing date. If the value of the dollar relative to pounds sterling declines, the dollar value of the cash consideration to be paid by Watson Wyatt Holdings will increase.

Watson Wyatt Holdings may not adjust the amount of consideration to be paid or terminate the acquisition based on changes in the market price of Watson Wyatt Holdings' common stock or changes in the performance of the European business.

        The amount of acquisition consideration will not be adjusted for changes in market price of the common stock or for changes in performance of the European business. As a result, if the market price of the common stock increases, Watson Wyatt Holdings will be conveying consideration having a greater value, effectively paying a higher price for the European business. If the European business experiences a material adverse change, Watson Wyatt Holdings may not adjust the consideration to be paid downward. Watson Wyatt Holdings may not terminate the business transfer agreement because of changes in the market price of Watson Wyatt Holdings' common stock or in the event of adverse developments in the European business.

Watson Wyatt Holdings may become responsible for professional liability obligations of Watson Wyatt LLP not expressly assumed in the transaction.

        The transaction has been structured so that under applicable law Watson Wyatt LLP will remain responsible for, and Watson Wyatt Holdings will not assume, liability for professional liability claims with respect to services provided by Watson Wyatt LLP before the closing date. WW Limited is assuming responsibility for professional liability claims with respect to services provided by subsidiaries of Watson Wyatt LLP. The subsidiaries for which WW Limited is assuming responsibility represented approximately 17.6% of Watson Wyatt LLP's revenues during the fiscal year ended April 30, 2004. Watson Wyatt LLP has agreed to indemnify Watson Wyatt Holdings, including WW Limited, against liability for professional liability claims that have not been assumed and against professional liability claims arising from subsidiaries providing insurance and financial services consulting.

        After the closing of the acquisition, Watson Wyatt LLP will distribute a substantial portion of the acquisition consideration to its members. Thereafter Watson Wyatt LLP will have limited assets and will rely primarily on insurance to respond to the retained liability for professional liability claims and to indemnity obligations to Watson Wyatt Holdings. The insurance will be provided through WW Limited's insurance program for at least the first three years following closing. Until June 30, 2006, Watson Wyatt LLP will have insurance comparable to the amount of insurance maintained during the last fiscal year before the closing, and it is intended that insurance at a comparable level will be maintained for a further twelve years. While the intention is that a comparable level of insurance will be maintained for subsequent periods, there can be no assurance that such insurance will be available, or that insurance will be available at a commercially reasonable cost. See "—Insurance may become more difficult or expensive to obtain," below. If the insurance available is insufficient to meet professional liability claims against Watson Wyatt LLP, including indemnity claims by Watson Wyatt Holdings, Watson Wyatt LLP may not have assets to cover such claims. In addition, to the extent that Watson Wyatt LLP's insurance is provided through WW Limited's insurance program, insurance that is used to pay claims against Watson Wyatt LLP may not be available to cover claims against WW Limited.

        Notwithstanding the structure of the transaction and the allocation between the parties of responsibility for professional liability claims, Watson Wyatt Holdings may become responsible for liability for professional liability claims against Watson Wyatt LLP. This might occur, for example, because a claimant succeeds in establishing a novel legal theory of liability, because such liabilities are deemed to have been assumed through contracts assumed or performed by WW Limited, or because Watson Wyatt Holdings chooses to assume such liability for business reasons.

        In addition, if it is subsequently determined that Watson Wyatt LLP was insolvent at the time proceeds of the transaction were distributed to the members of Watson Wyatt LLP, including the beneficial interest distributed to Watson Wyatt Holdings pursuant to the Distribution Agreement, a liquidator would be able to recover such proceeds from the recipients.

Watson Wyatt Holdings will remain responsible for a share of Watson Wyatt LLP's professional liability obligations.

        Through its existing interest in Watson Wyatt LLP and predecessors, Watson Wyatt Holdings is already exposed to a share of the liability for professional liability obligations of Watson Wyatt LLP and its predecessors in business. The proposed acquisition will not reduce the exposure of Watson Wyatt Holdings to these liabilities.

        Watson Wyatt Holdings will also remain responsible for professional liability claims arising from work performed by subsidiaries that Watson Wyatt Holdings owned in 1995 and sold to Watson Wyatt LLP or its subsidiaries in connection with the alliance arrangements in 1995 and 1998. Watson Wyatt Holdings will also remain responsible for professional liability relating to work performed by Watson Wyatt Holdings and provided to clients by Watson Wyatt LLP as part of the alliance arrangements.

Sales of Watson Wyatt Holdings' common stock after the acquisition by Watson Wyatt LLP members may negatively affect the market price of Watson Wyatt Holdings' common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the acquisition, or the perception that these sales could occur. After the acquisition of the European business and Watson Wyatt LLP's distribution of consideration paid in the acquisition, Watson Wyatt LLP members and retired members will hold approximately 22% of Watson Wyatt Holdings' outstanding common stock (without taking into account shares that may be issued as part of the contingent stock consideration). The Watson Wyatt Holdings common stock to be transferred to voting members in connection with the acquisition that are not subsequently distributed to non-voting members will be subject to contractual restrictions on transfer.

        Common stock distributed to non-voting members is expected to be distributed over time through two trusts in four equal installments at closing and on the first, second and third anniversaries of closing. However, the timing and amount of distributions from the trusts to non-voting members are matters for the trustees and cannot be enforced by Watson Wyatt Holdings or Watson Wyatt LLP. We understand that the non-voting members will have an immediate beneficial entitlement to the shares in the trusts regardless of subsequent employment and that these shares will be paid out from the trusts over a three-year period. Common stock to be transferred to retired members will not be subject to any transfer restrictions.

        Assuming execution by voting members of stock transfer agreements and distribution of shares to non-voting members over time, of the 11,040,571 total shares that may be issued in connection with the acquisition (including contingent stock consideration), 4,370,774 shares, or approximately 10% of outstanding common stock, will be freely transferable immediately after the closing of the acquisition. Of the remaining shares, 2,329,761 will be transferable after the first anniversary of the acquisition, and 2,390,036 will be transferable after the second anniversary. Any shares issued as contingent consideration will be transferable after the fourth anniversary of the acquisition; up to 1,950,000 shares of common stock are potentially payable as contingent consideration.

        In addition, in the event of a change in control of Watson Wyatt Holdings, all stock transfer restrictions relating to the acquisition will expire.

        We understand that Watson Wyatt LLP members who will hold a significant portion of the shares that will be freely transferable after closing have indicated a desire to sell shares of common stock shortly after closing.

Some inside directors and executive officers of Watson Wyatt Holdings may have interests in the acquisition that are different from, or in addition to, the interests of other Watson Wyatt Holdings' stockholders.

        In considering the recommendation of the Watson Wyatt Holdings board of directors to vote to approve the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition, you should be aware of potential conflicts of interest of, and of the benefits available to, some inside directors and executive officers of Watson Wyatt Holdings. These directors and executive officers and these members may have interests in the acquisition that are different from, or in addition to, your interests as a Watson Wyatt Holdings stockholder.

        You should read "The Acquisition—Interests of Certain Persons in the Acquisition" for a more complete description of the interests and benefits listed above.

After the acquisition, Watson Wyatt LLP voting members will continue to be members of Watson Wyatt LLP while serving as employees of Watson Wyatt Holdings, creating possible conflicts of interest that may adversely affect our business as a whole.

        All voting members of Watson Wyatt LLP are expected to be employees of Watson Wyatt Holdings after the acquisition, and we anticipate that substantially all Watson Wyatt LLP non-voting members will become employees of Watson Wyatt Holdings after the acquisition. Although Watson Wyatt LLP will not have an operating business after the acquisition, each Watson Wyatt LLP voting member also will continue to be a voting member of Watson Wyatt LLP after the acquisition. The dual status of such individuals as both Watson Wyatt LLP voting members and Watson Wyatt Holdings employees may present conflicts of interest that may create conflicting obligations and incentives. Such conflicts may arise in the event of disputes between Watson Wyatt Holdings, on the one hand, and Watson Wyatt LLP, on the other hand, including disputes regarding the acquisition or the terms of the business transfer agreement. Conflicts also may arise with respect to the operation of the European business after closing and attainment of the performance targets for contingent stock consideration. For example, to maximize contingent consideration, a Watson Wyatt LLP member may have the personal incentive to pursue business opportunities for the European business which may be to the detriment of other lines of Watson Wyatt Holdings' business.

        Furthermore, under applicable English law, members of an English limited liability partnership potentially could be deemed to have fiduciary obligations to the limited liability partnership. In contrast, a US corporation's employees generally are not held to fiduciary standards. As a result, voting members may, after the acquisition, have fiduciary duties to Watson Wyatt LLP which conflict with the duties they may owe to Watson Wyatt Holdings. Actions in the interests of the limited liability partnership may be contrary to the interests of Watson Wyatt Holdings. For instance, asserting a warranty claim against Watson Wyatt LLP on behalf of Watson Wyatt Holdings may conflict with a Watson Wyatt LLP member's incentive and obligation to act in the limited liability partnership's interest, which would be to defend the claim.

If we do not successfully integrate the European business, we may not realize the expected benefits of the acquisition.

        We expect that the acquisition will result in business opportunities and new prospects for growth through new and expanded client relationships and an integrated capital structure that facilitates business development on a global scale. Watson Wyatt Holdings may never realize these expected business opportunities and growth prospects. Integrating the operations of the European business and Watson Wyatt Holdings involves the integration of businesses that, while participating in a business alliance, have previously operated independently and under different governance and organizational structures. The difficulties of integrating the operations of these businesses include:

  •
  the challenge of effecting integration while carrying on ongoing business;

  •
  demonstrating to existing and potential clients that the acquisition will not adversely affect customer service standards or business focus;

  •
  the necessity of coordinating what were previously geographically separate organizations;

  •
  the potential incompatibility of the business cultures of the two companies; and

  •
  the possibility that key managers, consultants and other personnel may not be satisfied or happy at Watson Wyatt Holdings after the acquisition and may elect to leave.

Integrating the European business may interrupt other activities of Watson Wyatt Holdings.

        The process of integrating operations could cause an interruption of or loss of momentum in the activities of one or more of Watson Wyatt Holdings' businesses after the acquisition. Members of Watson Wyatt Holdings' senior management may be required to devote considerable amounts of time after the acquisition to this integration process, which will decrease the time they will have to manage the business of Watson Wyatt Holdings, service existing clients, attract new clients and attract and retain highly skilled and motivated consultants.

        Watson Wyatt Holdings after the acquisition will have significantly more assets and employees than Watson Wyatt Holdings before the acquisition. The integration process will require Watson Wyatt Holdings to significantly expand the scope of its operational and financial systems, which will increase Watson Wyatt Holdings' operating complexity. Implementing uniform controls, systems and procedures may be costly and time-consuming, and there can be no assurance that our efforts to implement such controls, systems and procedures will be successful. Management's failure to effectively manage Watson Wyatt Holdings after the acquisition could have a material adverse impact on our business, financial condition and operating results as well as our ability to meet reporting requirements to the SEC and under Section 404 of the Sarbanes-Oxley Act of 2002.

Watson Wyatt Holdings' discretion to operate the European business will be restricted for at least two years after closing, which may adversely affect our ability to maximize the performance and results of operations of the European business.

        Watson Wyatt Holdings has agreed to business transfer agreement covenants that restrict its discretion in operating the European business until final determination of the amount of contingent consideration. During this period, Watson Wyatt Holdings generally must operate the European business in the ordinary course in the same manner as operated before consummation of the acquisition. Additional restrictions until the contingent consideration is determined include prohibitions on material changes to the terms or conditions of any category of employment if such changes would have a material adverse effect on fiscal year 2007 staff costs of the European business, among other things. Watson Wyatt Holdings is required to appoint (in consultation with Watson Wyatt LLP), empower and maintain a management team that is required to be incentivized to deliver superior financial performance and shareholder return and increased revenues, with emphasis on meeting conditions for payment of contingent stock consideration and certain employee bonuses. Such requirements and prohibitions will limit our discretion in operating the European business for at least two years after closing, and may adversely affect our ability to maximize the performance of the European business or to achieve all of the potential benefits of the acquisition.

Watson Wyatt Holdings will have limited recourse against Watson Wyatt LLP for breaches of the business transfer agreement.

        Watson Wyatt Holdings entered into the business transfer agreement, among other things, in reliance upon warranties from Watson Wyatt LLP regarding the European business. These warranties include warranties regarding a variety of aspects of the European business, including the character and nature of the assets and liabilities, tax matters, employee-related matters and matters relating to accounts and financial information.

        Watson Wyatt LLP's potential liability for breaches of such warranties is limited in a number of respects. The aggregate amount of such liability is limited to US$25 million. In addition, except with respect to tax-related warranty claims, claims generally must be made within 18 months after consummation of the acquisition. Significantly, Watson Wyatt Holdings' sole method of recovery for losses incurred as a result of warranty claims is through set off against the contingent stock consideration. Because contingent consideration will be payable only if certain performance thresholds are satisfied, Watson Wyatt Holdings cannot be assured of having adequate recourse against Watson Wyatt LLP for losses incurred as a result of inaccurate warranties.

        Watson Wyatt Holdings also will have limited practical recourse against Watson Wyatt LLP for other breaches of the business transfer agreement or for indemnity claims under the agreement. After consummation of the acquisition and distribution of the acquisition consideration to members of Watson Wyatt LLP, Watson Wyatt LLP will not have any business operations and will have limited assets. As a result, even if Watson Wyatt Holdings were found to be entitled to indemnification or damages resulting from a breach by Watson Wyatt LLP of the business transfer agreement, Watson Wyatt Holdings cannot be assured that Watson Wyatt LLP will have adequate funds to satisfy any such claim.

  Risks to Watson Wyatt LLP and Its Members

Failure to complete the acquisition could adversely affect Watson Wyatt LLP's business and operating results and those of the alliance.

        If the acquisition is not completed for any reason, Watson Wyatt LLP's business and the alliance could be adversely affected as a result of a variety of factors, including:

  •
  many costs related to the acquisition, such as legal and accounting fees, must be paid regardless of whether the acquisition is completed;

  •
  potential disruption to the businesses of Watson Wyatt LLP and diversion of the resources of its management team;

  •
  the benefits expected from operating the European business as part of a larger global organization, including a potentially enhanced financial and competitive position, will not be realized; and

  •
  potential disruption to the alliance and the Watson Wyatt Worldwide brand.

Watson Wyatt LLP voting members will have significantly different and reduced ownership and voting interests in Watson Wyatt Holdings after the acquisition as compared to their position as members of Watson Wyatt LLP before the acquisition.

        After completion of the acquisition and the distribution by Watson Wyatt LLP of acquisition consideration to Watson Wyatt LLP voting members and the transfer of a portion of the acquisition consideration to non-voting members and retired members, Watson Wyatt LLP members and retired members will own approximately 22% of the outstanding Watson Wyatt Holdings common stock (without taking into account contingent stock consideration). Watson Wyatt Holdings' common stock has rights that differ significantly from the rights and obligations associated with Watson Wyatt LLP membership interests. As a result, Watson Wyatt LLP members will not, in their capacity as stockholders of a corporation, be able to exercise as much influence over the management and policies of Watson Wyatt Holdings after the acquisition as they currently exercise over Watson Wyatt LLP.

Watson Wyatt LLP may not adjust the amount of consideration to be paid or terminate the business transfer agreement based on changes in the market price of Watson Wyatt Holdings' common stock or changes in the performance of the European business.

        In the acquisition, Watson Wyatt LLP will receive 9,090,571 shares of Watson Wyatt Holdings' common stock, plus up to an additional 1,950,000 shares of contingent stock consideration. The amount of stock consideration will not be adjusted for changes in market price of the Watson Wyatt Holdings common stock or for changes in performance of the European business. Watson Wyatt LLP does not have an express right to terminate the business transfer agreement because of changes in the market price of Watson Wyatt Holdings' common stock or in the event of positive developments in the European business or adverse developments in Watson Wyatt Holdings' business. As a result, if the market price of the common stock decreases, Watson Wyatt LLP will receive consideration having a lesser value, effectively receiving a lower price for the European business. If the European business experiences a material positive change, Watson Wyatt LLP may not adjust the consideration to be paid upward. Although the business transfer agreement does not provide an express right of termination in the event of market or business performance changes, consummation of the acquisition is dependent upon final approval by the voting members.

Watson Wyatt Holdings' common stock may trade at lower or higher than expected prices before or after the acquisition, which will affect the value of the stock received by Watson Wyatt LLP.

        The dollar value of Watson Wyatt Holdings' common stock to be issued to Watson Wyatt LLP in the acquisition may increase or decrease from the date of this proxy statement/prospectus. You should obtain recent market quotations for Watson Wyatt Holdings' common stock. We cannot predict or give any assurances as to the market price of Watson Wyatt Holdings' common stock at any time before or after the acquisition. The price of Watson Wyatt Holdings' common stock may vary due to a number of factors such as:

  •
  changes in the business, operating results or prospects of Watson Wyatt Holdings or the European business;

  •
  market assessments of the likelihood that the acquisition will be completed and that the European business will be integrated effectively into Watson Wyatt Holdings;

  •
  greater than anticipated costs and expenses relating to the acquisition;

  •
  the assumption of unanticipated liabilities in connection with the acquisition;

  •
  market assessments of the prospects of post-acquisition operations and synergies;

  •
  failure to meet securities analysts' or investors' expectations of performance;

  •
  fluctuations in the size and scope of client engagements;

  •
  changes in key management personnel;

  •
  anticipated post-closing sales of common stock distributed as acquisition consideration; and

  •
  general market and economic conditions.

Some Watson Wyatt LLP voting members may have interests in the acquisition that are different from, or in addition to, the interests of other Watson Wyatt LLP voting members.

        In considering your vote to approve the acquisition, you should be aware of potential conflicts of interest of, and of the benefits available to, some Watson Wyatt LLP voting members. These members may have interests in the acquisition that are different from, or in addition to, your interests as a Watson Wyatt LLP voting member. These interests exist because, among other things:

  •
  some voting members of Watson Wyatt LLP will serve on the Global Matrix, which will be the principal management committee of the worldwide business after the acquisition and also will serve on other committees relating to integration of the post-acquisition businesses;

  •
  some voting members of Watson Wyatt LLP are currently stockholders of Watson Wyatt Holdings;

  •
  Mr. Thornton, Senior Partner of Watson Wyatt LLP, is a member of the Watson Wyatt Holdings board of directors;

  •
  Mr. Whalley, a Watson Wyatt LLP voting member, is the Regional Manager (US Region) of Watson Wyatt Holdings, an executive officer position; and

  •
  Mr. Ramamurthy, a Watson Wyatt LLP voting member, has been nominated for election to the board of directors of Watson Wyatt Holdings.

        You should read "The Acquisition—Interests of Certain Persons in the Acquisition" for a more complete description of the interests and benefits listed above.

Contingent stock consideration will be issued to Watson Wyatt LLP only if the European business meets specified financial performance goals.

        1,950,000 shares, or approximately US$51.5 million based on the NYSE closing price on April 29, 2005, in contingent stock consideration has been reserved for issuance by the Watson Wyatt Holdings board of directors, but will be issued to Watson Wyatt LLP only if, and to the extent, the European business achieves certain specified financial performance goals for the fiscal year ending June 30, 2007. The European business's ability to achieve necessary revenue levels and cost reductions may depend on factors outside of Watson Wyatt Holdings' or WW Limited's control, including general economic conditions, competitive activity and regulatory, legislative and technological developments. Failure to integrate the European business into Watson Wyatt Holdings also could negatively affect the European business's ability to satisfy the conditions for payment of contingent stock consideration. The amount of any future contingent payment, if any, cannot presently be determined.

Future contingent payments may be reduced by the value of claims made by Watson Wyatt Holdings or WW Limited that can be offset against the contingent stock consideration.

        The contingent stock consideration reserved for issuance and potential payment to Watson Wyatt LLP as acquisition consideration will serve as security for claims that may be pursued by Watson Wyatt Holdings or WW Limited under the business transfer agreement and the deed of contribution, which authorize set off of claims against the contingent stock consideration. Watson Wyatt LLP's maximum liability for warranty claims under the business transfer agreement is US$25 million, but no limitation applies to claims under the deed of contribution. As a result, all of the contingent stock consideration potentially payable in the acquisition is subject to set off.

Existing indemnities for the benefit of Watson Wyatt LLP members may not provide practical protection after the distribution of acquisition proceeds by Watson Wyatt LLP.

        Members of Watson Wyatt LLP, including Watson Wyatt Holdings, are indemnified by Watson Wyatt LLP for liabilities that they may incur in the operation of the European business. In addition, those individuals and entities (including the entities representing Watson Wyatt Holdings) who were partners in the general partnership that operated the business prior to Watson Wyatt LLP have the benefit of an indemnity from Watson Wyatt LLP under which, as part of the consideration for the transfer of the European business, Watson Wyatt LLP agreed to indemnify the predecessor partnership from liabilities arising through the conduct of the European business. After the proposed acquisition and Watson Wyatt LLP's distribution of acquisition proceeds, Watson Wyatt LLP will have limited assets with which to satisfy any of these indemnity obligations that may arise.

Voting members will pay tax on consideration to be transferred to non-voting members and on contingent consideration even though proceeds will not be retained or, with respect to contingent consideration, received at the time of tax payment.

        Voting members of Watson Wyatt LLP will pay UK capital gains tax on the total acquisition proceeds including the amount of the proceeds that is to be subsequently directed to non-voting members and retired members.

        Voting members will also pay UK capital gains tax on the amount of the total acquisition proceeds that relates to the right to receive the contingent consideration. If the contingency is not met and the contingent acquisition consideration is not received, then the voting members will be able to offset their losses against the gains returned and receive a repayment of any overpaid capital gains tax. If the value of the contingent consideration actually received is greater than the value included as acquisition consideration, the excess will be chargeable as a capital gain when received.

Risks Relating to Watson Wyatt Holdings' Business After the Acquisition

Watson Wyatt Holdings' success will continue to depend on its ability to recruit and retain qualified consultants generally as well as Watson Wyatt LLP members and key personnel; our failure to do so after the acquisition could adversely affect our ability to integrate the European business and generally to compete successfully.

        Watson Wyatt Holdings' success depends on its ability to attract, retain and motivate qualified personnel generally, including executive officers, key management personnel and consultants. After the acquisition, the performance of the global business will continue to be subject to Watson Wyatt Holdings' ability to retain qualified personnel. We cannot assure you that we will be able to attract and retain qualified consultants, management and other personnel necessary for the delivery of our sophisticated and technical services to clients.

        With respect to the European business in particular, Watson Wyatt Holdings' ongoing success also will be subject to Watson Wyatt Holdings' ability to retain Watson Wyatt LLP members and key personnel. We cannot assure you that Watson Wyatt LLP members and other personnel will remain employees of Watson Wyatt Holdings after the acquisition. If Watson Wyatt LLP members and other personnel choose not to join, or to stay with, Watson Wyatt Holdings after the acquisition, we may experience substantial disruption in our efforts to integrate the European business, which could adversely affect our performance. In addition, if any key personnel or Watson Wyatt LLP members were to join an existing competitor or form a competing company, some clients could choose to use the services of that competitor instead of our services.

Watson Wyatt LLP members who do not join Watson Wyatt Holdings after the acquisition may be able to compete with Watson Wyatt Holdings and to solicit employees and clients of Watson Wyatt Holdings.

        Members of Watson Wyatt LLP are prohibited by restrictive covenants from soliciting employees and clients of Watson Wyatt LLP for their own benefit. Those members who become employees of WW Limited will be subject to similar restrictions. All voting members have signed employment agreements, and all voting members will be required to sign non-competition agreements. Each of the non-voting members who remains with the European business will sign an employment agreement that will contain non-solicitation covenants. Any non-voting members of Watson Wyatt LLP who do not become employees of WW Limited will not be bound by such covenants. In addition, WW Limited and Watson Wyatt LLP may not be able to enforce the existing restrictive covenants between Watson Wyatt LLP and its members after the acquisition.

We will continue to face significant competition after the acquisition, including significant competition in markets where the European business operates, which could reduce our profitability and result in loss of post-acquisition market share.

        The markets in which we will compete after the acquisition are highly competitive. We compete against other human capital consulting and actuarial firms, as well as the human capital consulting divisions of diversified professional services and insurance firms and accounting firms. Several of our competitors have greater financial, technical and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes and price their services more aggressively, compete for skilled professionals, finance acquisitions and fund internal growth. New competitors or alliances among competitors could emerge and gain significant market share. In order to respond to increased competition and pricing pressure, we may have to lower our prices, which would have an adverse effect on our revenues and profit margin.

We will be subject to increased risks of doing business internationally after the acquisition.

        After the acquisition, an increased portion of Watson Wyatt Holdings' business will be located outside of the United States. As a result, a significantly larger portion of our business operations after the acquisition will be subject to foreign financial and business risks, which could arise in the event of:

  •
  currency exchange rate fluctuations;

  •
  unexpected increases in taxes;

  •
  new regulatory requirements and/or changes in policies and local laws that materially affect the demand for our services or directly affect our foreign operations;

  •
  local economic and political conditions, including unusual severe or protracted recessions in foreign economies;

  •
  unusual and unexpected monetary exchange controls; or

  •
  civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

These factors may lead to decreased sales or profits and therefore may have a material adverse effect on our business, financial condition and operating results after the acquisition.

Acceleration of the shift by employers from defined benefit plans to defined contribution plans would adversely affect our business and our operating results.

        Watson Wyatt Holdings currently provides clients with actuarial and consulting services relating to both defined benefit and defined contribution plans. Defined benefit plans generally require more actuarial services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. The trend is toward increased use of defined contribution plans, and Watson Wyatt Holdings has adjusted its business planning accordingly. If organizations shift to defined contribution plans more rapidly than we anticipate, the performance and results of operation of our business and our overall operating results could be adversely affected.

Insurance may become more difficult or expensive to obtain.

        Insurance markets have hardened over recent years for most classes of professional liability risk. As the number of claims has increased against professionals and against actuaries in particular, the cost of malpractice insurance has been increasing substantially, and the deductible or self-insured retention has been increasing. Availability and price of insurance are subject to many variables, including general market conditions, loss experience in related industries and in the actuarial and benefits consulting industry, and the specific claims experience of an individual firm. As a result of the acquisition, Watson Wyatt Holdings will be a larger organization that operates in a wider geographic market, and may be exposed to a greater number of claims arising from its expanded operations. After the acquisition, there can be no assurance that Watson Wyatt Holdings will continue to be able to obtain insurance on comparable terms to what it has obtained in the past. Increases in the cost of insurance could affect the profitability of Watson Wyatt Holdings after the acquisition, and the unavailability of insurance to cover certain levels of risk could have an adverse effect on our financial condition, particularly in a specific period.

After the acquisition, we will be engaged, through subsidiaries, in the insurance and financial services consulting business, which may carry greater risk of liability than our current lines of business.

        Watson Wyatt Holdings intends to carry on and grow the business of providing consulting services to insurance and financial services companies now conducted by Watson Wyatt LLP. Watson Wyatt Holdings withdrew from this business in 1998. The risk of malpractice claims from this line of business may be greater than from some of our current lines of business and claims may be for significant amounts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including information incorporated by reference into this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to the "safe harbor" created by those sections. Some of the forward-looking statements in this document can be identified by the use of forward-looking terms such as "believes", "intends", "expects", "may", "will", "estimates", "should", "could", "anticipates", "plans" or other comparable terms. Forward-looking statements, such as projected operating results, are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by the forward-looking statements.

        You should understand that the following important factors and assumptions could affect the future results of Watson Wyatt Holdings after the acquisition and could cause actual results to differ materially from those expressed in the forward-looking statements:

  •
  the successful integration of the European business with Watson Wyatt Holdings' business, processes and systems;

  •
  continued ability to recruit and retain highly qualified associates;

  •
  the success of our marketing, client development and sales programs after the acquisition;

  •
  competitive activity;

  •
  a decrease in the demand for the consulting, actuarial and other services that we offer as a result of changing economic conditions or other factors;

  •
  regulatory, legislative and technological developments that may affect the demand for or costs of our services;

  •
  our ability to maintain client relationships and to attract new clients after the acquisition;

  •
  declines in demand for our services as a result of increased use of defined contribution plans rather than defined benefit plans;

  •
  outcomes of litigation;

  •
  our ability to obtain professional liability insurance;

  •
  our ability to achieve cost reductions after the acquisition;

  •
  foreign currency exchange and interest rate fluctuations;

  •
  exposure to Watson Wyatt LLP liabilities that have not been expressly assumed;

  •
  general economic and business conditions that adversely affect us or our clients after the acquisition;

  •
  the level of capital resources required for future acquisitions; and

  •
  other risks and uncertainties, including those set forth in this document and those described from time to time in Watson Wyatt Holdings' filings with the Securities and Exchange Commission.

        All forward-looking statements in this document are qualified by these cautionary statements and are made only as of the date of this document. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

MATERIAL RELATIONSHIPS BETWEEN WATSON WYATT HOLDINGS
AND WATSON WYATT LLP

        Formation of the Alliance.    In 1995, The Wyatt Company, our predecessor company, entered into alliance agreements with R. Watson & Sons (which subsequently changed its name to Watson Wyatt Partners), a predecessor in business to Watson Wyatt LLP (together referred to as Watson Wyatt LLP). Since entering into the alliance, Watson Wyatt Holdings and Watson Wyatt LLP have marketed services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.

        In forming the alliance, we transferred our UK operations to Watson Wyatt LLP and received a 10% beneficial interest in a defined profit pool of Watson Wyatt LLP. Generally, this interest equates to a 20% interest in the profit distributions of Watson Wyatt LLP. (This interest is, however, subject to adjustment as provided in the alliance agreements, and Watson Wyatt Holdings' interest in the profits on disposal of Watson Wyatt LLP has been calculated at approximately 18% of Watson Wyatt LLP's assets.) We also received one seat on Watson Wyatt LLP's partnership board. We share, to the extent of our interest in Watson Wyatt LLP, in liabilities (including contingent liabilities) of Watson Wyatt LLP. Our interest in Watson Wyatt LLP under the alliance cannot change unless agreed upon by both parties.

        Under the alliance agreements, Watson Wyatt Holdings generally is not permitted to operate in the United Kingdom, Ireland, Continental Europe, Africa or the Caribbean, and Watson Wyatt LLP generally is not permitted to operate in North America, Latin America or Asia-Pacific.

        Distribution of Interest of Watson Wyatt Holdings in Watson Wyatt LLP.    For a description of the trust arrangement pursuant to which Watson Wyatt Holdings will hold its interest in Watson Wyatt LLP, see "The Business Transfer Agreement—The Acquisition—Distribution of Interest of Watson Wyatt Holdings in Watson Wyatt LLP."

        Termination of the Alliance.    The alliance arrangements generally will be terminated at the time of the acquisition. Certain indemnity obligations of Watson Wyatt Holdings and Watson Wyatt LLP, respectively, will survive. For a description of the termination of the alliance, see "Agreements Relating to the Acquisition—Variation and Termination of Watson Wyatt Worldwide Alliance Arrangements."

        Transfer of Former European Operations and Loan.    At the time that the alliance was established, we transferred our Continental European operations to Watson Wyatt Holdings (Europe) Limited, a newly-formed holding company jointly owned and controlled by Watson Wyatt Holdings and Watson Wyatt LLP. In exchange, we received 50.1% of the outstanding shares of Watson Wyatt Holdings (Europe) Limited and a note in the principal amount of £7 million payable in 2020 and bearing interest at a variable rate based on the UK retail price index. The outstanding principal on the note was £14.3 million at October 31, 2004. The terms of the note provide that interest is to be paid to the extent of Watson Wyatt Holdings (Europe) Limited's profits and that interest not paid is to be added to principal. To date no interest payments have been made on the note. Watson Wyatt Holdings has not accrued interest income on the note due to concerns over collectibility stemming from continued losses experienced by Watson Wyatt Holdings (Europe) Limited.

        Effective July 1, 1998, Watson Wyatt Holdings sold one-half of its investment in Watson Wyatt Holdings (Europe) Limited to Watson Wyatt LLP in exchange for nominal consideration.

        Currently, Watson Wyatt Holdings (Europe) Limited is jointly owned by Watson Wyatt Holdings, which holds a 25% ownership interest, and Watson Wyatt LLP, which holds a 75% ownership interest. In the acquisition, Watson Wyatt Holdings (Europe) Limited will become a wholly owned indirect subsidiary of Watson Wyatt Holdings. The note will become an intercompany obligation after the acquisition.

        Transfer of Asian Insurance and Financial Services Consulting Business.    In 1999, Watson Wyatt Holdings sold its insurance and financial services consulting practice in Asia to Watson Wyatt LLP for a capital sum and a service fee. As part of the sale of this Asian practice to Watson Wyatt LLP, Watson Wyatt Holdings and Watson Wyatt LLP amended the alliance arrangement to allow Watson Wyatt LLP to operate an insurance and financial services consulting practice throughout the world, except in Canada and Argentina. The Asian practice will be transferred to Watson Wyatt Holdings in the acquisition, as part of the European business.

        Netherlands Operations.    With effect from July 1, 1999, Watson Wyatt Holdings and Watson Wyatt LLP entered into an alliance arrangement with KPMG Brans & Co. under which KPMG Brans agreed to operate under the name Watson Wyatt Brans & Co. in the Netherlands and to pay certain royalty fees to Watson Wyatt LLP. In addition, Watson Wyatt LLP acquired the insurance and financial services consulting business conducted by Watson Wyatt Brans effective January 1, 2003. Watson Wyatt Holdings and Watson Wyatt LLP are restricted under the alliance arrangement from doing business in the Netherlands, except for the insurance and financial services line of business. In the acquisition, Watson Wyatt Holdings will assume Watson Wyatt LLP's obligations under the agreement with Watson Wyatt Brans.

        Watson Wyatt LLP Ownership of Watson Wyatt Holdings' Common Stock.    Pursuant to the alliance agreements, Watson Wyatt LLP is required to maintain an ownership interest in Watson Wyatt Holdings of 100,000 shares of Watson Wyatt Holdings' common stock. As of                , 2005, Watson Wyatt LLP continued to own 100,000 shares of Watson Wyatt Holdings' common stock. Watson Wyatt LLP is required under the business transfer agreement to sell its 100,000 shares of common stock on the open market before the acquisition, and the proceeds of the sale will be treated in the acquisition as cash assets of Watson Wyatt LLP.

        In addition, as of                , 2005, the Watson Wyatt LLP pension plan beneficially owned 12,825 shares of Watson Wyatt Holdings' common stock.

        Provision of Services under the Alliance.    In the normal course of serving clients and other aspects of the alliance arrangement, Watson Wyatt Holdings and Watson Wyatt LLP provide services to each other or to clients of the other or otherwise incur costs on behalf of the other. These accounts are paid monthly and are current.

        Interlocking Board Memberships.    Mr. Haley, President and Chief Executive Officer of Watson Wyatt Holdings, is a member of the Watson Wyatt LLP partnership board. Mr. Thornton, Senior Partner of Watson Wyatt LLP, is a member of the Watson Wyatt Holdings board of directors.

        Management of the Alliance.    Mr. Roger C. Urwin, a Watson Wyatt LLP voting member, currently serves as Global Head of Investment Consulting of Watson Wyatt Worldwide. In addition, Mr. Gene H. Wickes, a Vice President of Watson Wyatt Holdings and a member of the Watson Wyatt Holdings board of directors, currently serves as Global Director of the Benefits Practice of Watson Wyatt Worldwide.

        Mr. Whalley, a Watson Wyatt LLP voting member, is an executive officer of Watson Wyatt Holdings. Since May 1, 2004, Mr. Whalley has served as Regional Manager (US Region) of Watson Wyatt Holdings. During Mr. Whalley's term of employment with Watson Wyatt Holdings, he has received payments relating to his share of partnership profits for the period preceding his employment with Watson Wyatt Holdings. Mr. Whalley will be entitled to his share of acquisition consideration as a voting member of Watson Wyatt LLP.

        Software Services.    Watson Wyatt Holdings is developing a new generation of proprietary software to support its actuarial services. In 2004, Watson Wyatt Holdings and Watson Wyatt LLP agreed in principle that the software would be modified to include a version applicable to certain jurisdictions where Watson Wyatt LLP does business and that Watson Wyatt LLP would pay the direct costs of such modifications and a prorated portion of the future amortization of capital costs associated with the base system. We anticipate that WW Limited will go forward with the plan to use the new software and to pay the costs of such development as previously agreed with Watson Wyatt LLP.

        Office Leases.    In connection with the establishment of the alliance in 1995, the lease of Watson Wyatt Holdings' London office was assigned to Watson Wyatt LLP. At that time, Watson Wyatt Holdings provided a guaranty for payments on this lease. Watson Wyatt Holdings will assume the lease in the acquisition.

        A subsidiary of Watson Wyatt LLP subleases a small amount of office space from Watson Wyatt Holdings in New York. The sublease requires the Watson Wyatt LLP subsidiary to pay the fully allocated costs of the space occupied. After the acquisition, the sublease will remain in place, and Watson Wyatt Holdings will assume the obligations of Watson Wyatt LLP under the sublease.

        In addition, pursuant to the service arrangement related to the divestiture of the Asian insurance and financial services consulting practice to Watson Wyatt LLP in 1999, discussed above, Watson Wyatt LLP occupies space in the offices of Watson Wyatt Holdings' subsidiaries in Hong Kong, Singapore and Tokyo. The costs of occupying this space are reflected in the service fee owed pursuant to the service arrangement.

        Joint Defense Arrangements.    Since the establishment of the alliance in 1995, Watson Wyatt Holdings and Watson Wyatt LLP have cooperated in defending claims brought against the parties in connection with the alliance. In at least one instance, which related to a professional liability claim, Watson Wyatt Holdings and Watson Wyatt LLP entered into a joint defense arrangement.

THE WATSON WYATT HOLDINGS SPECIAL MEETING

        This proxy statement/prospectus, notice of the special meeting and accompanying proxy are being furnished to you as a stockholder of Watson Wyatt Holdings, a Delaware corporation, on or about                , 2005, in connection with the special meeting of stockholders to be held on                            , 2005, at the time and place and for the purposes set forth below and in the accompanying notice of the meeting.

Solicitation of Proxies

        Watson Wyatt Holdings' board of directors is making this proxy solicitation. All shares of Watson Wyatt Holdings' common stock that are represented by properly executed and unrevoked proxies received by ADP Investor Communication Services, the vendor selected by Watson Wyatt Holdings to tabulate the vote, prior to the special meeting will be voted. The deadline for receiving proxy voting instructions by telephone (1-800-690-6903) or Internet (www.proxyvote.com) is 11:59 p.m., Eastern time, on                         ,                             , 2005.

Purpose, Time and Place

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies of Watson Wyatt Holdings' stockholders by Watson Wyatt Holdings' board of directors for use at the special meeting of Watson Wyatt Holdings' stockholders to be held at [place], [address], at [time], and at any adjournment(s) or postponement(s) thereof.

        At the special meeting of Watson Wyatt Holdings' stockholders, Watson Wyatt Holdings' board of directors will ask Watson Wyatt Holdings' stockholders to consider and vote on the following proposals, as more fully described in this proxy statement/prospectus:

  I.
  To consider and vote on a proposal to approve the issuance of Watson Wyatt Holdings' Class A common stock in connection with the acquisition of assets and assumption of liabilities from Watson Wyatt LLP as contemplated by the business transfer agreement, dated as of April 15, 2005, among Watson Wyatt Holdings, Watson Wyatt (UK) Acquisitions 2 Limited, The Wyatt Company Holdings Limited, both wholly owned subsidiaries of Watson Wyatt Holdings, and Watson Wyatt LLP.

  II.
  To elect Mr. Ramamurthy to Class III of the board of directors of Watson Wyatt Holdings to serve for a term expiring at the 2006 Annual Meeting of Stockholders, or until the election and qualification of his successor. The election of Mr. Ramamurthy is contingent upon consummation of the acquisition.

  III.
  To vote on adjournment(s) or postponement(s) of the special meeting, including adjournment(s) or postponement(s) to solicit additional votes to approve the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition.

  IV.
  To transact such other business that may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

Record Date; Voting Information; Required Votes

        Stockholders of record at the close of business on                            , 2005 are entitled to notice of and to vote the shares of common stock held by them on such date, at the special meeting and at any adjournment(s) or postponement(s) thereof. On                , 2005, there were                        shares of common stock outstanding and entitled to vote at the special meeting. The common stock is Watson Wyatt Holdings' only class of outstanding voting securities and will vote as a single class on all matters to be presented at the special meeting. Each share of common stock entitles the holder thereof to one vote on each matter to be considered.

        If the accompanying proxy card is properly signed and returned in the enclosed envelope (available to stockholders who have received their proxy materials by mail), or voted via telephone or Internet, and not revoked, it will be voted. Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy will vote in favor of Proposal I, the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition of assets and assumption of liabilities from Watson Wyatt LLP; in favor of Proposal II, the board of directors' nominee for director; in favor of any proposed adjournment(s) or postponement(s) of the special meeting, including to solicit additional votes; and will vote in their own discretion as to any other matters that may properly come before the special meeting.

        The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on                 , 2005 will constitute a quorum.

        Submitted proxies reflecting broker non-votes or abstentions will be deemed present at the special meeting in determining the presence of a quorum. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his shares should be voted, and the broker does not exercise discretion to vote those shares on a particular matter.

        The affirmative vote of the majority of the votes cast on the matter is required to approve the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition from Watson Wyatt LLP, provided that stockholders holding a majority of the shares outstanding on the record date actually cast votes on this matter. Abstentions are considered votes cast for this purpose, but broker non-votes are not. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on the matter, the shares are considered to have been cast at the meeting with respect to such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes are not considered to have been cast at the meeting with respect to such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

        A plurality of the voting power present in person or represented by proxy and entitled to vote at the special meeting is required for the election of a director. Thus, the nominee for election as a director who receives the most votes "for" election will be elected. Only shares that are voted in favor of a nominee will be counted towards such nominee's achievement of a plurality. Shares present at the special meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not affect whether a nominee has received sufficient votes to be elected.

Expenses

        The cost of soliciting proxies will be borne by Watson Wyatt Holdings. Officers and regular associates of Watson Wyatt Holdings may, but without compensation other than their regular compensation, solicit proxies by additional mailings, personal conversations, telephone, facsimile or electronically. Watson Wyatt Holdings has hired InvestorCom, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee of $7,500 plus reasonable expenses. Watson Wyatt Holdings will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Watson Wyatt Holdings' common stock. Other proxy solicitation expenses that Watson Wyatt Holdings will pay include those for preparation, mailing and tabulating the proxies.

Revocation of Proxies

        You may revoke your proxy at any time before it is exercised by filing a revocation notice or a duly executed proxy to vote your shares bearing a later date with the Secretary of Watson Wyatt Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900. If you are a stockholder of record, and you attend the special meeting and vote in person, your vote will supersede any proxy that you previously executed.

        A list of stockholders will be available for inspection at least ten days prior to the special meeting at the Office of the Secretary of Watson Wyatt & Company Holdings, 1717 H Street, N.W., Washington, D.C. 20006-3900.

Share Ownership of Management and Certain Stockholders

        As of the record date, directors and executive officers of Watson Wyatt Holdings and their affiliates beneficially owned an aggregate of            shares of Watson Wyatt Holdings' common stock entitled to vote at the Watson Wyatt Holdings special meeting, or approximately            % of the shares of Watson Wyatt Holdings' common stock outstanding and entitled to vote as of the record date.

Recommendation of the Watson Wyatt Holdings Board of Directors

        The Watson Wyatt Holdings board of directors believes that the proposal to issue shares of common stock in connection with the acquisition is advisable, fair to and in the best interests of Watson Wyatt Holdings and the stockholders of Watson Wyatt Holdings. The Watson Wyatt Holdings board of directors also believes that the proposal to elect Mr. Ramamurthy to the Watson Wyatt Holdings board of directors is advisable, fair to and in the best interests of Watson Wyatt Holdings and the stockholders of Watson Wyatt Holdings. The members of Watson Wyatt Holdings' board of directors have approved each of the proposals and recommend that Watson Wyatt Holdings' stockholders vote "FOR" the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition and "FOR" the election of Mr. Ramamurthy to the board of directors (with Mr. Thornton, a member of the board of directors of Watson Wyatt Holdings who also is the Senior Partner of Watson Wyatt LLP, not participating in the recommendations).

No Dissenters' Appraisal Rights

        Watson Wyatt Holdings' stockholders are not entitled to dissenters' appraisal rights in connection with the acquisition.

Other Matters

        The Watson Wyatt Holdings board of directors is not aware of any other business to be brought before the Watson Wyatt Holdings special meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Watson Wyatt Holdings special meeting or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Watson Wyatt Holdings shares represented by duly executed proxies in accordance with their discretion and judgment.

APPROVAL BY WATSON WYATT LLP VOTING MEMBERS

        A meeting of the voting members of Watson Wyatt LLP will be convened on or about                , 2005 to consider the acquisition. Watson Wyatt LLP is not soliciting proxies from the voting members with respect to the meeting.

1.     ISSUANCE OF SHARES AS CONSIDERATION FOR THE ACQUISITION

        At the special meeting, Watson Wyatt Holdings' stockholders will be asked to vote to approve the issuance of Watson Wyatt Holdings' common stock as provided in the business transfer agreement.

THE ACQUISITION

Background of the Acquisition

        In 1995, The Wyatt Company, our predecessor company, entered into alliance agreements with R. Watson & Sons, a predecessor in business to Watson Wyatt LLP. At the time of the alliance, we became Watson Wyatt & Company and R. Watson & Sons became Watson Wyatt Partners. For a description of the alliance arrangement, see "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP—Formation of the Alliance."

        In 2000, Watson Wyatt & Company carried out an initial public offering through which a new parent company, Watson Wyatt Holdings, became a publicly held company, listed on the New York Stock Exchange. In 2002, the business carried on by Watson Wyatt Partners was established as a limited liability partnership under the laws of England and became known as Watson Wyatt LLP.

        Since entering into the alliance, representatives of Watson Wyatt Holdings and Watson Wyatt LLP have discussed intermittently the possibility of more formally combining their respective businesses. Watson Wyatt Holdings and Watson Wyatt LLP have increasingly managed the business in a coordinated manner through formal governance mechanisms, such as the Global Matrix and the Alliance Coordinating Committee, and through cooperation among their respective consulting staffs. Until early 2004, however, the parties considered the benefits of the existing alliance relationship to outweigh the potential benefits of combining the firms.

        Beginning in late 2003, the partnership board began internal consideration and evaluation of various strategic issues, including the potentially growing benefits of a full combination of Watson Wyatt Holdings and Watson Wyatt LLP. A task force of voting members was established as a result to analyze the potential benefits of such a combination and other strategic options. That task force reached its preliminary conclusions in early 2004. Among the factors which the task force took into account in reaching its conclusions were the alliance's attributes in terms of global reach, commonality of service lines, ability to meet the needs of an increasingly global target market, consistency across practices and territories, integration of technology platforms, operational efficiency, and the future competitive posture of the alliance compared to its principal competitors, some of which had greater size and scale, or greater depth of capital resources. It also concluded that the potential for growth of Watson Wyatt LLP's Insurance & Financial Services practice would be significantly enhanced, and that an improved capital position through a combination with Watson Wyatt Holdings would enhance a combined firm in taking advantage of growth opportunities in its core human resources consulting practices in European markets, including emerging markets, and in other parts of the world.

        In April 2004, in a conference call with Watson Wyatt Holdings' Chief Executive Officer and in a subsequent meeting of the Alliance Coordinating Committee, the Senior Partner and the Managing Partner of Watson Wyatt LLP advised their committee counterparts, the Chief Executive Officer and the Vice President and General Counsel of Watson Wyatt Holdings, of their interest in pursuing preliminary discussions of potential collaborative arrangements and strategic transactions involving the two companies. The possibilities included possible modifications of the alliance agreements between Watson Wyatt Holdings and Watson Wyatt LLP, possible public flotation of Watson Wyatt LLP or a potential acquisition of the European business and its affiliates by Watson Wyatt Holdings. Both parties agreed that there might be potential merits in pursuing such preliminary discussions and in evaluating the potential advantages of combining the organizations. These communications by the Senior Partner and the Managing Partner were made with the concurrence of the Watson Wyatt LLP partnership board and the voting members. Another Alliance Coordinating Committee meeting was held on May 26, 2004, at which these four individuals explored the topics of these preliminary conversations further.

        During this period, the group involved in the preliminary discussions within Watson Wyatt Holdings was expanded to include the Chief Financial Officer, the Global Retirement Practice Director (currently the Global Director of the Benefits Practice) and the retired Manager of the US Region, who was retained on a consulting basis during the spring and summer to assist in determining whether a financial deal could meet the objectives of both parties to a possible transaction or acquisition.

        Various conversations took place during June and July 2004 between members of the groups mentioned above relating to the strategic considerations, as well as initial conceptual issues regarding the form of a possible combination, and the potential consideration which might appropriately be paid. In addition, each party continued to carry on various internal evaluations of strategic, financial and transactional issues. During this period, Watson Wyatt Holdings retained its longtime English counsel Baker & McKenzie, to assist in the transactional aspects of a potential combination. Baker & McKenzie had participated in the negotiation and development of the alliance in 1995. In addition, Watson Wyatt Holdings requested that its regular US securities counsel, Gibson Dunn & Crutcher LLP, begin consideration of various potential issues which could become germane to a transaction, especially one which could ultimately involve the issuance of Watson Wyatt Holdings' common stock. Watson Wyatt Holdings also retained CIBC World Markets to act as its financial advisor for the transaction.

        During June 2004, Watson Wyatt Holdings began due diligence review of information provided by Watson Wyatt LLP at Watson Wyatt Holdings' request.

        Additional meetings or conference calls involving the Alliance Coordinating Committee took place on June 11, June 25 (at which the Global Retirement Practice Director attended in part), July 7, July 29 and September 20, 2004 involving Watson Wyatt Holdings' Chief Executive Officer and its General Counsel and Watson Wyatt LLP's Senior Partner and its Managing Partner. Although a potential combination was not the only item on the agenda at all of these meetings, the Alliance Coordinating Committee continued to discuss the developing conceptual bases for a combination, as well as the processes for determining critical matters, including consideration, form of transaction and future business integration.

        The task force from Watson Wyatt LLP selected two of its members to be the principal negotiating team in respect of the proposed combination. The two were (i) the former Head of Operations at Watson Wyatt LLP and (ii) the chairman of the Finance Committee of Watson Wyatt LLP. In due course the latter individual had alternative commitments that meant his place was taken by the Global Head of the Insurance & Financial Services practice.

        On July 1, 2004, a meeting took place in New York. The retired Manager of the US Region, the Global Retirement Practice Director, the former Head of Operations, the Chairman of the Finance Committee, Watson Wyatt LLP's Head of Finance and Business Services (who attended by telephone), KPMG Corporate Finance, Watson Wyatt LLP's financial advisor, and CIBC World Markets attended this meeting to discuss the potential combination.

        On July 14, 2004, there was a telephone briefing of the Presiding Director/Chair of the Nominating and Governance Committee and the Chair of the Audit Committee on the status of the proposed transaction. A thorough discussion was held. Included on the call were the Chief Executive Officer, the Chief Financial Officer, the Global Retirement Practice Director and the retired Manager of the US Region.

        On August 20, 2004 the Watson Wyatt Holdings board of directors held a regularly scheduled meeting. At this meeting, the Chief Executive Officer reviewed the subject of a possible acquisition or other strategic transaction involving Watson Wyatt LLP on a preliminary basis with the board of directors. Mr. Thornton, Senior Partner of Watson Wyatt LLP, and a member of the board of directors of Watson Wyatt Holdings, excused himself from this portion of the meeting. Mr. Thornton did not attend any of the board meetings or calls associated with this matter, or excused himself from such meetings which he did attend during the portions of such meetings where this matter was discussed. The Chief Executive Officer stated that negotiations were to be handled in a manner which would not erode current alliance relationships. Upon reviewing this presentation and discussion, the board agreed that discussions should continue, with the board to be kept informed.

        On September 9, 2004, a meeting was held in the UK at which Watson Wyatt Holdings' retired Manager of the US Region, the Global Retirement Practice Director, Watson Wyatt LLP's former Head of Operations and Global Head of Insurance & Financial Services, CIBC World Markets and KPMG Corporate Finance attended and discussed developments related to the potential combination.

        On September 20, 2004, Watson Wyatt Holdings' Chief Executive Officer and its General Counsel held a meeting with the Watson Wyatt LLP voting members at which the Chief Executive Officer made a presentation conveying Watson Wyatt Holdings' interest in a combination of the firms and answered questions from the voting members.

        On September 29, 2004, the Chief Executive Officer, the General Counsel, the Chief Financial Officer, the Global Retirement Practice Director, the retired Manager of the US Region and representatives of CIBC World Markets met with the Presiding Director/Chair of the Nominating and Governance Committee and the Chair of the Audit Committee and briefed them on the progress of the discussions with Watson Wyatt LLP, including financial aspects of a potential transaction.

        In October 2004, a team from Watson Wyatt Holdings, including internal and outside counsel, traveled to London to engage in formal due diligence, reviewing documents made available by Watson Wyatt LLP on numerous aspects of their business, at the offices of Watson Wyatt LLP's counsel, Mayer Brown Rowe & Maw LLP. Mayer Brown Rowe & Maw LLP had participated in the negotiation and development of the alliance in 1995.

        On October 22, 2004, Watson Wyatt Holdings and Watson Wyatt LLP entered into a confidentiality agreement. During October and November 2004, Watson Wyatt Holdings' representatives, including its outside advisors, conducted additional business and financial due diligence. In addition, between October and late December 2004, Watson Wyatt Holdings and Watson Wyatt LLP shared business information and engaged in detailed discussions concerning a potential acquisition, including how such a transaction would be structured, the value of the European business and its affiliates, and various critical terms which would need to be incorporated into a non-binding letter of intent, or Heads of Agreement. These meetings took place in London and Reigate, England, in Washington, D.C., in Northern Virginia and in New York, as well as via conference call. Watson Wyatt Holdings' participants in these meetings included the Chief Executive Officer, the General Counsel, the Chief Financial Officer, the Treasurer, the Tax Director, the Global Retirement Practice Director, internal and outside counsel, representatives of CIBC World Markets, representatives of Watson Wyatt Holdings' auditors, PricewaterhouseCoopers, Watson Wyatt Holdings' tax advisors, Ernst & Young, and selected other employees whose involvement was necessitated with respect to certain matters. Watson Wyatt LLP's participants in these discussions included the former Head of Operations, the Global Head of the Insurance & Financial Services practice, the Head of Finance and Business Services, the Head of Legal Affairs (Europe), the Head of Tax, and internal and outside counsel.

        On November 19, 2004, the Watson Wyatt Holdings board of directors held a regularly scheduled meeting, at which management again provided a presentation regarding the potential combination of the firms. Management reviewed the history of the alliance relationship, the revenues and growth rates of the respective firms, the current ownership structure, and the current strategic and operational coordination between the firms. Once again, management reviewed the rationale for a possible combination, including potential improvements in decision-making, operational integration and efficiency, better utilization of common tools and knowledge-sharing, improved responsiveness to global client needs, and the benefits of a combined capital structure in taking advantage of global growth opportunities, particularly in Europe and in the Insurance & Financial Services practice. Representatives of CIBC World Markets attended the meeting and discussed with the board certain valuation considerations. After discussion by the board of certain benefits, risks and valuation matters, the board authorized the continuation of discussions between management and Watson Wyatt LLP.

        There was a series of meetings in Washington D.C. during the week of November 22, 2004 that were attended by Watson Wyatt Holdings' General Counsel, the Global Retirement Practice Director, the Tax Director and Treasurer, Baker & McKenzie, outside tax advisors Ernst & Young and Watson Wyatt LLP's former Head of Operations, Global Head of Insurance & Financial Services and the Head of Legal Affairs (Europe). The participants in those meetings discussed tax, valuation, legal and structural matters.

        Watson Wyatt Holdings' Treasurer and its Global Retirement Practice Director and Watson Wyatt LLP's former Head of Operations and Global Head of Insurance & Financial Services attended meetings and phone conferences in late November and early December 2004 to discuss valuation and structure. On November 26, 2004, Watson Wyatt Holdings' Chief Executive Officer made a presentation to the voting members regarding governance and other issues.

        Between November 29, 2004 and December 23, 2004 additional meetings or conference calls were held with the Presiding Director/Chair of the Nominating and Governance Committee and with the Chair of the Audit Committee of Watson Wyatt Holdings.

        On December 11, 2004, Watson Wyatt Holdings' Chief Executive Officer, Global Retirement Practice Director and Treasurer held a meeting in Northern Virginia with Watson Wyatt LLP's Managing Partner, Global Head of Insurance & Financial Services and former Head of Operations. Representatives of CIBC World Markets and KPMG Corporate Finance also participated in the meeting. On December 14, 2004, Watson Wyatt Holdings' Chief Executive Officer, Global Retirement Practice Director and Treasurer held a conference call with Watson Wyatt LLP's Managing Partner, Global Head of Insurance & Financial Services and former Head of Operations, in which representatives of CIBC World Markets also participated. Subsequent telephone conversations took place among Watson Wyatt Holdings' Chief Executive Officer and Global Retirement Practice Director and Watson Wyatt LLP's Managing Partner later that day and on December 15, 2004.

        On December 20, 2004, a meeting of voting members of Watson Wyatt LLP was convened for the purpose of discussing the status of the transaction. The former Head of Operations and the Global Head of Insurance & Financial Services reviewed the status of the discussions and described the financial terms of the transaction. The Head of Legal Affairs (Europe) commented on a number of legal matters connected with the proposed transaction. He also noted that approval of the transaction would require an affirmative vote of 75% of the voting members of Watson Wyatt LLP. At the December 20, 2004 meeting, the voting members approved continuation of negotiations with Watson Wyatt Holdings and negotiations to conclude non-binding heads of terms that reflected those negotiations.

        On December 23, 2004, Watson Wyatt Holdings delivered to Watson Wyatt LLP a preliminary draft of a non-binding Heads of Agreement, which outlined the basic terms under which the parties would be willing to pursue a transaction in which a subsidiary of Watson Wyatt Holdings would acquire the European business in what would be predominantly an asset purchase.

        On December 29, 2004, the board of directors of Watson Wyatt Holdings held a special meeting by conference call. At this meeting, the Chief Executive Officer, other members of the negotiating team and representatives of CIBC World Markets again briefed the board on the developing financial terms of the proposed transaction. A draft of the proposed non-binding Heads of Agreement was provided to the directors before the meeting. Again, the benefits and key risks of the proposed combination were discussed, including the issues which had been articulated at the November board of directors meeting, with additional detail in a number of areas, including specific matters which had been addressed in the negotiations, as well as information regarding professional liability risks and a proposed contingent payment mechanism tied to future performance objectives. The board agreed that management should continue its evaluation and negotiation of the proposed transaction, and that a subsequent meeting would be held at which the board would have an opportunity to review the non-binding Heads of Agreement prior to its execution.

        During late December 2004 and early January 2005, representatives of Watson Wyatt Holdings and Watson Wyatt LLP continued to discuss the terms to be reflected in the draft non-binding Heads of Agreement, particularly with respect to such matters as the contractual restrictions on transfer that would apply to the shares of Watson Wyatt Holdings' common stock that would be issued in connection with the acquisition, the liabilities of Watson Wyatt LLP that would be assumed, and would not be assumed, by Watson Wyatt Holdings, the terms of employment that would be offered to the Watson Wyatt LLP members, various tax matters, the manner in which the operations of the two companies would be integrated, and other customary matters considered in acquisition transactions.

        During the week of January 3, 2005, representatives of Watson Wyatt Holdings and Watson Wyatt LLP and their respective legal advisors met in London to discuss applicable legal and other requirements. The parties also discussed the timeframe for completing the proposed acquisition. Between January 6, 2005 and January 9, 2005, representatives of Watson Wyatt Holdings and Watson Wyatt LLP continued to negotiate the terms of the transaction as reflected in a non-binding Heads of Agreement. During these discussions, representatives of Watson Wyatt Holdings responded to Watson Wyatt LLP's comments on the proposed non-binding Heads of Agreement, and addressed concerns regarding the scope of the liabilities to be assumed by Watson Wyatt Holdings in the acquisition, the nature of the representations and warranties to be made and remedies related to potential breaches of representations and warranties, among other issues. In addition, during this period, the parties discussed on several occasions provision of future professional liability insurance coverage, including consultation with insurance professionals at each party's respective insurance broker and another London professional liability insurance brokerage firm.

        On January 13, 2005, the Watson Wyatt LLP voting members met to discuss transaction terms and the status of the negotiations. They had been provided with a copy of the proposed Heads of Agreement, and the Head of Legal Affairs (Europe) answered questions relating to the proposed Heads of Agreement and related matters. After discussion, the Watson Wyatt LLP voting members approved the non-binding Heads of Agreement and the negotiation of definitive documents by the necessary 75% vote.

        On January 14, 2005, Watson Wyatt Holdings' board of directors reviewed the proposed transaction, including the virtually final draft of the non-binding Heads of Agreement, in detail. Prior to the meeting, the General Counsel provided the directors with a memorandum from Gibson Dunn & Crutcher on the board's fiduciary responsibilities with regard to the potential transaction, and he discussed this memorandum at the meeting. The General Counsel also described the federal securities laws filings which would need to be prepared and filed with the SEC in connection with the transaction, and discussed professional liability exposure associated with Watson Wyatt Holdings' present and future ownership interest in the business being acquired from Watson Wyatt LLP.

        At the January 14 meeting, management again reviewed the business rationale for the transaction, key risks and opportunities, and provided a paragraph-by-paragraph review of the proposed non-binding Heads of Agreement. The Chief Executive Officer noted that the voting members of Watson Wyatt LLP had approved the proposed non-binding Heads of Agreement by the necessary 75% vote at a meeting held the day before. At this meeting, representatives of CIBC World Markets reviewed financial aspects of the proposed transaction with the board. The board discussed, among other things, business integration, professional liability exposure, retention and motivation of key individuals, prospects for the business in the UK, European and insurance and financial services consulting markets, client perspectives and potential market response to the proposed transaction. Following these discussions, the board voted to authorize and approve the non-binding Heads of Agreement, and authorized management to proceed with negotiation of a definitive acquisition agreement and related agreements and the drafting of appropriate securities filings.

        Before the opening of the financial markets in New York on January 18, 2005, Watson Wyatt Holdings and Watson Wyatt LLP each issued a press release announcing the signing of the non-binding Heads of Agreement, and Watson Wyatt Holdings conducted a webcast to explain the proposed transaction to investors and analysts. Watson Wyatt LLP's Managing Partner participated in this webcast. Watson Wyatt Holdings also filed a Current Report on Form 8-K announcing the non-binding Heads of Agreement on the same day.

        During the weeks following the announcement, the parties met in various groups, predominantly at the London offices of Baker & McKenzie, to continue to negotiate details of the transaction, and to begin preparing the definitive documents, including a business transfer agreement and exhibits, and initial drafts of documents required to be filed under US securities laws. The subject of these conversations included, among other things, the structure and terms of the transaction, including the form of purchase of the continental European operations and the non-European operations of the insurance and financial services consulting practice, tax and accounting issues involved in the proposed transaction, professional liability insurance issues, warranties to be provided by Watson Wyatt LLP, the process for transferring client relationships and contracts, employment issues, required regulatory approvals, and changes to the agreements implementing Watson Wyatt Holdings' ownership in Watson Wyatt LLP. In addition, the parties continued to conduct detailed due diligence on several matters, including financial reviews and professional liability issues. The parties' respective outside counsel held meetings relating to pending litigation claims as part of these diligence activities. The parties continued to negotiate the forms of the definitive agreements in February, March and April 2005 at meetings held in London and Washington. Drafts of the business transfer agreement and of a registration statement on Form S-4 were produced by Baker & McKenzie and Gibson Dunn & Crutcher, respectively, during this period.

        On February 7, 2005, the Chief Executive Officer and the Global Retirement Practice Director met by conference call with the Presiding Director/Chair of the Nominating and Governance Committee and the Chair of the Audit Committee for a further discussion on the proposed transaction and on future integration of the firms. The Chief Executive Officer further discussed the proposed transaction with the Presiding Director/Chair of the Nominating and Governance Committee and the Chair of the Audit Committee on February 10 and February 14. The Global Retirement Practice Director joined the Chief Executive Officer in another conference call with these directors on February 23.

        On March 21, 2005, Watson Wyatt Holdings' General Counsel accompanied Watson Wyatt LLP's Head of Legal Affairs (Europe) to a meeting with London underwriters which were considering Watson Wyatt LLP's application to renew its professional liability insurance coverage as of April 30, 2005 and to answer the underwriters' questions about the proposed transaction.

        Also on March 21, 2005, the Chief Executive Officer and the Global Retirement Practice Director met by conference call with the Presiding Director/Chair of the Nominating and Governance Committee and the Chair of the Audit Committee to brief them on the evolution of the transaction since the approval of the non-binding Heads of Agreement. The Chief Executive Officer and these two directors held another conference call on March 23, 2005.

        On April 7, 2005, Watson Wyatt Holdings' board of directors met by conference call to consider the proposed transaction. All of the directors other than Mr. Thornton were present at the meeting, as were its Chief Financial Officer, its General Counsel, a company attorney, representatives of CIBC World Markets and a partner of Baker & McKenzie. At that meeting, management reviewed discussions between the parties to date, the strategic rationale of the proposed transaction, the results of the due diligence process, and the financial and other terms of the transaction, including variations which had been negotiated from the terms of the non-binding Heads of Agreement. The board was provided with a written overview of the transaction, as well as an overview of professional liability exposures occasioned by Watson Wyatt Holdings' existing beneficial ownership interest in Watson Wyatt LLP, and such risks as they will exist following completion of the proposed transaction. The process by which the proposed transaction would be submitted for stockholder approval was also described. Thereafter, the Watson Wyatt Holdings board of directors, by unanimous vote of those present, authorized the business transfer agreement and approved the acquisition and the other transactions contemplated by the business transfer agreement, all subject to satisfactory completion of final documents consistent with the terms described to and reviewed by the board, and subject also to the absence of material changes to the business of Watson Wyatt LLP at the time of the signing of the business transfer agreement, and subject to the board of directors' subsequent approval of a registration statement on Form S-4 to be filed with the SEC.

        On April 15, 2005, after the close of trading on the New York Stock Exchange Watson Wyatt Holdings and Watson Wyatt LLP entered into the business transfer agreement and related agreements.

        Prior to the opening of trading on the New York Stock Exchange on the morning of April 18, 2005, Watson Wyatt Holdings and Watson Wyatt LLP each issued a press release announcing the execution of the business transfer agreement and the approval of the transaction, subject to approval of the Watson Wyatt Holdings stockholders and the Watson Wyatt LLP voting members. Watson Wyatt Holdings also filed a Current Report on 8-K with the SEC announcing the approval of the transaction, subject to approval of the Watson Wyatt Holdings stockholders and the Watson Wyatt LLP voting members. On April 27, 2005, the board of directors approved the filing of a preliminary registration statement on Form S-4 with the SEC.

Watson Wyatt Holdings' Reasons for the Acquisition; Watson Wyatt Holdings' Board of Directors' Recommendation

        The Watson Wyatt Holdings board of directors unanimously determined that the acquisition, the business transfer agreement and the transactions contemplated by the business transfer agreement are advisable and in the best interests of Watson Wyatt Holdings and its stockholders and unanimously approved the business transfer agreement and the transactions contemplated by the business transfer agreement, including the acquisition and the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition. The Watson Wyatt Holdings board of directors unanimously recommends that Watson Wyatt Holdings' stockholders vote FOR approval of the issuance of Watson Wyatt Holdings' common stock in the acquisition. Mr. Thornton, a member of the Watson Wyatt Holdings board who is also the Senior Partner of Watson Wyatt LLP, did not participate in any discussions of or votes on the proposed acquisition.

        In reaching its decision to approve the business transfer agreement and the acquisition, the Watson Wyatt Holdings board of directors considered the factors described below, including discussions with Watson Wyatt Holdings' management and legal and financial advisors, and considered these factors overall to be favorable to, and to support, its determination:

  •
  the expected enhanced strategic and market position of Watson Wyatt Holdings in actuarial, benefits and human capital consulting after the acquisition;

  •
  the opportunity to use the capital resources of a publicly traded corporation to facilitate growth in the European business;

  •
  information reviewed by management concerning the business, operations, financial condition, earnings and prospects of each of Watson Wyatt Holdings and the European business separately and of Watson Wyatt Holdings including the European business, including revenues, complementary businesses and the potential for revenue growth;

  •
  Watson Wyatt Holdings' familiarity with the European business and with the operations and prospects of the European business as a result of the ten-year alliance and related marketing and other business efforts involving Watson Wyatt Holdings and the European business;

  •
  Watson Wyatt Holdings' familiarity with the business, personnel and culture of Watson Wyatt LLP obtained through working relationships established in the course of the alliance arrangement;

  •
  the increased scale, scope and geographic diversity of operations and consulting services that could be achieved by Watson Wyatt Holdings' acquisition of the European business;

  •
  the belief that the acquisition will augment Watson Wyatt Holdings' consulting capabilities in core areas such as human capital consulting, actuarial services and benefits services;

  •
  the opportunity to expand into insurance and financial services consulting on a worldwide basis and to enter into the benefits administration business in Europe;

  •
  the belief that the acquisition will allow Watson Wyatt Holdings to expand and broaden its client base;

  •
  the opportunity to build upon Watson Wyatt Holdings' and Watson Wyatt LLP's current client relationships and business contacts;

  •
  the expansion of Watson Wyatt Holdings' global presence and opportunity to strengthen the Watson Wyatt Worldwide brand;

  •
  management's view of the compatibility of Watson Wyatt Holdings' and Watson Wyatt LLP's corporate and business values and management styles;

  •
  the likelihood that Watson Wyatt Holdings' stockholders would approve the issuance of common stock in the acquisition and the likelihood that Watson Wyatt LLP's voting members would approve the acquisition;

  •
  the opportunity to increase Watson Wyatt Holdings' operational functionality and efficiency by employing the most effective and efficient processes of both companies;

  •
  the structure of the acquisition as an acquisition of substantially all of the assets of Watson Wyatt LLP, generally excluding liabilities for professional liability claims relating to services performed by Watson Wyatt LLP before the closing of the acquisition;

  •
  the opinion of English counsel that, under English law, certain provisions of the business transfer agreement giving effect to an asset acquisition of the European business are enforceable, thereby limiting the extent to which Watson Wyatt Holdings could become responsible for liabilities of Watson Wyatt LLP (such as professional liability claims) that Watson Wyatt Holdings does not already have exposure to through its existing interest in Watson Wyatt LLP and that are not assumed in the acquisition;

  •
  the amount of consideration and the contingency of a portion of the consideration;

  •
  the opinion, dated April 15, 2005, of CIBC World Markets to the Watson Wyatt Holdings board as to the fairness, from a financial point of view and as of the date of the opinion, to Watson Wyatt Holdings of the aggregate consideration provided for in the acquisition, as more fully described below under the caption "Opinion of Watson Wyatt Holdings' Financial Advisor;" and

  •
  the transfer restrictions that will be applicable to certain consideration stock, which will limit the number of shares that can be sold on the market after the acquisition.

        The Watson Wyatt Holdings board of directors also considered a number of factors in addition to the foregoing in considering whether to approve the acquisition. The additional factors include:

  •
  historical information concerning the results obtained through the alliance between Watson Wyatt LLP and Watson Wyatt Holdings;

  •
  historical information about Watson Wyatt LLP's and Watson Wyatt Holdings' respective businesses;

  •
  targets set in relation to the operation of the business after the acquisition, the successful realization of which would be a condition to the payment of the 1,950,000 shares of contingent stock consideration (approximately US$51.5 million of the purchase price offered by Watson Wyatt Holdings for the European business based on the NYSE closing price on April 29, 2005);

  •
  the fact that Watson Wyatt Holdings expects to incur integration and retention costs and additional amortization of intangible assets as a result of the acquisition;

  •
  due diligence reviews by management and its advisors of the European business;

  •
  the terms and conditions of the business transfer agreement and the related agreements; and

  •
  the determination that fixing the number of shares of Watson Wyatt Holdings' common stock to be issued in connection with the acquisition at the time the acquisition was announced, without any adjustment for subsequent changes in the market price of Watson Wyatt Holdings' common stock, fairly reflects the respective valuations of Watson Wyatt Holdings and the European business.

        The Watson Wyatt Holdings board of directors also considered the potential risks of the acquisition and countervailing factors, including:

  •
  the risk that some key personnel of the European business would not remain as employees of WW Limited after the acquisition;

  •
  risks attendant to the European business, including the retention of Watson Wyatt LLP clients;

  •
  changes in the UK market for actuarial services, including regarding governmental reviews and analysis;

  •
  risk of overpayment for the European business;

  •
  the professional liability claims history of the European business;

  •
  the risk that Watson Wyatt Holdings could be held liable for obligations of Watson Wyatt LLP that are not explicitly assumed, such as liability for professional liability claims;

  •
  the costs of the transaction, including legal, accounting and investment banking fees;

  •
  the challenges of integrating the operations of two major service businesses, one of which has operated as a partnership and the other as a publicly traded corporation, and the increasing competition as more human capital consulting firms enter the business;

  •
  the risk that anticipated increased revenues, earnings and operating synergies will not be achieved at all or within projected time frames;

  •
  the possible disruption of Watson Wyatt Holdings' business that might result from the acquisition and the diversion of management's attention from the Watson Wyatt Holdings business in connection with the acquisition;

  •
  the risk that Watson Wyatt Holdings will not have sufficient resources to effectively manage a larger company after the acquisition and the challenges posed in integrating the European business with Watson Wyatt Holdings' business in the United States and elsewhere;

  •
  the inability to adjust the consideration to be paid based upon events that may occur between signing the business transfer agreement and closing the transaction;

  •
  the risk of currency fluctuations between signing the business transfer agreement and closing that may result in a higher effective price paid by Watson Wyatt Holdings;

  •
  the dilution of current Watson Wyatt Holdings' stockholders' voting power that would result from the issuance of Watson Wyatt Holdings' common stock in the acquisition;

  •
  limitations on post-closing recourse against Watson Wyatt LLP for excluded liabilities and for breaches of warranties set forth in the business transfer agreement;

  •
  over 4.3 million shares of Watson Wyatt Holdings' common stock issued in connection with the acquisition will be immediately transferable after the closing, creating the possibility of significant sales of shares of Watson Wyatt Holdings' common stock on the market after the acquisition;

  •
  the potential for conflicts of interest in post-closing matters involving Watson Wyatt LLP and Watson Wyatt Holdings on the part of Watson Wyatt LLP members, arising out of their dual roles as continuing members in Watson Wyatt LLP after the closing of the acquisition and employees of WW Limited; and

  •
  management's communication regarding the possibility that structuring of the acquisition might not achieve the intended legal and tax objectives.

        The factors described above include the material factors considered by Watson Wyatt Holdings' board of directors. In view of the wide variety of factors considered in connection with its evaluation of the acquisition and the complexity of these matters, the Watson Wyatt Holdings board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Rather, the board made its determination based on the totality of the information presented to it, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Watson Wyatt LLP's Reasons for the Acquisition

        We have been advised by Watson Wyatt LLP that the voting members of Watson Wyatt LLP made a preliminary determination that pursuing the acquisition was in the best interests of Watson Wyatt LLP and its members. In reaching this preliminary determination, the voting members considered the factors described below. After discussing the matter and taking into consideration advice of Watson Wyatt LLP's management and legal advisors, the voting members considered these factors overall to be favorable to, and to support, its determination:

  •
  the successful operation of the global alliance between Watson Wyatt Holdings and Watson Wyatt LLP since 1995;

  •
  the further strengthening of the global position of Watson Wyatt Worldwide it is believed will be achieved through the acquisition;

  •
  the ability to manage and operate the European business globally and by a single management team;

  •
  the ability to continue to attract and retain high caliber employees to the business through the provision of more diverse and more challenging career opportunities on an international basis that it is believed will appeal to talented individuals;

  •
  the belief that the consideration to be paid by Watson Wyatt Holdings in the acquisition provides Watson Wyatt LLP members with an attractive valuation for their interest in the. business of Watson Wyatt LLP and offers superior and more certain value than available alternatives;

  •
  the strength of Watson Wyatt Holdings and the belief that Watson Wyatt Holdings after the acquisition will have increased growth potential;

  •
  the potential benefits of a global infrastructure, including enhanced ability to respond efficiently to client needs on a global basis;

  •
  information concerning the business, operations, financial condition, earnings and prospects of each of Watson Wyatt Holdings and Watson Wyatt LLP as separate entities and of Watson Wyatt Holdings including the business of Watson Wyatt LLP, including their revenues, their complementary businesses and the potential for revenue growth, operating efficiencies and cost savings;

  •
  information concerning recent market developments and current and expected trends in the human capital, actuarial and benefits consulting industries, including increased competition, technology investments and the likely trend toward consolidation;

  •
  the importance of capital resources and operating scale in Watson Wyatt LLP's business;

  •
  the anticipated reaction of Watson Wyatt LLP's existing clients and potential clients to the acquisition;

  •
  the risks to Watson Wyatt LLP and the Watson Wyatt LLP members of ongoing stand-alone operations, including vulnerability to adverse events and the uncertainty of reaching or sustaining target revenue growth and margins;

  •
  changes in the defined benefits pension business;

  •
  the structure of the acquisition and the terms of the business transfer agreement, including the fixed number of shares of Watson Wyatt Holdings' common stock to be issued in the acquisition and the absence of any adjustment to consideration based on adverse developments before closing or otherwise;

  •
  the likelihood of the issuance of common stock in the acquisition being approved by Watson Wyatt Holdings' stockholders and the acquisition being approved by Watson Wyatt LLP's voting members; and

  •
  the tax consequences to Watson Wyatt LLP members.

        A number of countervailing factors were also considered and balanced against the potential benefits of the acquisition, including the following:

  •
  the potential for growth and increased value for the Watson Wyatt LLP members if Watson Wyatt LLP were to remain independent;

  •
  the loss of control and influence that the Watson Wyatt LLP members will have with respect to the European business and Watson Wyatt Holdings after the acquisition, as opposed to the control and influence that such members may exercise with respect to Watson Wyatt LLP as a stand-alone entity;

  •
  the possibility that the expected benefits from the acquisition might not be fully realized, and the challenges of integrating the management teams, cultures and organizations of the two companies;

  •
  the possible disruption of Watson Wyatt LLP's business that might result from the announcement of the acquisition;

  •
  the possibility that the acquisition may not be completed and the potential adverse consequences resulting from the failure to close;

  •
  the risk that the per share value of Watson Wyatt Holdings' common stock paid in the acquisition could decrease from the value determined at the time of announcing the acquisition;

  •
  the possibility of unanticipated tax consequences;

  •
  the possibility of exposure to claims from non-voting members or retired members arising out of the acquisition;

  •
  the possible lack of, or reduced, motivation of some non-voting members and employees of Watson Wyatt LLP who place a high value on the partnership structure and culture, particularly those with aspirations for promotion to voting or non-voting membership in Watson Wyatt LLP;

  •
  risks relating to the distribution of proceeds to members, discharge of continuing liabilities and eventual liquidation of Watson Wyatt LLP; and

  •
  concern over future management of professional liability claims and potential loss of control over management of residual risks.

        We understand that the factors described above were the material factors that were considered and that, in view of the numerous considerations involved, these factors were considered as a whole and were not individually quantified or otherwise assigned relative weights. In addition, individual voting members of Watson Wyatt LLP may have given different weights to different factors.

Opinion of Watson Wyatt Holdings' Financial Advisor

        Watson Wyatt Holdings engaged CIBC World Markets to act as its financial advisor in connection with the acquisition. In connection with this engagement, the Watson Wyatt Holdings board of directors requested that CIBC World Markets evaluate the fairness, from a financial point of view, to Watson Wyatt Holdings of the aggregate consideration provided for in the acquisition. On April 15, 2005, the date on which the business transfer agreement was executed, CIBC World Markets rendered to the Watson Wyatt Holdings board of directors a written opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate consideration was fair, from a financial point of view, to Watson Wyatt Holdings.

        The full text of CIBC World Markets' written opinion, dated April 15, 2005, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex B. CIBC World Markets' opinion was provided to the Watson Wyatt Holdings board of directors in connection with its evaluation of the aggregate consideration and relates only to the fairness, from a financial point of view, to Watson Wyatt Holdings of the aggregate consideration. The opinion does not address any other aspect of the acquisition and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the acquisition. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of its opinion. Holders of Watson Wyatt Holdings' common stock are encouraged to read the opinion carefully in its entirety.

        In arriving at its opinion, CIBC World Markets:

  •
  reviewed drafts provided to CIBC World Markets on April 14, 2005 of the business transfer agreement and certain related documents;

  •
  reviewed audited financial statements of Watson Wyatt Holdings for the fiscal years ended June 30, 2002, June 30, 2003 and June 30, 2004, and unaudited financial statements of Watson Wyatt Holdings for the six months ended December 31, 2004;

  •
  reviewed audited financial statements of Watson Wyatt LLP for the fiscal years ended April 30, 2002, April 30, 2003 and April 30, 2004 together with a reconciliation with internal financial reports and certain adjustments prepared by Watson Wyatt LLP management, and reviewed unaudited financial statements of Watson Wyatt LLP for the nine months ended January 31, 2005;

  •
  reviewed financial forecasts and estimates relating to Watson Wyatt Holdings and Watson Wyatt LLP which were prepared by the managements of Watson Wyatt Holdings and Watson Wyatt LLP (including adjustments to the financial forecasts and estimates relating to Watson Wyatt LLP provided to or discussed with CIBC World Markets by Watson Wyatt Holdings' management);

  •
  held discussions with the senior managements of Watson Wyatt Holdings and Watson Wyatt LLP with respect to the businesses and prospects of Watson Wyatt Holdings and Watson Wyatt LLP;

  •
  reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed generally comparable to Watson Wyatt Holdings and Watson Wyatt LLP;

  •
  reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed relevant in evaluating the acquisition;

  •
  analyzed the estimated net present value of the unlevered, after-tax free cash flows of Watson Wyatt Holdings and Watson Wyatt LLP using financial forecasts and estimates prepared by the managements of Watson Wyatt Holdings and Watson Wyatt LLP (including adjustments to the financial forecasts and estimates relating to Watson Wyatt LLP provided to or discussed with CIBC World Markets by the management of Watson Wyatt Holdings);

  •
  reviewed potential pro forma financial effect of the acquisition on Watson Wyatt Holdings' earnings per share based on financial forecasts and estimates prepared by the managements of Watson Wyatt Holdings and Watson Wyatt LLP (including adjustments to the financial forecasts and estimates relating to Watson Wyatt LLP provided to or discussed with CIBC World Markets by the management of Watson Wyatt Holdings);

  •
  reviewed historical market prices for Watson Wyatt Holdings' common stock;

  •
  reviewed public information concerning Watson Wyatt Holdings and Watson Wyatt LLP; and

  •
  performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

        In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with it by Watson Wyatt Holdings, Watson Wyatt LLP and their respective employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to financial forecasts and estimates referred to above, CIBC World Markets assumed, at the direction of the managements of Watson Wyatt Holdings and Watson Wyatt LLP, without independent verification or investigation, that the financial forecasts and estimates (as adjusted, in the case of the financial forecasts and estimates relating to Watson Wyatt LLP, by Watson Wyatt Holdings'

management) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Watson Wyatt Holdings and Watson Wyatt LLP as to the future financial condition and operating results of Watson Wyatt Holdings and Watson Wyatt LLP and that the financial results reflected in the financial forecasts and estimates would be achieved at the times and in the amounts projected. At the direction of Watson Wyatt Holdings' management, CIBC World Markets assumed in connection with its evaluation of the aggregate consideration that the events resulting in the payment of the contingent stock consideration would occur. CIBC World Markets relied, at Watson Wyatt Holdings' direction, without independent verification or investigation, on the assessment of Watson Wyatt Holdings' management as to Watson Wyatt Holdings' ability to retain key employees of Watson Wyatt LLP. CIBC World Markets also assumed, with Watson Wyatt Holdings' consent, that the acquisition and related transactions (including the distribution of 18% of the beneficial interest in Watson Wyatt LLP's assets to The Wyatt Company Holdings Limited pursuant to a trust to be declared prior to the consummation of the acquisition) would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the acquisition and related transactions (including the distribution referred to above), no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Watson Wyatt Holdings, Watson Wyatt LLP or the acquisition. In addition, representatives of Watson Wyatt Holdings advised CIBC World Markets, and CIBC World Markets therefore assumed, that the final terms of the business transfer agreement and related documents would not vary materially from the terms contained in the drafts of such documents provided to CIBC World Markets on April 14, 2005.

        CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Watson Wyatt Holdings or Watson Wyatt LLP. CIBC World Markets expressed no opinion as to Watson Wyatt Holdings' or Watson Wyatt LLP's underlying valuation, future performance or long-term viability, or the price at which Watson Wyatt Holdings' common stock would trade at any time. CIBC World Markets' opinion did not address any terms or other aspects of the acquisition (other than the aggregate consideration to the extent expressly specified in its opinion), including, without limitation, the distribution of the 18% beneficial interest in Watson Wyatt LLP's assets referred to above or any aspect or implication of any agreements or arrangements entered into in connection with, or contemplated by, the acquisition. CIBC World Markets expressed no view as to, and its opinion did not address, Watson Wyatt Holdings' underlying business decision to effect the acquisition, and its opinion also did not address the relative merits of the acquisition as compared to any alternative business strategies that might exist for Watson Wyatt Holdings or the effect of any other transaction in which Watson Wyatt Holdings might engage. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances (including exchange rates) as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion.

        Except as described above, Watson Wyatt Holdings imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of CIBC World Markets' opinion or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

        In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond Watson Wyatt Holdings' and Watson Wyatt LLP's control. No company, business or transaction used in the analyses as a comparison is identical to Watson Wyatt Holdings, Watson Wyatt LLP or the acquisition, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets' analyses are inherently subject to substantial uncertainty.

        The type and amount of consideration payable in the acquisition was determined through negotiation between Watson Wyatt Holdings and Watson Wyatt LLP and the decision to enter into the acquisition was solely that of the Watson Wyatt Holdings board of directors. CIBC World Markets' opinion was only one of many factors considered by the Watson Wyatt Holdings board of directors in its evaluation of the acquisition and should not be viewed as determinative of the views of Watson Wyatt Holdings' board of directors or management with respect to the acquisition or the aggregate consideration provided for in the acquisition.

        The following is a summary of the material financial analyses presented to the Watson Wyatt Holdings board of directors in connection with CIBC World Markets' opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses. For purposes of the summary of CIBC World Markets' financial analyses of Watson Wyatt LLP, the term "implied net equity reference range" refers to the implied value of the 82% beneficial interest in Watson Wyatt LLP's assets not distributed to Watson Wyatt Holdings prior to the closing of the acquisition and the "implied value of the aggregate consideration" of $467.5 million reflects the aggregate amount derived from the aggregate cash consideration payable in the acquisition of $167.2 million (calculated using a UK pounds sterling-to-US dollars spot exchange rate of 1.894 on April 14, 2005) and the implied value of the stock consideration issuable in the acquisition based on 11,040,571 shares of Watson Wyatt Holdings' common stock issuable in the acquisition (including shares issuable upon full payment of the contingent stock consideration) and the closing price of Watson Wyatt Holdings' common stock on April 14, 2005 of $27.20 per share.

  Selected Companies Analysis

        CIBC World Markets performed separate selected companies analyses of Watson Wyatt Holdings and Watson Wyatt LLP in which CIBC World Markets reviewed the trading multiples of selected publicly held companies in businesses similar to those of Watson Wyatt Holdings and Watson Wyatt LLP. Trading multiples were based on closing stock prices on April 14, 2005. Estimated financial data for the selected companies were based on public filings, publicly available research analysts' estimates and First Call estimates as of April 14, 2005. Estimated financial data for Watson Wyatt Holdings were based on internal estimates of Watson Wyatt Holdings' management and estimated financial data for Watson Wyatt LLP were based on internal estimates of Watson Wyatt LLP's management, adjusted by Watson Wyatt LLP's management as if Watson Wyatt LLP operated as a corporation and further adjusted by Watson Wyatt Holdings' management.

          Watson Wyatt Holdings.    In its selected companies analysis of Watson Wyatt Holdings, CIBC World Markets compared financial and stock market information for Watson Wyatt Holdings and the following eight selected publicly held companies in the consulting and human resources services industry:

    •
    Administaff, Inc.
    •
    Clark, Inc.
    •
    FTI Consulting, Inc.
    •
    Gevity HR, Inc.
    •
    Heidrick & Struggles International, Inc.
    •
    Hewitt Associates, Inc.
    •
    Korn/Ferry International
    •
    MAXIMUS, Inc.

          CIBC World Markets reviewed enterprise values, calculated as market value of equity, plus net debt, minority interests and preferred stock, less investments in unconsolidated affiliates, as a multiple of, among other things, latest 12 months and calendar year 2005 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. CIBC World Markets reviewed per share equity values as a multiple of, among other things, calendar years 2004 and 2005 estimated earnings per share, commonly referred to as EPS. CIBC World Markets then applied a range of selected multiples of latest 12 months and calendar year 2005 estimated EBITDA and calendar years 2004 and 2005 estimated EPS derived from the selected companies to calendar years 2004 and 2005 estimated EBITDA and EPS of Watson Wyatt Holdings. This analysis indicated the following implied per share equity reference range for Watson Wyatt Holdings, as compared to the per share closing price of Watson Wyatt Holdings' common stock on April 14, 2005:

Implied Per Share Equity Reference Range for Watson Wyatt Holdings	Per Share Closing Price of Watson Wyatt Holdings' Common Stock on 4/14/05
$27.90 - $33.54	$27.20

          Watson Wyatt LLP.    In its selected companies analysis of Watson Wyatt LLP, CIBC World Markets compared selected financial information and operating statistics for Watson Wyatt LLP and the following nine selected publicly held companies in the consulting and human resources services industry:

    •
    Administaff, Inc.
    •
    Clark, Inc.
    •
    FTI Consulting, Inc.
    •
    Gevity HR, Inc.
    •
    Heidrick & Struggles International, Inc.
    •
    Hewitt Associates, Inc.
    •
    Korn/Ferry International
    •
    MAXIMUS, Inc.
    •
    Watson Wyatt Holdings

          CIBC World Markets reviewed enterprise values as a multiple of, among other things, latest 12 months and calendar year 2005 estimated EBITDA. CIBC World Markets reviewed per share equity values as a multiple of calendar years 2004 and 2005 estimated EPS. CIBC World Markets then applied a range of selected multiples of latest 12 months and calendar year 2005 estimated EBITDA and calendar years 2004 and 2005 estimated EPS derived from the selected companies to calendar years 2004 and 2005 estimated EBITDA and net income of Watson Wyatt LLP. This analysis indicated the following implied net equity reference range for Watson Wyatt LLP, as compared to the implied value of the aggregate consideration:

Implied Net Equity Reference Range for Watson Wyatt LLP	Implied Value of Aggregate Consideration Payable in Acquisition
$396.9 million - $487.5 million	$467.5 million

  Selected Precedent Transactions Analysis

        CIBC World Markets performed a precedent transactions analysis of Watson Wyatt LLP in which CIBC World Markets reviewed the enterprise values and implied transaction multiples in selected transactions in the consulting and human resources services industry. In this analysis, CIBC World Markets reviewed the following 24 selected transactions:

Acquiror		Target
•	Affiliated Computer Services, Inc.	•	Mellon Human Resources and Investor Solutions, Inc. (a subsidiary of Mellon Financial Corporation)
•	Electronic Data Systems Corporation	•	Towers Perrin (HR-Outsourcing Unit)
•	Affiliated Computer Services, Inc.	•	Superior Consultant Holdings Corporation
•	WPP Group plc	•	Grey Global Group Inc.
•	Digitas Inc.	•	Modem Media, Inc.
•	Hewitt Associates, Inc.	•	Exult, Inc.
•	Marsh & McLennan Companies, Inc.	•	Kroll Inc.
•	Manpower Inc.	•	Right Management Consultants, Inc.
•	FTI Consulting, Inc.	•	Lexecon Inc.
•	Taylor Nelson Sofres Plc	•	NFO Worldgroup Inc.
•	Automatic Data Processing, Inc.	•	ProBusiness Services, Inc.
•	Paychex, Inc.	•	Advantage Payroll Services, Inc.
•	Kroll, Inc.	•	Zolfo Cooper, LLC
•	International Business Machines Corporation	•	PwC Consulting
•	FTI Consulting, Inc.	•	PwC US Business Recovery Services Division
•	Atos Origin SA	•	KPMG Consulting UK and Dutch Businesses
•	Right Management Consultants, Inc.	•	Coutts Consulting Group Plc
•	Manpower Inc.	•	Jefferson Wells International
•	Mellon Financial Corporation	•	Unifi Network (PwC Subsidiary)
•	Aon Corporation	•	ASI Solutions Incorporated
•	Securicor plc	•	AHL Services, Inc. (Aviation & Facility Services Businesses)
•	Hewitt Associates, Inc.	•	Bacon & Woodrow Financial Services Ltd.
•	Securitas AB	•	Burns International Services Corp.
•	Cap Gemini SA	•	Ernst & Young Consulting Business

        CIBC World Markets reviewed, among other things, transaction enterprise values, calculated as the equity value implied for the target company based on the consideration offered in the selected transaction, plus net debt, minority interests and preferred stock, less investments in unconsolidated affiliates, as a multiple of, among other things, latest 12 months EBITDA. Estimated financial data for the selected transactions were based on Thomson Financial SDC Platinum and public filings. Estimated financial data for Watson Wyatt LLP were based on internal estimates of Watson Wyatt LLP management, adjusted by Watson Wyatt LLP's management as if Watson Wyatt LLP operated as a corporation and further adjusted by Watson Wyatt Holdings' management. CIBC World Markets then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to the latest 12 months EBITDA of Watson Wyatt LLP as of January 31, 2005. This analysis indicated the following implied net equity reference range for Watson Wyatt LLP, as compared to the implied value of the aggregate consideration:

Implied Net Equity Reference Range for Watson Wyatt LLP	Implied Value of Aggregate Consideration Payable in Acquisition
$398.1 million - $491.5 million	$467.5 million

  Discounted Cash Flow Analysis

        CIBC World Markets performed separate discounted cash flow analyses of Watson Wyatt Holdings and Watson Wyatt LLP in which CIBC World Markets reviewed the projected free cash flows that Watson Wyatt Holdings and Watson Wyatt LLP could each generate over specified periods. Estimated financial data for Watson Wyatt Holdings were based on internal estimates of Watson Wyatt Holdings' management and estimated financial data for Watson Wyatt LLP were based on internal estimates of Watson Wyatt LLP management, adjusted by Watson Wyatt LLP management as if Watson Wyatt LLP operated as a corporation and further adjusted by Watson Wyatt Holdings' management.

          Watson Wyatt Holdings.    In its discounted cash flow analysis of Watson Wyatt Holdings, CIBC World Markets calculated the estimated present value of the unlevered, after-tax free cash flows that Watson Wyatt Holdings could generate for the third and fourth quarters of fiscal year 2005 through the full fiscal year 2009. CIBC World Markets calculated a range of estimated terminal values by applying EBITDA terminal value multiples ranging from 7.5x to 9.5x to Watson Wyatt Holdings' fiscal year 2009 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 12.7% to 14.7%. This analysis indicated the following implied per share equity reference range for Watson Wyatt Holdings, as compared to the per share closing price of Watson Wyatt Holdings' common stock on April 14, 2005:

Implied Per Share Equity Reference Range for Watson Wyatt Holdings	Per Share Closing Price of Watson Wyatt Holdings' Common Stock on 4/14/05
$25.91 - $31.72	$27.20

          Watson Wyatt LLP.    In its discounted cash flow analysis of Watson Wyatt LLP, CIBC World Markets calculated the estimated present value of the unlevered, after-tax free cash flows that Watson Wyatt LLP could generate for the fourth quarter of fiscal year 2005 through the full fiscal year 2009. CIBC World Markets calculated a range of estimated terminal values by applying EBITDA terminal value multiples ranging from 7.5x to 9.5x to Watson Wyatt LLP's fiscal year 2009 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 12.3% to 14.3%. This analysis indicated the following implied net equity reference range for Watson Wyatt LLP, as compared to the implied value of the aggregate consideration:

Implied Net Equity Reference Range for Watson Wyatt LLP	Implied Value of Aggregate Consideration Payable in Acquisition
$362.4 million - $477.1 million	$467.5 million

  Pro Forma Acquisition Analysis

        CIBC World Markets analyzed the potential pro forma effect of the acquisition on Watson Wyatt Holdings' estimated EPS in fiscal years 2005 and 2006 based on internal financial forecasts and estimates of the managements of Watson Wyatt Holdings and Watson Wyatt LLP as adjusted, in the case of the financial forecasts relating to Watson Wyatt LLP, by Watson Wyatt Holdings' management. Based on the implied value of the aggregate consideration, this analysis indicated that the acquisition could be accretive to Watson Wyatt Holdings' estimated EPS in fiscal years 2005 and 2006. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors

        In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including the historical trading prices of Watson Wyatt Holdings' common stock.

  Miscellaneous

        Watson Wyatt Holdings has agreed to pay CIBC World Markets customary fees for its financial advisory services in connection with the acquisition, a portion of which was payable upon delivery of its opinion and a significant portion of which is contingent upon consummation of the acquisition. In addition, Watson Wyatt Holdings has agreed to reimburse CIBC World Markets for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. CIBC World Markets and its affiliates in the past have provided services to Watson Wyatt Holdings unrelated to the proposed acquisition, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Watson Wyatt Holdings for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

        Watson Wyatt Holdings selected CIBC World Markets as its financial advisor based on CIBC World Markets' reputation, experience and familiarity with Watson Wyatt Holdings and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Regulatory Approvals

        US Antitrust Approvals.    Watson Wyatt Holdings and Watson Wyatt LLP are not required to file notifications with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        European Approvals.    The completion of the acquisition is subject to:

  •
  WW Limited and WW (UK) Acquisitions 2 Limited having obtained from the UK Financial Services Authority permissions under the Financial Services and Markets Act 2000 to conduct the same business and activities that are being conducted by Watson Wyatt LLP;

  •
  a number of senior executives and directors having all necessary approvals, memberships and/or registrations required for the performance of governance and management functions relating to WW Limited and Watson Wyatt (UK) Acquisitions 2 Limited, consisting of approvals from the Financial Services Authority and from any relevant professional body to which the persons belong;

  •
  European subsidiaries of Watson Wyatt LLP obtaining certain authorizations required by local law to carry on insurance mediation activities;

  •
  a newly incorporated wholly owned indirect subsidiary of Watson Wyatt Holdings having obtained from the Irish Financial Services Regulatory Authority permissions to conduct the same business and activities that are being conducted by Watson Wyatt LLP through the Irish branch part of the European business; and

  •
  the Irish Financial Services Regulatory Authority approving the transactions necessary for WW Limited and Watson Wyatt (UK) Acquisitions 2 Limited and their parent undertakings to become controllers of the Irish branch part of the European business.

        Watson Wyatt Holdings and Watson Wyatt LLP are not aware of any material governmental regulatory approvals or actions that are required for completion of the acquisition other than as described above. If any other governmental approval or action is required, Watson Wyatt Holdings, WW Limited and Watson Wyatt LLP will seek that additional approval or action. We cannot assure you, however, that we will be able to obtain any such additional approvals or actions.

Accounting Treatment

        Watson Wyatt Holdings will use the purchase method of accounting for the acquisition of Watson Wyatt LLP assets under accounting principles generally accepted in the United States (US GAAP). Therefore, the purchase price will be allocated to assets and liabilities of the European business based on their estimated fair market values at the closing of the acquisition. Inasmuch as Watson Wyatt Holdings already owns a 20% interest in Watson Wyatt LLP, net assets acquired, exclusive of the net assets of Watson Wyatt Holdings (Europe) Limited, will be reflected at 80% of estimated fair value under the step provisions of purchase accounting. Net assets acquired in Watson Wyatt Holdings (Europe) Limited will reflect a 60% fair market value since Watson Wyatt Holdings directly owns a 25% interest and indirectly owns another 15% through its 20% interest in Watson Wyatt LLP's 75% interest in Watson Wyatt Holdings (Europe) Limited (20% of 75% equals 15%). Any excess of the purchase price over these fair market values will be accounted for as goodwill to the extent not identified as an intangible asset apart from goodwill. Once known and determinable, the impact of the contingent consideration, if any, will be recorded as additional goodwill and will not be impacted by the step provisions of purchase accounting. The reported financial condition and results of operations of Watson Wyatt Holdings issued after the acquisition will reflect Watson Wyatt Holdings' balances and results after the closing of the acquisition, but under US GAAP are not required to be restated retroactively to reflect the historical financial position or results of operations of Watson Wyatt LLP.

Interests of Certain Persons in the Acquisition

        When Watson Wyatt Holdings' stockholders consider the recommendation of the Watson Wyatt Holdings board of directors regarding the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition, Watson Wyatt Holdings' stockholders should be aware of potential conflicts of interest of, and of the benefits available to, some inside directors and executive officers of Watson Wyatt Holdings. These inside directors and executive officers may have interests in the acquisition that are different from, or in addition to, the interests of other Watson Wyatt Holdings' stockholders. Similarly, when Watson Wyatt LLP voting members consider whether to approve the acquisition, Watson Wyatt LLP voting members should be aware of potential conflicts of interest of, and of the benefits available to, some voting members of Watson Wyatt LLP. These voting members may have interests in the acquisition that are different from, or in addition to, the interests of other Watson Wyatt LLP voting members or Watson Wyatt Holdings' stockholders.

        The Watson Wyatt Holdings board of directors was aware of these matters and considered them in recommending and approving the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition.

        Global Matrix and Other Management Committees.    The Global Matrix, an existing committee that manages the Watson Wyatt Worldwide alliance, will become the principal management committee of the worldwide business after the acquisition. Some inside directors and executive officers of Watson Wyatt Holdings and some voting members of Watson Wyatt LLP will serve on the Global Matrix. The members of the Global Matrix will be Messrs. John Haley, Carl Mautz, Alan Whalley and Gene Wickes and Ms. Chuly Lee from Watson Wyatt Holdings, and Messrs. Philip Brook, David Dow, Babloo Ramamurthy, Paul Thornton and Roger Urwin, from Watson Wyatt LLP.

        Two additional groups have been formed to assist in the integration of the European business: the Global Strategy Group, which will review strategy on a global basis, and the Global Integration Committee, which will address integration of the global business. Mr. Thornton and associates from Watson Wyatt LLP, and Watson Wyatt Holdings' Eastern Division Manager, Mr. John Caldarella, and associates from Watson Wyatt Holdings will serve as members of the Global Strategy Group. The members of the Global Integration Group are Messrs. John Haley and Gene Wickes from Watson Wyatt Holdings, and Messrs. Paul Thornton and Babloo Ramamurthy, from Watson Wyatt LLP.

        As a result, these inside directors and executive officers of Watson Wyatt Holdings and these Watson Wyatt LLP members may have a greater voice in the integration of the European business with the business and operations of Watson Wyatt Holdings, and could therefore have a greater role in determining the future direction of Watson Wyatt Holdings after the acquisition.

        Ownership of Watson Wyatt Holdings' Common Stock.    Some voting members of Watson Wyatt LLP are currently stockholders of Watson Wyatt Holdings.

        Interlocking Board Memberships.    Mr. Haley, President and Chief Executive Officer of Watson Wyatt Holdings, is a member of the Watson Wyatt LLP partnership board. Mr. Thornton, Senior Partner of Watson Wyatt LLP, is a member of the Watson Wyatt Holdings board of directors.

        Board of Directors.    Mr. Ramamurthy, a Watson Wyatt LLP voting member and the current Managing Partner of Watson Wyatt LLP, has been nominated for election to the board of directors of Watson Wyatt Holdings. The election of Mr. Ramamurthy is contingent upon consummation of the acquisition.

        Management.    Mr. Whalley, a Watson Wyatt LLP voting member, is the Regional Manager (US Region) of Watson Wyatt Holdings, an executive officer position. For a description of Mr. Whalley's relationship with Watson Wyatt Holdings, see "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP—Management of the Alliance."

Transaction Costs

        Watson Wyatt Holdings estimates that its total costs for legal, accounting and financial advisory services will be approximately US$8 million.

Federal Securities Law Consequences

        The shares of Watson Wyatt Holdings' common stock issued in connection with the acquisition are being registered under the Securities Act of 1933. These Watson Wyatt Holdings shares will be freely transferable under the Securities Act, except for Watson Wyatt Holdings shares issued to any person who is deemed to be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of

Watson Wyatt LLP and any person who is or becomes an affiliate of Watson Wyatt Holdings. Affiliates may not sell their Watson Wyatt Holdings shares acquired in the acquisition, except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares; or

  •
  an exemption from registration under the Securities Act, including any applicable exemption under Rule 144 and Rule 145 of the Securities Act.

        The registration statement of which this proxy statement/prospectus forms a part will cover the resale of the number of shares of Watson Wyatt Holdings' common stock acquired by certain voting members of Watson Wyatt LLP. See "Selling Stockholders" at page     . This registration for resale will permit those individuals to sell immediately the shares of Watson Wyatt Holdings' common stock they receive as a result of the acquisition without restrictions imposed by federal securities laws, except during periods in which Watson Wyatt Holdings has suspended the effectiveness or use of, or trading under, this registration statement. See "Selling Stockholders—Plan of Distribution." Such selling stockholders, however, will continue to be subject to contractual restrictions on the transfer of such Watson Wyatt Holdings' common stock. In addition, such selling stockholders, to the extent they are affiliates of Watson Wyatt Holdings, will be subject to Watson Wyatt Holdings' internal insider trading guidelines. See "The Business Transfer Agreement—Distribution of Proceeds" at page     .

THE BUSINESS TRANSFER AGREEMENT

        The following summary of the material terms and provisions of the business transfer agreement is qualified in its entirety by reference to the business transfer agreement. The business transfer agreement and material schedules are attached as Annex A to this proxy statement/prospectus, and is incorporated by reference into this proxy statement/prospectus. Watson Wyatt Holdings' stockholders and Watson Wyatt LLP voting members should read the business transfer agreement in its entirety, as it is the legal document governing this acquisition, and the provisions of the business transfer agreement are complicated and not easily summarized.

The Acquisition

        Assuming all the conditions to the acquisition are satisfied or waived in accordance with the business transfer agreement, the business transfer agreement provides that Watson Wyatt Holdings will purchase the European business from Watson Wyatt LLP. The acquisition will be effected through subsidiary entities of Watson Wyatt Holdings and will include the acquisition of subsidiary entities of Watson Wyatt LLP.

  Acquired Assets

        The European business consists of substantially all of the assets and most liabilities of Watson Wyatt LLP at closing, as follows:

  •
  all rights and post-closing obligations under specified client agreements, equipment-related agreements, intellectual-property related agreements and licenses, supplier agreements and the alliance agreement with Watson Wyatt Brans & Co;

  •
  all information and records relating to the European business, except for information relating to professional liability claims, excluded liabilities, the personal tax affairs of the members of Watson Wyatt LLP and Watson Wyatt LLP's minutes;

  •
  all intellectual property owned and used by Watson Wyatt LLP in the European business;

  •
  all goodwill and intangible assets relating to the European business;

  •
  all cash and cash equivalents held by Watson Wyatt LLP, except for certain excluded cash, as described below;

  •
  accounts receivable and other debts owing to Watson Wyatt LLP arising from the operation of the European business before closing;

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  plant, machinery, furniture, fixtures and equipment used in or in connection with the European business;

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  the benefit of prepayments made by Watson Wyatt LLP before closing;

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  Watson Wyatt LLP's properties;

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  sales publications, advertising and promotional materials, business forms, instructional material and other sales and technical materials relating to the European business;

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  rights and claims of Watson Wyatt LLP against third parties arising before closing in connection with the European business (other than rights and claims relating to assets and liabilities that are excluded from the European business);

  •
  all outstanding shares of Watson Wyatt Holdings Limited and Watson Wyatt Trustees Limited, both of which are subsidiaries of Watson Wyatt LLP; and

  •
  all other rights and assets used in the European business except for excluded assets, which are described below.

        Inclusion of the outstanding shares of Watson Wyatt Holdings Limited and Watson Wyatt Trustees Limited in the European business will result in the acquisition by Watson Wyatt Holdings of all of the direct and indirect subsidiaries of Watson Wyatt LLP.

        The European business does not include:

  •
  some excluded contracts, including the original alliance agreements between Watson Wyatt LLP and Watson Wyatt Holdings;

  •
  information relating to professional liability claims, excluded liabilities that are not being assumed by Watson Wyatt Holdings, personal tax affairs of the Watson Wyatt LLP members or minutes of member meetings relating to the acquisition and the original alliance agreements, except to the extent any information relates to liabilities to be assumed by Watson Wyatt Holdings; and

  •
  cash equal to the total of:

•
cash relating to reserves for professional liability claims;

•
cash sufficient to pay annuity payments due but not then paid to former members of Watson Wyatt LLP and any of their spouses and dependents;

•
amounts owed by Watson Wyatt LLP to former members for sums credited to their accounts with Watson Wyatt LLP;

•
amounts credited to the capital accounts of the voting members at closing (except any amounts representing acquisition consideration); and

•
the aggregate amount of any checks drawn on the account of Watson Wyatt LLP that have not been presented for payment at closing.

        The amount of cash to be excluded from the European business will depend on the applicable balances at closing. We have estimated, for purposes of preparing the pro forma financial statements in this proxy statement/prospectus, that the excluded cash would as at October 31, 2004 have totaled approximately $38 million.

  Assumed Liabilities

        Watson Wyatt Holdings will assume all liabilities and obligations of Watson Wyatt LLP except for specified excluded liabilities. The liabilities to be assumed by Watson Wyatt Holdings include:

  •
  all obligations of Watson Wyatt LLP, its members and former members relating to:

•
specified client agreements, equipment-related agreements, intellectual property related agreements and licenses, supplier agreements and the alliance agreement with Watson Wyatt Brans & Co.;

•
leases for properties used by Watson Wyatt LLP;

•
the Watson Wyatt LLP pension plan;

•
pensions in payment to spouses and dependents of deceased members and the obligation to pay pensions of this nature to the spouses and dependents of certain retired members;

•
certain pension augmentation rights of some non-voting members;

•
salary, bonus and other obligations to employees of the European business to the extent such obligations arise directly or indirectly from employment with the European business;

•
tax liabilities of Watson Wyatt LLP relating to the European business, other than personal tax liabilities of members; and

•
all other obligations relating to or arising out of the European business, except for the excluded liabilities;

•
professional liability claims relating to pre-April 1995 operation of business by Watson Wyatt Holdings in Europe; and

•
all liabilities of subsidiaries of Watson Wyatt LLP.

        Watson Wyatt Holdings has agreed to indemnify Watson Wyatt LLP, the voting and non-voting members and retired members with respect to the liabilities being assumed by Watson Wyatt Holdings. Watson Wyatt LLP has agreed to indemnify Watson Wyatt Holdings with respect to professional liability claims arising from services provided by insurance and financial services subsidiaries before the closing date.

        The liabilities to be assumed by Watson Wyatt Holdings will not include:

  •
  any liabilities for professional liability claims from clients or third parties relating to services provided by Watson Wyatt LLP before the closing of the acquisition, other than as described above;

  •
  any liability or obligation of Watson Wyatt LLP arising out of the business transfer agreement and other agreements related to the acquisition;

  •
  liabilities and obligations of Watson Wyatt LLP under some excluded contracts, including the original alliance agreements between Watson Wyatt LLP and Watson Wyatt Holdings and some client agreements of Watson Wyatt LLP;

  •
  any obligations to make annuity payments to members or former members of Watson Wyatt LLP or any of their spouses or dependents, other than as described above;

  •
  any obligations to make payments to former members of Watson Wyatt LLP in respect of any amounts in their accounts with Watson Wyatt LLP;

  •
  any obligations to make payments to voting members of Watson Wyatt LLP in respect of any amounts in their capital accounts with Watson Wyatt LLP;

  •
  any obligations to make payments to members of Watson Wyatt LLP in respect of any amounts in their drawings accounts with Watson Wyatt LLP;

  •
  any tax liabilities of members and former members of Watson Wyatt LLP; or

  •
  liabilities of Watson Wyatt LLP for fees and expenses incurred in connection with the acquisition.

        Watson Wyatt LLP has agreed to indemnify Watson Wyatt Holdings and its subsidiaries with respect to the liabilities being retained by Watson Wyatt LLP. Watson Wyatt Holdings will return to Watson Wyatt LLP cash to meet some liabilities not assumed by Watson Wyatt Holdings. See "—Post-Closing Payments" at page    .

  Distribution of Interest of Watson Wyatt Holdings in Watson Wyatt LLP

        Under the alliance agreements, Watson Wyatt Holdings holds a 20% interest in the profits on disposal of the business of Watson Wyatt LLP. Watson Wyatt Holdings' interest in the distribution of assets of Watson Wyatt LLP is subject to adjustment for factors set forth in the alliance agreements. Applicable adjustments included adjustments for transaction proceeds that will be distributed to non-voting members pursuant to Watson Wyatt LLP's plan of distribution. After giving effect to such adjustments, Watson Wyatt Holdings' profits on disposal interest in Watson Wyatt LLP was calculated at approximately 18% of Watson Wyatt LLP's assets. Before consummation of the acquisition, Watson Wyatt Holdings will, pursuant to a Distribution Agreement, surrender its rights and obligations as a member in Watson Wyatt LLP. In exchange, Watson Wyatt LLP will enter into a declaration of trust pursuant to which 18% of the beneficial interest in Watson Wyatt LLP's assets will be held in trust for Watson Wyatt Holdings and the remaining 82% will be held in trust for Watson Wyatt LLP. Following the novation of the business transfer agreement and a series of intercompany transfers, the entire legal and beneficial interest in the European business will be held by WW Limited. See "Agreements Relating to the Acquisition—Business Transfer Agreement Deed of Novation" at page    .

Acquisition Consideration

  Total Consideration

        If the acquisition is completed, in addition to the assumption by Watson Wyatt Holdings of liabilities of Watson Wyatt LLP (except excluded liabilities described above), Watson Wyatt Holdings will pay Watson Wyatt LLP total consideration comprised of:

  •
  approximately £88.3 million in cash to be paid upon consummation of the acquisition in pounds sterling (approximately US$168.4 million based on exchange rates on April 29, 2005); and

  •
  9,090,571 shares of Watson Wyatt Holdings' common stock to be delivered upon consummation of the acquisition and up to an additional 1,950,000 shares to be issued after June 30, 2007, contingent upon the achievement by the European business of financial performance goals. The market value of the stock consideration will depend upon the market price for the common stock on the date of closing. Based on the NYSE closing price on April 29, 2005, the value of the stock consideration was US$291.5 million, of which US$51.5 million represents the contingent stock consideration. The ultimate number of shares of common stock to be issued as contingent consideration, if any, will not be determinable until after June 30, 2007, when achievement of the financial performance goals is assessed.

        As contemplated by the business transfer agreement, Watson Wyatt Holdings will pay the acquisition consideration (other than contingent consideration) to Watson Wyatt LLP over a period of two business days following the closing date of the acquisition.

  Cash Consideration

        Cash consideration will constitute approximately 37% of the consideration paid to Watson Wyatt LLP in the acquisition (based on exchange rates on April 29, 2005). The cash consideration of approximately £88.3 million will be paid upon consummation of the acquisition in pounds sterling. Watson Wyatt Holdings expects to fund approximately 53% of the cash consideration by borrowing approximately US$90 million from its revolving line of credit, which is expected to be renegotiated in connection with the acquisition. Watson Wyatt Holdings will bear the risk of exchange rate fluctuations in paying the cash consideration in pounds sterling at closing. In an attempt to mitigate this risk, Watson Wyatt Holdings has purchased through a forward contract £88 million at a blended rate of $1.86. This contract will mature on July 29, 2005.

  Stock Consideration

        Stock consideration will constitute approximately 63% of the consideration paid to Watson Wyatt LLP in the acquisition (based on exchange rates on April 29, 2005). The value of the stock consideration (including potential contingent consideration) will depend upon the share price on the date of transfer. Based on the NYSE closing price on April 29, 2005, the value of the stock consideration was US$291.5 million.

        9,090,571 shares of Watson Wyatt Holdings' common stock (worth approximately US$240.0 million using the closing price on April 29, 2005) will be delivered to Watson Wyatt LLP upon consummation of the acquisition; 1,950,000 shares of Watson Wyatt Holdings' common stock (worth approximately US$51.5 million using the closing price on April 29, 2005) will be issuable after June 30, 2007, contingent on the performance of the European business, as described below.

        Although the shares of Watson Wyatt Holdings' common stock issued upon consummation of the acquisition will be listed on the New York Stock Exchange, approximately 48% of such shares will not be freely tradable, as described below. A total of 4,370,774 shares of common stock issued in the acquisition will be freely tradable upon consummation of the acquisition. See "The Business Transfer Agreement—Distribution of Proceeds—Share Transfer Restrictions."

  Contingent Stock Consideration

        Watson Wyatt Holdings' obligation to pay up to 1,950,000 shares of Watson Wyatt Holdings' common stock (worth approximately US$51.5 million using the closing price on April 29, 2005) is contingent upon attainment by the European business of financial performance objectives during the fiscal year ending June 30, 2007 (as compared to the baseline fiscal year ended April 30, 2004).

        Whether contingent stock consideration is payable and its amount will be determined based on the relationship between net revenues ("2007 Net Revenues") and staff costs ("2007 Staff Costs") of the European business for the fiscal year ending June 30, 2007, as follows:

  •
  if the ratio of: (x) the difference between 2007 Net Revenues and 2007 Staff Costs, to (y) 2007 Net Revenues, expressed as a percentage (the "2007 Percentage"), exceeds 47.0%, then all of the contingent stock consideration will be payable to Watson Wyatt LLP;

  •
  if the 2007 Percentage is less than 45.7%, then none of the contingent stock consideration will be payable to Watson Wyatt LLP;

  •
  if the 2007 Percentage is equal to or greater than 45.7% but less than 47.0%, then a portion of the contingent stock consideration will be payable to Watson Wyatt LLP, calculated on a linear sliding scale basis.

        The target ratio percentages were derived from net revenues and staff costs of the European business for the fiscal year ended April 30, 2004.

        Please refer to Section 4 and Schedule 7 of the business transfer agreement, which is attached at Annex A, for the specific formulas that will govern the calculation of the contingent stock consideration.

        The ultimate number of shares of common stock to be issued as contingent consideration will not be determinable until after June 30, 2007, when the net revenue and staff costs of the European business for the year ending June 30, 2007 have been determined and the calculations described above have been completed. If and when determinable, such additional consideration will be valued and reflected as additional goodwill.

        In addition, Watson Wyatt Holdings has the right to set off business transfer agreement-related claims against any contingent stock consideration that is payable. Claims that may offset contingent stock consideration include claims for warranty breaches and other claims that have been settled or finally determined before contingent stock must be paid. In addition, if at the date on which the contingent stock must be paid Watson Wyatt Holdings has indemnity claims against Watson Wyatt LLP relating to professional liability of Watson Wyatt LLP or the subsidiaries comprising the Insurance & Financial Services practice and such claims are not covered by available insurance, Watson Wyatt Holdings will have a right to set off such indemnity claims against the contingent stock. In this case the contingent stock will be sold and the proceeds placed in an escrow account until the liability for professional liability claims is finally determined. See "Agreements Relating to the Acquisition—Deed of Contribution." Accordingly, the contingent stock consideration will not be issued to Watson Wyatt LLP until a determination has been made as to whether all or any portion of the contingent stock consideration is due and whether Watson Wyatt Holdings has claims to be set off against the contingent stock consideration.

Distribution of Proceeds

        Watson Wyatt LLP has advised us that it intends to distribute substantially all of the acquisition consideration immediately after receipt to the voting members as provided in a plan of distribution set forth in resolutions adopted by Watson Wyatt LLP. The distribution to each voting member of common stock will be based on a pro-rata agreed share reflecting prospective entitlements of each voting member that would otherwise have come due from Watson Wyatt LLP.

        We understand that pursuant to the plan of distribution, the voting members will direct that 1,258,000 shares of Watson Wyatt Holdings' common stock be deposited in two trusts for the benefit of and for payment to non-voting members as described under the caption "—Non-Voting Members and Others" below.

        Pursuant to the plan of distribution, the voting members also will distribute up to £20 million (approximately US$38.1 million based on exchange rates on April 29, 2005) in cash and up to 900,000 shares of Watson Wyatt Holdings' common stock to retired members of Watson Wyatt LLP, conditional upon a waiver of existing contractual rights to annuity payments. See "—Retired Members" below.

  Voting Members

        Total Consideration.    Pursuant to Watson Wyatt LLP's plan of distribution, acquisition consideration totaling approximately US$355.8 million (based on exchange rates on April 29, 2005) will be distributed by Watson Wyatt LLP to its voting members, to be retained by voting members and not to be subsequently transferred to non-voting members or others or retired members:

  •
  approximately £65 million (or approximately US$124.0 million, based on exchange rates on April 29, 2005) of which will be cash; and

  •
  8,780,071 shares of Watson Wyatt Holdings' common stock with a value of approximately US$231.8 million based on the NYSE closing price on April 29, 2005 (including 1,950,000 shares of contingent stock consideration with a value of approximately US$51.5 million).

        Only the voting members will receive contingent stock consideration. There are 47 individuals entitled to vote as voting members of Watson Wyatt LLP.

        Voting Member Share Transfer Restrictions.    As a condition to receiving any shares of Watson Wyatt Holdings' common stock as acquisition consideration, each voting member must agree to contractual transfer restrictions on transfer of such shares. These transfer restrictions will lapse as follows:

  •
  At Closing: 2,110,274 shares, or approximately 30.9% of the stock consideration payable to voting members (not including contingent stock consideration), will be freely transferable shares of Watson Wyatt Holdings' common stock.

  •
  At First Anniversary of Closing: 2,329,761 shares of Watson Wyatt Holdings' common stock, or approximately 34.1% of the stock consideration payable to the voting members (not including contingent stock consideration), will become freely transferable.

  •
  At Second Anniversary of Closing: 2,390,036 shares of Watson Wyatt Holdings' common stock, or approximately 35.0% of the stock consideration payable to the voting members (not including contingent stock consideration), will become freely transferable.

  •
  At Fourth Anniversary of Closing: Any contingent stock consideration that has been issued will become freely transferable.

  Retired Members

        A portion of the acquisition consideration will be transferred by the voting members to former voting members of Watson Wyatt LLP and Watson Wyatt Partners who retired from active service with those entities. There are a total of 25 retired members. Pursuant to Watson Wyatt LLP's plan of distribution, acquisition consideration totaling up to £20 million in cash (approximately US$38.1 million based on exchange rates on April 29, 2005) and 900,000 shares of common stock of Watson Wyatt Holdings will be distributed by the voting members to retired members of Watson Wyatt LLP. The distribution to each retired member will be conditional upon a waiver of existing contractual rights to annuity payments.

        Retired members who do not waive their contractual rights to annuity payments will not receive acquisition consideration but will retain their contractual rights to annuity payments. We understand that, with respect to retired members who do not waive their right to annuity payments, the voting members intend to use some of the cash and liquidate some of the shares of common stock that otherwise would have been distributed to such non-waiving retired members to fund the annuity payments owed to them after the acquisition.

        No Retired Member Share Transfer Restrictions.    None of the shares of common stock transferred to retired members will be subject to any restrictions on transfer. As a result, retired members will be permitted to sell all of the shares of common stock that they receive in connection with the acquisition immediately after the closing of the acquisition and receipt of the shares.

        Members who have been retired from active service with Watson Wyatt LLP for over ten years will receive their full portion of the acquisition consideration in cash.

  Non-Voting Members and Others

        Consideration.    We have been advised that 1,258,000 shares of Watson Wyatt Holdings' common stock will be deposited shortly after the acquisition by the voting members in two trusts established by the voting members for the benefit of non-voting members, including certain senior (non-UK) employees who are treated under Watson Wyatt LLP's membership agreement as having status equivalent to non-voting members. We understand that the proceeds distributed to non-voting members will consist solely of shares of Watson Wyatt Holdings' common stock, as described below. The distribution of proceeds to non-voting members is not contingent upon continued employment with Watson Wyatt Holdings.

        There are 183 non-voting members of Watson Wyatt LLP, including 32 employees of subsidiaries of Watson Wyatt LLP who have the status of non-voting members under Watson Wyatt LLP's membership agreement who will receive acquisition consideration through the trusts.

        Distribution of Shares Over Time.    We expect that the trustees will distribute stock consideration to non-voting members in four equally-sized distributions, beginning shortly after the acquisition. We understand that the non-voting members will have an immediate beneficial entitlement to the shares in the trusts regardless of subsequent employment and that these shares will be paid out from the trusts over a three-year period. Non-voting members will be free to sell Watson Wyatt Holdings common stock upon receipt from the trusts. As a result, immediately after the closing, non-voting members are expected to receive and may sell 25% of the Watson Wyatt Holdings common stock transferred to the trusts at the time of the acquisition, or 314,500 shares. We expect that the trusts subsequently will transfer to the non-voting members another 25% of such Watson Wyatt Holdings common stock on each of the first, second and third anniversaries of the closing of the acquisition.

Effective Time

        The closing will take place on the last business day of the month in which the last of the conditions to closing set forth in the business transfer agreement is satisfied or waived, provided that there are at least three business days between the day on which fulfillment or waiver of the last of the conditions occurs and the last business day of that month. If there are fewer than three business days between fulfillment or waiver of the closing conditions and month-end, closing will take place on the last business day of the next calendar month. We anticipate that the acquisition will be completed during the fiscal quarter ended                            , 2005.

Warranties

  Watson Wyatt LLP Warranties

        The business transfer agreement contains a number of warranties made by Watson Wyatt LLP about itself and its subsidiaries, including the following:

  •
  information relating to each selling entity;

  •
  membership of Watson Wyatt LLP and the capital structure of its subsidiaries;

  •
  absence of rights to acquire shares of capital stock of subsidiaries of Watson Wyatt LLP;

  •
  accuracy and completeness of limited liability partnership and corporate records;

  •
  completeness and compliance with organizational and governance documents and absence of ultra vires acts or agreements;

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  corporate power and authority to enter into the business transfer agreement and authorization, execution, delivery and enforceability of the business transfer agreement;

  •
  governmental consents and filings required for the acquisition;

  •
  solvency of Watson Wyatt LLP and ability to pay debts;

  •
  compliance of financial statements with applicable statutes and accounting standards, and accuracy of financial statements;

  •
  absence of certain adverse changes or events since April 30, 2004;

  •
  absence of defaults relating to borrowings or indebtedness;

  •
  conduct of the business in the ordinary course since April 30, 2004;

  •
  absence of actions relating to liquidation, winding up or receivership;

  •
  compliance in all material respects with applicable laws;

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  absence of terminations by certain substantial clients;

  •
  material contracts;

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  absence of related party transactions;

  •
  labor and employment matters, including warranties about employment agreements and transferring employees;

  •
  employee benefit plans;

  •
  real property;

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  title to assets;

  •
  that the assets to be transferred comprise all assets currently owned or used in the conduct of the European business;

  •
  accuracy of the information provided by Watson Wyatt LLP for inclusion in this proxy statement/prospectus;

  •
  insurance;

  •
  tax matters;

  •
  intellectual property;

  •
  computer systems; and

  •
  pensions.

        Claims for breach of business transfer agreement warranties must be asserted on or before the 18-month anniversary of the closing date, except for claims relating to tax warranties, which must be asserted no later than the date upon which the contingent stock consideration (if any) payable to Watson Wyatt LLP is finally determined. Watson Wyatt LLP will not have any liability for breach of warranties unless the amount of an individual claim exceeds US$1 million and the aggregate amount of all such individual claims exceeds US$5 million. Watson Wyatt LLP's aggregate liability for breach of warranties is limited to a maximum of US$25 million. All warranty breach claims against Watson Wyatt LLP may be satisfied only out of contingent stock consideration that is otherwise payable to Watson Wyatt LLP. Any amount paid in respect of a claim of breach will be treated as a partial reduction of the purchase price, to the extent permitted by applicable law. The business transfer agreement contains certain other standard limitations on the liability of Watson Wyatt LLP for breach of warranty.

  Watson Wyatt Holdings Warranties

        The business transfer agreement contains a number of warranties made by Watson Wyatt Holdings about itself and its subsidiaries, including the following:

  •
  corporate power and authority to enter into the business transfer agreement and authorization, execution, delivery and enforceability of the business transfer agreement;

  •
  governmental consents and filings required for the acquisition;

  •
  solvency of Watson Wyatt Holdings and ability to pay debts;

  •
  valid existence and good standing;

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  ownership of the issued shares of subsidiary entities through which the acquisition will be effected;

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  pre-closing activities of subsidiary entities through which the acquisition will be effected;

  •
  due authorization and valid issuance of all issued and outstanding Watson Wyatt Holdings common stock;

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  timely filing of required filings with the SEC since July 1, 2001 and absence of material misstatements or omissions therein;

  •
  absence of material misstatements or omissions in the registration statement covering the shares of common stock to be issued in connection with the acquisition; and

  •
  compliance in all material respects of the registration statement with the requirements of the Securities Act and the rules and regulations thereunder.

Conduct Pending the Acquisition

        Covenants of Watson Wyatt LLP.    Except as consented to by Watson Wyatt Holdings, Watson Wyatt LLP has agreed, until closing of the acquisition, to:

  •
  conduct the European business in the ordinary and usual course and use its reasonable endeavors to maintain its trade and trade connections and client relationships;

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  take all reasonable steps to preserve and protect the European business;

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  promptly give Watson Wyatt Holdings full details of any material change in the European business;

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  maintain in force its insurance policies using commercially reasonable efforts;

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  to the extent permitted, provide Watson Wyatt Holdings with such information as Watson Wyatt Holdings may reasonably require for the purpose of assisting with the integration of the European business into the business of Watson Wyatt Holdings; and

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  update Watson Wyatt Holdings with respect to the status of material professional liability claims, provide information with respect to those claims, and not make any admission of liability, agreement, settlement or compromise in relation to those claims without first consulting with Watson Wyatt Holdings.

        Watson Wyatt LLP has agreed that, until closing of the acquisition, neither Watson Wyatt LLP nor any of its subsidiaries will, without Watson Wyatt Holdings' prior written consent (not to be unreasonably withheld or delayed), nor will they agree, to:

  •
  make any payment other than routine payments in the ordinary and usual course of the European business;

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  incur capital expenditures exceeding, individually, £100,000;

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  acquire or dispose of any asset, including any business or entity, having a value exceeding £100,000, whether or not in the ordinary course;

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  modify, terminate or assign contracts relating to the European business if doing so may result in any material change in the nature or scope of the European business;

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  effect any material change in the general practices of invoicing clients, collecting debts, setting fees, providing discounts or writing off work-in-progress;

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  grant or permit the imposition of any encumbrances on the assets of the European business;

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  other than in the ordinary and usual course of business, grant, modify, dispose of or terminate any intellectual property rights if doing so would have a material adverse effect on the ability of Watson Wyatt LLP to operate the European business;

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  other than in the ordinary and usual course of business, permit intellectual property rights to lapse;

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  amend, vary or withdraw any existing value added tax registration or make any election to waive any exemption from value added tax;

  •
  acquire or dispose of any real estate or grant any lease in cases where the consideration payable exceeds £100,000;

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  make any material change or addition to the terms and conditions of employment of any category of the European business' employees (except for the 2005 annual pay review, provided that such pay review is in the ordinary course and consistent with prior practice);

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  make any payment or provide any benefit to any employees of the European business in connection with the closing of the acquisition (other than certain specified bonus payments);

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  make any material change to any, or grant or create any additional, retirement, death or disability benefits plan other than those required by law;

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  institute or settle any legal proceedings relating to the European business except for proceedings with respect to liabilities that are not being assumed by Watson Wyatt Holdings and except for debt collection in the ordinary and usual course not exceeding £100,000;

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  declare, make or pay any dividend or other distribution other than to affiliates of Watson Wyatt LLP;

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  issue any shares or securities or grant any option to subscribe for or acquire shares or securities;

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  so far as it is within the power of Watson Wyatt LLP, do or allow any act or omission which would constitute a breach of certain of the warranties being repeated on the closing date; or

  •
  issue any disclosure, communication or announcement to any of its employees relating to the existence or subject matter of the business transfer agreement.

        Covenants of Watson Wyatt Holdings.    Until the closing date, Watson Wyatt Holdings has agreed to:

  •
  use reasonable endeavors to prepare and file with the SEC a registration statement covering the shares of common stock to be issued in connection with the acquisition as soon as reasonably practicable following the date of the business transfer agreement;

  •
  use reasonable endeavors to have the registration statement declared effective under the Securities Act as promptly as possible after filing with the SEC and to have the shares of common stock to be issued in connection with the acquisition listed on the New York Stock Exchange in advance of closing, subject to official notice of issuance;

  •
  take all action required under United States federal and applicable state laws in connection with:

  •
  the issuance of stock consideration in advance of closing;

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  the issuance of the contingent stock consideration on or after the final determination of the amount (if any) of contingent stock consideration payable to voting members; and

  •
  the public resale of the stock consideration and the contingent stock consideration by selling stockholders named in the registration statement;

        Watson Wyatt Holdings has further agreed to:

  •
  except for acquisitions and dispositions, carry on its business in the ordinary and usual course in the same manner as its business was operated prior to the date of the business transfer agreement and use its reasonable endeavors to maintain its trade and trade connections and client relationships;

  •
  take all reasonable steps to preserve and protect its business;

  •
  maintain in force its insurance policies;

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  to the extent permitted by law, provide Watson Wyatt LLP with such information as Watson Wyatt LLP may reasonably require for the purpose of assisting with the integration of the European business into the business of Watson Wyatt Holdings; and

  •
  consult with Watson Wyatt LLP before agreeing to (whether in legally binding form or not) the acquisition or disposition of, or granting any option in respect of, any equity interest in or assets of any business or entity or division thereof, which in each case would reasonably be expected to result in a material change in the nature or scope of the business of Watson Wyatt Holdings or other relevant member of its group;

except in each case to the extent required for Watson Wyatt Holdings and its directors to comply with applicable law.

Employment; Employee Benefits

        WW Limited has offered or agreed to offer employment to all Watson Wyatt LLP members at closing who remain with the European business after the consummation of the acquisition. Voting members have executed employment agreements reflecting employment on terms as to compensation and remuneration that reflect their position as employees rather than owners of the European business. Non-voting members will be offered employment on terms as to compensation and remuneration that are broadly consistent on a total compensation approach using market-based salaries with the terms of their current employment arrangements.

        In accordance with European law, the employment contracts of Watson Wyatt LLP's employees will transfer automatically to their new Watson Wyatt Holdings employer on the transfer of the European business in the acquisition, on substantially the same terms and conditions.

        After the closing of the acquisition, WW Limited will replace Watson Wyatt LLP as the principal employer of Watson Wyatt LLP's pension plan and will assume all of Watson Wyatt LLP's obligations under the plan.

Post-Closing Payments

        Watson Wyatt Holdings has agreed to return to Watson Wyatt LLP cash to meet certain obligations of Watson Wyatt LLP after closing, including profit distributions to members with respect to pre-acquisition periods and personal tax payments on behalf of Watson Wyatt LLP members. In addition, Watson Wyatt Holdings will pay bonuses to employees of the European business for Watson Wyatt LLP's fiscal year ended April 30, 2005 and the period from April 30, 2005 until June 30, 2005 (to the extent that these payments have not been made by Watson Wyatt LLP before closing). Watson Wyatt Holdings will also pay as part of its fiscal year end bonus in September 2006 the amount of bonuses accrued by Watson Wyatt LLP during the period from June 30, 2005 until closing. The profits of the European business for these periods, which otherwise would have been available for distribution by Watson Wyatt LLP to its voting members, will be reduced by the aggregate amount of these bonus payments. Actual payment amounts will be determined based on closing date financial statements of the European business.

        Under the business transfer agreement, Watson Wyatt LLP will retain an amount of cash that is estimated to cover specified reserve amounts on the financial statements of the European business as of the closing date. Although the amount of any cash payment to Watson Wyatt LLP cannot be determined until closing, we have estimated, for purposes of preparing the pro forma financial statements in this proxy statement/prospectus, that the excluded cash would as at October 31, 2004 have totaled approximately $38 million. If the cash amounts retained by Watson Wyatt LLP are less than such reserves as reflected on the financial statements of the European business as of the closing date, Watson Wyatt Holdings has agreed to pay to Watson Wyatt LLP a cash amount equal to the shortfall.

Employee Bonus Arrangements

        Watson Wyatt Holdings has agreed to fund the aggregate bonus pool in full for all employees of the European business for the fiscal years ended June 30, 2006 and 2007, respectively, if the European business meets certain net operating income targets in those fiscal years. These bonuses will be payable under Watson Wyatt Holdings' policy of paying employee bonuses from time to time. In addition, for the fiscal year ended June 30, 2008, Watson Wyatt Holdings has agreed to fund the bonus pool in full for voting members if the European business has met agreed-upon targets for net operating income in that fiscal year.

        Any bonus payments would be compensation payments to employees and would not represent an increase in the consideration payable for the European business. Although Watson Wyatt Holdings is under an obligation to fund the applicable bonus pools in full if specified targets are met, there are no guarantees regarding the bonuses to be paid to any individual employee, which will be determined by the management of WW Limited and Watson Wyatt Holdings in accordance with bonus policies in effect from time to time.

Parent Company Guaranty

        When the European business is transferred to WW Limited pursuant to the Business Transfer Agreement Deed of Novation, WW Limited will assume the obligations of Watson Wyatt (UK) Acquisitions 2 Limited and The Wyatt Company Holdings Limited under the business transfer agreement. Watson Wyatt Holdings has guaranteed the obligations of WW Limited and Watson Wyatt (UK) Acquisitions 2 Limited to pay acquisition consideration, to make the post-closing payments described above, and to fund the employee bonus pool described above.

Conditions to the Acquisition

        The respective obligations of Watson Wyatt Holdings and Watson Wyatt LLP to complete the acquisition are subject to the satisfaction or waiver of a number of conditions, including:

  •
  approval by Watson Wyatt Holdings' stockholders of the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition;

  •
  approval of the acquisition by the voting members of Watson Wyatt LLP;

  •
  receipt of various regulatory approvals described above;

  •
  there being no legal action, suit, claim or proceedings that seeks to restrain, prohibit or delay the acquisition or any part thereof;

  •
  execution by the trustees of Watson Wyatt LLP's pension plan of a document designating WW Limited as principal employer of that pension plan;

  •
  confirmation by the trustees of Watson Wyatt LLP's pension plan that the termination of Watson Wyatt International Limited as a employer under the pension plan did not give rise to additional debt in the pension plan; and

  •
  receipt of consents from specified clients and vendors with fixed- or indefinite-term contracts with the European business to the transfer of their contracts with Watson Wyatt LLP to WW Limited.

        Watson Wyatt Holdings may waive, in its sole discretion, the conditions relating to regulatory approvals, pension-related consents and client and vendor consents.

        The acquisition is not subject to a financing condition.

Listing on New York Stock Exchange and London Stock Exchange

        It is a condition to the closing of the acquisition that shares of Watson Wyatt Holdings' common stock issuable in connection with the acquisition be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the closing of the acquisition. Watson Wyatt Holdings will file a listing application to list the shares of Watson Wyatt Holdings' common stock to be issued in the acquisition on the New York Stock Exchange. In addition, Watson Wyatt Holdings has agreed to use reasonable endeavors to effect a secondary listing of Watson Wyatt Holdings' common stock on the London Stock Exchange as soon as reasonably practicable after the closing date.

Termination

        Watson Wyatt Holdings and Watson Wyatt LLP may terminate the business transfer agreement by mutual written consent. In addition, either Watson Wyatt Holdings or Watson Wyatt LLP may terminate the business transfer agreement if the other materially breaches a closing obligation. A failure to pay some or all of the cash consideration or stock consideration due to Watson Wyatt LLP at closing would be deemed for these purposes to be a material breach by Watson Wyatt Holdings.

        The business transfer agreement automatically terminates if any of the conditions to closing have not been fulfilled or waived, and the acquisition has not been completed, by September 30, 2005. Watson Wyatt Holdings and Watson LLP may agree to amend the business transfer agreement to extend this deadline.

Amendments and Waiver

        The parties to the business transfer agreement may amend or waive any provision or condition of the business transfer agreement in writing. Unless explicitly agreed upon by the parties, no amendment or waiver of any provision or condition of the business transfer agreement will affect the rights, obligations or liabilities of any party under the business transfer agreement that have arisen before the date of such amendment or waiver, nor will any such amendment or waiver constitute a general amendment or waiver of such provision or condition.

Fees and Expenses

        In general, all fees and expenses incurred in connection with the acquisition and the business transfer agreement will be paid by the party incurring such expenses. Watson Wyatt Holdings has agreed to pay the accountancy fees of Watson Wyatt LLP incurred in connection with the preparation of this proxy statement/prospectus and fees and expenses related to the transfer of leases to WW Limited.

Governing Law and Jurisdiction

        The business transfer agreement is governed by and will be construed in accordance with the laws of England. All actions or proceedings arising out of or in connection with the business transfer agreement must be exclusively brought in the courts of England.

AGREEMENTS RELATING TO THE ACQUISITION

        The following is a summary of the material terms and provisions of other agreements relating to the acquisition, the forms of which have been filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part. The discussion of each such related agreement is qualified in its entirety by reference to the full text of such agreement, which is incorporated by reference into this proxy statement/prospectus.

Stock Transfer Agreements

        Watson Wyatt LLP and each voting member, as a condition to receiving stock consideration in the acquisition, must execute a stock transfer agreement imposing transfer restrictions on the stock consideration received. See "The Business Transfer Agreement—Distribution of Proceeds."

Employment/Non-Solicitation and Non-Competition Agreements

        Each Watson Wyatt LLP voting member other than Mr. Whalley has executed, and we expect that each of the employees of Watson Wyatt LLP's subsidiaries who has a status equivalent to voting members under the Watson Wyatt LLP membership agreement will execute, an employment agreement with WW Limited or an appropriate subsidiary. The employment agreements with WW Limited are conditional upon the consummation of the acquisition. The employment agreements provide, among other things, that for a period of one year after termination of employment the employee will not solicit or entice away from Watson Wyatt Holdings or its subsidiaries (including WW Limited) employees or clients of Watson Wyatt Holdings or its subsidiaries.

        These individuals are required to execute non-competition agreements pursuant to which each individual will agree that:

  •
  for a period of three years after closing the employee will not, within the United Kingdom (or the jurisdiction in which he is resident), directly or indirectly carry on or be engaged in any business that competes with the European business as carried on at closing, without the prior written consent of WW Limited; and

  •
  for a period of three years after closing he will not directly or indirectly solicit or entice a client of the European business or solicit a client for services that are competitive with those provided by the European business at any time during the period of two years prior to closing.

Distribution Agreement

        Before consummation of the acquisition, Watson Wyatt Holdings' rights and obligations as a member of Watson Wyatt LLP will be surrendered in exchange for a stake in Watson Wyatt LLP's assets. The arrangements relating to this distribution are described in further detail above. See "The Business Transfer Agreement—The Acquisition—Distribution of Interest of Watson Wyatt Holdings in Watson Wyatt LLP."

Watson Wyatt Worldwide Alliance Arrangements

        The agreements pursuant to which Watson Wyatt Holdings and Watson Wyatt LLP provide services together as Watson Wyatt Worldwide will be terminated as of the closing date. Agreements between the parties relating to the sale of businesses in 1995 and 1999 will continue in force. In addition, some indemnities from the parties relating to the alliance agreements will survive termination of the alliance agreements.

Deed of Contribution

        Watson Wyatt Holdings and Watson Wyatt LLP have entered into an agreement pursuant to which the contingent stock consideration otherwise payable to Watson Wyatt LLP can be used as security in respect of any loss suffered by Watson Wyatt Holdings as a result of uninsured professional liability claims for which Watson Wyatt LLP has agreed to indemnify Watson Wyatt Holdings under the business transfer agreement. The contingent stock will, to the extent necessary to cover 80% of any such claims, be sold and the proceeds held in escrow to be used to indemnify Watson Wyatt Holdings against such professional liability claims once available insurance has been exhausted. Watson Wyatt Holdings has agreed to contribute into the escrow account such amount as is necessary to cover 20% of any such claims. The security arrangements will apply with respect to any claim made by Watson Wyatt Holdings on or before the earlier of the date the contingent stock becomes payable to Watson Wyatt LLP or October 31, 2007.

        In certain cases, funds in the escrow account other than amounts contributed by Watson Wyatt Holdings will be paid out to Watson Wyatt LLP even if Watson Wyatt Holdings' indemnity claims have not been finally determined. Such payments will be made if Watson Wyatt LLP enters insolvent liquidation or if certain claims are subsequently brought against Watson Wyatt LLP's predecessor general partnership or individual partners therein.

        Once all relevant professional liability claims have been settled or determined, 80% of any remaining funds in the escrow account will be, subject to certain exceptions, distributed to Watson Wyatt LLP, and the remaining 20% will be distributed to Watson Wyatt Holdings.

Employee Bonus Agreement

        Watson Wyatt Holdings has agreed to fund the aggregate bonus pool in full for all employees of the European business for the fiscal years ended June 30, 2006 and 2007 respectively, and also for voting members for the fiscal year ended June 30, 2008, if the European business meets certain profit targets in those fiscal years. See "The Business Transfer Agreement—Employee Bonus Arrangements" for a more detailed description of employee bonus arrangements.

Business Transfer Agreement Deed of Novation

        After the closing of the acquisition, the European business and the beneficial interest in the European business held in trust for the benefit of Watson Wyatt Holdings pursuant to the distribution agreement will be transferred to WW Limited, a wholly owned indirect subsidiary of Watson Wyatt Holdings. The European business will be held and operated by WW Limited after the closing. At the time of transfer to WW Limited, the parties to the business transfer agreement and WW Limited will enter into a novation agreement pursuant to which Watson Wyatt (UK) Acquisitions 2 Limited and The Wyatt Company Holdings Limited will be released of their obligations, and WW Limited will replace Watson Wyatt (UK) Acquisitions 2 Limited as the "Purchaser" for all purposes under the business transfer agreement and related agreements.

Professional Liability Claims Agreement

        After the closing, Watson Wyatt LLP will remain responsible for most professional liability claims arising from or with respect to the conduct of Watson Wyatt LLP's business before closing. WW Limited will assume responsibility for professional liability claims arising from or with respect to services provided by subsidiaries of Watson Wyatt LLP. In order to preserve the goodwill of the business to be acquired from Watson Wyatt LLP, for a period of three years following closing, WW Limited will use efforts, consistent with those employed by Watson Wyatt LLP prior to closing, to obtain commercial insurance on terms substantially similar to, and of a quality similar to, that now held by Watson Wyatt LLP for claims made after the closing date against WW Limited or any of its subsidiaries, Watson Wyatt LLP, any of the members or former members of Watson Wyatt LLP, or Watson Wyatt LLP's predecessor general partnership or any partners therein. In obtaining such coverage, WW Limited will not be required to pay more than an amount equal to the current premiums paid by Watson Wyatt LLP for such coverage plus the applicable deductible amount, subject to adjustment. To the extent that WW Limited does not expend the entire amount obtaining the requisite insurance, the remaining funds will be made available to provide alternative cover and to fund premiums for insurance coverage relating to claims against Watson Wyatt LLP members in their individual capacities that are not otherwise satisfied. Any amounts not used for the purpose of satisfying such claims will be returned to WW Limited on the later of the twelfth anniversary of the closing date or the date of final settlement of all claims brought before the twelfth anniversary of the closing date.

        WW Limited and Watson Wyatt LLP will agree on insurance requirements for insuring the liabilities of Watson Wyatt LLP after the third anniversary of the closing. If WW Limited and Watson Wyatt LLP are unable to agree to mutually acceptable proposals, then WW Limited, in order to preserve the goodwill of the business, will use efforts to purchase, for the nine year period beginning on the third anniversary of closing, annual policies covering the liability of Watson Wyatt LLP on terms substantially similar to and of a quality similar to that now held by Watson Wyatt LLP.

        Under the professional liability claims agreement, Watson Wyatt Holdings or WW Limited also must maintain resources to manage claims made against WW Limited, Watson Wyatt LLP, Watson Wyatt Partners or members or partners of either in connection with third-party claims relating to professional services provided by Watson Wyatt LLP before closing.

CERTAIN TAX CONSEQUENCES

In General

        The following discussion summarizes (i) the material UK tax consequences of the acquisition to the Watson Wyatt LLP members and (ii) the material UK and, in the case of non-US owners, the US income and estate tax consequences of ownership of Watson Wyatt Holdings' common stock. This summary is based on UK and US statutes, regulations, judicial authority and administrative rulings and practice, all as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor. This summary does not discuss all income or estate tax considerations that may be relevant to Watson Wyatt LLP members or retired members in light of their particular circumstances. In particular, the discussion generally does not discuss tax consequences that may be applicable to Watson Wyatt LLP members or retired members who are subject generally to tax in jurisdictions other than the UK. Watson Wyatt Holdings and Watson Wyatt LLP do not accept any responsibility for the tax position of any Watson Wyatt LLP member or retired member (whether in the UK or elsewhere) and cannot give any assurance as to any particular tax result for any Watson Wyatt LLP member or retired member. All Watson Wyatt LLP members and retired members should consult their own tax advisors concerning the tax consequences of the acquisition in light of their particular circumstances.

        This summary is based on interpretations of UK tax legislation and of the Internal Revenue Code of 1986, as amended, regulations issued thereunder and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the tax consequences described herein. The parties are not requesting a ruling from the Inland Revenue in connection with the transaction. As a result, the discussion of UK tax consequences described herein does not bind the Inland Revenue or prevent the Inland Revenue from adopting a contrary position. Accordingly, any particular investors are urged to consult their tax advisors as to the specific tax consequences of the transaction.

        The tax consequences described herein assume:

  •
  the accuracy of the statements and facts concerning the transaction as set forth in this proxy statement/prospectus and all other agreements;

  •
  that the transactions are consummated in a manner contemplated by, and in accordance with, the terms of all agreements and this proxy statement/prospectus; and

  •
  the accuracy of representations made by Watson Wyatt LLP and Watson Wyatt Holdings.

UK Tax Consequences of the Acquisition to Watson Wyatt LLP Members

        For UK tax purposes, Watson Wyatt LLP is treated as a tax-transparent entity and tax liabilities arising out of this transaction will be tax liabilities of the voting members individually rather than of Watson Wyatt LLP. Under the terms of the membership agreement of Watson Wyatt LLP, the voting members have the right to receive proceeds of a disposal of Watson Wyatt LLP's business and are able to determine how any surpluses (proceeds less book value) are allocated in such event. Accordingly, for UK tax purposes, the acquisition consideration will be allocated only among the voting members. The precise allocation of the acquisition consideration is reflected in the plan of distribution adopted by the voting members.

        Each voting member will be individually liable for UK capital gains tax on the chargeable gains arising on the member's allocated portion of the acquisition consideration.

        In determining the amount of each voting member's chargeable gain, it is necessary to calculate the value of the gross acquisition consideration received and deduct the following:

  •
  an allocation of the professional costs incurred on the disposal;

  •
  an allocation of the base cost of the assets disposed of; and

  •
  indexation relief (where applicable).

        The value of the acquisition consideration allocated to a voting member will be the sum of the cash and the market value of the Watson Wyatt Holdings common stock allocated to that member. The market value for UK tax purposes may reflect a discount for trading restrictions that will apply to certain shares of Watson Wyatt Holdings' common stock acquired in connection with the transaction. See "Agreements Relating to the Acquisition—Stock Transfer Agreements."

        The right to receive the element of the consideration that is contingent on the future performance of the European business will be valued and included in the initial acquisition consideration amount used for UK capital gains tax purposes. If the contingency is not met and the contingent acquisition consideration is not received, then the voting members will be able to offset their losses against the gains returned and receive a repayment of any overpaid capital gains tax.

        The base cost for these purposes will be the actual cost of the asset (where assets have been acquired since March 31, 1982) or the market value of the asset as at March 31, 1982.

        Voting members may offset against any chargeable gain that may arise the UK capital gains tax annual exemption (£8,500 for the 2005/06 tax year) and, to the extent not used, any brought-forward or current-year capital losses.

        UK capital gains tax will apply to the chargeable gain. However, the amount of the gain that is chargeable will, in some cases, be reduced by "Business Asset Taper Relief," thereby reducing the effective rate of capital gains tax on the chargeable gain.

        The rate of Business Asset Taper Relief is dependent on the length of time that the voting member has owned the assets for and the nature of the underlying asset in respect of which the gain has arisen.

UK Tax Consequences of the Acquisition to UK Resident Non-Voting Members

        Pursuant to Watson Wyatt LLP's membership agreement, non-voting members do not have the right to receive proceeds from a sale of Watson Wyatt LLP's business, and therefore no UK tax liability should arise on them in relation to the acquisition.

        Pursuant to the voting members' plan of distribution, UK resident non-voting members will receive Watson Wyatt Holdings' common stock via a trust. Any payments/allocations of stock received by a UK resident non-voting member out of the trust should be deemed a capital receipt that is not subject to UK tax in the hands of the UK resident non-voting members.

UK Tax Consequences of the Acquisition to Retired Members

        Pursuant to Watson Wyatt LLP's membership agreement, retired members do not have the right to receive proceeds of a disposal of Watson Wyatt LLP's business, and therefore no UK capital gains tax liability should arise on them in relation to the acquisition.

        Pursuant to the plan of distribution adopted by Watson Wyatt LLP, retired members will receive an allocation of Watson Wyatt Holdings' common stock and cash. These allocations will be conditional upon a waiver of existing contractual annuity payments, and the Inland Revenue has confirmed that such payments will not be subject to UK capital gains tax in the hands of the retired members.

        Where the existing contractual annuity payments are not waived by the retired members, then the ongoing annuity payments to be made by the voting members will not be eligible for tax relief for those voting members and the annuity receipts will not be subject to income tax in the hands of the retired members. Watson Wyatt LLP is currently in discussions with the Inland Revenue to confirm this position.

UK Tax Consequences of Owning Shares in Watson Wyatt Holdings

        The following is a general discussion of the material UK income tax, capital gains tax and inheritance tax consequences of the beneficial ownership and disposition of the shares of Watson Wyatt Holdings' common stock by a stockholder who is an individual and a UK tax resident (referred to herein as a "UK holder").

  Treatment of Disposition of Stock

        A UK holder will be subject to UK capital gains tax on any gain realized upon the sale, exchange, redemption or other disposition of stock.

        In determining the amount of a UK holder's chargeable gain, it is necessary to take the proceeds of sale of the stock and deduct the base cost of the stock. The base cost of the stock for these purposes will be the market value of the stock at the date of acquisition.

        However, the amount of the gain that is chargeable will, in some cases, be reduced by "Taper Relief," thereby reducing the effective rate of capital gains tax on the chargeable gain.

        The rate of Taper Relief arising on the disposal of Watson Wyatt Holdings' common stock is dependent on the length of time that the UK holder has owned the stock, the UK holder's current percentage ownership of Watson Wyatt Holdings' common stock and whether the UK holder remains an employee of WW Limited or any other Watson Wyatt Holdings group company at the time of disposal.

        A UK holder may offset against any chargeable gain that may arise the UK capital gains tax annual exemption (£8,500 for the 2005/06 tax year) and, to the extent not used, any brought-forward or current-year capital losses. UK capital gains tax will apply to any residual chargeable gain.

  Dividends

        Dividends received by a UK holder of common stock generally will be subject to UK income tax. The gross amount of dividends received in a tax year will be included in the total amount of income subject to tax for that period.

        Dividends paid to a UK holder will be subject to US withholding tax at a 30% rate unless such rate is reduced or eliminated under the terms of a tax treaty between the US and UK. Currently the tax treaty between the US and the UK provides for a reduced rate of withholding equal to 15%. Certain UK persons may be eligible for a further reduction.

        For a UK holder who owns the shares directly with taxable income less than £37,295, there will be no additional UK income tax to pay on the receipt. If the UK holder's taxable income is in excess of £37,295, then UK income tax will be due at a rate of 32.5%; however, a credit will be available for the 15% (or any other rate of withholding tax suffered) to reduce the actual amount of income tax due.

  Treatment of Stock for UK Inheritance Tax Purposes

        A UK domiciled individual treated as the owner of, or having a lifetime interest via a trust in, stock will be required to include the value of that interest in his gross estate for UK inheritance tax purposes. Individuals should note that the definition of domiciled for the purposes of UK inheritance tax is not the same as the definition of resident for the purposes of UK income tax and capital gains tax.

US Income Tax Consequences of Owning Shares in Watson Wyatt Holdings

        The following is a general discussion of the material US federal income and estate tax consequences of the purchase, beneficial ownership, and disposition of the shares of Watson Wyatt Holdings by a stockholder that is not a partnership or a US person (referred to herein as a "non-US holder"). For purposes of this discussion, any dividend income and any gain realized on the sale, redemption, or other taxable disposition of stock will be considered "US trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the U. S. or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

  Treatment of Disposition of Stock

        Subject to the discussion of backup withholding below, generally, a non-US holder will not be subject to US federal income tax (or any withholding thereof) on any gain realized upon the sale, exchange, redemption, or other disposition of stock, unless:

  •
  such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met;

  •
  the gain is US trade or business income; or

  •
  the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") treat the gain as effectively connected with a US trade or business.

        The FIRPTA rules may apply to a sale, exchange or other disposition of stock if Watson Wyatt Holdings is, or has been within the shorter of the five-year period preceding the transaction and the period the non-US holder held the stock a US real property holding corporation ("USRPHC"). In general, Watson Wyatt Holdings would be a USRPHC if interests in US real estate equal or exceed 50% of its assets. Watson Wyatt Holdings does not believe that it is a USRPHC or that it will become one in the future.

  Dividends

        Dividends paid to a non-US holder on stock generally will be subject to US withholding tax at a 30% rate unless such rate is reduced or eliminated under the terms of a tax treaty between the US and the non-US holder's country of residence. Currently the tax treaty between the US and the UK provides for a reduced rate of withholding equal to 15% (certain UK persons may be eligible for a further reduction). A non-US holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status by providing Watson Wyatt Holdings with an Internal Revenue Service Form W-8BEN (or successor form) or an appropriate substitute form.

  Treatment of Stock for US Federal Estate Tax Purposes

        If you are an individual and are treated as the owner of, or have certain lifetime transfers of, interests in stock, you will be required to include the value of that interest in your gross estate for US estate tax purposes and might be subject to US federal estate tax unless an applicable estate tax treaty provides otherwise. Individuals should note that the definition of resident for purposes of the US estate tax is not the same as the definition of resident for purposes of the US income tax.

  Information Reporting and Backup Withholding

        Watson Wyatt Holdings must report annually to you and the IRS the amount of dividends paid to you (and any tax withheld from those dividends) even if no withholding was required. Under the provisions of any applicable income tax treaty, copies of the information return reporting dividends and withholding might also be made available to the tax authorities in the country where you reside.

        You will be subject to backup withholding on dividends paid to you unless applicable certification requirements are met. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your US federal income tax liability (if any), provided the required information is furnished to the Internal Revenue Service.

        The payment of the proceeds from the disposition of common stock to or through the US office of any broker, US or foreign, will be subject to information reporting and possible backup withholding, unless you certify that you are a non-US holder in accordance with applicable US Treasury regulations or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a US person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of stock to or through a foreign office or foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the US (a "US related person"). In the case of the payment of the proceeds from the disposition of stock to or through a foreign office of a broker that is either a US person or is a US related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless certain conditions are met. You should consult your own tax advisors on the application of information reporting and backup withholding to you in your particular circumstances (including upon your disposition of stock).

Taxation In Other Jurisdictions

        Watson Wyatt LLP members based in or acting out of a jurisdiction other than the UK are advised to consult their own tax advisors as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the UK to which they are subject), of the acquisition or their holding, sale, redemption of or any other dealing in the common stock of Watson Wyatt Holdings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF WATSON WYATT LLP

        You should read the following discussion in conjunction with the audited financial statements and the unaudited interim financial statements of Watson Wyatt LLP and the notes thereto included elsewhere in this proxy statement/prospectus. Unless otherwise noted, references to the 2004, 2003 and 2002 fiscal years are to Watson Wyatt LLP's fiscal years ended April 30, 2004 and 2003 and to Watson Wyatt Partners' fiscal year ended April 30, 2002. This Management's Discussion and Analysis of Financial Condition and Results of Operations of Watson Wyatt LLP contains forward-looking statements. See "Risk Factors" at page    and "Special Note Regarding Forward-Looking Statements" at page    for a discussion of the uncertainties, risks and assumptions associated with these statements.

        The financial information set forth in the following discussion is presented in accordance with UK GAAP. See Note 26 to the Watson Wyatt LLP Consolidated Financial Statements for a reconciliation of Watson Wyatt LLP's financial information presented in accordance with UK GAAP to US GAAP. Differences between UK and US GAAP are discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations as appropriate.

Overview

        Watson Wyatt LLP, a privately held limited liability partnership registered in England, is one of the leading actuarial, benefits and human capital consulting businesses operating in Europe. The firm was founded in 1878 as R. Watson & Sons and was renamed Watson Wyatt Partners in 1995 in connection with the formation of the Watson Wyatt Worldwide alliance. In 2002, Watson Wyatt Partners converted to a limited liability partnership under English law and became known as Watson Wyatt LLP.

        The two principal effects of the conversion to a limited liability partnership were that the UK and the Irish business of Watson Wyatt LLP were conducted through a corporate rather than an unincorporated entity, and that financial statements, prepared and audited in accordance with UK GAAP, had to be published.

        Watson Wyatt LLP markets its services under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals with its alliance partners, Watson Wyatt Holdings and Watson Wyatt Brans & Co. See "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP" for a discussion of the alliance.

        Watson Wyatt LLP provides services in five broad practice areas operating from 28 offices in 18 countries in Europe, Asia-Pacific and the USA:

  •
  benefits consulting,

  •
  investment consulting,

  •
  insurance and financial services consulting,

  •
  human capital consulting, and

  •
  benefits administration.

        Watson Wyatt LLP derives most of its revenues from fees for consulting services that are generally billed at standard hourly rates or on a fixed-fee basis. Clients are typically invoiced on a monthly basis, and revenue is recognized as services are performed.

        Watson Wyatt LLP's services are managed along practice lines as follows:

  Benefits

        Watson Wyatt LLP provides actuarial and consulting services for defined benefit, defined contribution and hybrid pension plans.

        The Benefits practice advises companies and trustees on the design, implementation, communication and management of benefit programs. The core business provides actuarial advice to companies and/or trustees on the financial management of defined benefit pension plans. In addition, the practice advises on defined contribution pension plans, healthcare and other group "risk" benefits (life assurance and income replacement programs) and flexible benefits programs. The practice also provides communications consultancy to help clients design and deliver benefits communication programs.

        As of January 31, 2005, the Benefits practice served as consulting actuary to 53 of the 100 largest corporate pension funds in the UK.

        Major revenue growth drivers in this practice include changes in regulations and guidelines, particularly those affecting pension plans, increased market share and the level of merger and acquisition activity. In the UK, which comprised over 80% of the Benefits practice revenue in fiscal year 2004, there has been an increasing trend towards firms closing their defined benefit pension plans to new members. These plans will remain in place for many years to come and will continue to require the services provided by the Benefits practice, but there is some uncertainty around the level of demand for these services as more plans close to new members. New pension regulations have recently come into force that have led to an increased demand for services by a number of clients.

        The recent review of the actuarial profession in the UK by Sir Derek Morris (discussed further under "Recent Developments" below) has suggested that pension fund trustees should more regularly evaluate their actuarial advisors which is likely to result in increased competitive bidding. This may also result in an increased tendency to separate the source of advice for plan sponsoring employers and pension fund trustees that may lead to greater demand for the Benefit practice's services.

        In the rest of Europe, changes in benefits regulations are expected to provide growth opportunities for Watson Wyatt LLP's services

  Investment

        Through the Investment practice, Watson Wyatt LLP provides practical investment advice to pension funds and other institutional investors across a broad range of issues.

        Watson Wyatt LLP works with clients to maximize the return on their retirement plan assets, develop governance policies and strategies and design investment structures intended to manage financial liabilities within the context of their overall business objectives.

        The Investment practice has been affected by an increasing trend for trustees to issue competitive bids for their business as a result of the Myners review, a government-commissioned independent review into investment consulting services. There will also be an impact on the practice from the review conducted by Sir Derek Morris (discussed further under "Recent Developments" below) that has suggested that trustees issue separate competitive bids for strategic investment and fund manager selection advice. Future results will also be affected by the ending of a subscription-based conference and research program (the Global Asset Study) in Europe and Asia-Pacific. In the fiscal year ended April 30, 2004, revenues from this program amounted to £1.3 million net of direct conference expenses. Savings in other associated direct costs will reduce the impact on short-term profitability. Major revenue growth drivers in the Investments practice include increased market share, changes in investment conditions and changes in guidelines for trustees of pension plans.

  Insurance & Financial Services

        Watson Wyatt LLP offers independent actuarial and strategic advice on all aspects of life and general insurance to financial service providers, including banks, building societies, insurance companies and fund managers. The practice has internally developed software products that are sold to clients.

        This is Watson Wyatt LLP's only practice area with a direct global presence. The Insurance & Financial Services practice maintains offices in the Asia-Pacific region and the United States as well as across Europe.

        Major revenue growth drivers in this practice include increased market share, merger and acquisition activity in the insurance and financial services sector, and changes in regulations.

  Human Capital

        The Human Capital practice works in partnership with clients to design and deliver integrated people-focused business solutions designed to drive organizational performance and shareholder value.

        This practice combines skills in strategic business management and human resource management to develop an understanding of clients' issues and business goals. In particular, the Human Capital practice focuses on designing people and reward strategies, advising executives and boards of directors on the composition of executive pay programs, assisting clients in matching their organization's structures and remuneration policies with their business needs and reinforcing the desired behavior of employees.

        Major revenue growth drivers include increased market share and an improving economy which would tend to increase discretionary spending on some of these services. In the case of executive compensation consulting, changes in regulations and guidelines also influence demand as does the market reputation of the senior members of the team.

  Benefits Administration Solutions

        The Benefits Administration Solutions practice aims to provide a high quality and cost-effective service to assist clients with the smooth running of a pension plan's administration. The practice services over 500,000 pension plan members through benefits calculations, record-keeping, communications and helplines and pays over 150,000 pensioners a month. Services include establishing and providing web-based services and systems support to help run pension plans efficiently, managing client teams, supplying accounting, treasury and payroll services, and providing specialist advice, project management and information technology development to enable clients to adapt to changing client needs and requirements.

        This practice operates in the U.K market primarily and covers all UK plan types—defined benefit, defined contribution and hybrid plans.

        The practice charges clients depending on a number of factors including the number of plan members, activity levels, complexity and technology requirements. In the UK, many defined benefit pension plans have closed to new members in recent years, leading to the number of active participants declining thereby reducing the workloads and revenues earned from those particular pension plans accordingly. This revenue reduction from mature existing clients has been largely offset by revenue from new clients with strong growth in the services provided for complex or high technology dependent defined contribution arrangements. Other services areas include flexible benefit plan administration and a newly created area responsible for Human Resource administration and technology.

Members' Remuneration

        Members of Watson Wyatt LLP receive their remuneration from two sources. First, they receive a fixed monthly amount which is referred to in the financial statements as "Salaried remuneration of members." Second, members share in the profit of Watson Wyatt LLP. Voting members are required to contribute capital to Watson Wyatt LLP and capital calls are made as appropriate according to the financing needs of the business.

        For additional information about Watson Wyatt LLP's business, see "Information About the European Business" on page    .

Recent Developments

        On March 16, 2005, the Morris Review of the Actuarial Profession delivered its Final Report. This review made a number of recommendations designed to encourage trustees of pension funds to consider conflicts of interest in having one advisor advise both sponsoring employer and trustees in relation to pension matters and also to encourage trustees to review appointments of advisors on a regular basis. These recommendations may lead to an increase in the incidence of one or more trustees selecting alternate advisors and lead to increased competition. For additional information about the Morris Review of the Actuarial Profession, please see "Information About the European Business—Other Partnership Matters."

Results of Operations

Fiscal Year Ended April 30, 2004 versus Fiscal Year Ended April 30, 2003

  Revenues

        Revenues for fiscal year 2004 were £242.3 million, an increase of 8% from £224.1 million in the prior fiscal year. The table below shows the revenues and revenue growth by practice over the fiscal year from the management financial statements (being the unaudited internal financial statements used by management to manage the European business), with a reconciliation to consolidated group revenue (denoted as "turnover" in the Watson Wyatt LLP Consolidated Financial Statements, audited under UK GAAP).

        The Watson Wyatt LLP Consolidated Financial Statements, included in this proxy statement/prospectus, show revenues by geographic region as required by UK GAAP. The analysis provided below, however, shows revenue by practice in line with the way the business is managed and internal management information is presented.

Revenue

	Year ended April 30,
	2004 £m	2003 £m	Growth %
Practice
Benefits	124.2	115.2	8
Investment	23.0	19.9	15
Insurance & Financial Services	39.1	34.1	15
Human Capital	21.4	23.1	(8)
Benefits Administration Solutions	29.6	29.1	2
Other	0.6	0.9	(33)

Management Financial Statement Revenue	237.9	222.3	7

Revenues of Associates	(2.3)	(3.6)
Bad Debt Provision Movement	0.3	(0.2)
Disbursements / Pass-throughs	4.9	4.7
Related Party Cross Charges	1.6	1.3
Other	(0.1)	(0.4)

Consolidated Group Revenue	242.3	224.1	8

        The largest contribution to this growth came from the Benefits practice, which increased revenues by 8% to £124.2 million (52% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2004. The increased revenue was due to both new clients and increased work from existing clients resulting from concerns over pension funding levels and changes in accounting rules.

        Watson Wyatt LLP's Investment practice increased revenues by 15% to £23.0 million (10% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2004 due primarily to an enhanced service offering in the area of investment strategy and a decision to focus on core business areas.

        Watson Wyatt LLP's Insurance & Financial Services practice increased revenues by 15% to £39.1 million (16% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2004. The increase was due to the impact of the first full-year contribution from the IBM acquisition (£2.2 million), described below, and an improved market for the Insurance & Financial Services practice, particularly in the UK where revenue growth of 11% (£2.7 million) was achieved mainly as a result of increased mergers and acquisitions activity in the second half of the year and regulatory change in the UK including the introduction of the Integrated Prudential Source Book for Insurers which changed the regulatory regime for life assurance companies prompting increased demands for consultancy services.

        Revenues of the Human Capital practice declined by 8% to £21.4 million (9% of Watson Wyatt LLP's total management financial statement revenues) during the fiscal year 2004. These revenues depend on the discretionary spending patterns of Watson Wyatt LLP's clients, and market conditions for this practice were difficult during the 2004 fiscal year. Below expected performance in the first half of the 2004 fiscal year led to a board level review of strategy which recommended a restructuring to give an increased focus on the key service lines of executive compensation, strategic reward and data services. As a result, headcount was reduced by 56 across the practice, reducing total revenues, but improving bottom line profitability as a result of the associated staff cost savings during the second half of the fiscal year.

        Revenues for the Benefits Administration Solutions practice increased by 2% to £29.6 million (12% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2004. Although new business totaled £1.6 million during fiscal year 2004, revenue growth was reduced by the declining number of active members in the defined benefit pension plans that Watson Wyatt LLP advises, reducing related fee income, and more competitive pricing for closed-defined benefit clients.

  Staff Costs

        Staff costs increased by 6% (£6.0 million) to £103.4 million during fiscal year 2004 compared to fiscal year 2003. Wages and salaries increased by 6% (£5.0 million) to £86.5 million as a result of a 2% increase in the average number of associates and an average annual pay rise of 6%. Bonus costs decreased by 3% (£4.6 million) in fiscal year 2004 compared to fiscal year 2003. The amount of bonus paid depends on the overall profitability of the business compared to the budget set at the beginning of the year. In fiscal year 2004, the profitability of the business was close to budget, whereas in fiscal year 2003 profitability of the business exceeded budget. Social security costs increased by 9% (£0.9 million) to £9.9 million, reflecting the increased rate imposed by legislation changes, and other pension costs increased by 2% (£0.1 million) to £7.0 million. The increases were partially offset by the severance program that reduced headcount by 56 within the Human Capital practice.

  Depreciation and Amortization

        Depreciation and amortization charges increased by 6% (£0.3 million) to £6.5 million during fiscal year 2004 compared to fiscal year 2003. Amortization charges increased to £0.8 million (a £0.7 million increase) reflecting the revision of the useful economic life of goodwill to 7 years from 20 years and the first full year amortization charge for the software licenses acquired as part of the IBM acquisition (£0.1 million). Depreciation charges reduced by 6% (£0.3 million) representing the difference between the annual charge and the ongoing investment in computer and other equipment.

  Other External Charges

        Other external charges increased by 4% (£2.6 million) to £63.7 million during fiscal year 2004 compared to fiscal year 2003. Other external charges include costs relating to accommodation and facilities, professional liability insurance, legal and marketing, travel, information technology, training and in fiscal year 2004 included £1.3 million of costs relating to the restructuring of the Human Capital practice (as mentioned in the revenue section). The remaining 2% increase in costs reflects a general inflationary increase across all cost categories.

  Interest Receivable and Payable

        Interest receivable increased by £0.5 million to £0.9 million during fiscal year 2004 compared to fiscal year 2003. The increase is principally from cash and short term deposits, the balances on which have increased from fiscal year 2003 to fiscal year 2004 as described in the "Liquidity and Capital Resources" section below.

        Interest payable increased by £0.3 million (31%) to £1.1 million during fiscal year 2004 compared to fiscal year 2003. The increase is mainly due on the £7.0 million loan from Watson Wyatt Holdings. Interest on this loan is only paid to the extent that it is covered by the consolidated realized profits of the Watson Wyatt Holdings (Europe) group, as adjusted for goodwill and unpaid interest, accumulated at the end of the last completed accounting period. Accrued interest not paid is compounded and added to the principal amount on each May 31. During fiscal year 2004, £0.7 million of interest was compounded into the principal amount. The interest rate on this loan is linked to the UK Retail Prices Index and an increase in this measure between June 1, 2002 and June 1, 2003 resulted in an interest charge of £1.0 million for fiscal 2004 that was £0.3 million higher than for fiscal 2003.

  Profit for the Financial Year Before Members' Remuneration and Profit Shares

        Overall profit before members' remuneration and profit shares rose to £68.5 million from £59.3 million, driven by revenue growth of 8%. Similarly, profit available for division among members rose to £47.5 million from £41.1 million.

  Remuneration of Members

        The salaried element of the members' remuneration increased by 15% (£2.7 million), to £21.0 million, because of a 10% increase in the number of members and a 5% increase in the salary level.

  Liquidity and Capital Resources

  1.    Closing Position and Movements

        Cash and investments totaled £37.8 million at April 30, 2004 up £9.6 million from 2003. Cash decreased £24.7 million as Watson Wyatt LLP placed more resources in short-term investments at the end of 2004 than in 2003.

        Watson Wyatt LLP generated £65.0 million of cash from operations, received interest in financing activities of £0.9 million, invested in capital assets using £2.2 million of cash and paid cash to members of £57.1 million. Cash balances were then reduced by a net of £24.7 million as Watson Wyatt LLP placed more cash in investments.

        Cash flows from operating activities were £65.0 million in fiscal year 2004 down from £77.0 million in fiscal year 2003. Operating profits were up in 2004, and there was a further improvement in the management of receivables. At the end of the period, billed receivables were outstanding for an average of 43 business days revenues, an improvement from 47 days at the end of 2003. These improvements were offset by a £6.5 million payment into the pension fund and increased payments to creditors of £3.8 million.

        Returns on investments and servicing of finance increased primarily due to larger amounts of interest income on greater amounts of invested cash during the year.

        Capital expenditures and financial investment was £2.2 million down from £3.9 million in 2003 due to the completion of the new financial suite of systems (£0.5 million) and reduced spend on office fit outs of £0.8 million.

        Net cash flow from acquisitions and undertakings was down in 2004 to £0.4 million from £1.1 million in the prior year as the 2003 period included deferred consideration from the sale of Combined Actuarial Performance Services Limited of £3.1 million and the purchase of the Life actuarial consulting practice from IBM in the US of £2.0 million.

  2.    Contractual Obligations

        Watson Wyatt LLP's contractual obligations are set forth in the table below:

	Payment due by period
	Total	Less than 1 year	2-3 years	3-4 years	More than 5 years
	(in thousands of pounds sterling)
Contractual Obligations at April 30, 2004
Long-term debt:
Loan from Watson Wyatt Holdings	13,714	—	—	—	13,714
Operating lease:
Land and buildings	9,003	376	555	568	7,504
Other	490	57	412	21	—

Total	23,207	433	967	589	21,218

Note:
There are no material finance lease obligations or interest payments on long-term obligations.

        The note from Watson Wyatt Holdings had an original principal amount of £7 million payable in 2020, with interest at a variable rate based on the UK retail price index. The outstanding principal on the note was £14.3 million at October 31, 2004. The terms of the note provide that interest is to be paid to the extent of Watson Wyatt Holdings (Europe) Limited's profits and that interest not paid is to be added to principal. To date no interest payments have been made on the note. Watson Wyatt Holdings has not accrued interest income on the note due to concerns over collectibility stemming from continued losses experienced by Watson Wyatt Holdings (Europe) Limited.

  3.    Lines of Credit

        Watson Wyatt LLP has an overdraft facility of £5.0 million available from HSBC Bank plc. The facility is reviewed every 12 months, but no borrowings have taken place under this facility in recent years.

Fiscal Year Ended April 30, 2003 versus Fiscal Year Ended April 30, 2002

  Revenues

        Revenues for fiscal year 2003 were £224.1 million, an increase of 16% from £193.8 million in the prior fiscal year. The table below shows the revenues and revenue growth by practice over the fiscal year from the management financial statements, with a reconciliation to consolidated group revenue.

Revenue

	Year ended April 30,
	2003 £m	2002 £m	Growth %
Practice
Benefits	115.2	94.1	22
Investment	19.9	16.4	22
Insurance & Financial Services	34.1	26.9	27
Human Capital	23.1	25.1	(8)
Benefits Administration Solutions	29.1	26.2	11
Other	0.9	1.0	(21)

Management Financial Statement Revenue	222.3	189.7	17

Revenue of Associates	(3.6)	(2.3)
Bad Debt Provision Movement	(0.2)	0.4
Disbursements / Pass-throughs	4.7	3.2
Related Party Cross Charges	1.3	2.4
Other	(0.4)	0.4

Consolidated Group Revenue	224.1	193.8	16

        This growth was primarily driven by the Benefits practice which increased revenues by 22% to £115.2 million (52% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2003. The increase was due in part to demand from clients who looked to Watson Wyatt LLP to help them adjust to three years of declining equity markets and changing regulations.

        Watson Wyatt LLP's Investment practice increased revenues by 22% to £19.9 million (9% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2003. As with the Benefits practice, the increase was primarily due to the demand from clients requiring assistance to adjust to declining equity markets and changing regulations.

        Watson Wyatt LLP's Insurance & Financial Services practice increased revenues by 27% to £34.1 million (15% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2003. This was primarily due to an increase in UK financial management work and increased mergers and acquisitions work in the Asia-Pacific region. The increase in financial management work was triggered by regulatory changes including proposed changes to the regulatory regime for Life Assurance companies. The Insurance & Financial Services practice acquired IBM's life insurance actuarial consulting businesses in the United States for US$3.4 million on February 1, 2003. This new business generated £1.4 million in revenues in fiscal year 2003.

        Revenues of the Human Capital practice declined by 8% to £23.1 million (11% of Watson Wyatt LLP's total management financial statement revenues) during fiscal year 2003. As a result of difficult economic conditions in fiscal year 2003, there were fewer discretionary projects available from clients and longer lead times required to win business.

        Revenues for Benefits Administration Solutions increased by 11% to £29.1 million (13% of Watson Wyatt LLP's total management financial statement revenue) during fiscal year 2003, primarily as a result of a net increase in the number of clients resulting in a net increase in revenue of £2.2 million.

  Staff Costs

        Staff costs increased by 20% (£15.9 million) to £97.4 million during fiscal year 2003 compared to fiscal year 2002. Wages and salaries increased by 16% (£11.4 million) reflecting a 3% increase in the average number of associates and an average annual pay rise of 6%. Costs in fiscal year 2003 also include the costs of non member partner remuneration, included as profit share in fiscal year 2002, and also bonus costs, which increased by 18% (£4.6 million) in fiscal year 2003 compared to fiscal year 2002. The amount of bonus paid depends on the overall profitability of the business compared to the budget set at the beginning of the year. In fiscal year 2003, the profitability of the business exceeded budget resulting in an increase in bonuses paid whereas in the previous fiscal year profitability was below budget. Social security costs increased by 31% (£2.1 million) to £9.0 million, reflecting the increased salary and bonus costs above, and other pension costs increased by 52% (£2.3 million) to £6.8 million.

  Depreciation and Amortization

        Depreciation and amortization charges reduced by 30% (£2.7 million) to £6.2 million during fiscal year 2003 compared to fiscal year 2002. Amortization charges reduced by £3.4 million to £0.1 million. £3.2 million of this reduction relates to the exceptional goodwill amortization charge in fiscal year 2002, when, following a review of the performance of Watson Wyatt LLP's European subsidiaries, the goodwill that had arisen on the acquisition by Watson Wyatt LLP of these subsidiaries was fully written down. Depreciation charges increased by 14% (£0.7 million) to £6.1 million during fiscal year 2003 from fiscal year 2002, principally representing Watson Wyatt LLP's ongoing investment in computer and other equipment.

  Other External Charges

        Other external charges increased by 11% (£6.1 million) to £61.1 million during fiscal year 2003 compared to fiscal year 2002, resulting primarily from an increase in the cost of professional liability insurance of £7.6 million, a 500% increase from fiscal year 2002. Without this increased cost to obtain professional liability insurance, other external charges would have been slightly lower than the costs of fiscal year 2002, reflecting improved cost control and efficiency savings.

  Interest Receivable and Payable

        Interest receivable increased by £0.3 million to £0.4 million during fiscal year 2003 compared to fiscal year 2002. The increase was principally derived from cash and short-term deposits, the balances on which have increased from fiscal year 2002 to fiscal year 2003, due to improved collection of receivables. At the end of the period, billed receivables were outstanding for an average of 47 business days revenues, an improvement from 56 days at the end of fiscal year 2002.

        Interest payable reduced by £1.5 million to £0.8 million during fiscal year 2003 compared to fiscal year 2002. Interest payable on the £7.0 million loan from Watson Wyatt Holdings remained relatively constant and interest payable on bank overdrafts reduced by £0.1 million. The main driver behind the reduction is due to a charge in fiscal year 2002 of £1.4 million relating to the interest charge on the opening retired partner annuity provision. The liability this charge related to did not transfer to the new limited liability partnership set up in fiscal 2003, so this charge does not feature in subsequent years.

  Profit for Financial Year Before Members' Remuneration and Profit Shares

        Overall profit before members' remuneration and profit shares rose to £59.3 million in fiscal year 2003 from £49.8 million in fiscal year 2002 due to strong revenue growth and improved cost control. However, profit available for division among members fell from £49.8 million to £41.1 million in the same period. This decrease is entirely due to the conversion from general to limited liability partnership, described in the paragraph below. In 2003, the salaried remuneration of members was £18.3 million and charged to this measure of profit in 2003, whereas in 2002 the equivalent amount was not charged. As a result, the profit before members' remuneration and profit share is more reflective of the underlying business.

  Remuneration of Members

        As a result of the establishment of Watson Wyatt LLP as a body corporate, members receive a portion of their compensation as salaried remuneration. This cost did not arise in prior years as partners in Watson Wyatt Partners were compensated entirely by way of partnership profits. Consequently, for the fiscal year ended April 30, 2002, all of the remuneration payable to partners is included within the profit for the financial year available for division among partners. In relation to the fiscal year ended April 30, 2003, the profit available for division among members is after a deduction for the salaried remuneration of members.

  Liquidity and Capital Resources

          Closing Position and Movements

        Cash and investments totaled £28.2 million at April 30, 2003 up £24.7 million from 2002 though £17.6 million of this was on overnight deposit and is treated as cash on deposit in the cash flow statement.

        Watson Wyatt LLP generated £77.2 million of cash from operations, received interest from financing activities of £0.4 million and net cash flow from acquisitions and disposals of £1.1 million, invested in capital assets using £3.9 million of cash and distributed cash to members of £54.9 million. Voting members also contributed cash of £3.3 million and Watson Wyatt Holdings as the minority shareholder of Watson Wyatt Holdings Europe contributed £1.3 million. Cash balances were then reduced by a net £17.6 million as Watson Wyatt LLP placed more cash on overnight deposit.

        Cash flows from operating activities were £77.2 million in 2004 up from £41.5 million in 2003. Operating profits were up in 2003 by £10.9 million. Collection of receivables was improved, and there was also a reduction in creditors.

        Returns on investments and servicing of finance increased primarily due to larger amounts of interest income on greater amounts of invested cash during the year.

        Capital expenditures and financial investment was £3.9 million down from £7.1 million in 2003 due to reduced spend of £1.7 million on a new financial suite of systems and reduced spend on office fit outs of £1.6 million.

        Net cash flow from acquisitions and undertakings was up in 2003 to £1.1 million due to deferred consideration from the sale of Combined Actuarial Performance Services Limited of £3.1 million and the purchase of the life actuarial consulting practice from IBM in the US of £2.0 million.

Six Months Ended October 31, 2004 versus Six Months Ended October 31, 2003

  Revenues

        Revenues for the six months ended October 31, 2004 were £123.8 million, an increase of 1.5% from £122.1 million during the same period in fiscal year 2003. The table below shows the revenues and revenue growth by practice for the six month periods from the management financial statements, with a reconciliation to consolidated group revenue, as shown in the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements at October 31, 2004 and 2003.

Revenue

	Six months ended October 31,
	2004 £m	2003 £m	Growth %
Practice
Benefits	62.6	64.0	(2)
Investment	12.6	11.4	10
Insurance & Financial Services	21.2	19.0	11
Human Capital	10.1	10.5	(4)
Benefits Administration Solutions	15.2	15.6	(3)
Other	0.4	0.4	—

Management Financial Statement Revenue	122.1	120.9	1

Revenue of Associates	(1.1)	(1.3)
Bad Debt Provision Movement	0.3	0.4
Disbursements / Pass-throughs	2.1	1.7
Related Party Cross Charges	0.3	0.7
Other	0.1	(0.3)

Consolidated Group Revenue	123.8	122.1	1

        During this period, the Benefits practice revenues of £62.6 million (representing 51% of Watson Wyatt LLP's total management financial statement revenues) were 2% lower than in the same period in the previous year. This decline was a result of reduced demand compared with a peak period of demand in the previous fiscal year and also reflected the delayed implementation of pensions legislation in the UK which resulted in clients deferring changes to their pension plans.

        The Investment practice revenues of £12.6 million (representing 11% of Watson Wyatt LLP's total management financial statement revenues) increased by 10% during this period. This increase was as a result of the increased number of investment strategy projects.

        The Insurance & Financial Services practice revenues of £21.2 million (representing 17% of Watson Wyatt LLP's total management financial statement revenues) increased by 11% during this period. This increase was primarily due to steady mergers and acquisitions activity and continued demand for independent advice in respect of regulatory changes in the UK insurance industry.

        The Human Capital practice revenues of £10.1 million (representing 8% of Watson Wyatt LLP's total management financial statement revenues) declined by 4% during this period. Along with delays in recruiting senior individuals with a strong market reputation, this practice continues to experience difficult market conditions as a result of reduced external discretionary spending by clients.

        Revenues for Benefits Administration Solutions of £15.2 million (representing 12% of Watson Wyatt LLP's total management financial statement revenues) declined by 3% during this period, primarily as a result of the decline in active member populations from closed defined benefit arrangements.

  Staff Costs

        Staff costs increased by 5% (£2.5 million) to £54.3 million during the six months to October 2004 compared to the six months to October 2003. Base salary costs rose by 1% to £45.8 million, reflecting an average pay rise of 6% and a 2% reduction in the average number of associates following the redundancy program in the Human Capital practice during the first half of fiscal year 2004. Pensions costs increased by 22%, or £0.8 million following an increase in the contribution rate to the defined benefit pension plan.

  Depreciation and Amortization

        Depreciation and amortization costs reduced by 5% (£0.2 million) to £2.8 million during the six months to October 2004 compared to the six months to October 2003. The depreciation charge reduced by £0.2 million to £2.6 million representing the difference between the charge for the period and the ongoing investment in computer and other equipment.

  Other External Charges.

        Other external charges fell by 8% (£2.6 million) to £30.4 million due to the £1.3 million of severance costs relating to the restructuring of the Human Capital practice in the first half of fiscal 2004 and due to a £0.7 million decrease in temporary staff costs in response to the quieter trading conditions in the first six months of fiscal 2004. The remaining reduction came from continued tight cost control.

  Interest Receivable and Payable

        Interest receivable increased by £0.4 million to £0.7 million during the six months to October 2004 compared to the six months to October 2003. The interest is on cash and short-term deposits, which have been increasing in line with the tightening of cash collection and billing policies.

        Interest payable increased by £0.1 million to £0.6 million and was mainly due on the £7.0 million loan from Watson Wyatt Holdings as discussed earlier.

  Profit Performance

        Overall profit before members' remuneration and profit shares rose to £36.5 million from £34.2 million due to control of costs on revenue growth of 1.5%. Similarly, profit available for division among members grew to £25.9 million from £23.7 million.

  Liquidity and Capital Resources

          Closing Position and Movements

        Cash and investments totaled £27.9 million at October 31, 2004 down £9.9 million from April 30, 2004. Cash has remained static with the movement taking place in liquid investments.

        In the six months to October 31, 2004, Watson Wyatt LLP generated £25.9 million of cash from operations, received interest from financing activities of £0.7 million, invested in capital assets using £1.4 million of cash and made an acquisition using a further £0.4 million of cash. Cash was distributed to members of £36.2 million. Voting members also contributed cash of £1.6 million.

        Cash flows from operating activities was £25.9 million in the six months to October 31, 2004 up from £18.9 million in 2003. Operating profits were up in the first half of 2004 by £2.0 million compared to the same period in the previous year. Receivables increased, which tied up cash, and payables reduced to a lesser extent than in the comparable period in 2003. Overall, the movement in receivables and payables was little changed from the movement in the period to October 31, 2003. The additional pension contributions made in 2003 were not repeated in 2004 which resulted in the 2004 cash movement being £3.4 million improved over the comparable period in 2003.

        Returns on investments and servicing of finance increased primarily due to larger amounts of interest income on greater amounts of invested cash during the year.

        Capital expenditures and financial investment was £1.4 million in the first six months of 2004, up £0.7 million from £0.7 million in the same period in 2003.

        Net cash flow from acquisitions and undertakings was up in 2004 to £0.4 million due to the purchase of a benefits consulting business based in Ireland.

Critical Accounting Policies

  Accounting Convention

        Watson Wyatt LLP's accounts are prepared under the historical cost convention and in accordance with the Statement of Recommended Practice, Accounting by Limited Liability Partnerships and applicable United Kingdom accounting standards, as modified by the revaluation of investments in marketable securities and in accordance with the Companies Act 1985 (as modified by Statutory Instrument 2001 No. 1090, "Limited Liability Partnerships Regulations 2001").

        A reconciliation of net income and shareholders' equity as reported under UK GAAP to US GAAP is provided in the financial statements included in this proxy statement/prospectus. A detailed discussion of Watson Wyatt LLP's accounting policies may be found in the notes accompanying the audited annual financial statements of Watson Wyatt LLP included in this proxy statement/prospectus. The accounting policies discussed below are critical to the understanding of Watson Wyatt LLP's financial statements.

  Revenue Recognition

        Revenue includes fees primarily generated from services provided in the areas of actuarial services, advice on employee benefits and human capital strategies, benefits administration, investment consulting and insurance and financial services consulting. Terms of engagement are agreed with all of Watson Wyatt LLP's clients. Revenue is generally recognized from these consulting engagements either on a time and expenses basis or on a fixed-fee basis consistent with the terms of engagement.

        Revenue is recognized on time and expenses engagements based on billable rates times hours worked plus expenses incurred. For fixed-fee arrangements, revenue is also recognized based upon billable rates times hours worked plus expenses incurred. However, for significant fixed-fee engagements, the engagement is periodically reviewed through the preparation of an estimate to complete. Revenue recognition for fixed-fee engagements is affected by a number of factors that change the estimated amount of work required to complete the project, such as changes in scope, the staffing on the engagement and the level of client participation. These periodic engagement reviews require judgments and estimates to be made regarding the overall profitability and stage of project completion which, in turn, affect how revenue is recognized. A loss on an engagement is recognized when estimated revenue to be received for that engagement is less than the total estimated direct and indirect costs associated with the engagement. Losses are recognized in the period in which the loss becomes probable and the amount of the loss is reasonably estimable.

        Revenue recognized in excess of billings is recorded as accrued income within debtors. Invoices generated in excess of revenue recognized are recorded as payments received on account within creditors until the revenue recognition criteria are met. Client reimbursable expenses, including those related to travel, other out-of-pocket expenses and any third-party costs, are included in revenue and an equivalent amount of reimbursable expenses is included in other external charges as a cost of revenue.

  Discretionary Compensation

        Watson Wyatt LLP's compensation program includes a discretionary annual bonus that, for each employee, is dependent on the employee's seniority, achievement of agreed individual goals and by

Watson Wyatt LLP's overall performance against budget. The discretionary annual bonuses determined by management are paid once per fiscal year in cash after the annual operating results are finalized.

        An interim period accrual is made in respect of these expenses based on a pro rata share of management's estimates of current associates' expected bonus payments for the year based on the factors above and the associated payroll taxes. At the end of fiscal year 2004, accrual for bonuses amounted to £8.7 million. There have been no material differences between these estimates and the actual bonus payments.

  Pensions

        Watson Wyatt LLP operates a wide variety of pension arrangements for its employees. The principal arrangements are as follows:

        All of Watson Wyatt LLP's employees in the UK entities are eligible for membership in the Watson Wyatt LLP pension plan. The pension plan consists of a defined benefit section, membership of which is discretionary, and a defined contribution section. The assets representing the individual member accounts of the defined contribution section are held in units with external investment managers. Employer contributions to the defined contribution section are charged to the profit and loss account as incurred. The assets of the defined benefit section are held in a separate trustee administered fund.

        Watson Wyatt LLP's principal Belgian subsidiary has a defined benefit employee pension plan and also a defined contribution pension plan.

        Other pension costs incurred by Watson Wyatt LLP relate to small defined benefit pension plans, defined contribution pension plans and state pension arrangements in the countries in which it operates.

        Under UK GAAP, the costs of providing pensions are recognized over the period Watson Wyatt LLP benefits from the employees' services, with any difference between the charge to the profit and loss account and the contributions paid to the pension plan being shown as an asset or liability in the balance sheet. The pension cost has been assessed in accordance with the advice of qualified actuaries, who are current members of Watson Wyatt LLP, using the projected unit method. Variations in cost have been spread over the estimated average remaining working lifetime of the members of each pension plan.

        Under UK GAAP, Watson Wyatt LLP is also required to make additional disclosures of what the cost of these benefits would have been had Financial Reporting Standard 17 ('FRS 17'), been applied. Under US GAAP, the costs of providing these benefits are similar to FRS 17, although there are certain differences between the timing and method of recognition between the two approaches. However, the underlying assumptions under both FRS 17 and US GAAP are consistent.

        The UK pension plan is significantly larger than any others in Watson Wyatt LLP, and the analysis of assumptions and sensitivities below therefore focuses on the UK pension plan.

        A number of assumptions are required to determine the pension costs of a particular pension plan. The main assumptions adopted by Watson Wyatt LLP for purposes of US GAAP for the UK-entity pension plan over the past three years are set out below:

	2004	2003	2002
Discount rate	5.7%	5.5%	5.8%
Rate of assets returns	6.0%	5.6%	5.5%
Rate of salary increases	4.7%	4.5%	4.5%
Pension increases	2.75%	2.5%	2.5%

        For US GAAP accounting and FRS 17 disclosure purposes under UK GAAP, Watson Wyatt LLP is required to base the discount rate on the yields available on high quality, long-term corporate bonds. As the estimate is based on an external market variable, the subjectivity of the assumption is more limited and the funding status and charge will vary over time with changes in bond yields. A decrease in the discount rate will increase the pension liabilities and may increase the charge recorded. An increase in the discount rate will decrease the pension liabilities and may decrease the charge recorded.

        For US GAAP accounting and FRS 17 disclosure purposes under UK GAAP, Watson Wyatt LLP is also required to estimate the expected return on the assets held within the pension funds. The assumptions adopted take direct account of the actual investment strategy of the associated pension plans and expected rates of return on the different asset classes held. In the case of bond investments, the rates assumed have been directly based on market redemption yields at the measurement date, whilst those on other asset classes represent forward-looking rates. A decrease in the expected rate of return will increase the pension charge for the year. Conversely an increase in the expected rate of return will decrease the pension charge for the year. Due to the volatility of investment markets, short-term returns may differ significantly from expected returns. Such unrecognized gains or losses, for US GAAP purposes, are recognized by amortization in future periods. If the actual returns fall below the long-term trend estimate, the charge recorded in future periods will be increased. If the actual returns exceed the long-term estimate, the charge recorded in future periods will be decreased.

        For US GAAP accounting and FRS 17 disclosure purposes under UK GAAP, Watson Wyatt LLP is also required to estimate expected salary increases. Management has made this estimate based on historic trends and its knowledge of likely future employment conditions in the industry. These methods have not resulted in major changes to valuations in the past.

        The increase in the UK-entity plan pension costs under US GAAP for the year ended 30 April 2004 that would have arisen if the assumptions had differed by 25 basis points is as follows:

£000s
A 25 basis point decrease in the discount rate	£1,283
A 25 basis point decrease in the estimate of the long-term rate of return on assets	£229
A 25 basis point increase in the rate of salary increases	£344

  Widows' Annuities and Top Up Pensions for Current Members

        Annuities are paid to surviving spouses of deceased members. These are known as widows' annuities. Certain members who had joined the defined benefit section of the Watson Wyatt pension plan prior to becoming a member are entitled to a "top up" to their deferred pension in the plan in line with increases in members' salaried remuneration. Under UK GAAP in accordance with the interpretation of Financial Reporting Standard 12, ('FRS 12'), by the Statement of Recommended Practice, Accounting by Limited Liability Partnerships, liabilities for annuities potentially payable to the surviving spouses of members and also for the pension "top up' are recognized only when an individual ceases to be a member.

        Under US GAAP, provisions for widows' annuities and top up pensions are recognized from the date on which an individual becomes entitled to the benefit, i.e. when he or she becomes a member. The provision required has thus been extended to include the annuity and top up pension benefits that exist for current members. The value of the benefits has been calculated based upon a modified ABO (accrued benefit obligation) approach. Due to the number and complexity of factors involved, a PBO (projected benefit obligation) approach has not been considered to be a reasonable basis for projection.

  Incurred But Not Reported Claims (IBNR)

        UK GAAP does not require the measurement and recording of an IBNR. Rather, a provision for claims is recorded based on management's detailed review at the balance sheet date of claims received and claims that potentially may be received after assessing all matters notified up to that date. Based on this detailed review, an assessment is made of the likely outflow of economic benefits and a provision is recorded net of any anticipated insurance recoveries.

        Under US GAAP, however, a company that purchases a claims-made insurance policy is required to use actuarial assumptions to estimate and record a liability for IBNR professional liability claims. Although Watson Wyatt LLP maintains professional liability coverage, the insurance does not cover claims made after expiration of its current insurance contracts. US GAAP requires that a liability for IBNR be recorded with respect to claims for which there is no contracted insurance coverage. The estimated IBNR liability is based on long-term trends and averages, and considers a number of factors, including claim reporting patterns, claim settlement patterns and legislation and economic conditions, but excludes the effect of claims data for large cases due to the insufficiency of actual experience with such cases. Management does not currently expect significant fluctuations in the IBNR liability, based on Watson Wyatt LLP's historical claims experience. However, the estimated IBNR liability will fluctuate if claims experience changes over time. The IBNR claims provisions have been calculated as £10.4 million at the end of fiscal 2004 and £10.2 million at the end of fiscal 2003.

Adjustments from UK GAAP to US GAAP

        A reconciliation from UK GAAP to US GAAP is provided in Note 26 to the Watson Wyatt LLP Consolidated Financial Statements included with this proxy statement/prospectus, together with an explanation of the differences between the two.

        The profit and loss impact of the change from UK to US GAAP is generally not material except for the pension adjustments. Under UK GAAP pensions are reported according to the Statement of Standard Accounting Practice number 24 ("SSAP 24"), which takes a long-term view of pension obligations, amortizing the costs over the expected average remaining working lives of employees as a level percentage of pensionable payroll. This valuation method is markedly different to the US GAAP treatment under Financial Accounting Standard Number 87, ("FAS 87"), where plan assets are valued by reference to market-related values at the date of the financial statements. Accordingly the US GAAP valuation fluctuates depending on market conditions and this significantly affects the profit and loss movements and the balance sheet valuations.

        The impact on the balance sheet is more significant. Under US GAAP, it is necessary to make an IBNR provision and also to accrue for vacation owed to employees, neither of which is required under UK GAAP. In addition Watson Wyatt LLP members' capital is classified outside of members' equity under US GAAP rather than capital as under UK GAAP and there is also the difference in pension valuation methods as discussed above for the profit and loss account.

Recent Accounting Pronouncements

  In the United Kingdom

        Where a new UK standard effectively implements an International Accounting Standard ("IAS") or International Financial Reporting Standard ("IFRS"), the corresponding IAS number is noted. Full adoption of IAS is optional for private companies and limited liability partnerships in the UK for periods beginning on or after January 1, 2005.

  Recently Issued Accounting Pronouncements Not Yet Adopted

        Financial Reporting Standard No. 17, "Retirement Benefits" ("FRS 17"), issued in November 2000, has to date applied as a disclosure standard only, with pensions continuing to be accounted for under the old standard, SSAP 24. See Note 20 to the Watson Wyatt LLP Consolidated Financial Statements for a discussion of Watson Wyatt LLP's accounting for pensions under SSAP 24. For periods beginning on or after January 1, 2005, full adoption of FRS17 is required. Watson Wyatt LLP would therefore start to account for its pension plan in accordance with FRS17 in the year ending April 30, 2006.

        Financial Reporting Standard No. 23 (IAS 21), "The Effects of Changes in Foreign Exchange Rates," issued in December 2004, requires entities to evaluate their functional currency and then measure their financial statements in that currency. The financial statements can then be presented in any currency that the entity chooses (the "presentation" currency). This standard is applicable for accounting periods beginning on or after January 1, 2006. Management is currently assessing the impact of this standard on Watson Wyatt LLP.

        Financial Reporting Standard No. 24 (IAS 29), "Financial Reporting in Hyperinflationary Economies" ("FRS 24"), issued in December 2004, requires that an entity whose functional currency is the currency of a hyperinflationary economy, must state its financial statements in terms of the measuring unit current at the balance sheet date. FRS 24 applies to accounting periods beginning on or after January 1, 2005. Management does not believe this standard will have an impact on the financial statements of Watson Wyatt LLP.

        Financial Reporting Standard No. 25 (IAS 32, with minor amendments), "Financial Instruments: Disclosure and Presentation," was issued in December 2004 and applies for accounting periods beginning on or after January 1, 2005 (presentation) and on or after January 1, 2006 (disclosure). Management is currently assessing the impact of this standard on Watson Wyatt LLP.

        Financial Reporting Standard No. 26 (IAS 39), "Financial Instruments: Measurement," issued in December 2004, implements in full the measurement and hedge accounting provisions (but not the recognition and derecognition rules) of IAS 39. This standard applies for accounting periods beginning on or after January 1, 2006. Management is currently assessing the impact of this standard on Watson Wyatt LLP.

        Urgent Issues Task Force ("UITF") Abstract No. 40, "Revenue Recognition and Service Contracts" ("UITF 40"), issued March 10, 2005, provides interpretations of Application Note G, Revenue Recognition, as an Amendment to FRS 5, "Reporting the Substance of Transactions," as it relates to revenue recognition for service contracts. UITF 40 addresses when revenue may be recognized as activity progresses (defined as "accounted for as a long-term contract") or on contract completion. The guidance defines a long-term contract and requires that revenue be recognized for services to the extent that a company has obtained the right to consideration through its performance. The abstract is required to be adopted in financial statements relating to accounting periods ending on or after June 22, 2005, but earlier adoption is encouraged. This standard is not expected to have an impact on the revenue recognition policies of Watson Wyatt LLP.

  In the United States of America

  Recently Issued Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position.

        SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

        1.     Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

        2.     Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.

        3.     Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares.

        Watson Wyatt LLP adopted SFAS 150 with effect from May 1, 2004. As a result, the members' interests that were previously classified in mezzanine were reclassified as a liability. The members' interests were measured at fair value at the time of adoption, which was estimated to be the carrying value as the members' interests carry an interest rate that approximates current market rates. The related interest expense since May 1, 2004 has been classified as a component of interest expense in the profit and loss account.

  Recently Issued Accounting Pronouncements Not Yet Adopted

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—and Interpretation of ARB No. 51" ("FIN 46"). FIN 46 changes the current practice of assessing consolidation only based on voting interests. Under the new Interpretation a reporting group has to assess if the entities with which it has business relationships are Variable Interests Entities ("VIE") or Voting Interest Entities. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

        If an entity is a VIE, the reporting group is required to assess if it has a Variable Interest ("VI") in the VIE. VIs in a VIE are contractual, ownership, or other pecuniary interests in an entity that change with changes in the entity's net asset value. Equity interests with or without voting rights are considered variable interests if the entity is a VIE. FIN 46 explains how to identify VIEs and how an enterprise assesses its interest in a VIE. If the reporting group has a VI in the VIE, under the new rules it has to assess who is the Primary Beneficiary of the VIE. FIN 46 requires existing unconsolidated VIEs to be consolidated by their Primary Beneficiaries, if the entity does not effectively disperse risks among the parties involved. The Primary Beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding VIs, which are the ownership, contractual, or other pecuniary interests in an entity.

        In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46R" or the "Interpretation"). FIN 46R introduced certain modifications to the original FIN 46 by adding additional scope exceptions, clarifying some issues in the implementation of the original FIN 46 and re-defining certain implementation guidance and transition provisions.

        FIN 46R is effective for non-public entities as of the beginning of the first annual period beginning after December 15, 2004; however, the Interpretation should apply to any interest in an entity created after December 31, 2003. This Interpretation is not expected to have an impact on Watson Wyatt LLP's financial condition or results of operation.

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

        At the November 17 – 18, 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations." The purpose of the EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of Statement 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

        Step 1: Has no continuing direct cash flows (a term Issue 03-13 introduces to interpret paragraph 42(a)), and

        Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

        Issue 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after December 15, 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus.

        Issue 03-13 does not have an impact on the historical financial statements of Watson Wyatt LLP.

Quantitative and Qualitative Disclosures About Market Risk

        Watson Wyatt LLP is exposed to market risks in the ordinary course of business. These risks include interest rate risk and foreign currency exchange risk. The largest risk to Watson Wyatt LLP of interest rate movement is the impact on deposit rates. In addition there is a risk flowing from the impact of exchange rate movements on the translation of earnings and the value of intercompany loans related to non-UK operations.

        The impact of these risks has not been material to Watson Wyatt LLP's fair values, cash flows or earnings. Watson Wyatt LLP does not engage in any hedging of market risks with derivative instruments.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information and explanatory notes give effect to the acquisition of the European business through illustrative combined unaudited financial statements of Watson Wyatt Holdings and Watson Wyatt LLP at the times and for the periods presented, as further described below. In these unaudited pro forma combined financial statements, Watson Wyatt Holdings is referred to as "we," "Watson Wyatt Holdings" or the "company."

        Watson Wyatt Holdings' acquisition of the European business will be accounted for using the purchase method of accounting, as further described in Note 1 to the Unaudited Pro Forma Combined Financial Information. Accordingly, the acquired tangible and intangible assets and liabilities assumed will be recorded at their estimated fair values as of the date of the acquisition and results of operations will be combined from the acquisition date forward. Our preliminary allocation of the purchase price is pending completion of several elements, including the finalization of our independent appraisal for purposes of the valuation of acquired intangible assets. Management has analyzed all tangible assets and has concluded that the book value of such assets approximates fair value. We do not expect future adjustments to the purchase price, with the possible exception of the impact of the contingent consideration, to be material. However, there may be material adjustments to the allocation of the purchase price. Once known and determinable, the issuance of the contingent consideration, if any, will be recorded as additional goodwill.

        Our fiscal year ends on June 30 of each year. Watson Wyatt Holdings' information was derived from its unaudited financial statements as of and for the six month period ended December 31, 2004, and its audited financial statements for the year ended June 30, 2004. These unaudited and audited financial statements are included in Watson Wyatt Holdings' Quarterly Report on Form 10-Q, filed on February 9, 2005, and in Watson Wyatt Holdings' Annual Report on Form 10-K, filed on August 17, 2004, respectively. Watson Wyatt Holdings' historical financial data were prepared using US GAAP and United States Dollars ("US$" or "$").

        Watson Wyatt LLP's fiscal year ends on April 30 of each year. Watson Wyatt LLP's information was derived from its unaudited interim financial statements as of and for the six month period ended October 31, 2004, and its audited financial statements for the year ended April 30, 2004. Watson Wyatt LLP's historical financial data were prepared using UK GAAP and pounds sterling ("UK £" or "£"), and are converted to US GAAP and translated to US$ (as illustrated on the "UK to US GAAP Reconciliation" schedules). Certain line items reported by Watson Wyatt LLP in its historical consolidated statements of profit and loss have been reclassified and presented to conform to the method of statement of income presentation utilized by Watson Wyatt Holdings.

        We combined Watson Wyatt Holdings' financial statements as of June 30, 2004 and December 31, 2004 with Watson Wyatt LLP's financial statements as of April 30, 2004 and October 31, 2004 to develop the unaudited pro forma combined financial statements as of June 30, 2004 and December 31, 2004, respectively.

        The following unaudited pro forma combined balance sheet at December 31, 2004 is presented as if the acquisition had been completed as of the balance sheet date. The unaudited pro forma combined statements of income for the year ended June 30, 2004, and the six months ended December 31, 2004, are presented as if the acquisition had been completed on July 1, 2003, the beginning of Watson Wyatt Holdings' fiscal year 2004.

        In converting Watson Wyatt LLP's statement of income information from UK £ to US$, all statement of income captions were translated using an average exchange rate of $1.7211 per £1.00 for the year ended April 30, 2004 and an average exchange rate of $1.8187 per £1.00 for the interim period ended October 31, 2004. Watson Wyatt LLP's balance sheet as of October 31, 2004 was converted to US$ using the rate of $1.8387 per £1.00 in effect at that date.

        The following unaudited pro forma financial data do not reflect any operating efficiencies and cost savings that we may achieve with respect to the entities, nor any expense associated with achieving those benefits.

        The following unaudited pro forma financial data are based on the assumptions and adjustments described in the accompanying notes, which include adjustments that have the effect of presenting such pro forma financial data under US GAAP. The unaudited pro forma financial data are presented for illustrative purposes and are not necessarily indicative of the historical results that would have occurred had Watson Wyatt Holdings included the European business during these time periods or the future results that may be achieved after the acquisition. The unaudited pro forma financial data, and the accompanying notes, should be read in conjunction with the historical financial statements of Watson Wyatt Holdings and Watson Wyatt LLP, including the accompanying notes.

Watson Wyatt Holdings
Unaudited Pro Forma Combined Balance Sheets
as of December 31, 2004
(in thousands, except share and per share data)

	Watson Wyatt Holdings December 31, 2004 $	Watson Wyatt LLP October 31, 2004 $*	Watson Wyatt LLP Reclassifications $**	Pro Forma Adjustments $		Pro Forma $
Assets
Cash and cash equivalents	$135,082	$6,382	$44,896	$(38,045	)(L)	$68,446
				2,662	(I)
				(164,531	)(O)
				(8,000	)(N)
				90,000	(O)
Investments—short-term deposits	—	44,896	(44,896)	—		—
Trade debtors/accrued income	—	140,741	(140,741)	—		—
Receivables from clients:
Billed, net of allowances	90,678	—	70,880	—		161,558
Unbilled, net of allowances	53,880	—	52,664	—		106,544

	144,558	—	123,544	—		268,102
Deferred income taxes	11,224	—	—	—		11,224
Other current assets	36,407	—	16,802	(608	)(A)	52,601

Total current assets	327,271	192,019	(395)	(118,522)		400,373
Investment in affiliates	33,386	3,457	—	(23,918	)(B)	2,965
				(2,662	)(I)
				(7,298	)(D)
Fixed assets, net	75,343	15,318	—	—		90,661
Deferred income taxes	55,098	—	395	17,118	(F)	72,611
Intangible assets	445	2,986	—	191,300	(K)	194,731
Goodwill	21,609	5,286		247,164	(Q)	274,059
Other assets	6,148	287	—	(1,157	)(E)	5,278

Total assets	$519,300	$219,353	$—	$302,025		$1,040,678

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$90,098	$57,483	—	(8,528	)(L)	139,053
Amounts owed to members	—	94,068	—	(29,517	)(L)	89,820
				(15,984	)(J)
				41,253	(J)
Income taxes payable	10,232	—	—	—		10,232

Total current liabilities	100,330	151,551	—	(12,776)		239,105
Accrued retirement benefits	102,403	—	1,162	15,336	(E)	118,901
Deferred rent and accrued lease losses	10,402	—	—	—		10,402
Deferred income taxes	347	112	—	(112	)(F)	347
Borrowings	—	—	—	90,000	(O)	90,000
Note payable to Watson Wyatt Holdings	—	26,214	—	(26,214	)(D)	—
Other noncurrent liabilities	31,512	26,110	11,277	—		68,899
Provisions for liabilities and charges	—	12,439	(12,439)	—		—

Total liabilities	244,994	216,426	—	66,234		527,654

Commitments and contingencies
Stockholders' equity
Class A common stock, par value $.01	334	—	—	91	(O)	425
Additional paid-in capital	148,780	—	—	238,627	(O)	387,407
Treasury stock, at cost	(20,148)	—	—	—		(20,148)
Retained earnings	145,626	(35,846)	—	35,846	(P)	145,626
Revaluation reserve	—	2,387	—	(2,387	)(P)	—
Other reserves	—	41,253	—	(41,253	)(J)	—
Minority interest equity	—	(4,867)	—	4,867	(C)	—
Accumulated other comprehensive loss	(286)	—	—	—		(286)

Total stockholders' equity	274,306	2,927	—	235,791		513,024

Total liabilities and stockholders' equity	$519,300	$219,353	$—	$302,025		$1,040,678

*
Represents the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements after adjustment to US GAAP and conversion to the US dollar, as illustrated on the following page.

**
Represents reclassifications required to conform Watson Wyatt LLP's balances entitled "Investments: short term deposits" and "Trade debtors / accrued income" to the appropriate Watson Wyatt Holdings financial statement line items.

Watson Wyatt LLP Balance Sheets
Unaudited UK to US GAAP Reconciliation
as of October 31, 2004
(in thousands)

	Watson Wyatt LLP UK GAAP £(1)	Watson Wyatt LLP Adjustments £(2)	Watson Wyatt LLP US GAAP £(3)	Watson Wyatt LLP $(4)
Assets
Cash and cash equivalents	£3,471	£—	£3,471	$6,382
Investments—short-term deposits	24,417	—	24,417	44,896
Trade debtors/accrued income	76,229	315	76,544	140,741
Pension prepayment	6,945	(6,945)	—	—

Total current assets	111,062	(6,630)	104,432	192,019
Investment in affiliates	1,880	—	1,880	3,457
Fixed assets, net	8,331	—	8,331	15,318
Deferred income taxes	—	—	—	—
Intangible assets	14	1,610	1,624	2,986
Goodwill	2,231	644	2,875	5,286
Other assets	—	156	156	287

Total assets	£123,518	£(4,220)	£119,298	$219,353

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	£30,207	£1,056	£31,263	$57,483
Amounts owed to members	34,982	16,178	51,160	94,068

Total current liabilities	65,189	17,234	82,423	151,551
Deferred income taxes	—	61	61	112
Note payable to Watson Wyatt Holdings	14,257	—	14,257	26,214
Other noncurrent liabilities	—	14,200	14,200	26,110
Provisions for liabilities and charges	6,765	—	6,765	12,439

Total liabilities	86,211	31,495	117,706	216,426

Commitments and contingencies
Members' interests
Retained earnings	—	(19,495)	(19,495)	(35,846)
Members' capital	16,178	(16,178)	—	—
Revaluation reserve	1,298	—	1,298	2,387
Other reserves	22,436	—	22,436	41,253
Minority interest equity	(2,605)	(42)	(2,647)	(4,867)

Total stockholders' equity	37,307	(35,715)	1,592	2,927

Total liabilities and stockholders' equity	£123,518	£(4,220)	£119,298	$219,353

(1)
Represents the Watson Wyatt LLP financial statements presented in UK GAAP in pounds sterling as presented in the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements and notes included in this proxy statement/prospectus.

(2)
Represents adjustments necessary to convert the Watson Wyatt LLP financial statements from UK GAAP to US GAAP. See Note 14 to the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements included in this proxy statement/prospectus.

(3)
Reflects the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis in pounds sterling.

(4)
Reflects the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis after translation to US dollars.

Watson Wyatt Holdings
Unaudited Pro Forma Combined Statements of Operations
Six Months Ended December 31, 2004
(in thousands, except per share data)

	Watson Wyatt Holdings July 1, 2004 – December 31, 2004 $	Watson Wyatt LLP May 1, 2004 – October 31, 2004 $*	Watson Wyatt LLP Reclassifications $**	Pro Forma Adjustments $		Pro Forma $
Revenue	$351,240	$225,421	$40	$(2,658)	(A)	$574,043
Costs of providing services:
Salaries and employee benefits	192,270	120,488	(13,036)	24,651	(H)	324,373
Professional and subcontracted services	23,523	7,832	(1,491)	(2,658)	(A)	27,206
Occupancy, communications and other	52,001	45,353	(11,005)	473	(R)	85,833
				(989)	(D)
General and administrative expenses	36,369	—	25,572	—		61,941
Depreciation and amortization	9,493	5,247	—	4,268	(K)	19,008

	313,656	178,920	40	25,745		518,361

Income from operations	37,584	46,501	—	(28,403)		55,682
Income from affiliates	4,930	(162)	—	(4,023)	(B)	581
				(164)	(C)
Interest income (expense), net	862	1,303	—	(1,975)	(M)	(1,498)
				(1,688)	(O)
Other non-operating income	(28)	—	—	—		(28)

Income from continuing operations before income taxes	43,348	47,642	—	(36,253)		54,737
Provision for income taxes	18,542	(133)	—	3,391	(G)	21,800

Income from continuing operations	$24,806	$47,775	$—	$(39,644)		$32,937

Basic earnings per share:	$0.76					$0.79
Diluted earnings per share:	$0.76					$0.79
Weighted average shares of common stock, basic	32,437			9,091	(S)	41,528

Weighted average shares of common stock, diluted	32,737			9,091	(S)	41,828

*
Represents the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements after adjustment to US GAAP and conversion to the US dollar, as illustrated on the following page.

**
Represents reclassifications to extract general and administrative expenses from the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements in order to conform to Watson Wyatt Holdings' presentation.

Watson Wyatt LLP Statements of Operations
UK to US GAAP Reconciliation
Six Months Ended October 31, 2004
(in thousands)

	Watson Wyatt LLP UK GAAP £(1)	Watson Wyatt LLP Adjustments £(2)		Watson Wyatt LLP US GAAP £(3)	Watson Wyatt LLP $(4)
Revenue	£123,754	£192	(5)	£123,946	$225,421
Costs of providing services:
Salaries and employee benefits	66,287	(37)	(6)	66,250	120,488
Professional and subcontracted services	4,506	(200)	(7)	4,306	7,832
Occupancy, communications and other	25,094	(157)	(8)	24,937	45,353
Depreciation and amortization	2,756	129	(9)	2,885	5,247

	98,643	(265)		98,378	178,920

Income from operations	25,111	457		25,568	46,501
Income from affiliates	(3)	(86)	(10)	(89)	(162)
Interest income	716	—		716	1,303

Income from continuing operations before income taxes	25,824	371		26,195	47,642
Provision for income taxes	(64)	(9)	(11)	(73)	(133)

Income from continuing operations	£25,888	£380		£26,268	$47,775

(1)
These figures are derived from the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements included in this proxy/prospectus and have been reclassified to conform to the presentation of Watson Wyatt Holdings' statement of operations.

(2)
Represents adjustments necessary to convert the Watson Wyatt LLP financial statements from UK GAAP to US GAAP. For an explanation of these adjustments, see notes (5) through (11) below and Note 14 to the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements included in this proxy statement/prospectus.

(3)
Reflects the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis in pounds sterling.

(4)
Reflects the Watson Wyatt LLP Unaudited Interim Condensed Consolidated Financial Statements on a US GAAP basis after translation to US dollars.

(5)
Fees – £ 192

This entry increases revenue for the adjustment in software revenue recognition between UK and US GAAP. Fees for software under UK GAAP are recognized at the time the customer accepts the software. Maintenance fees receivable under software sales contracts are recognized as the associated costs fall due. Under US GAAP, revenue related to software sales are accounted for in accordance with SOP 97-2, Software Revenue Recognition. When the software arrangements contain multiple elements, amounts are allocated to the different elements based on vendor specific objective evidence ("VSOE") of the fair value of the multiple elements. The majority of the arrangements contain a license fee element and customer support and upgrade services. For the arrangements that do not have VSOE of fair value for the different elements, the fees associated with the arrangement are deferred and recognized over the term of the arrangement.

(6)
Salaries and Employee benefits – £ (37)

Pension – £ 1,015

Under UK GAAP, contributions payable to defined benefit pension plans are recognized over the employees' working lives, in accordance with SSAP 24, "Accounting for Pension Costs." Pension plan assets and liabilities are valued based on the actuary's best estimate of the assumptions taken as a whole. The resulting annual pension expense is a substantially level percentage of the current and expected future compensation expense. Under US GAAP, the accounting for pension costs follows SFAS 87, "Employers' Accounting for Pensions," which is more prescriptive with respect to actuarial assumptions which must be used and the allocation of costs to accounting periods, and requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption.

Additionally, under UK GAAP, liabilities for annuities potentially payable to the widows of members and for the pension augmentation of certain members are recognized from when an individual ceases to be a member. Under US GAAP, these liabilities are recognized from the date on which an individual becomes entitled to the benefit.

Vacation – £ (702)

Under UK GAAP, no accrual was recognized in the accounts for vacation entitlement that has been earned but not yet taken by associates. Under US GAAP, a liability must be accrued for vacation benefits that employees have earned but have not yet taken.

Software development – £ (350)

Under UK GAAP, internal costs for the development of software for internal and external use were expensed as incurred. Under US GAAP, in accordance with SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," internal costs that are incurred in developing software for both internal use and external sale must be capitalized provided that they satisfy the prescribed conditions. Such costs are written off over the useful life of the software concerned, which is considered to be three years.

(7)
Professional and Subcontracted Services – £ (200)

Professional Services – £ (200) IBNR

Under UK GAAP, an IBNR provision for professional indemnity claims was recorded based upon management's review of both claims received and claims that may potentially be received, net of any anticipated insurance recoveries. Under US GAAP, a provision is also required to be held for claims incurred but not yet notified to the extent that they relate to work that has already been performed if probable and reasonably estimable. As such under US GAAP, the obligating event is the performance of the service. A provision is recorded for the full amount of the claims recorded under US GAAP. A separate receivable is recorded for the probable insurance recoveries that Watson Wyatt LLP will receive.

(8)
Occupancy, communications & other – £ (157)

Foreign exchange loss – £ (157)

Exchange gains and losses on long-term loans to group companies were recorded as part of income. Under US GAAP, exchange gains and losses on loans to subsidiaries that are of a long-term investment nature, where settlement is not planned or anticipated in the foreseeable future are recorded as a translation adjustment in other comprehensive income.

(9)
Depreciation and amortization – £ 129

Amortization of goodwill – £ (131)

Goodwill under UK GAAP was recorded at cost and amortized over its estimated useful life. This adjustment eliminates that amortization expense on the UK books. Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment.

Amortization of software – £ 260

This adjustment reflects the amortization of the costs of developing software under US GAAP that had previously been fully expensed under UK GAAP.

(10)
Income from affiliates – £ (86)

Adjustments in respect of the minority interest relate solely to the minority's share of other adjustments between UK and US GAAP described above.

(11)
Provision for income taxes – £ (9)

The adjustments in respect of deferred tax relate solely to the tax effect of the other adjustments between UK and US GAAP described above. Since taxation on the profits of Watson Wyatt LLP is solely the responsibility of the individual members, no tax expense or benefit is reported for adjustments related to Watson Wyatt LLP. Tax benefits have been recognized for the corporate subsidiaries only where there is sufficient evidence that the benefit will be realized in the future.

Watson Wyatt Holdings
Unaudited Pro Forma Combined Statements of Operations
Year Ended June 30, 2004
(in thousands, except per share data)

	Watson Wyatt Holdings July 1, 2003 – June 30, 2004 $	Watson Wyatt LLP May 1, 2003 – April 30, 2004 $*	Watson Wyatt LLP Reclassifications $**	Pro Forma Adjustments $		Pro Forma $
Revenue	$702,005	$417,142	$289	$(7,017	)(A)	$1,112,419
Costs of providing services:
Salaries and employee benefits	396,775	228,022	(25,157)	38,903	(H)	638,543
Professional and subcontracted services	49,159	19,328	(2,716)	(7,017	)(A)	58,754
Occupancy, communications and other	105,459	83,341	(24,111)	945	(R)	163,885
				(1,749	)(D)
General and administrative expenses	63,631	—	52,273	—		115,904
Depreciation and amortization	18,511	10,905	—	8,535	(K)	37,951

	633,535	341,596	289	39,617		1,015,037

Income from operations	68,470	75,546	—	(46,634)		97,382
Income from affiliates	7,109	812	—	(4,869	)(B)	2,234
				(818	)(C)
Interest income (expense), net	743	1,543	—	(2,174	)(M)	(3,263)
				(3,375	)(O)
Other non-operating income	6,222	—	—	—		6,222

Income from continuing operations before income taxes	82,544	77,901	—	(57,870)		102,575
Provision for income taxes	32,605	659	—	8,972	(G)	42,236

Income from continuing operations	$49,939	$77,242	$—	$(66,842)		$60,339

Basic earnings per share	$1.52					$1.44
Diluted earnings per share	$1.50					$1.43
Weighted average shares of common stock, basic	32,866			9,091	(S)	41,957

Weighted average shares of common stock, diluted	33,207			9,091	(S)	42,298

*
Represents the Watson Wyatt LLP Consolidated Financial Statements after adjustment to US GAAP and conversion to the US dollar, as illustrated on the following page.

**
Represents reclassifications to extract general and administrative expenses from the Watson Wyatt LLP Consolidated Financial Statements in order to conform to Watson Wyatt Holdings' presentation.

Watson Wyatt LLP Statements of Operations
UK to US GAAP Reconciliation
Year Ended April 30, 2004
(in thousands)

	Watson Wyatt LLP UK GAAP £(1)	Watson Wyatt LLP Adjustments £(2)		Watson Wyatt LLP US GAAP £(3)	Watson Wyatt LLP $(4)
Revenue	£242,252	£118	(5)	£242,370	$417,142
Costs of providing services:
Salaries and employee benefits	129,322	3,164	(6)	132,486	228,022
Professional and subcontracted services	11,045	185	(7)	11,230	19,328
Occupancy, communications and other	48,563	(140	)(8)	48,423	83,341
Depreciation and amortization	6,493	(157	)(9)	6,336	10,905

	195,423	3,052		198,475	341,596

Income from operations	46,829	(2,934)		43,895	75,546
Income from affiliates	279	193	(10)	472	812
Interest income	896	—		896	1,543

Income from continuing operations before income taxes	48,004	(2,741)		45,263	77,901
Provision for income taxes	462	(78	)(11)	384	659

Income from continuing operations	£47,542	£(2,663)		£44,879	$77,242

(1)
These figures are derived from the Watson Wyatt LLP Consolidated Financial Statements included in this proxy/prospectus and have been reclassified to conform to the presentation of Watson Wyatt Holdings' statement of operations.

(2)
Represents adjustments necessary to convert the Watson Wyatt LLP financial statements from UK GAAP to US GAAP. For an explanation of these adjustments, see notes (5) through (11) below and Note 26 to the Watson Wyatt LLP Consolidated Financial Statements included in this proxy statement/prospectus.

(3)
Reflects the Watson Wyatt LLP Consolidated Financial Statements on a US GAAP basis in pounds sterling.

(4)
Reflects the Watson Wyatt LLP Consolidated Financial Statements on a US GAAP basis after translation to US dollars.

(5)
Fees – £ 118

This entry increases revenue for the adjustment in software revenue recognition between UK and US GAAP. Fees for software under UK GAAP are recognized at the time the customer accepts the software. Maintenance fees receivable under software sales contracts are recognized as the associated costs fall due. Under US GAAP, revenue related to software sales is accounted for in accordance with SOP 97-2, Software Revenue Recognition. When the software arrangements contain multiple elements, amounts are allocated to the different elements based on vendor specific objective evidence ("VSOE") of the fair value of the multiple elements. The majority of the arrangements contain a license fee element and customer support and upgrade services. For the arrangements that do not have VSOE of fair value for the different elements, the fees associated with the arrangement are deferred and recognized over the term of the arrangement.

(6)
Salaries and Employee benefits – £ 3,164

Pension – £ 3,235

Under UK GAAP, contributions payable to defined benefit pension plans are recognized over the employees' working lives, in accordance with SSAP 24, "Accounting for Pension Costs." Pension plan assets and liabilities are valued based on the actuary's best estimate of the assumptions taken as a whole. The resulting annual pension expense is a substantially level percentage of the current and expected future compensation expense. Under US GAAP, the accounting for pension costs follows SFAS 87, "Employers' Accounting for Pensions," which is more prescriptive with respect to actuarial assumptions which must be used and the allocation of costs to accounting periods, and requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption.

Additionally, under UK GAAP, liabilities for annuities potentially payable to the widows of members and for the pension augmentation of certain members are recognized from when an individual ceases to be a member. Under US GAAP, these liabilities are recognized from the date on which an individual becomes entitled to the benefit.

Vacation – £ 654

Under UK GAAP, no accrual was recognized in the accounts for vacation entitlement that has been earned but not yet taken by associates. Under US GAAP, a liability must be accrued for vacation benefits that employees have earned but have not yet taken.

Software development – £ (725)

Under UK GAAP, internal costs for the development of software for internal and external use were expensed as incurred. Under US GAAP, in accordance with SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," internal costs that are incurred in developing software for both internal use and external sale must be capitalized provided that they satisfy the prescribed conditions. Such costs are written off over the useful life of the software concerned, which is considered to be three years. Note that in Note 26 to the Watson Wyatt LLP Consolidated Financial Statements, this amount is netted with £534 of amortization of software as discussed in note (9) below.

(7)
Professional and Subcontracted Services – £ 185

Professional Services – £ 200

Under UK GAAP, an IBNR provision for professional indemnity claims was recorded based upon management's review of both claims received and claims that may potentially be received, net of any anticipated insurance recoveries. Under US GAAP, a provision is also required to be held for claims incurred but not yet notified to the extent that they relate to work that has already been performed if probable and reasonably estimable. As such under US GAAP, the obligating event is the performance of the service. A provision is recorded for the full amount of the claims recorded under US GAAP. A separate receivable is recorded for the probable insurance recoveries that Watson Wyatt LLP will receive.

  Deferred
  consideration – £ (15)

UK GAAP recognizes compensation payable when amounts can be reliably estimated, and it is probable that the amounts will be paid. US GAAP recognizes contingent consideration only when determined beyond doubt.

(8)
Occupancy, communications & other – £ (140)

Foreign exchange loss – £ (140)

Exchange gains and losses on long-term loans to group companies were recorded as part of income under UK GAAP. Under US GAAP, exchange gains and losses on loans to subsidiaries that are of a long-term investment nature, where settlement is not planned or anticipated in the foreseeable future are recorded as a translation adjustment in other comprehensive income.

(9)
Depreciation and amortization – £ (157)

Amortization of goodwill – £ (691)

Goodwill under UK GAAP was recorded at cost and amortized over its estimated useful life. This adjustment eliminates that amortization expense on the UK books. Under US GAAP, goodwill is not amortized but rather tested at least annually for impairment.

Amortization of software – £ 534

This adjustment reflects the amortization of costs of developing software under US GAAP that had previously been fully expensed under UK GAAP.

(10)
Income from affiliates – £ 193

Adjustments in respect of the minority interest relate solely to the minority's share of other adjustments between UK and US GAAP described above.

(11)
Provision for income taxes – £ (78)

The adjustments in respect of deferred tax relate solely to the tax effect of the other adjustments between UK and US GAAP described above. Since taxation on the profits of Watson Wyatt LLP is solely the responsibility of the individual members, no tax expense or benefit is reported for adjustments related to Watson Wyatt LLP. Tax benefits have been recognized for the corporate subsidiaries only where there is sufficient evidence that the benefit will be realized in the future.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

Note 1 — Description of Transaction and Basis of Pro Forma Presentation

For a description of the acquisition and the acquisition consideration, please see "Summary—Questions and Answers—What will Watson Wyatt Holdings acquire in the acquisition?" and "The Business Transfer Agreement—Acquisition Consideration," respectively.

Watson Wyatt Holdings will use the purchase method of accounting for the acquisition of Watson Wyatt LLP assets under accounting principles generally accepted in the United States (US GAAP). Therefore, the purchase price will be allocated to assets and liabilities of the European business based on their estimated fair market values at the closing of the acquisition. Inasmuch as Watson Wyatt Holdings already owns a 20% interest in Watson Wyatt LLP, net assets acquired, exclusive of the net assets of Watson Wyatt Holdings (Europe) Limited, will be reflected at 80% of estimated fair value under the step provisions of purchase accounting. Net assets acquired in Watson Wyatt Holdings (Europe) Limited will reflect a 60% fair market value since Watson Wyatt Holdings directly owns a 25% interest and indirectly owns another 15% through its 20% interest in Watson Wyatt LLP's 75% interest in Watson Wyatt Holdings (Europe) Limited (20% of 75% equals 15%). Any excess of the purchase price over these fair market values will be accounted for as goodwill to the extent not identified as an intangible asset apart from goodwill. Once known and determinable, the impact of the contingent consideration, if any, will be recorded as additional goodwill and will not be impacted by the step provisions of purchase accounting. The reported financial condition and results of operations of Watson Wyatt Holdings issued after the acquisition will reflect Watson Wyatt Holdings' balances and results after the closing of the acquisition, but under US GAAP are not required to be restated retroactively to reflect the historical financial position or results of operations of Watson Wyatt LLP.

As further discussed in Note 2, the unaudited pro forma combined financial information includes estimated adjustments to record the assets and liabilities of Watson Wyatt LLP at their respective fair values and represents management's estimates based on available current information. The unaudited pro forma combined financial information does not include the impact of the contingent consideration since the financial targets stipulated in the contingent consideration have not yet been achieved. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed.

Note 2 — Purchase Price

The following table outlines a preliminary estimate of the purchase price for Watson Wyatt Holdings based on the announcement date average closing price of $26.26. The announcement date average closing price is the average of the closing market prices of Watson Wyatt Holdings' common stock over the five business days beginning with the two business days prior to the announcement date (January 18, 2005) and ending with the two business days following the announcement date. The dollar amounts have been converted from pounds sterling using the rate of US$1.8387 per £1.00 in effect as of October 31, 2004.

	December 31, 2004
	(In thousands except share and per share data)
Purchase Price:
Shares of Watson Wyatt Holdings' stock to be issued	9,090,571
Assumed Purchase Price of Watson Wyatt Holdings' stock	$26.26

Aggregate fair value of common stock issued in acquisition		$238,718
Cash paid (£88.3 million)		164,531
Direct acquisition costs		8,000

Total preliminary estimated purchase price		$411,249
Less net assets acquired:
Cash and cash equivalents	$15,895
Client receivables and unbilled revenue	123,544
Other current assets	16,194
Investment in affiliates	(30,421)
Fixed assets	15,318
Other intangible assets	194,286
Other assets, net	16,643
Accounts payable and accrued expenses	(48,955)
Amounts owed to members	(89,820)
Accrued retirement benefits	(16,498)
Other noncurrent liabilities	(37,387)

Total net assets acquired		158,799

Estimated goodwill resulting from acquisition		$252,450

The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of Watson Wyatt LLP's tangible and intangible assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments may differ from the pro forma adjustments presented in this document. Increases or decreases in the fair value of Watson Wyatt LLP's net assets, commitments, contracts or other items may change the amount of the purchase price allocated to goodwill and other assets and liabilities may affect the income statement due to adjustments in the amortization of the adjusted assets or liabilities, yield or other changes.

Note 3 — Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma combined financial information are as follows, with all information set forth in US dollars, in thousands:

  (A)
  This adjustment reflects the elimination of operating transactions between Watson Wyatt Holdings and Watson Wyatt LLP that, upon completion of the acquisition, would represent intercompany transactions.

  (B)
  As a result of Watson Wyatt Holdings' beneficial interest in Watson Wyatt LLP, Watson Wyatt Holdings records its share of profits as income from affiliates on the statement of operations and its share of capital contributions and undistributed profits as an investment on its balance sheet. The related income and investment balance will be eliminated as a result of the acquisition.

  (C)
  Watson Wyatt LLP records Watson Wyatt Holdings' share of undistributed earnings/losses in Watson Wyatt Holdings (Europe) Limited as minority interest. This minority interest will be eliminated upon completion of the acquisition.

  (D)
  Watson Wyatt LLP has an outstanding note with Watson Wyatt Holdings related to its historical transaction involving Watson Wyatt Holdings (Europe) Limited as described in "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP." Watson Wyatt LLP carries the note at $26,214, representing the principal balance plus accrued interest owed thereon. Watson Wyatt Holdings has not accrued interest income on the note due to concerns over collectibility stemming from continued losses experienced by Watson Wyatt Holdings (Europe) Limited and therefore carries the note at $7,298. This adjustment eliminates the respective note payable and note receivable balances as well as the interest expense recorded by Watson Wyatt LLP.

  (E)
  As required under Statement of Financial Accounting Standards No. 141, "Business Combinations," this entry increases the Watson Wyatt LLP pension liability to reflect the excess of the plan's projected benefit obligation over the plan's assets.

  (F)
  This adjustment records deferred tax assets that are estimated to exist upon consummation of the acquisition, some of which relate to long-term liabilities such as pension and IBNR liabilities.

  (G)
  This adjustment reflects the anticipated income tax expense, which was redetermined based on the combined income of Watson Wyatt Holdings and Watson Wyatt LLP. The adjusted effective tax rate is 39.83% for the pro forma six months ended December 31, 2004 and 41.18% for the pro forma year ended June 30, 2004. The effective tax rate was calculated as if Watson Wyatt LLP operated and was taxed as a corporation. Actual effective tax rates may differ from the pro forma rates reflected in this pro forma information and will ultimately depend on several variables, including the mix of earnings between domestic and international operations (including the amount of foreign losses for which a valuation allowance is recorded), and the overall level of earnings.

  (H)
  Compensation expense recorded on the books of Watson Wyatt LLP has historically reflected a partnership structure with the allocation of profits to members. This entry adjusts compensation expense to reflect market salaries expected to be paid to members after consummation of the acquisition. For voting members these salaries reflect the compensation set out in the employment agreements they have executed which represent market-related compensation for those individuals taking into consideration various factors such as the experience and expertise of each individual. The salaries being offered to non-voting members are based on a conversion of their profit share into broadly consistent total compensation packages as employees rather than as members.

  (I)
  This adjustment reflects the sale by Watson Wyatt LLP of the 100,000 shares of Watson Wyatt Holdings' common stock that it currently owns, as specified in the transaction. We assume that the stock is sold at $26.62 per share.

  (J)
  This adjustment reclassifies undistributed partnership profits to reflect Watson Wyatt Holdings' obligation to distribute the profits to voting and non-voting members. It also eliminates Watson Wyatt Holdings' interest in those profits.

  (K)
  This adjustment reflects the addition of intangible assets (other than goodwill) and related amortization expense resulting from the acquisition based on estimated fair values. The pro forma adjustments reflected here are based on a preliminary external valuation involving current assumptions and valuations, which are subject to change as management continues to study the nature, amount and amortization method of identifiable intangibles. The value of intangible assets represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated by considering the cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. In light of the fact that many variables are taken into account for purposes of this valuation, material changes are possible once our analysis is complete.

    For purposes of the pro forma adjustments, the following table summarizes the estimated fair value and useful lives for amortization on a straight-line basis:

	Asset Life	Amount
		(in thousands)
Trademark and trade name	Not amortizable	$110,900
Customer-related intangible	10-15 years	62,100
Core/Developed technology	3-5 years	18,300

    The trademark and trade name intangible asset is considered to have an indefinite life because the asset is expected to generate cash flows indefinitely. Watson Wyatt Holdings will assess the adequacy of these cash flows through an annual impairment test of the intangible asset.

  (L)
  This adjustment reflects the elimination of specific liabilities and related cash reserves that will remain with the partners following the transaction. At October 31, 2004, these liabilities totaled US$38.0 million and included reserves for professional liability claims of US$6.7 million, annuities to retired members of US$7.5 million, capital accounts of voting members of US$22.0 million and an estimated US$1.8 million of checks outstanding as of the close. These liabilities will be remeasured at the closing date.

  (M)
  This adjustment reflects the elimination of interest income for cash balances that are assumed to have been spent at July 1, 2003 in conjunction with the acquisition. Since the cash payments outlined in items (L), (N) and (O), totaling approximately $212 million, are greater than cash balances on hand as of the closing of the acquisition, we have assumed that all interest income is eliminated except for interest income on cash balances of $50 million required for working capital purposes around the world. Interest income from these balances was calculated using a 2% interest rate.

  (N)
  This adjustment reflects the payment of US$8 million of estimated direct acquisition costs.

  (O)
  This adjustment reflects the issuance of 9,090,571 shares of common stock, the incurrence of US$90 million of debt and the payment of US$164.5 million of cash associated with the transaction. It also reflects interest expense on the estimated borrowing. Interest expense is calculated based on a current market rate of 3.75%. As a result, material changes to these amounts are possible, as rates are subject to change in response to general economic conditions. A 1/8% increase/(decrease) in interest rates would result in a $125,000 increase/(decrease) in interest expense. Watson Wyatt Holdings expects to negotiate a new revolving credit facility from which these amounts will be borrowed.

  (P)
  This adjustment reflects the elimination of retained earnings and the revaluation reserve resulting from the acquisition.

  (Q)
  This adjustment records goodwill as the excess of the estimated purchase price over the estimated fair value of Watson Wyatt LLP's acquired tangible and intangible assets and liabilities which is anticipated to result from the transaction.

  (R)
  Watson Wyatt Holdings records a liability for incurred but not reported claims (IBNR) because Watson Wyatt Holdings purchases claims-made insurance. Watson Wyatt LLP has recorded a similar liability as it has adjusted its financial statements to reflect US GAAP. This liability is estimated to increase 5% per year. This adjustment reflects the expense associated with the additional accrued liability.

  (S)
  Earnings per share calculations for the year ended June 30, 2004 and for the six months ended December 31, 2004 are based on the historical weighted average shares reported by Watson Wyatt Holdings as outstanding during the respective periods, plus the number of shares issued in conjunction with the transaction, which shares are assumed to be issued on the first day of each respective period.

INFORMATION ABOUT THE EUROPEAN BUSINESS

General

        Watson Wyatt LLP, a privately held limited liability partnership registered in England, is one of the leading actuarial, benefits and human capital consulting businesses operating in Europe. The firm was founded in 1878 as R. Watson & Sons and was renamed Watson Wyatt Partners in 1995 in connection with the formation of the alliance. In 2002, the business carried on by Watson Wyatt Partners was established as a limited liability partnership under the laws of England and became known as Watson Wyatt LLP.

        Watson Wyatt LLP provides services in five broad practice areas:

  •
  benefits consulting,

  •
  investment consulting,

  •
  insurance and financial services consulting,

  •
  human capital consulting, and

  •
  benefits administration.

Actuarial and Other Services

        The services Watson Wyatt LLP provides within its five main practice areas are comprised of the following service lines:

  Benefits Consulting

        Watson Wyatt LLP serves as consulting actuary to 53 of the 100 largest pension funds in the UK.

  Retirement Consulting

        Watson Wyatt LLP provides actuarial and consulting services for both defined benefit and defined contribution arrangements. Its retirement consulting services encompass plan design and implementation, actuarial and financial valuations, risk management, due diligence processes, and market surveys and benchmarking.

  Flexible Benefits Consulting

        Watson Wyatt LLP assists organizations looking to introduce greater flexibility or choice in the reward programs they offer their employees by facilitating the introduction of voluntary benefits programs, assisting in the introduction of greater choice within each benefit, and assisting in the introduction of flexible benefits plans.

  Benefits Communication Consulting

        Watson Wyatt LLP's benefits communication team provides consulting on benefits-related communication matters. These services range from complete benefits communication programs to specific deliveries including advice on and production of total compensation and personalized statements.

  Pensions Administration Consulting

        Watson Wyatt LLP's pensions administration consulting team provides a range of consulting services on all aspects of pension plan administration with the aim of helping organizations achieve cost-effective administration incorporating best practice standards that meet the expectations of the sponsoring company, the trustees and plan members.

  Healthcare and Risk Consulting

        Watson Wyatt LLP's healthcare and risk consulting team specializes in assisting companies in the design, financing and implementation of medical benefit, life assurance and income protection arrangements, and in developing integrated healthcare solutions that are tailored to meet its clients' specific needs.

  Financial Education

        Watson Wyatt LLP's dedicated team of specialist consultants provides personal financial advice to senior executives at its client companies.

  International Consulting

        Watson Wyatt LLP helps multinational businesses adopt a global perspective on human resources, compensation and benefits issues. Watson Wyatt LLP works with corporate headquarters and their overseas subsidiaries to develop and implement global benefits and human resources policies, manage human resources expenditures, ensure consistency in global pay and benefits, reward employees effectively regardless of location and establish consistency in worldwide reporting and quality control.

  Investment Consulting

        Watson Wyatt LLP assists clients in developing investment strategies that meet their investment goals by providing advice on governance and regulatory issues, asset allocation strategies, investment structures, selection and evaluation of managers and performance monitoring.

  Insurance & Financial Services Consulting

        Watson Wyatt LLP's global insurance and financial services consulting team provides advice on strategic matters, management issues, the sources of value and all aspects of financial condition/risk management within insurance and financial services businesses. Watson Wyatt LLP advises a wide range of clients including major financial institutions, life, non-life and health insurance companies, reinsurers, fund managers, banks, bancassurers and companies involved in the purchase or distribution of insurance and financial services.

  Human Capital Group

  Strategic Reward Consulting

        Watson Wyatt LLP advises organizations on their employee reward strategy and implementation, including managing performance, job leveling, total reward design and benchmarking and pay strategies. Watson Wyatt LLP's Global Grading System™, a software program, is used by clients in different human resources programs such as pay management, stock allocation, career development and job titling, across the globe.

  Human Resources Measurement

        Watson Wyatt LLP helps organizations focus their investment on the human resources issues and practices that will deliver the best return. Watson Wyatt LLP participates with Watson Wyatt Holdings in the preparation of the Human Capital Index™, which is proprietary research into the links between human capital practices and their impact on shareholder value.

  Executive Reward Consulting

        As advisors to remuneration committees, Watson Wyatt LLP consults with leading companies on their executive reward design and long-term incentive programs using tools such as Present Economic Value, a proprietary methodology for valuing long-term incentives and determining a consistent and realistic value for different types of plans including share options, performance shares and restricted shares.

  Pay and Benefits Data

        Watson Wyatt LLP's data services team collects, analyzes and presents pay and benefits data across Europe, Africa and the Middle East to assist human resources executives in designing equitable, competitive and motivating compensation packages.

  Benefits Administration Solutions

        Watson Wyatt LLP's pensions administration team changed its name to "Benefits Administration Solutions" at the beginning of May 2003. The name change reflects a transition from providing purely pensions administration services to providing a broader range of services, including flexible benefits administration, and the team's advanced use of technology solutions to streamline and improve service delivery.

Customers, Marketing and Sales

        Watson Wyatt LLP is a leading actuarial firm, and its target market is large, multinational clients. As of January 31, 2005, Watson Wyatt LLP listed as clients over 39 percent of the Fortune Global 500 companies headquartered in Europe and advised 77 of the FTSE 100 companies headquartered in the UK.

        The breadth and depth of Watson Wyatt LLP's client base requires familiarity with the problems and issues facing all sizes and types of company. Watson Wyatt LLP's aim is to provide each client, regardless of size, with the same level of attention and service. Watson Wyatt LLP is focused on building strong working relationships with its clients with a view to ensuring the right advice is delivered on time and within budget.

        Watson Wyatt LLP's growth strategy is based on a commitment to client satisfaction through its account management program. Watson Wyatt LLP's account managers focus on effectively delivering services to clients and on expanding its relationships across service lines, geographic boundaries and divisions within client companies.

        Watson Wyatt LLP pursues new clients using cross-practice teams of consultants, as well as dedicated business developers who initiate relationships with targeted companies. Watson Wyatt LLP's efforts to expand its accounts and its client base are supported by market research, sales training programs and extensive marketing databases. Watson Wyatt LLP's sales efforts are also supported by a range of marketing initiatives designed to raise awareness of the Watson Wyatt Worldwide brand and Watson Wyatt LLP's reputation within target markets.

Competition

        The firm's main competitors across its principal practice areas include the following:

  •
  Benefits consulting—Aon, Hewitt Associates, Hymans (Milliman network in Europe), Mellon, Mercer Human Resource Consulting, PricewaterhouseCoopers and Towers Perrin.

  •
  Human capital consulting—Deloitte, Ernst & Young, The Hay Group, Hewitt Associates, Mercer Human Resource Consulting, New Bridge Street Consultants, PricewaterhouseCoopers and Towers Perrin.

  •
  Benefits administration—Aon, Capita, Gissings, Hewitt Associates, Jardine Lloyd Thompson, Mercer Human Resource Consulting and Towers Perrin.

  •
  Investment consulting—Aon, Hewitt Associates, Hymans, Mercer Investment Consulting and Russell Investment Group.

  •
  Insurance & financial services—Deloitte, Ernst & Young, Mercer Oliver Wyman, Milliman, PricewaterhouseCoopers and Tillinghast.

Employees

        As at March 31, 2005, Watson Wyatt LLP and its subsidiaries employed 2,089 persons, including 47 voting members, 183 non-voting members and 1,859 other associates.

        The firm has been recognized for its commitment to the attraction and retention of key talent by its 2004 inclusion in The Sunday Times "100 Best Companies to Work for in the UK" for the fifth year running. Also in 2004, Watson Wyatt LLP, for the second year running, was named one of the 50 best companies to work for in Ireland.

Legal Proceedings

        In common with other professional services firms and advisors, Watson Wyatt LLP is involved in various legal proceedings that arise from time to time in the ordinary course of business. These typically involve claims relating to the rendering of professional services or employment matters. Based on currently available information, none of these proceedings are expected to have a material adverse effect on Watson Wyatt LLP.

        The most significant claims Watson Wyatt LLP is defending currently are summarized below. Watson Wyatt Holdings is not assuming any liability for these claims in connection with the acquisition. After the closing, Watson Wyatt LLP will continue to defend the claims.

  Independent Insurance

        In November 2003, Watson Wyatt LLP was served with a letter of claim from the provisional liquidators of Independent Insurance. Formal proceedings were served on February 18, 2005. The claim alleges that Watson Wyatt LLP was negligent in its assessment of reserves for various accounts in the years ending 1997 to 2000. The claim is being defended.

        Crédit Lyonnais Securities Limited & others versus (1) Watson Wyatt LLP and (2) Watson Wyatt Partners

        Watson Wyatt LLP, Watson Wyatt Partners, and Watson Wyatt Worldwide are defendants to a claim brought by Crédit Lyonnais Securities Limited and the Trustees of the Crédit Lyonnais Group UK Pension Scheme and others. The claim alleges breach of contract and negligence in the performance of actuarial valuation work undertaken between 1996 and 1999. The claim further alleges that the value of the fund was accordingly overstated and that the claimants granted more generous benefits to their employees than they would have had they appreciated the true funding position. The claim is being defended and is listed for trial in May 2005.

Other Partnership Matters

        In March 2004 the UK Government announced an independent review into the actuarial profession, with a particular focus on considering how best to modernize that profession and see that high standards are delivered in a more open, challenging and accountable professional culture. The review was conducted by Sir Derek Morris, the former Chairman of the Competition Commission and was known as the Morris Review. The terms of reference of the Morris Review included looking at professional standards, accountability of actuaries for their actions and whether or not there was an open and competitive market for actuarial advice in the UK. The Morris Review delivered its final report on March 16, 2005 with recommendations which were accepted by the UK Government. Among those recommendations were recommendations relating to steps that should be taken to address the potential for conflicts that surround the role of one actuary advising both the trustees and employer in connection with a pension scheme and measures to encourage users to market test and to put elements of their actuarial advice out to bid separately.

MANAGEMENT AND OPERATIONS OF WATSON WYATT HOLDINGS
AFTER THE ACQUISITION

Board of Directors of Watson Wyatt Holdings After the Acquisition

        In connection with the acquisition, management of Watson Wyatt Holdings recommended to the Nominating and Governance Committee of the Watson Wyatt Holdings board of directors that one additional director, a Watson Wyatt LLP voting member, be presented for election to the Watson Wyatt Holdings board of directors at the special meeting. The Nominating and Governance Committee determined that nomination of a Watson Wyatt LLP voting member for election as an "inside" director was appropriate and that Mr. Ramamurthy would be nominated for election as a director, contingent upon consummation of the acquisition.

        The Nominating and Governance Committee also has accepted management's recommendation that the committee begin a search for a qualified candidate to serve as an additional director who meets the independence requirements of the New York Stock Exchange listing standards. The new director is expected to have a background in Europe or the United Kingdom. Management provided the committee with a list of nominees proposed by Watson Wyatt LLP that the committee will consider in addition to other candidates. Watson Wyatt Holdings and Watson Wyatt LLP have agreed that global diversity and worldview will be important factors to be considered by the Nominating and Governance Committee in selecting directors in the future.

        If Mr. Ramamurthy is elected to the board of directors at the special meeting, the Watson Wyatt Holdings board of directors will be comprised of ten directors, of which six will be deemed to be "independent" for New York Stock Exchange listing purposes, and four will not be independent. Mr. Haley will continue as President, Chief Executive Officer and Chairman of the Watson Wyatt Holdings board of directors.

        Watson Wyatt Holdings anticipates that the search process for the new independent director will commence shortly after the closing of the acquisition. The Nominating and Governance Committee will endeavor to select an independent director candidate for inclusion on the slate of directors to be presented for stockholder approval at Watson Wyatt Holdings' 2005 Annual Meeting of Stockholders.

Compensation of Directors of Watson Wyatt Holdings After the Acquisition

        If elected, as an employee director after the closing of the acquisition, Mr. Ramamurthy will not be compensated separately for service on the board, in accordance with Watson Wyatt Holdings' current policy. For a description of Watson Wyatt Holdings' director compensation policies, see "Election of Director—Operation of the Board" at page     .

Management of Watson Wyatt Holdings After the Acquisition

        The following table sets forth information with respect to members of Watson Wyatt LLP who will serve as directors or executive officers of Watson Wyatt Holdings after the closing of the acquisition. For information regarding management of Watson Wyatt Holdings, see "Election of Director—Nominee and Other Members of the Board of Directors" and the information set forth under the heading "Biographical Information For Other Executive Officers of the Company" in Watson Wyatt Holdings' proxy statement dated October 15, 2004 for its annual meeting of stockholders held on November 19, 2004, which information is incorporated by reference into this proxy statement/prospectus.

Name	Age	Title
Paul N. Thornton	54	Director
Chandrasekhar Ramamurthy	49	Regional Manager (Europe)
Philip G.H. Brook	49	Global Practice Director, Insurance & Financial Services
David M.E. Dow	46	Global Practice Director, Benefits Administration Solutions and Technology Solutions
Roger C. Urwin	51	Global Practice Director, Investment Consulting
Alan K. Whalley	49	Regional Manager (US Region)

        Biographical information regarding directors and executive officers of Watson Wyatt Holdings is set forth in "Election of Director—Nominee and Other Members of the Board of Directors" at page     and under the heading "Biographical Information For Other Executive Officers of the Company" in Watson Wyatt Holdings' proxy statement dated October 15, 2004 for its annual meeting of stockholders held on November 19, 2004, which information is incorporated by reference into this proxy statement/prospectus.

        Biographical information regarding members of Watson Wyatt LLP who will serve as a director or executive officer of Watson Wyatt Holdings after the acquisition is provided below:

        Paul N. Thornton (age 54) has served as a director of Watson Wyatt Holdings since 2000. He joined Watson Wyatt LLP in 1974, qualified as a Fellow of the Institute of Actuaries in 1975 and became a member of the firm in 1977. Mr. Thornton has been the Senior Partner of Watson Wyatt LLP since May 2001. He was Chairman of the Pensions Board of the Faculty and Institute of Actuaries in the UK from 1994 to 1996, Chairman of the Association of Consulting Actuaries from June 1997 to June 1998 and President of the Institute of Actuaries from July 1998 to July 2000. Mr. Thornton is a member of the Executive Committee of the International Actuarial Association, Chairman of the Committee of the International Actuarial Association dealing with Pensions and Employee Benefits and a member of the Committee of the International Association of Consulting Actuaries. He holds an honours degree in Mathematics from Oxford University.

        Chandrasekhar Ramamurthy (age 49), known as Babloo Ramamurthy, joined The Wyatt Company in 1977. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a member of Watson Wyatt LLP. Mr. Ramamurthy has been based primarily in the London Office of Watson Wyatt LLP, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of US multinational companies. Since returning to Europe, Mr. Ramamurthy has been the account manager for a number of the firm's major clients in the UK, advising on a broad range of human capital and employee benefits issues in both the UK and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed the Managing Partner of Watson Wyatt LLP with effect from May 1, 2004. Mr. Ramamurthy holds an honours degree in Mathematics from King's College, London.

        Philip G.H. Brook (age 49) joined Watson Wyatt LLP in 1991 and became a member in 1992. Prior to joining Watson Wyatt LLP, Mr. Brook worked for M&G Re for 12 years where he qualified as a Fellow of the Institute of Actuaries in 1984. Mr. Brook is Global Head of Watson Wyatt LLP Insurance & Financial Services practice comprising around 300 associates in 14 countries across Europe, Asia and the United States. He is also the account manager for a number of Watson Wyatt LLP multinational financial services clients and has held management positions with the Insurance & Financial Services practice and the wider firm for a number of years. During his career at Watson Wyatt LLP, Mr. Brook has worked on a wide range of international insurance projects, many of which have been merger or acquisition transactions or projects of a financial management nature. Mr. Brook holds an honours degree in Mathematics from Cambridge University.

        David M.E. Dow (age 46) qualified as a chartered accountant in 1983 and joined The Wyatt Company in 1988. Prior to that, he trained with KPMG and was a consultant at Schroders. Mr. Dow was appointed Managing Director of Wyatt Financial Services Ltd shortly after joining The Wyatt Company. Following establishment of the global Watson Wyatt Worldwide Alliance in 1995, Mr. Dow became a member in Watson Wyatt LLP and headed the Financial Services Group through a period of significant diversification and growth. In 1998, Mr. Dow took on responsibility for what was then Watson Wyatt LLP's Pensions Administration business, creating the Benefits Administration Solutions practice. Mr. Dow's track record has been in reorganizing and leading businesses to deliver quality improvement and profitable growth. Mr. Dow has held partnership board and Finance Committee roles within Watson Wyatt LLP as well as leading both consulting and operations practices for over 15 years.

        Roger C. Urwin (age 51) joined Watson Wyatt LLP as a member in 1989 to head up the Investment Consulting practice. Prior to joining Watson Wyatt LLP, Mr. Urwin worked as an investment consultant for Bacon and Woodrow and headed William Mercer's investment practice before joining Gartmore Investment Management in 1987, where he was responsible for business development and quantitative investment. Mr. Urwin has wide experience of investment matters having been both on the investment management and consulting side. Mr. Urwin has responsibility for a number of Watson Wyatt LLP's major investment clients both in the UK and internationally, advising them on all investment issues. Mr. Urwin has been Global Head of Investment Consulting since 1995. Mr. Urwin is the author of a number of papers on asset allocation policy and manager selection. He is on the Board of INQUIRE (the Institute for Quantitative Investment Research) and the Editorial Board of MSCI. Mr. Urwin has an MA in Mathematics and an M.Sc in applied Statistics, both from Oxford University.

        Alan K. Whalley (age 49) has served as Regional Manager (US Region) of Watson Wyatt Holdings since May 2004, and was most recently the Managing Partner of Watson Wyatt LLP. In this role he was a member of Watson Wyatt LLP partnership board and chairman of the Euro Matrix Group, Watson Wyatt LLP executive management committee. Mr. Whalley joined Watson Wyatt LLP in 1977. He is a consulting actuary primarily in the retirement field, where he specializes in consulting for larger companies. Mr. Whalley established Watson Wyatt LLP Manchester office in 1985, followed by its Leeds office in 1990. Prior to his appointment as Managing Partner of WW LLP in 1999, he was head of the UK benefits practice from 1995. He has served as a member of the CBI Council for the Yorkshire and the Humber Region and as chairman of the Yorkshire Group of the National Association of Pension Funds. He is a Fellow of the Institute of Actuaries and a Fellow of the Pensions Management Institute. Mr. Whalley holds an MA in Mathematics from Oxford University.

  Executive Compensation

        Watson Wyatt Holdings.    Information regarding compensation of executive officers of Watson Wyatt Holdings is set forth in "Election of Director—Executive Compensation" at page    .

        Watson Wyatt LLP.    Watson Wyatt LLP's business, since 2002, has been conducted as a private UK limited liability partnership, and members have been compensated through salary and distributions of income in the form of profit-sharing payments. Consequently, meaningful individual compensation information based on operating in corporate form is not available for periods before the acquisition.

        The following table sets forth compensation information for the year ended April 30, 2004 for Watson Wyatt LLP's senior partner and three other most highly compensated Watson Wyatt LLP members who will become executive officers or directors of Watson Wyatt Holdings after the acquisition. The dollar amounts have been converted from pounds sterling using the average exchange rate for the fiscal year ended April 30, 2004 of US$1.72 to £1.00.

  Watson Wyatt LLP Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary(1) ($)	Bonus(2) ($)
Paul N. Thornton Senior Partner	$192,984	$1,640,646
Chandrasekhar Ramamurthy Managing Partner	$192,984	$1,145,370
Roger C. Urwin Global Head of Investment Consulting	$192,984	$1,601,516
Alan K. Whalley Voting Member, Watson Wyatt LLP, and Regional Manager (US Region), Watson Wyatt Holdings	$192,984	$1,586,007

(1)
Salary consists of the salaried remuneration of members for the year ended April 30, 2004. These amounts are not comparable to executive compensation in the customary sense.

(2)
Bonus amounts consist of annual profit sharing payments in respect of the fiscal year ended April 30, 2004 and include interest received on capital. These amounts are not comparable to executive compensation in the customary sense.

        Aggregate compensation paid to Watson Wyatt LLP members who are not named in the compensation table above may exceed that set forth in the table.

        In the acquisition, Watson Wyatt Holdings will return to Watson Wyatt LLP cash to meet specified obligations of Watson Wyatt LLP after closing, including annual profit sharing payments to the individuals named above. See "Business Transfer Agreement—Post Closing Payments."

        A number of Watson Wyatt LLP members, including Mr. Whalley, have used the proceeds of bank loans to make capital contributions to Watson Wyatt LLP that then were advanced back to the members. The amount owed by Mr. Whalley as of April 30, 2004 was £300,000. The aggregate amount owed by members to Watson Wyatt LLP in connection with these transactions totaled £2.4 million at April 30, 2004.

Management Committees of Watson Wyatt Holdings After the Acquisition

        For a discussion of management committees of Watson Wyatt Holdings after the acquisition, see "The Acquisition—Interests of Certain Persons in the Acquisition—Global Matrix and Other Management Committees."

Employment and Other Arrangements

        Except for Mr. Whalley, each voting member of Watson Wyatt LLP, including the individuals named above, has entered into an employment agreement with WW Limited, the effectiveness of which is conditioned upon the closing of the acquisition. The terms of the employment agreements with each voting member and each individual who is treated as a voting member under the Watson Wyatt LLP membership agreement are identical except for the remuneration received. The terms of the agreements with these individuals are generally similar to the employment agreements with other employees of WW Limited, and these individuals are subject to the same employment policies applicable to other employees of WW Limited.

        The employment agreements provide for payment of a base salary plus a target bonus of 50% of base salary. Payment of bonuses is subject to WW Limited's normal practices relating to bonus payment in effect from time to time. The agreements also provide for payment of 27% of base salary, including a 12% car allowance, which is intended to be in lieu of other benefits, although WW Limited also will provide disability and life insurance benefits to these individuals.

        The employment agreements may be terminated by either party on six months' prior notice. In addition, WW Limited may terminate the agreement without notice in the case of misconduct, conviction of certain criminal offenses, willful neglect of duties or grave and persistent breaches of the employment agreement.

        The agreements include a non-solicitation provision which is summarized under "Agreements Relating to the Acquisition—Employment/Non-Solicitation and Non-Competition Agreements."

DISTRIBUTION OF ACQUISITION CONSIDERATION AND WINDING DOWN
OF WATSON WYATT LLP

Distribution to Voting Members

        Watson Wyatt LLP has advised us that immediately after the acquisition, Watson Wyatt LLP will distribute to, or at the direction of, its voting members 8,988,071 shares of Watson Wyatt Holdings' common stock received by Watson Wyatt LLP at closing. The distribution to each voting member of common stock will be based on a pro-rata agreed share reflecting prospective entitlements of each voting member that would otherwise have come due from Watson Wyatt LLP.

        Watson Wyatt LLP also has advised us that most of the cash proceeds of the acquisition will be distributed to voting members after the closing. The distribution to each voting member of cash consideration will be based, in each instance, on the same pro-rata share that applies to the distribution of stock consideration.

        A total of 102,500 shares of common stock and approximately £3.5 million of the cash proceeds will be retained by Watson Wyatt LLP. We understand that Watson Wyatt LLP intends to use the shares to fund awards of shares over the next three to four years to associates that are promoted to the most senior category of associates within the European business. We understand that the cash is being retained for certain transactional costs, tax exposures and Watson Wyatt LLP's expected costs in winding down its business.

        As a condition to receiving shares of Watson Wyatt Holdings' common stock to be issued in connection with the acquisition, each voting member receiving such shares must agree to the transfer restrictions described in "The Business Transfer Agreement—Distribution of Proceeds—Share Transfer Restrictions."

Distribution by Voting Members to Retired Members

        Pursuant to the plan of distribution adopted by Watson Wyatt LLP, the voting members will distribute up to £20 million (approximately US$38.1 million based on exchange rates on April 29, 2005) in cash and up to 900,000 shares of Watson Wyatt Holdings' common stock to retired members of Watson Wyatt LLP, conditional upon each retired member's waiver of existing contractual rights to annuity payments.

        The voting members have personal obligations to make annuity payments to retired members. The voting members are expected to utilize up to £20 million of the cash proceeds of the acquisition and up to 900,000 shares distributed to them to fund arrangements that either buy out those annuity rights or provide for their future funding. The retired members will be entitled to sell shares received in connection with the acquisition immediately.

Distribution by Voting Members to Non-Voting Members

        Of the shares being distributed to them, the voting members are expected to direct that 1,258,000 shares of Watson Wyatt Holdings' common stock be deposited in two trusts for the benefit of and for payment to non-voting members. One trust will hold shares for UK tax resident non-voting members, and the other trust will hold shares for non-UK tax resident non-voting members.

        The trustees of the two trusts established for the benefit of non-voting members are expected to distribute acquisition consideration in accordance with the terms of the applicable trust agreement. The non-voting members will have an immediate beneficial entitlement to the shares in the trusts regardless of subsequent employment, and these shares will be paid out from the trusts over a three-year period. We understand that the trustees anticipate distributing one-quarter of the shares to be held by their respective trusts, or 314,500 shares in total, shortly after consummation of the acquisition, with further distributions of 314,500 shares taking place on each of the first, second and third anniversaries of closing.

Winding Down of Watson Wyatt LLP

        Following the acquisition and distribution of the acquisition consideration to the voting members, Watson Wyatt LLP will not have any active business operations and will not hold any material assets. Watson Wyatt LLP's primary activities after the acquisition will consist of winding down its business.    Because of the long-term nature of certain liabilities, such as professional liability claims, Watson Wyatt LLP does not anticipate liquidating and dissolving in the immediate future.

2.     ELECTION OF DIRECTOR

Effect of the Acquisition on Watson Wyatt Holdings' Board of Directors

        In connection with the acquisition, the Nominating and Governance Committee has nominated Mr. Ramamurthy for election to the Watson Wyatt Holdings board of directors, contingent upon consummation of the acquisition. Also in connection with the acquisition, the Nominating and Governance Committee will consider additional candidates to serve as an additional director who meets the independence requirements of the New York Stock Exchange listing standards.

        New York Stock Exchange listing standards require that a classified board of directors be divided into classes of approximately equal size. Accordingly, Mr. Ramamurthy is standing for election to Class III, and the additional "independent" director will stand for election to Class I of the board of directors. See "—Nominee and Other Members of the Board of Directors" below for a list of the current members of the board of directors according to their respective classes.

        With the addition of an additional "inside" director, the Watson Wyatt Holdings board of directors would be comprised of ten directors, of which six would be deemed to be "independent" for New York Stock Exchange listing purposes, and four would not be independent. Mr. Haley will continue as President, Chief Executive Officer and Chairman of the Watson Wyatt Holdings board of directors.

        See, "Management of Watson Wyatt Holdings After the Acquisition—Board of Directors of Watson Wyatt Holdings After the Acquisition."

Nominee and Other Members of the Board of Directors

        Our Amended and Restated Bylaws provide that the number of directors shall not be less than seven, nor more than twenty-five, and give the board of directors the authority to determine the actual number of directors within that range. The board of directors currently consists of nine members. Pursuant to its authority under our Amended and Restated Bylaws, the board of directors has set the number of directors at ten, effective as of the special meeting. In accordance with our Amended and Restated Certificate of Incorporation, the board of directors is divided into three classes, designated Class I, Class II and Class III.

        One Class III director is to be elected at the special meeting, to serve for a term expiring at the 2006 Annual Meeting of Stockholders, or until a successor is elected or appointed and qualified, or until such director's earlier resignation or removal. The board of directors has nominated the nominee named below for election as director. The nominee, Mr. Ramamurthy, is the Managing Partner of Watson Wyatt LLP. There are currently two directors in Class III: Gilbert T. Ray and John B. Shoven, whose three-year terms will expire at the 2006 Annual Meeting of Stockholders.

        Chandrasekhar Ramamurthy (age 49), known as Babloo Ramamurthy, joined The Wyatt Company in 1977 after graduating from King's College, London with a BSc Honours degree in Mathematics. Following the establishment of the global Watson Wyatt Worldwide alliance in 1995, Mr. Ramamurthy became a Partner of Watson Wyatt LLP. Mr. Ramamurthy has been based primarily in the London Office of Watson Wyatt LLP, although between 1983 and 1986 he transferred to the international benefits and compensation consulting team based in the New York region, where he dealt primarily with the head offices of US multinational companies. Since returning to Europe, Mr. Ramamurthy has been the account manager for a number of the firm's major clients in the UK, advising on a broad range of human capital and employee benefits issues in both the UK and overseas. Mr. Ramamurthy was the Head of the European Benefits Consulting Practice from 1999 to 2004, before being appointed the Managing Partner of Watson Wyatt LLP with effect from May 1, 2004.

        If any nominee for a directorship is unable to serve as a director at the time of the special meeting, the proxies may be voted for a substitute nominee selected by the board of directors.

Management has no reason to believe, at this time, that the nominee listed above will be unable to serve if elected, but if Mr. Ramamurthy should become unavailable to serve as a director or be withdrawn from nomination, and if the board of directors should designate a substitute nominee, the persons named as proxy holders will vote for the substitute nominee.

The board of directors recommends that you vote FOR the nominee listed above.

        The incumbent directors serving in Class I, Class II and Class III and their remaining terms are as follows:

  Class I

Names	Length of Term
R. Michael McCullough	Three-year term, expiring at the 2007
Paul N. Thornton	Annual Meeting of Stockholders.

        R. Michael McCullough (age 66) has served as a director since 1996. Mr. McCullough retired in 1996 as Chairman of the management consulting firm Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a partner in the firm in 1971, became managing partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the boards of Capital Auto Real Estate Investment Trust, an automobile property real estate investment trust, and First Potomac Realty Trust, an industrial and office-industrial real estate investment trust. Mr. McCullough has a B.S. in Electrical Engineering from the University of Detroit.

        Paul N. Thornton (age 54) has served as a director since 2000. He joined Watson Wyatt LLP in 1974, qualified as a Fellow of the Institute of Actuaries in 1975 and became a member of the firm in 1977. Mr. Thornton has been the Senior Partner of Watson Wyatt LLP since May 2001. He was Chairman of the Pensions Board of the Faculty and Institute of Actuaries in the UK from 1994 to 1996, Chairman of the Association of Consulting Actuaries from June 1997 to June 1998 and President of the Institute of Actuaries from July 1998 to July 2000. Mr. Thornton is a member of the Executive Committee of the International Actuarial Association, Chairman of the Committee of the International Actuarial Association dealing with Pensions and Employee Benefits, and a member of the Committee of the International Association of Consulting Actuaries. He holds an honours degree in Mathematics from Oxford University.

  Class II

Names	Length of Term
John J. Gabarro	Three-year term, expiring at the 2005
John J. Haley	Annual Meeting of Stockholders.
Linda D. Rabbitt
Gene H. Wickes
John C. Wright

        John J. Gabarro (age 65) has served as a director since 1999 and was previously a director of Watson Wyatt Holdings from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School where he has also taught in Harvard's MBA, Executive and Doctoral Programs. He has served as faculty chair of Harvard's International Senior Management Program and twice as head of its Organizational Behavior Group and most recently as faculty chair of Harvard's Advanced Management Programs. Mr. Gabarro is a Trustee of Worcester Polytechnic Institute from which he received a B.S. in mechanical engineering. Mr. Gabarro completed his MBA and doctorate and post doctoral work at Harvard before joining its faculty.

        John J. Haley (age 55) has served as President and Chief Executive Officer since January 1, 1999, Chairman of the Board since 2002, as a director since 1992, and is a member of the Watson Wyatt LLP partnership board. Mr. Haley joined Watson Wyatt Holdings in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). Mr. Haley also serves on the boards of MAXIMUS, Inc., a provider of health and human services program management, consulting services and system solutions, and Hudson Highland Group, Inc., an executive search, specialty staffing and related consulting services firm. He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

        Linda D. Rabbitt (age 56) has served as a director since 2002 and is the founder and owner of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. As owner and chief executive officer, Ms. Rabbitt is responsible for overall company affairs including client services, business planning, and operational procedures. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt is a director of the Greater Washington Board of Trade and served as its Chair in 2002. Ms. Rabbitt has also served as a director of the Economic Club of Washington, D.C., of Leadership Washington, and is a Trustee of the Federal City Council. Ms. Rabbitt has a B.A. from the University of Michigan, Ann Arbor, and an M.A. from George Washington University.

        Gene H. Wickes (age 52) has served as Vice President and as a director since 2002, and has been the Global Director of the Benefits Practice since 2005. Prior to this, Mr. Wickes was the Global Retirement Practice Director, and he was the West Division's Retirement Practice Leader from 1997 to 2004. Mr. Wickes joined Watson Wyatt in 1996 as a senior consultant and consulting actuary. He assists clients with their retirement and executive benefit issues. Prior to joining Watson Wyatt Holdings, he spent 18 years with Towers Perrin, a human resources consulting firm, where he assisted organizations with welfare, retirement, and executive benefit issues. Mr. Wickes is a Fellow of the Society of Actuaries and has a B.S. in Mathematics and Economics, an M.S. in Mathematics and an M.S. in Economics from Brigham Young University.

        John C. Wright (age 57) has served as a director since 2002 and is a retired partner of the accounting firm Ernst & Young. He was with Ernst & Young for almost thirty years until his retirement in 2000. Mr. Wright has extensive expertise with complex financial accounting and reporting matters, including many years of experience working on matters before the Securities and Exchange Commission and the National Association of Securities Dealers. During the last ten years of Mr. Wright's career at Ernst & Young, he spent much of his time on international matters. After Ernst & Young, he served briefly as the Chief Financial Officer of Teligent, a telecommunications company, and is now Executive Vice President and Chief Financial Officer of QuadraMed Corporation, a provider of healthcare information technology solutions. Mr. Wright has a B.S. in accounting from the University of North Carolina.

  Class III

Names	Length of Term
Gilbert T. Ray	Three-year term, expiring at the 2006
John B. Shoven	Annual Meeting of Stockholders.

        Gilbert T. Ray (age 60) has served as a director since 2000. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades. He has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the boards of Automobile Club of Southern California, a provider of emergency road and travel services and insurance; two variable annuity funds managed by SunAmerica Asset management; Sierra Monolithics Inc., a semi-conductor chip company; Advance Auto Parts Company, a retailer of automotive parts; Diamondrock Hospitality, a real estate investment trust; and IHOP Corp., a restaurant management and franchise company. Mr. Ray is also a trustee of both The John Randolph Haynes and Dora Haynes Foundation and the St. John's Health Center Foundation.

        John B. Shoven (age 57) has served as a director since 2002. He is a member of Stanford University's Economics Department, where he holds the Charles R. Schwab Professorship, and has been the Director of the Stanford Institute for Economic Policy Research (formerly known as the Center for Economic Policy Research) since 1999. Dr. Shoven has been at Stanford since 1973, serving as Chairman of the Economics Department from 1986 to 1989, as Director of the Center for Economic Policy Research from 1989 to 1993, and as Dean of the School of Humanities and Sciences from 1993 to 1998. An expert on tax policy, Dr. Shoven was a consultant for the US Treasury Department from 1975 to 1988. He has authored ten books dealing with pension policy, social security and taxation. Dr. Shoven is a member of the boards of Cadence Design Systems, Inc., a supplier of electronic design automation technologies and engineering services; PalmSource, Inc., a supplier of handheld and wireless electronics; and American Century Funds, a mutual funds family. Dr. Shoven has a B.A. in Physics from the University of California, San Diego, and a Ph.D. in Economics from Yale University.

Corporate Governance

  Code of Business Conduct and Ethics

        Watson Wyatt Holdings has a Code of Business Conduct and Ethics that applies to all of its employees, including the President and Chief Executive Officer, the Chief Financial Officer and the Controller. Watson Wyatt Holdings also has a Code of Business Conduct and Ethics that applies to all of its directors. Both Codes are available on Watson Wyatt Holdings' website at www.watsonwyatt.com under "Investor Relations." A copy may be obtained upon request, addressed to the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900.

  Corporate Governance Guidelines

        Watson Wyatt Holdings has adopted a set of Corporate Governance Guidelines. Watson Wyatt Holdings' Corporate Governance Guidelines provide, among other things, that all directors are expected to attend the Annual Meeting of Watson Wyatt Holdings' stockholders. At the 2004 Annual Meeting of Stockholders, all directors were present. The Guidelines are available on Watson Wyatt Holdings' website at www.watsonwyatt.com under "Investor Relations." A copy may be obtained upon request, addressed to the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900.

  Communications with the Board or Presiding Director

        It is the policy of Watson Wyatt Holdings to facilitate communications of security holders and other interested parties with the board of directors and Watson Wyatt Holdings' Presiding Director. Communications to directors of Watson Wyatt Holdings must be in writing and may be sent to any director, in care of the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington D.C. 20006-3900. Communications may be sent by e-mail to all directors as a group or to the Presiding Director using the e-mail addresses posted by Watson Wyatt Holdings on its web site at

www.watsonwyatt.com under "Investor Relations." All communications must be accompanied by the following information:

  •
  if the person submitting the communication is a security holder, a statement of the type and amount of the securities of Watson Wyatt Holdings that the person holds;

  •
  if the person submitting the communication is not a security holder and is submitting the communication as an interested party, the nature of the person's interest;

  •
  the address, telephone number and e-mail address, if any, of the person submitting the communication.

Each communication will be forwarded unopened to the director(s) to whom it is addressed. Communications may, at the direction of the board, be shared with management. Watson Wyatt Holdings' procedures for collecting and distributing communications to directors are available on the company's website at www.watsonwyatt.com under "Investor Relations."

  Presiding Director

        Watson Wyatt Holdings' board of directors has designated R. Michael McCullough as the Presiding Director of all executive sessions of the independent directors of the board.

  Nominees for Director

        The Nominating and Governance Committee makes recommendations to the board concerning individuals who are qualified to stand for election as directors. The Nominating and Governance Committee seeks individuals with a broad and diverse range of skills who have demonstrated the highest levels of personal and business integrity and sound business judgment, particularly in professional services industries. The Nominating and Governance Committee will consider recommendations of possible nominees for director submitted by stockholders. Recommendations may be submitted to any member of the Nominating and Governance Committee in care of the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900. Candidates recommended by stockholders will be evaluated in the same manner as other candidates considered by the Nominating and Governance Committee.

Standing Board Committees

  Audit Committee

        The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which was attached to our proxy statement proxy statement dated October 15, 2004 for our annual meeting of stockholders held on November 19, 2004, which information is incorporated by reference into this proxy statement/prospectus. A copy also is available on Watson Wyatt Holdings' website located at www.watsonwyatt.com under "Investor Relations," or may be obtained upon request, addressed to the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900. The Audit Committee's principal responsibilities, as set forth in its charter, are to assist the board in overseeing Watson Wyatt Holdings' financial reporting process that is established and implemented by management. The Audit Committee oversees the work of the independent auditor and also reviews information provided by Watson Wyatt Holdings' internal auditor, independent auditor, and management concerning internal accounting procedures and controls. The Audit Committee is currently composed of four independent directors, John J. Gabarro, R. Michael McCullough, Gilbert T. Ray and John C. Wright (Chair), all of whom meet the independence requirements of the New York Stock Exchange's listing standards. The board of directors has determined that Mr. Wright is both independent and an audit committee financial expert, as defined by SEC and NYSE guidelines. The Audit Committee held 12 meetings during fiscal year 2004.

  Report of the Audit Committee

        Management has the primary responsibility for the financial statements and the reporting process. Watson Wyatt Holdings' independent auditor is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Audit Committee reviews Watson Wyatt Holdings' financial reporting process on behalf of the board of directors, although the committee members are not engaged in the practice of accounting or auditing.

        The Committee meets regularly with management and Watson Wyatt Holdings' independent auditor to review Watson Wyatt Holdings' financial statements, financial press releases, and quarterly and annual SEC filings; to receive the independent auditor's report of its review of Watson Wyatt Holdings' quarterly financial statements and its audit of Watson Wyatt Holdings' annual financial statements; to review significant developments in generally accepted accounting principles and financial reporting requirements; to discuss the application of significant accounting policies; and to review Watson Wyatt Holdings' internal controls and the activities of Watson Wyatt Holdings' internal auditor.

        The Committee meets regularly in executive session, and also meets separately with (1) the independent auditor, (2) Watson Wyatt Holdings' Chief Financial Officer, and (3) Watson Wyatt Holdings' internal auditor.

        With respect to Watson Wyatt Holdings' audited financial statements for the fiscal year ended June 30, 2004, the Audit Committee:

  1.
  Reviewed the audited financial statements included in the Annual Report, including Management's Discussion and Analysis, with management; and discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and subjective amounts, and the clarity of disclosures in the financial statements.

  2.
  Discussed with the independent auditor the scope and plan for its audit and the results of the audit; and also reviewed and discussed with management and the independent auditor the audited financial statements, as well as the auditor's report concerning its examination of Watson Wyatt Holdings' audited financial statements.

  3.
  Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  4.
  Received from the independent auditor the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provision of non-audit services is compatible with maintaining the auditor's independence, and discussed with the auditor its independence from Watson Wyatt Holdings and its management.

        Following the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Watson Wyatt Holdings' Annual Report to Stockholders on SEC Form 10-K for the fiscal year ended June 30, 2004 that was filed with the Securities and Exchange Commission on August 17, 2004.

        Submitted by the Watson Wyatt Holdings Audit Committee:

    John C. Wright-Chair
    John J. Gabarro
    R. Michael McCullough
    Gilbert T. Ray

  Compensation Committee

        The Compensation Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on Watson Wyatt Holdings' website located at www.watsonwyatt.com under "Investor Relations," or may be obtained upon request, addressed to the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), and oversees administration of the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees, and the 2000 Long-Term Incentive Plan. The board has delegated to the Compensation Committee matters associated with succession planning for Watson Wyatt Holdings' Chief Executive Officer. The Compensation Committee currently is composed of John J. Gabarro, Linda D. Rabbitt, Gilbert T. Ray (Chair) and John B. Shoven, all independent directors, and all of whom meet the independence requirements of the New York Stock Exchange's listing standards. The Compensation Committee held four meetings during fiscal year 2004.

  Nominating and Governance Committee

        The Nominating and Governance Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on Watson Wyatt Holdings' website, located at www.watsonwyatt.com under "Investor Relations," or may be obtained upon request, addressed to the Secretary of Watson Wyatt & Company Holdings at 1717 H Street, N.W., Washington, D.C. 20006-3900. The Nominating and Governance Committee provides assistance to the board of directors of Watson Wyatt Holdings in fulfilling its responsibilities by identifying individuals qualified to become directors and approving the nomination of candidates for all directorships to be filled by the board of directors or by the stockholders of Watson Wyatt Holdings; identifying directors qualified to serve on the committees established by the board of directors and recommending to the board of directors members for each committee to be filled by the board of directors; maintaining and reviewing the Corporate Governance Guidelines; and otherwise taking a leadership role in shaping the corporate governance of Watson Wyatt Holdings. The Nominating and Governance Committee currently is composed of R. Michael McCullough (Chair), Linda D. Rabbitt, John B. Shoven and John C. Wright, all independent directors, and all of whom meet the independence requirements of the New York Stock Exchange's listing standards. The Nominating and Governance Committee held three meetings during fiscal year 2004.

        The membership of these committees may change after this special meeting.

Operation of the Board

  Board Meetings

        The board of directors conducted four meetings during fiscal year 2004. All directors attended 75% or more of the meetings of the board and the committees on which they served. None of the current directors who are employed by Watson Wyatt Holdings are compensated separately for his or her services as a director or as a member of any committee of the board. The Amended and Restated Bylaws of Watson Wyatt Holdings allow directors who are not active associates to receive compensation for their services on the board.

  Director Compensation

        In fiscal year 2004, under the Outside Directors' Compensation Plan (the "Outside Directors' Plan"), outside directors were paid a quarterly retainer of $11,250 plus $1,500 per day for board meetings; $1,000 per day for regular committee meetings ($750 if held in conjunction with a board meeting); $2,000 per day for committee meetings if the outside director chaired that committee ($1,000 if held in conjunction with a board meeting); and $1,000 per day for other meetings. Telephone meetings of the Audit Committee were compensated at $1,000 per meeting; other telephone meetings of less than four hours duration were compensated at 40% of the applicable per day fee. In addition, under the Outside Directors' Plan, each outside director is granted 1,000 shares of Watson Wyatt common stock, issued at the end of the fiscal year at the fiscal year-end share price for services performed during the preceding fiscal year.

        In fiscal year 2004, the fees paid to outside directors were paid in cash and in shares of Watson Wyatt common stock under the Outside Directors' Plan. Watson Wyatt also established the Voluntary Deferred Compensation Plan for Non-Employee Directors to enable outside directors who hold 5,000 or more shares of Watson Wyatt Holdings' common stock, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as directors of Watson Wyatt Holdings.

  Director Independence

        The board is composed of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the New York Stock Exchange. The board committee structure includes an Audit Committee, a Compensation Committee and a Nominating and Governance Committee consisting entirely of independent directors.

        In determining independence, each year the board affirmatively determines whether directors have any material relationship with Watson Wyatt Holdings. When assessing the materiality of a director's relationship with Watson Wyatt Holdings, the board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, if any, provided to or by such persons or organizations, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to Watson Wyatt Holdings as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. A director will not be considered independent if:

  (1)
  the director is, or in the past three years has been, an employee of Watson Wyatt Holdings, or an immediate family member of the director is, or in the past three years has been, an executive officer of Watson Wyatt Holdings;

  (2)
  the director, or a member of the director's immediate family, is receiving or has in the past three years received direct compensation from Watson Wyatt Holdings in excess of $100,000 per year, other than compensation for board service, compensation received by the director's immediate family member for service as a non-executive employee of Watson Wyatt Holdings, and pension or other forms of deferred compensation for prior service with Watson Wyatt Holdings;

  (3)
  the director, or a member of the director's immediate family, is or in the past three years has been, an executive officer of another company where any of Watson Wyatt Holdings' present executives serves or served in the past three years on the compensation committee;

  (4)
  the director is, or in the past three years has been, affiliated with or employed by Watson Wyatt Holdings' present or former internal or outside auditor, or a member of the director's immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by Watson Wyatt Holdings' present or former internal or outside auditor; or

  (5)
  the director is an executive officer or employee, or a member of the director's immediate family is an executive officer, of another company that makes payments to or receives payments from Watson Wyatt Holdings, or during any of the past three years has made payments to or received payments from Watson Wyatt Holdings, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues.

        For these purposes, an "immediate family" member includes a director's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director's home.

        Applying these standards, the board has determined that the following directors qualify as independent: John J. Gabarro, R. Michael McCullough, Linda D. Rabbitt, Gilbert T. Ray, John B. Shoven and John C. Wright.

Executive Compensation

  Summary Compensation Table

        The following table sets forth compensation paid to Mr. Haley, the President and Chief Executive Officer, and the other four most highly compensated executive officers of Watson Wyatt Holdings.

Annual Compensation

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(a)(b)	All Other Compensation ($)(c)
John J. Haley President, Chief Executive Officer, Chairman of the Board and Director	2004 2003 2002	$710,606 695,300 680,000	$464,105 400,000 588,500	$25,483 59,578 95,614
Ira T. Kay Vice President and Director of US Compensation Practice	2004 2003 2002	488,750 483,750 480,000	275,000 275,000 214,500	44,151 67,404 67,371
Carl D. Mautz Vice President and Chief Financial Officer	2004 2003 2002	408,750 351,250 325,000	235,000 225,000 247,500	1,905 18,554 19,789
Gene H. Wickes Vice President, Global Retirement Practice Director and Director	2004 2003 2002	363,750 336,250 325,000	235,000 212,500 324,500	26,114 37,933 42,062
Walter W. Bardenwerper Vice President, General Counsel and Secretary	2004 2003 2002	395,000 375,000 360,000	190,000 180,000 220,000	3,584 23,230 26,290

(a)
25% of each eligible associate's fiscal year end bonus for fiscal years 2002, 2003 and 2004 was delivered in the form of stock under the 2001 Deferred Stock Unit Plan for Selected Employees. All deferred stock units were fully vested upon issuance.

(b)
Mr. Wickes' bonus was computed based on a new base salary when he became the Global Retirement Practice Director in April 2004.

(c)
"All Other Compensation" for fiscal year 2004 consists of the following amounts: (1) Company matching contributions made in December 2004 to a non-qualified savings plan of 3% of total compensation above the 2003 IRS compensation limit of $200,000 received by June 30, 2003, if individual 401(k) contributions equaled the IRS maximum by June 30, 2003, and interest earned in FY 2004 on previous contributions; and (2) payment for the annual cash out of excess unused paid time off (all associates are subject to the same paid time off limits).

	All Other Compensation Components for Fiscal Year 2004
Name
	c(1)	c(2)	Total
Haley	$12,439	$13,044	$25,483
Kay	6,459	37,692	44,151
Mautz	1,905	0	1,905
Wickes	2,893	23,221	26,114
Bardenwerper	3,584	0	3,584

  Option Grants in Fiscal Year 2004

        Under the 2000 Long-Term Incentive Plan, each associate was granted options in October 2000 (at the time of the IPO) to purchase stock valued at 40% of his or her target bonus amount, subject to a minimum grant of 100 options. Watson Wyatt Holdings' executive officers and directors were granted options at that time using the same formula. These options will expire after seven years, subject to early termination in specified circumstances, and vest in five equal annual installments over a period of five years. Watson Wyatt Holdings did not grant any options under the Plan to the named executive officers in fiscal year 2004. Watson Wyatt Holdings does not currently intend to issue further stock options under the 2000 Long-Term Incentive Plan.

  Aggregated Option Exercises and Fiscal Year 2004 Year-End Option Values

        The following table sets forth information concerning option exercises in fiscal year 2004 and the number and value of unexercised options held by the named executive officers at fiscal year 2004 year-end. The value of unexercised in-the-money options held at fiscal year 2004 year-end represents the pre-tax total gain which the option holder would realize if he exercised all of the in-the-money options held at fiscal year 2004 year-end, and is determined by multiplying the number of shares of common stock underlying the options by the difference between $26.65, which was the closing price per share of Watson Wyatt Holdings' common stock on the New York Stock Exchange on June 30, 2004 (the last trading day of fiscal year 2004), and the applicable per share option exercise price, which is $12.50. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Securities Underlying Unexercised Options As of June 30, 2004 (#)
					Value of Unexercised In-the-Money Options As of June 30, 2004 ($)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Haley	0	0	9,141	6,094	$129,345	$86,230
Kay	0	0	4,608	3,072	65,032	43,469
Mautz	3,120	$41,184	0	2,080	0	29,432
Wickes	0	0	3,120	2,080	44,148	29,432
Bardenwerper	217	2,341	2,087	2,304	29,531	32,602

  Securities Authorized for Issuance Under Equity Compensation Plans

        Our equity compensation plans include the 2000 Long-Term Incentive Plan, which provides for the granting of nonqualified stock options and stock appreciation rights, the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock Unit Plan for Selected Employees and the Amended Compensation Plan for Outside Directors. We grant deferred stock units to our senior associates as a part of their annual discretionary compensation and have discontinued the issuance of stock options. All deferred stock units issued in connection with the 2001 Deferred Stock Unit Plan were fully vested upon issuance. All of our equity compensation plans have been approved by stockholders.

        The following chart gives aggregate information regarding outstanding grants under all of Watson Wyatt Holdings' equity compensation plans through June 30, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	1,076,262	(a)	$13.45	(a)	4,935,782	(b)
Total	1,076,262		$13.45		4,935,782

(a)
Includes 4,347 deferred stock units that have not been paid out in stock at the election of the recipient. These rights have no exercise price and therefore are not reflected in the calculation of the weighted average exercise price of outstanding options.

(b)
Includes 2,548,915 shares remaining available for future issuance under the 2000 Long-Term Incentive Plan, 1,304,577 shares under the 2001 Employee Stock Purchase Plan, 1,059,181 shares under the 2001 Deferred Stock Unit Plan for Selected Employees and 23,109 shares under the Compensation Plan for Outside Directors.

  Defined Benefit Plans

        The following table sets forth the estimated annual benefits payable on a single life annuity basis (excluding Social Security) under Watson Wyatt Holdings' qualified pension plan and non-qualified excess pension plans to a US associate, who qualifies for normal retirement in 2004 and is grandfathered under the plan pursuant to amendments adopted effective July 1, 2003 (as described further below), with the specified average compensation equal to the average of the highest 36 consecutive months of compensation prior to retirement and the specified years of continuous service:

	Annual Benefit Amounts(1)
	Years of Continuous Service
Average Annual Compensation for 36 Consecutive Months with the Highest Average Preceding Retirement(2)
	10	15	20	25
$ 200,000	$40,149	$60,223	$80,297	$100,372
300,000	61,149	91,723	122,297	152,872
400,000	82,149	123,223	164,297	205,372
500,000	103,149	154,723	206,297	257,872
600,000	124,149	186,223	248,297	310,372
700,000	145,149	217,723	290,297	362,872
800,000	166,149	249,223	332,297	415,372
900,000	187,149	280,723	374,297	467,872
1,000,000	208,149	312,223	416,297	520,372
1,100,000	229,149	343,723	458,297	572,872
1,200,000	250,149	375,223	500,297	625,372
1,300,000	271,149	406,723	542,297	677,872
1,400,000	292,149	438,223	584,297	730,372
1,500,000	313,149	469,723	626,297	782,872

(1)
The annual benefit at normal retirement (age 65) under the qualified plan is equal to 1.7% times the associate's average compensation for the 36 consecutive months with the highest compensation plus 0.4% times the associate's average compensation for the 36 consecutive months with the highest compensation that exceeds Social Security Covered Compensation, all times the number of completed years and months of continuous service up to 25 years.

(2)
As required by Section 415 of the Internal Revenue Code, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $165,000. For those associates who are covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans, up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $205,000 cannot be taken into account in determining qualified plan benefits.

        The following changes were made to the qualified pension plan and non-qualified excess pension plans effective July 1, 2003:

  •
  the five-year certain and life normal form of payment was changed to a single life annuity. After July 1, 2003, the benefit of an associate will be actuarially reduced if the associate elects the five-year certain and life annuity.

  •
  The period used to determine average annual compensation was changed from 36 consecutive months to 60 consecutive months.

  •
  Early retirement upon attainment of age 50 with 10 years of continuous service has been eliminated. Early retirement upon attainment of age 55 with 5 years of continuous service remains in effect.

  •
  The reduction for early retirement has been changed. An associate's benefit will be reduced by 8% per year for the first four years and 6% for years in excess of four that the associate's benefit commences before age 62. Before the change, an associate's benefit was reduced 5% per year for commencement prior to age 60.

        Under a grandfathering rule, all of the plan provisions in effect on June 30, 2003 except for the normal form of payment will remain in effect for five years for associates who were actively employed on that date. Associates who retired or terminated employment on or before June 30, 2003, and associates hired on or after July 1, 2003, are not eligible for the grandfathering.

        The years of credited service for the associates named in the Summary Compensation Table as of June 30, 2004 are: Mr. Haley – 27.17 years; Mr. Kay – 10.58 years; Mr. Mautz – 7.33 years;
Mr. Wickes – 7.50 years; Mr. Bardenwerper – 17.08 years. Benefits are based solely on the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table.

        Other Pension Plans.    Watson Wyatt Holdings also has other pension plans that have been established in various countries for the benefit of eligible associates in those jurisdictions.

  Compensation Committee Interlocks and Insider Participation

        The members of Watson Wyatt Holdings' Compensation Committee for fiscal year 2004 were Gilbert T. Ray (Chair), John J. Gabarro, Linda D. Rabbitt and John B. Shoven.

        All are independent directors of Watson Wyatt Holdings. No interlocking relationship exists between Watson Wyatt Holdings' board of directors or our Compensation Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.

  Report of the Compensation Committee on Executive Compensation

        The Compensation Committee was comprised of four independent directors in fiscal year 2004. The Compensation Committee oversees executive compensation policies, including the compensation of the Chief Executive Officer (CEO), the 2001 Employee Stock Purchase Plan, the 2001 Deferred Stock

Unit Plan for Selected Employees and the 2000 Long-Term Incentive Plan. The Compensation Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available on Watson Wyatt Holdings' website located at www.watsonwyatt.com under "Investor Relations."

  Compensation Philosophy

        Watson Wyatt Holdings compensation philosophy is applied to all associates, including executive officers. The compensation program takes into consideration Watson Wyatt Holdings' business strategy and market conditions. Specifically, the compensation program has been designed to:

  1.
  Attract, motivate and retain the most highly qualified and capable associates by providing competitive compensation based on individual performance and performance of Watson Wyatt Holdings' business;

  2.
  Align associate compensation with Watson Wyatt Holdings' overall business strategies and values;

  3.
  Focus management on maximizing stockholder value;

  4.
  Provide competitive base compensation, supplemented with variable compensation based on individual achievement of annual and long-term results;

  5.
  Foster an ownership mentality among associates and reward their focus on long-term objectives;

  6.
  Compensate associates fairly on a global basis, relative to other associates and the market; and

  7.
  Provide compensation that reflects Watson Wyatt Holdings' performance, relative to its key competitors.

        The Committee periodically reviews data on executive compensation to determine key market considerations and competitive positioning. In making its determinations, the Committee relies on publicly available information, commissioned survey data and its knowledge of the market for key executives.

  Base and Bonus Compensation

        For the fiscal year ending June 30, 2004, the compensation of Watson Wyatt Holdings' executive officers and all other bonus-eligible associates was comprised primarily of two elements: base salary and fiscal year-end bonus.

        Watson Wyatt Holdings' compensation program establishes target bonuses for all bonus-eligible associates, based on their position in Watson Wyatt Holdings and base salary. Funding for the bonus pool is based on Watson Wyatt Holdings' fiscal year-end net operating income and may be greater than or less than total target bonuses. Individual bonus awards are at each manager's discretion and are based on the manager's assessment of the associate's achievement of stated goals and support of Company values. In making its determinations, the Committee relied on publicly available information, the above-mentioned survey and its knowledge of the market for key executives. The Watson Wyatt Holdings bonus pool for 2004 was funded at 60% of target.

        The CEO made recommendations to the Committee with respect to salary and bonus compensation for Watson Wyatt Holdings' executives who report to the CEO. With respect to salary for the CEO's direct reports, the decisions were based on each associate's experience, competencies, expected level of responsibility in the coming year, external market value and internal equity. Decisions with respect to bonus compensation for the CEO's direct reports were based on the CEO's subjective evaluation of Watson Wyatt Holdings' overall financial performance, business unit financial performance and individual achievement of other business objectives. The Committee approved the CEO's recommendations.

        The CEO made recommendations to the Committee with respect to base and bonus compensation for Watson Wyatt Holdings' executives who report to the CEO. The Committee approved the CEO's recommendations.

  Stock Programs

        Watson Wyatt Holdings' long-term compensation plans are designed to recognize the individual's past, present and potential future contributions. Watson Wyatt Holdings believes that stock ownership aligns associate financial interest with those of other stockholders and Watson Wyatt Holdings.

  Stock Options

        In connection with the IPO in October 2000, Watson Wyatt Holdings implemented the 2000 Long-Term Incentive Plan, under which it may grant stock options. In October 2000, executive officers and other eligible associates were granted options to purchase Watson Wyatt Holdings' common stock pursuant to this plan, based on a formula related to their target bonus amounts. There were no grants of options under the plan in fiscal year 2004, and Watson Wyatt Holdings does not currently intend to issue any further stock options under the 2000 Long-Term Incentive Plan.

  Stock Purchase Plan

        Watson Wyatt Holdings continued the 2001 Employee Stock Purchase Plan during fiscal 2004. The Employee Stock Purchase Plan is available to all associates, and approximately 32% of eligible Company associates currently participate in this plan.

  Deferred Stock Unit Plan

        In September 2002, Watson Wyatt Holdings issued its first grants under its 2001 Deferred Stock Unit Plan for Selected Employees. Since that date, senior associates of Watson Wyatt Holdings, including the CEO and executive officers (approximately 255 in 2004) were granted deferred stock units in lieu of 25% of their discretionary bonus. Such deferred stock units were fully vested upon grant.

        The Committee is currently considering making additional long-term bonus grants under this Plan in order to (i) strengthen incentives and align behaviors for senior executives to grow the business consistent with the strategic goals of Watson Wyatt Holdings, (ii) strengthen retention impact of total compensation of senior executives, and (iii) address competitive deficiency in long-term incentives for senior executives.

  Compensation of the Chief Executive Officer

        During fiscal year 2004, Mr. Haley's base salary was $714,008, an increase of $13,608, or 2%, over his fiscal year 2003 base salary of $700,400.

        Mr. Haley's fiscal year 2004 bonus was approved by the board of directors based on the recommendation of the Compensation Committee. The Committee recommended, and the board approved, a bonus equal to 65% ($464,105) of Mr. Haley's target bonus. His target bonus for fiscal year 2004 was increased from 87.5% to 100% of his base compensation. Following are some of the factors that were taken into account:

  1.
  Success in Watson Wyatt Holdings meeting established financial goals;

  2.
  Leadership in representing Watson Wyatt Holdings with the investment community;

  3.
  Influence on strategic direction and long-term strength and performance;

  4.
  Successful promotion of continuous quality improvements and effective risk management;

  5.
  Actions taken to strengthen operations of Watson Wyatt Holdings in Asia-Pacific, Canada and Latin America;

  6.
  Development of succession plans for leadership teams and key client service teams;

  7.
  Progress in implementing a diversity program throughout Watson Wyatt Holdings;

  8.
  Actions taken to ensure that the senior management team is organized and operating effectively; and

  9.
  Relativity to the average bonus compensation level of Watson Wyatt Holdings' associates.

        In summary, in establishing the base and bonus compensation for the Chief Executive Officer, the Committee took into consideration the specific factors listed above, and the quantitative and qualitative factors mentioned in the Base and Bonus Compensation section. In 2004, the total compensation for the CEO was below the median of the peer group included in the above-mentioned survey.

  Deductibility of Executive Compensation

        In order to maximize the deductibility for federal income tax purposes of compensation paid to executive officers, Watson Wyatt Holdings has a Senior Officers Deferred Compensation Plan that requires deferral of compensation in excess of $1.0 million that would otherwise be payable to the Chief Executive Officer and the four other highest compensated executive officers.

  Submitted by the Watson Wyatt Holdings Compensation Committee:

    Gilbert T. Ray-Chair
    John J. Gabarro
    Linda D. Rabbitt
    John B. Shoven

Certain Relationships and Related Transactions

        See "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP" at page    .

Section 16(a) Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Watson Wyatt Holdings' executive officers and directors, among others, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Watson Wyatt Holdings' common stock. Persons subject to Section 16 are required by SEC regulations to furnish Watson Wyatt Holdings with copies of all Section 16(a) forms they file. As a matter of practice, Watson Wyatt Holdings assists Watson Wyatt Holdings' executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files those reports with the SEC on their behalf.

        Based solely on a review of the copies of such forms furnished to Watson Wyatt Holdings and written representations from Watson Wyatt Holdings' executive officers and directors, Watson Wyatt Holdings believes that all of its executive officers and directors filed required reports on a timely basis under Section 16(a), except that Mr. Haley filed a late report in connection with the deferral of stock units, and three former officers, Mr. Brown, Ms. Cotter and Mr. Marini, each filed late reports on the sale of stock. Watson Wyatt Holdings has streamlined its procedures to ensure improved compliance on an on-going basis.

Future Stockholder Proposals

        Any stockholder wishing to present a proposal to be included in the proxy statement for the 2005 Annual Meeting of Watson Wyatt Holdings, currently expected to be held on or about November 14, 2005, may submit such proposal in writing to Watson Wyatt & Company Holdings, Office of the Secretary, 1717 H Street, N.W., Washington, D.C. 20006-3900. Such proposals must be received no later than June 17, 2005. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

        Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the board of directors. Under Watson Wyatt Holdings' Amended and Restated Bylaws, unless the date of the 2005 Annual Meeting of stockholders is advanced by more than 40 days or delayed by more than 40 days from the anniversary of the 2004 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of Watson Wyatt Holdings no later than the close of business on July 22, 2005. In addition, stockholders wishing to make such proposals or recommendations of candidates for director must satisfy other requirements set forth in Watson Wyatt Holdings' Amended and Restated Bylaws. If a stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, Watson Wyatt Holdings may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any proposal submitted by that stockholder.

3.     OTHER MATTERS

OWNERSHIP OF WATSON WYATT HOLDINGS' COMMON STOCK AND
WATSON WYATT LLP INTERESTS

        Beneficial Ownership of Watson Wyatt Holdings' Common Stock.    The following table sets forth information known to Watson Wyatt Holdings concerning the shares of common stock beneficially owned, as of                            , 2005, by (i) the directors and nominee for director of Watson Wyatt Holdings; (ii) the executive officers named in the Summary Compensation Table herein under "Election of Director—Executive Compensation;" and (iii) all executive officers and directors as a group. Except as otherwise indicated in the footnotes to the tables below, Watson Wyatt Holdings believes that the beneficial owners of the common stock, based on information furnished by such owners, have sole investment power and voting power with respect to such shares.

Number of Outstanding Shares Beneficially Owned on , 2005
	Number and Class		Percent of Class(b)
Name of Beneficial Owner(a)	Class A	Class A (Options)(c)	Class A
John J. Haley			*
Ira T. Kay			*
Carl D. Mautz			*
Gene H. Wickes			*
Walter W. Bardenwerper			*
John J. Gabarro			*
R. Michael McCullough			*
Gilbert T. Ray			*
Paul N. Thornton			*
Linda D. Rabbitt			*
John B. Shoven			*
John C. Wright			*
Chandrasekhar Ramamurthy
All directors and executive officers as a group

(a)
Unless noted otherwise, the address for each of the beneficial owners identified in this table is Watson Wyatt & Company Holdings, 1717 H Street, N.W., Washington, D.C. 20006.

(b)
Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk (*).

(c)
Options granted under the 2000 Long-Term Incentive Plan that are exercisable on or within 60 days after                        , 2005.

        As of                , 2005, the Watson Wyatt LLP members who either serve on the Watson Wyatt LLP partnership board or are otherwise regarded as Watson Wyatt LLP executive management, and all such Watson Wyatt LLP members as a group, beneficially owned    % of outstanding shares of Watson Wyatt Holdings' common stock.

        Beneficial Ownership of Watson Wyatt LLP Interests.    The following table sets forth certain information regarding the beneficial ownership of Watson Wyatt LLP's ownership interests as of                            , 2005 by Watson Wyatt LLP members who either serve on the Watson Wyatt LLP partnership board or are otherwise regarded as Watson Wyatt LLP executive management, each person who is known by Watson Wyatt LLP to own beneficially 5% or more of the Watson Wyatt LLP ownership interests and all such Watson Wyatt LLP members as a group. Also included are the number of shares and percentage of Watson Wyatt Holdings' common stock to be owned by such persons and by directors and executive officers as a group, assuming that the distribution of Watson Wyatt Holdings' common stock to the Watson Wyatt LLP members has occurred. Unless otherwise indicated, based on information furnished by such members, management of Watson Wyatt LLP believes that each person has sole voting and dispositive power with respect to all ownership interests of which he is the beneficial owner and the address of such stockholder is the same as Watson Wyatt LLP's address.

		Beneficial Ownership of Watson Wyatt LLP Membership Interests		Pro Forma Beneficial Ownership of Watson Wyatt Holdings' Common Stock
Name of Beneficial Owner	Position with Watson Wyatt LLP	Number	Percentage (a)	Number	Percentage (a)

(a)
Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk (*).

COMPARISON OF RIGHTS OF STOCKHOLDERS OF
WATSON WYATT HOLDINGS AND MEMBERS OF WATSON WYATT LLP

        Watson Wyatt Holdings and Watson Wyatt LLP are fundamentally different forms of business entities. Watson Wyatt Holdings is a Delaware corporation, and the rights of Watson Wyatt Holdings' stockholders generally are governed by the Delaware General Corporation Law, the listing standards of the New York Stock Exchange and Watson Wyatt Holdings' Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws. The rights associated with Watson Wyatt Holdings' common stock are summarized in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on October 4, 2000, which is incorporated herein by reference.

        Watson Wyatt LLP is a limited liability partnership incorporated under the laws of England. The rights of Watson Wyatt LLP members are generally governed by the limited liability partnership agreement of Watson Wyatt LLP, the Limited Liability Partnerships Act 2000, the Limited Liability Partnerships Regulations 2001 and other applicable English law. After the closing of the acquisition, Watson Wyatt LLP members will become Watson Wyatt Holdings' stockholders and will have the rights provided in the Watson Wyatt Holdings Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, New York Stock Exchange listing standards and the Delaware General Corporation Law.

        The following summarizes the material differences between the rights of a holder of shares of Watson Wyatt Holdings' common stock and the rights of a Watson Wyatt LLP member. These differences arise from the differences between the corporate laws of Delaware and the limited liability partnership laws of England, the governing instruments of the two entities, the securities laws and regulations governing the two entities, and the listing standards of the New York Stock Exchange. However, it is not intended to be a complete description of the laws of Delaware or of England, nor of the other rules or laws referred to in this summary.

Organizational Differences

        Watson Wyatt Holdings.    Because Watson Wyatt Holdings is a corporation, the business and affairs of Watson Wyatt Holdings are managed under the direction of Watson Wyatt Holdings' board of directors, the members of which are elected by the holders of Watson Wyatt Holdings' common stock. Watson Wyatt Holdings' stockholders do not participate directly in the oversight or management of Watson Wyatt Holdings or in day-to-day operations. Watson Wyatt Holdings' stockholders have the right to vote only on specified matters, such as election of directors, significant business combination transactions and amendment of Watson Wyatt Holdings' articles of incorporation. Watson Wyatt Holdings' stockholders do not have any right to elect or appoint officers or members of management of Watson Wyatt Holdings.

        Watson Wyatt LLP.    Watson Wyatt LLP is a limited liability partnership that is registered and organized under the laws of England. Subject to the terms of the applicable membership agreement, members of an English limited liability partnership usually have a right to take part in the management, a right to share in capital and profits and a right to have access to limited liability partnership books and records. The business and affairs of Watson Wyatt LLP are managed under the direction of Watson Wyatt LLP's partnership board, which consults with both voting and non-voting members. Because Watson Wyatt LLP is closely held by a relatively small number of voting members, each voting member generally has substantial influence over the management of Watson Wyatt LLP.

Differences in Rights Relating to Stock and Members' Interests

        Watson Wyatt Holdings.    Shares of Watson Wyatt Holdings common stock are generally freely transferable without restriction on the New York Stock Exchange, subject to certain restrictions that may be imposed under applicable securities laws. As of                , 2005, Watson Wyatt Holdings had

99 million shares of Watson Wyatt Holdings' common stock authorized, of which approximately 33 million shares were outstanding and held by approximately 650 holders of record. Further, each holder of Watson Wyatt Holdings' common stock is entitled to one vote per share on matters submitted to the Watson Wyatt Holdings stockholders for their approval. As a result, without a significant ownership position, an individual holder of Watson Wyatt Holdings' common stock is unlikely to exert significant influence on Watson Wyatt Holdings.

        The total available capital stock of Watson Wyatt Holdings is set forth in its certificate of incorporation, which provides for 100 million shares of authorized capital stock, consisting of 99 million shares of Class A common stock (referred to in this proxy statement/prospectus as the "common stock") and 1 million shares of preferred stock. Watson Wyatt Holdings only has Class A common stock outstanding.

        With certain exceptions, the Watson Wyatt Holdings board of directors has the right to issue additional shares of common stock (up to the maximized authorized amount), without the approval of existing stockholders. The Watson Wyatt Holdings board of directors has the authority to issue shares of preferred stock from time to time on terms it determines, which may include rights that are senior to those of common shares, without the approval of existing stockholders.

        Watson Wyatt LLP.    There are no express limits on the number of members of a limited liability partnership organized under the laws of England. As a result, Watson Wyatt LLP may, subject to restrictions on its limited liability partnership agreement, admit an unlimited number of members with unlimited membership interests. Admission of new members or voluntary assignment of an interest in a limited liability partnership generally requires consent of the members. As of                            , 2005, Watson Wyatt LLP has 47 voting members, including two employees of subsidiaries of Watson Wyatt LLP who have the status of voting members under Watson Wyatt LLP's membership agreement, and 183 non-voting members, including 32 employees of subsidiaries of Watson Wyatt LLP who have the status of non-voting members under Watson Wyatt LLP's membership agreement.

  Status as Stockholders / Members

        Watson Wyatt Holdings.    Holders of Watson Wyatt Holdings' common stock do not have any personal liability for debts or obligations of Watson Wyatt Holdings, and generally do not have any fiduciary duties running to the corporate entity. Watson Wyatt Holdings' common stock is non-assessable; therefore, Watson Wyatt Holdings' stockholders cannot be assessed for payments in respect of their equity interests. Absent specific authorization, stockholders generally cannot bind a corporation.

        Watson Wyatt LLP.    Under English law, members of a limited liability partnership are its agents, have a right to participate in its management (absent agreement to the contrary), and can bind it.

        Members of an English limited liability partnership are somewhat analogous to directors of a corporation. English law imposes various statutory responsibilities on the limited liability partnership's designated members, including responsibility for ensuring that the limited liability partnership complies with governance requirements. In addition, by virtue of being an agent of the limited liability partnership, limited liability partnership members owe various fiduciary and other duties to the limited liability partnership. The members must act in good faith in the best interests of the limited liability partnership and exercise due skill and care in the performance of their functions.

        Past or present members of an English limited liability partnership may be obligated to contribute financially to the entity's assets in the event of its winding up if they knowingly made withdrawals when the entity was, or could be foreseen as becoming, insolvent.

  Dividends / Distributions

        Watson Wyatt Holdings.    Watson Wyatt Holdings' stockholders are not entitled to any dividends or other distributions, except those that may be declared by Watson Wyatt Holdings' board of directors, in their discretion, from time to time. Since July 2004, Watson Wyatt Holdings has paid quarterly dividends.

        Watson Wyatt LLP.    If not otherwise addressed in the members agreement, members of an English limited liability partnership are entitled to share equally in the capital and profits of the limited liability partnership. Under the Watson Wyatt LLP members agreement, distributions are made to the Watson Wyatt LLP members based on each member's interest in the profits of Watson Wyatt LLP.

  Meetings of Stockholders / Members

        Watson Wyatt Holdings.    As a Delaware corporation and New York Stock Exchange listed company, Watson Wyatt Holdings is obligated to convene only one meeting of stockholders every year.

        Watson Wyatt LLP.    Under the Watson Wyatt LLP members agreement, meetings of the Watson Wyatt LLP members can be convened by the senior member, an authorized committee or by 25% of the voting members.

  Proxy Solicitation and Public Disclosure Requirements

        Watson Wyatt Holdings.    Under the proxy rules promulgated under the Securities Exchange Act of 1934, Watson Wyatt Holdings must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings. As a US public company, Watson Wyatt Holdings must file with the SEC, among other reports and notices, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K upon the occurrence of specified important events.

        Acquirers of Watson Wyatt Holdings' common stock are subject to disclosure requirements under US law, which provide that any person who becomes the beneficial owner of more than five percent of the outstanding common stock of Watson Wyatt Holdings must publicly disclose specified information to the SEC and the New York Stock Exchange.

        Stockholders of Watson Wyatt Holdings have the right to inspect certain books and records of Watson Wyatt Holdings under limited circumstances for proper corporate purposes.

        Watson Wyatt LLP.    English limited liability partnerships are subject to certain public disclosure requirements, including financial reporting requirements and standards, a requirement to disclose the profit share of the highest paid member, and a requirement to disclose information regarding all members, including residential addresses, unless the entity has obtained an order permitting non-disclosure. Members of an English limited liability partnership may inspect the books and records of the limited liability partnership.

SELLING STOCKHOLDERS

        The registration statement of which this proxy statement/prospectus forms a part will cover the distribution of shares of Watson Wyatt Holdings' common stock to Watson Wyatt LLP and to the Watson Wyatt LLP members pursuant to the plan of distribution set forth in resolutions adopted by Watson Wyatt LLP, as well as the resale of all of those shares following their distribution to the Watson Wyatt members who are either affiliates of Watson Wyatt LLP or will be affiliates of Watson Wyatt Holdings (collectively referred to in this section as the selling stockholders). Without this registration statement, these shares could only be resold by the selling stockholders subject to the restrictions on resale in Rules 144 and 145 of the Securities Act, or pursuant to another exemption from registration under the Securities Act.

        The following table sets forth the names of the selling stockholders, the number of shares and percentage of shares of Watson Wyatt Holdings' common stock that the selling stockholders will have owned before the offering for resale of any of the shares of Watson Wyatt Holdings' common stock being registered hereby, the maximum number of shares of Watson Wyatt Holdings' common stock that may be offered for resale for the account of the selling stockholders pursuant to this proxy statement/prospectus and the percentage of shares of Watson Wyatt Holdings' common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

        We believe, based on information supplied by the following selling stockholders that except as noted, each has sole voting and investment power with respect to all shares of common stock beneficially owned. The amount and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

Percentage of Shares of Watson Wyatt Holdings' Common Stock Owned(2)
Selling Stockholders	Number of Shares of Watson Wyatt Holdings' Common Stock to be Resold in the Resale Offering(1)	Number of Shares of Watson Wyatt Holdings' Common Stock Owned Before the Resale Offering(1)	Before Resale Offering of the Shares	After Resale Offering of the Shares(3)
Watson Wyatt LLP
David M.E. Dow
Nicholas J. Dumbreck
Chandrasekhar Ramamurthy
Colin G. Singer
Ian R. Skinner
Paul N. Thornton
Roger C. Urwin
TOTAL

*
Less than 1,000 shares

(1)
Also includes any other shares of Watson Wyatt Holdings' common stock owned as of                        , 2005, based upon information supplied to Watson Wyatt Holdings by the selling stockholders.

(2)
The percentage of shares owned is determined based upon the sum of (i)             shares of Watson Wyatt Holdings' common stock issued and outstanding as of             , 2005 and (ii) an aggregate of 9,090,571 shares of Watson Wyatt Holdings' common stock to be issued at the effective time of the acquisition (without taking into account any contingent stock consideration).

(3)
Assumes that the selling stockholders sell all of the shares available for resale.

Relationship of Selling Stockholders to Watson Wyatt Holdings and Watson Wyatt LLP

        Watson Wyatt Holdings and Watson Wyatt LLP have had a global alliance with one another since 1995, under which Watson Wyatt Holdings has shared resources, technologies, processes and business referrals with Watson Wyatt LLP. In connection with the acquisition, Watson Wyatt Holdings will be acquiring the European business from Watson Wyatt LLP. In partial consideration for the acquisition of the European business, Watson Wyatt Holdings will issue 9,090,571 shares of Watson Wyatt Holdings' common stock, to be delivered upon consummation of the acquisition, and up to an additional 1,950,000 shares to be issued after June 30, 2007, contingent upon the achievement by the European business of financial performance goals. These shares are expected to be distributed by Watson Wyatt LLP to the Watson Wyatt LLP voting members and then to non-voting members and others, as described in "The Business Transfer Agreement—Distribution of Proceeds" at page    . Only the voting members will receive contingent stock consideration. For a description of the prior business relationship between Watson Wyatt Holdings and Watson Wyatt LLP, see "Material Relationships Between Watson Wyatt Holdings and Watson Wyatt LLP" at page    .

        Each of the individual selling stockholders listed above is currently a voting member of Watson Wyatt LLP and a member of the Watson Wyatt LLP partnership board. In addition, each of the individual selling stockholders listed above will receive Watson Wyatt Holdings' common stock in connection with the acquisition. WW Limited has offered or agreed to offer employment to all Watson Wyatt LLP members at closing who remain with the European business after the consummation of the acquisition, and certain of the Watson Wyatt LLP members will serve as executive officers and/or directors of Watson Wyatt Holdings. See "The Acquisition—Interests of Certain Persons in the Acquisition" at page    and "Management and Operations of Watson Wyatt Holdings After the Acquisition" at page    .

        Mr. Thornton, the Senior Partner of Watson Wyatt LLP and a selling stockholder, has served as a director of Watson Wyatt Holdings since 2000.

Plan of Distribution

        Other than the distributions of shares of common stock to be made by Watson Wyatt LLP in connection with the acquisition, Watson Wyatt Holdings does not know of any plan of distribution for the resale of Watson Wyatt Holdings' common stock by the selling stockholders. Watson Wyatt Holdings will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares. Watson Wyatt Holdings will pay all of its costs, expenses and fees in connection with the registration of the common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Watson Wyatt Holdings common stock.

        Watson Wyatt Holdings expects that the selling stockholders or their transferees may sell the resale shares from time to time in transactions on the New York Stock Exchange, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

        When selling the Watson Wyatt Holdings common stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares of Watson Wyatt Holdings' common stock by broker-dealers;

  •
  sell shares short themselves and redeliver such shares to close out their short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

  •
  loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling stockholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act.

        Any or all of the sales or other transactions involving the resale shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this proxy statement/prospectus. In addition, any resale shares that qualify for sale under Rule 144 or Rule 145 of the Securities Act may be sold under Rule 144 or Rule 145 rather than under this proxy statement/prospectus.

        In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        In addition to selling their common shares under this prospectus, the selling shareholders may:

  •
  agree to indemnify any broker-dealer or agent against liabilities related to the selling of the shares of Watson Wyatt Holdings' common stock, including liabilities arising under the Securities Act; or

  •
  transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.

        The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") and the applicable rules under the Exchange Act, including Rule 10b-5 and Regulation M. These rules and regulations may limit the timing of purchases and sales of shares of Watson Wyatt Holdings' common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

  •
  may not engage in any stabilization activity in connection with Watson Wyatt Holdings' common stock;

  •
  must furnish each broker which offers resale shares covered by this proxy statement/prospectus with the number of copies of this proxy statement/prospectus and any supplement which are required by the broker; and

  •
  may not bid for or purchase any Watson Wyatt Holdings common stock or attempt to induce any person to purchase any Watson Wyatt Holdings common stock other than as permitted under the Exchange Act.

        These restrictions may affect the marketability of any resale shares offered by the selling stockholders.

LEGAL MATTERS

        Gibson, Dunn & Crutcher LLP, counsel to Watson Wyatt Holdings, will pass upon the validity of the Watson Wyatt Holdings common stock to be issued in connection with the acquisition.

EXPERTS

        The financial statements of Watson Wyatt Holdings as of June 30, 2004 and 2003 and for each of the three years in the period ended June 30, 2004, incorporated in this proxy statement/prospectus by reference to the Watson Wyatt Holdings Annual Report on Form 10-K for the year ended June 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Watson Wyatt LLP as of April 30, 2004 and 2003 and for each of the years in the three year period ended April 30, 2004 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Watson Wyatt Holdings files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the reports, statements or information that Watson Wyatt Holdings files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Watson Wyatt Holdings' SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. Our website is located at www.watsonwyatt.com.

        Watson Wyatt Holdings has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Watson Wyatt Holdings' common stock to be issued to Watson Wyatt LLP in connection with the acquisition. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Watson Wyatt Holdings' common stock. The rules and regulations of the SEC allow Watson Wyatt Holdings to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows Watson Wyatt Holdings to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

        This proxy statement/prospectus incorporates by reference the documents listed below that Watson Wyatt Holdings has previously filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended June 30, 2004, filed with the Commission on August 17, 2004

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Commission on November 9, 2004

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, as filed with the Commission on February 9, 2005

  •
  Current Reports on Form 8-K filed with the Commission on December 1, 2004, December 30, 2004 and April 18, 2004

  •
  Definitive Proxy Statement on Schedule 14A for the 2004 Annual Meeting of Stockholders, filed with the Commission on October 15, 2004

  •
  The description of Watson Wyatt Holdings' Common Stock contained in Item 1 of its Registration Statement on Form 8-A filed with the Commission on October 4, 2000, including any amendments or reports filed for the purpose of updating the description.

        All additional documents that Watson Wyatt Holdings may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the termination of the offering, shall also be deemed to be incorporated by reference.

        Watson Wyatt Holdings has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Watson Wyatt Holdings, and Watson Wyatt LLP has supplied all information contained in this proxy statement/prospectus relating to Watson Wyatt LLP.

        If you are a stockholder, you may request a copy of these filings at no cost by writing or telephoning Watson Wyatt Holdings at the following address or telephone number:

WATSON WYATT & COMPANY HOLDINGS
1717 H Street, N.W.
Washington, D.C. 20006-3900
Attention: Secretary
(202) 715-7000

        In order to ensure timely delivery of these documents, you should make your request by                     , 2005.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the issuance of Watson Wyatt Holdings' common stock in connection with the acquisition. Watson Wyatt Holdings has not authorized anyone to provide you with information that is different from or adds to what is contained in this proxy statement/prospectus or the documents that Watson Wyatt Holdings publicly files with the Commission. Therefore, if anyone gives you different or additional information, you should not rely on it.

        The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

WATSON WYATT LLP

Registered in England Number OC301975

CONSOLIDATED FINANCIAL STATEMENTS

Years ended April 30, 2002, 2003 and 2004

WATSON WYATT LLP

CONSOLIDATED FINANCIAL STATEMENTS

WATSON WYATT LLP

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF WATSON WYATT LLP (the 'LLP')

        We have audited the accompanying balance sheets of Watson Wyatt LLP as of April 30, 2004 and 2003, and the related statements of income, members' capital, and cash flows for the three years ended April 30, 2004. These financial statements are the responsibility of the LLP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The LLP is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the LLP's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management of the LLP, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the LLP at April 30, 2004 and 2003 and the results of its operations and its cash flows for the three years ended April 30, 2004 and are in conformity with accounting principles generally accepted in the United Kingdom.

        Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of these differences is presented in Note 26 to the consolidated financial statements. The reported net income of the LLP for the years ended April 30, 2004 and 2003 and LLP members' interests at April 30 , 2003 and 2004 as determined in accordance with accounting principles generally accepted in the United States of America, have been restated and the restated figures are set out in Note 26.

Deloitte and Touche LLP
Crawley, England

April     , 2005

WATSON WYATT LLP

CONSOLIDATED PROFIT AND LOSS ACCOUNT
Years ended April 30, 2004, 2003 and 2002

	Notes	2004 £'000	2003 £'000	2002 £'000
TURNOVER	2	242,252	224,058	193,753
Staff costs	7	(103,382)	(97,397)	(81,493)
Depreciation and other amounts written off tangible and intangible fixed assets	5	(6,493)	(6,153)	(8,819)
Other external charges		(63,663)	(61,070)	(54,945)

OPERATING PROFIT		68,714	59,438	48,496
Share of operating profits of associated undertakings		—	—	79

TOTAL OPERATING PROFIT		68,714	59,438	48,575
Profit on sale of subsidiary undertaking	3	64	57	43
Profit on sale of associated undertaking	3	—	—	2,694

PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST		68,778	59,495	51,312
Income from fixed asset investments		89	82	105
Interest receivable and similar income		896	441	158
Interest payable and similar charges	4	(1,088)	(829)	(2,372)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	2, 5	68,675	59,189	49,203
Tax charge on profit on ordinary activities	8	(462)	(155)	(310)

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION		68,213	59,034	48,893
Equity minority interests		279	293	864

PROFIT FOR THE FINANCIAL YEAR BEFORE MEMBERS' REMUNERATION AND PROFIT SHARES		68,492	59,327	49,757

PROFIT FOR THE FINANCIAL YEAR BEFORE MEMBERS' REMUNERATION AND PROFIT SHARES		68,492	59,327	49,757
Salaried remuneration of members	6	(20,950)	(18,256)	—

PROFIT FOR THE FINANCIAL YEAR AVAILABLE FOR DIVISION AMONG MEMBERS	16, 17	47,542	41,071	49,757

WATSON WYATT LLP

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
for the years ended April 30, 2004, 2003 and 2002

	Notes	2004 £'000	2003 £'000	2002 £'000
Profit for the financial year		47,542	41,071	49,757

Commitments in respect of widows' annuities	15	(734)	—	—
Surplus/(deficit) arising on revaluation	11	200	(524)	495
Currency translation differences on net investment in subsidiary undertakings	16, 17	117	(425)	(11)

Other (losses)/gains in the financial year		(417)	(949)	484

Total recognised gains and losses related to the financial year		47,125	40,122	50,241

WATSON WYATT LLP

CONSOLIDATED BALANCE SHEET
as at April 30, 2004 and 2003

	Notes	2004 £'000	2003 £'000
FIXED ASSETS
Intangible assets	9	2,025	2,776
Tangible assets	10	9,554	13,158
Investments	11	1,898	1,714

		13,477	17,648

CURRENT ASSETS
Debtors: pension prepayment due in more than one year	20	7,308	825
Debtors: amounts falling due within one year	12	71,154	71,205

Total debtors		78,462	72,030
Investments: short term deposits		34,318	—
Cash at bank and in hand		3,480	28,161

		116,260	100,191
CREDITORS: amounts falling due within one year	13	(51,744)	(50,987)

NET CURRENT ASSETS		64,516	49,204

TOTAL ASSETS LESS CURRENT LIABILITIES		77,993	66,852
CREDITORS: amounts falling due after more than one year	14	(13,714)	(12,698)
PROVISIONS FOR LIABILITIES AND CHARGES	15	(6,468)	(4,787)

TOTAL NET ASSETS		57,811	49,367

MEMBERS' OTHER INTERESTS
Members' capital	16	16,272	13,471
Revaluation reserve	16	1,330	1,130
Other reserves	16	42,860	37,115

TOTAL MEMBERS' OTHER INTERESTS	16	60,462	51,716
Minority interests: equity	25	(2,651)	(2,349)

		57,811	49,367

TOTAL MEMBERS' INTERESTS—MEMORANDUM ITEM
Loans and other debts due to members	16	14,268	10,053
Members' other interests	16	60,462	51,716
Less: amounts due from members	16	(1,834)	(3,370)

		72,896	58,399

The financial statements were approved by the Members on April     2005.
Signed on behalf of the Members

P N Thornton	N J Dumbreck
Designated member	Designated member

WATSON WYATT LLP

CONSOLIDATED CASH FLOW STATEMENT
for the years ended April 30, 2004, 2003 and 2002

	Notes	2004 £'000	2003 £'000	2002 £'000
NET CASH INFLOW FROM OPERATING ACTIVITIES	21	65,013	77,214	41,522

DIVIDENDS FROM ASSOCIATES		—	—	120
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received		884	412	139
Interest paid		(72)	(50)	(203)
Income from fixed asset investments		89	82	105

NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE		901	444	41

TAXATION
UK Corporation tax (paid)/refunded		(227)	87	68
Overseas tax (paid)/refunded		(126)	23	(1,018)

TOTAL TAX (PAID)/REFUNDED		(353)	110	(950)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets		(2,281)	(3,915)	(7,123)
Receipts from sales of tangible fixed assets		56	93	30

NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT		(2,225)	(3,822)	(7,093)

ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings		(29)	(3)	(1,123)
Net cash acquired with subsidiaries		—	—	965
Purchase of business		—	(1,984)	—
Sale of subsidiary undertaking		104	57	60
Sale of associated undertaking		313	3,062	(66)
Net cash disposed of with subsidiaries		—	—	(22)

NET CASH INFLOW/(OUTFLOW) FROM ACQUISITIONS AND DISPOSALS		388	1,132	(186)

TRANSACTIONS WITH MEMBERS, FORMER MEMBERS AND PARTNERS
Payments to members and partners		(57,189)	(54,921)	(37,223)
Contributions by members and partners		3,611	3,260	3,479

NET CASH OUTFLOW FROM TRANSACTIONS WITH MEMBERS, FORMER MEMBERS AND PARTNERS		(53,578)	(51,661)	(33,744)

NET CASH INFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING		10,146	23,417	(290)

MANAGEMENT OF LIQUID RESOURCES
Increase in cash on deposit for more than one day	22	(34,318)	(17,634)	—

FINANCING
Issue of ordinary share capital to minority shareholder		—	1,250	—
Repayment of capital element of finance lease repayments		—	—	(5)

NET CASH INFLOW/(OUTFLOW) FROM FINANCING		—	1,250	(5)

NET CASH OUTFLOW FROM MANAGEMENT OF LIQUID RESOURCES AND FINANCING		(34,318)	(16,384)	(5)

(DECREASE)/INCREASE IN CASH	22	(24,172)	7,033	(295)

WATSON WYATT LLP

Notes to the accounts

for the years ended April 30, 2002, 2003 and 2004

1.    ACCOUNTING POLICIES

  a. Accounting convention

        These financial statements present the profit and loss account and cash flow statement of Watson Wyatt Partners (the 'Partnership Group') for the year ended April 30, 2002, and the profit and loss accounts, cash flow statements and balance sheets of Watson Wyatt LLP (the 'LLP Group') for the years ended April 30, 2003 and 2004. On May 1, 2002, the trade and assets of Watson Wyatt Partners were transferred to the newly formed Watson Wyatt LLP. The transfer of the business previously carried on by the unlimited liability partnership has been accounted for in accordance with the principles of merger accounting since the members of Watson Wyatt LLP at the date of transfer were substantially the same as the former partners of the Watson Wyatt unlimited liability partnership and their rights, relative to each other, are unchanged. Therefore the members had a continuing interest in the business, both before and after its transfer to the limited liability partnership. Under the principles of merger accounting, the assets and liabilities of the former unlimited liability partnership have been brought in at their book values under the accounting policies of Watson Wyatt LLP.

        The accounts of the LLP Group are prepared under the historical cost convention and in accordance with the Statement of Recommended Practice, 'Accounting by Limited Liability Partnerships', and applicable United Kingdom accounting standards, as modified by the revaluation of investments in marketable securities.

        The 2002 accounts of the Partnership Group are prepared under the historical cost convention, as modified by the revaluation of investments in marketable securities. The accounts for the Partnership Group have been prepared on the same basis as for the LLP Group except where indicated in the following notes.

  b. Basis of consolidation

        The consolidated profit and loss account and balance sheet include the financial statements of the LLP Group and the Partnership Group and their subsidiary undertakings. The results of undertakings that become, or cease to be, treated as subsidiary undertakings, are included in the consolidated profit and loss account up to, or from, the date that control passes. Intra-group charges are eliminated fully on consolidation.

        On the acquisition of a subsidiary, all of the subsidiary's assets and liabilities that exist at the date of acquisition are recorded at their fair values, reflecting their condition at that date. All changes to those assets and liabilities, and the resulting gains and losses that arise after the LLP Group and/or the Partnership Group have gained control of the subsidiary, are charged to the post acquisition profit and loss account.

        The profit or loss on disposal of a previously acquired business includes the attributable amount of any purchased goodwill relating to that business not previously charged through the profit and loss account.

        The results and cash flows relating to the business are included in the consolidated profit and loss account and the consolidated cash flow statement from the date of acquisition or up to the date of disposal.

  c. Revenue recognition

        Revenue is recognised in line with performance under contracts to the extent that a right to consideration exists. Included as accrued income within debtors are amounts in respect of income that have been recognised in excess of amounts billed during the year.

  d. Research and development expenditure

        Research and development expenditure is charged to the profit and loss account as incurred.

  e. Share of profits and losses of associated undertakings

        Undertakings other than subsidiary undertakings, in which the LLP Group and/or the Partnership Group have an investment representing not less than 20% of the voting rights, and over which it exerts significant influence, are treated as associated undertakings. The consolidated profit and loss account includes the Group's share of associates' profits less losses while the Group's share of the net assets of the associates is shown in the consolidated balance sheet.

  f. Goodwill

        Goodwill arising on the acquisition of subsidiary undertakings is capitalised as an intangible fixed asset and amortised at a rate calculated to write off its value on a straight line basis over its estimated useful life. In 2004, the estimated useful economic life was revised from 20 to 7 years. The charge for that year includes a sum of £567,000 arising from this reappraisal of the estimated useful life.

        The Companies Act 1985 normally requires that goodwill arising on the acquisition of a subsidiary undertaking is calculated as the difference between the total acquisition cost of the undertaking and the LLP Group's and/or the Partnership Group's share of the fair value of the identifiable assets and liabilities of the undertaking on the date that it became a subsidiary.

        Financial Reporting Standard 2 (FRS 2), 'Accounting for Subsidiary Undertakings', recognises that, where an investment in an associated undertaking is increased and it becomes a subsidiary undertaking, in order to show a true and fair view goodwill should be calculated on each purchase as the difference between the cost of that purchase and the fair value at the date of that purchase. The cost of goodwill at April 30, 2004, calculated on the basis set out in the Companies Act 1985, would have amounted to £9,806,000 (2003 – £10,218,000; 2002 – £8,324,000).

  g. Intangible fixed assets

        Other than goodwill, these represent software licences. They are stated at cost and are amortised over a period of two years, which is the members'/partners' estimate of their useful economic life.

  h. Tangible fixed assets

        Tangible assets are shown at cost less accumulated depreciation. Depreciation is provided at rates calculated to write off the cost less estimated residual value of fixed assets on a straight-line basis over the estimated useful lives as follows:

Short leasehold property	– 14% per annum or over the term of lease, if shorter
Computer equipment	– 25% to 33.33% per annum
Other equipment and fittings	– between 6% and 33.33% per annum
Motor vehicles	– 25% per annum

        Depreciation commences from the date on which the asset is first available for use.

  i. Investments

        Investments in marketable securities are stated at market valuation. All other investments are stated at cost less any provisions for impairment.

  j. Taxation

        Taxation on the profits of the LLP Group and the Partnership Group is solely the liability of the individual members and partners. Therefore neither income tax nor deferred tax of the members/partners, LLP and Partnership are reported in these financial statements. The companies dealt with in these consolidated financial statements are subject to corporate taxation and the charge or credit arising during the year is reported in the profit and loss account.

        Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets and liabilities are not discounted.

        Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

  k. Pensions and other post-retirement benefits

        The LLP Group and the Partnership Group participate in certain funded defined benefit pension schemes, which require contributions to be made to separately administered funds. Contributions to these funds are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives within the LLP Group and/or the Partnership Group. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortised over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet.

        Disclosure represents the transitional requirements of FRS17, 'Retirement benefits'.

        The LLP Group and/or the Partnership Group also incur costs in respect of defined contribution pension arrangements for certain employees, which are accounted for based on contributions falling due in the year.

  l. Leases

        Operating lease charges are written off to the profit and loss account in equal amounts over the lease terms.

  m. Foreign currencies

        Assets and liabilities denominated in foreign currencies are translated into sterling at rates of exchange ruling at the balance sheet date. The profit and loss accounts of overseas subsidiaries and branches are translated at average rates of exchange for the financial year.

        Exchange differences arising from the retranslation at the closing rate of the opening net investment in overseas subsidiaries and branches and of their results for the year are taken directly to retained profits and are reported in the statement of total recognised gains and losses. Gains and losses on exchange on transactions in foreign currencies are dealt with in the profit and loss account.

  n. Members'/Partners' remuneration

        Salaried remuneration of the members of the LLP Group is charged to the profit and loss account and deducted from the members' drawings accounts as and when it falls due for payment. Members' profit shares are divided and credited to the members' drawings accounts immediately after the allocation of profits has been determined.

        Partners of the Partnership did not receive salaried remuneration. Unpaid profits are shown as part of the partnership funds until paid to partners.

  o. Retirement Benefits of Former Members/Partners

        The liability for payment of retirement benefits to former members of the LLP and former partners of the predecessor partnership rests with the members and not with the LLP. Accordingly, no provision is made in the LLP Group accounts for such benefits.

        In the Partnership Group accounts, the present value of the expected liability for future payments to a former partner, or in respect of a former partner, are provided in the accounts at the date of the partner's retirement.

        Within both the LLP Group and Partnership Group accounts, provisions are held for the future costs of widows' annuities that are currently in payment and for widows' annuities contingent upon the death of former partners and members. Provisions are also held for the future cost of enhanced pension entitlements for certain former members and partners. These liabilities rest with the LLP and not with the members.

2.    SEGMENTAL INFORMATION

        The Group had operating subsidiaries providing actuarial and consulting services in Europe, the Far East and the Americas. Turnover, profit/(loss) before tax and net assets/(liabilities) for the whole Group were as follows:

Turnover			Third parties to the group 2004 £'000
Year ended April 30, 2004 — the LLP Group	Total 2004 £'000	Intersegment 2004 £'000
Principal activities
UK	204,477	(5,378)	199,099
Rest of Europe	37,535	(3,004)	34,531
Americas	3,690	(50)	3,640
Asia	5,710	(728)	4,982
Other services—UK	11,720	(11,720)	—

	263,132	(20,880)	242,252

Year ended April 30, 2003 — the LLP Group	Total 2003 £'000	Intersegment 2003 £'000	Third parties to the group 2003 £'000
Principal activities
UK	189,653	(3,131)	186,522
Rest of Europe	32,532	(3,100)	29,432
Americas	2,698	(91)	2,607
Asia	6,155	(658)	5,497
Other services—UK	12,540	(12,540)	—

	243,578	(19,520)	224,058

Year ended April 30, 2002 — the Partnership Group	Total 2002 £'000	Intersegment 2002 £'000	Third parties to the group 2002 £'000
Principal activities
UK	164,867	(3,469)	161,398
Rest of Europe	29,082	(1,351)	27,731
Americas	1,113	(1)	1,112
Asia	4,345	(833)	3,512
Other services—UK	11,931	(11,931)	—

	211,338	(17,585)	193,753

        Turnover by location of customer is not significantly different from the information above.

	Profit/(loss) on ordinary activities before taxation			Net assets/ (liabilities)
Profit/(loss) and net assets/(liabilities)	2004 £'000	2003 £'000	2002 £'000	2004 £'000	2003 £'000
UK	72,798	61,849	53,532	58,149	45,751
Rest of Europe	2	57	(3,433)	10,866	11,893
Americas	(2,530)	(1,399)	(32)	2,153	4,302
Asia	(579)	(570)	(84)	357	119
Long term group loans	(1,016)	(748)	(780)	(13,714)	(12,698)

	68,675	59,189	49,203	57,811	49,367

3.    PROFIT ON SALE OF SUBSIDIARY AND ASSOCIATED UNDERTAKINGS

	2004 £'000	2003 £'000	2002 £'000
Profit on sale of subsidiary undertakings	64	57	43
Profit on sale of associated undertakings	—	—	2,694

        In 2002 and 2003, the profit on sale of subsidiary undertakings relates to deferred consideration arising from the sale of the Guernsey operations in April 2001. In addition, in 2004, there was a loss of £40,000 on the sale of the operations based in Boston, the United States.

        The profit on sale of associated undertakings in 2002 relates to the disposal of the Partnership Group's interest in Combined Actuarial Performance Services Limited on December 20, 2001.

4.    INTEREST PAYABLE AND SIMILAR CHARGES

	2004 £'000	2003 £'000	2002 £'000
Bank loans and overdrafts wholly repayable within five years	12	1	128
Discount on deferred purchase consideration	29	43	26
Discount on retired partner annuity provision	—	—	1,389
Related party loans (Note 25)	1,016	748	780
Other loans	31	37	49

	1,088	829	2,372

5.    PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

	2004 £'000	2003 £'000	2002 £'000
Profit on ordinary activities before taxation is stated after charging/(crediting):
Loss/(profit) on disposal of tangible fixed assets	8	(1)	44
Amortisation of goodwill	689	76	260
Amortisation of software licences	73	—	—
Depreciation of tangible fixed assets — owned	5,731	6,077	5,346
Operating lease rentals — plant and machinery	194	262	137
1; other	9,341	8,465	7,778
Auditors' remuneration — audit of parent entity	146	134	157
1; audit of rest of group	122	144	146
1; other services	83	210	30

Exceptional item
Impairment of goodwill	—	—	3,213

        In 2002, goodwill arising on the acquisition by the Partnership of the European subsidiaries was written down by £3,213,000 in excess of the normal annual charge. This followed a review of the performance of these entities in difficult trading conditions.

6.    MEMBERS/PARTNERS

Number of members/partners	Members 2004 No.	Members 2003 No.	Partners 2002 No.
Average number of members/partners	187	170	158
Member/partner with largest entitlement to profit	2004 £'000	2003 £'000	2002 £'000
Wyatt Trustee Limited acting as Trustee of the Wyatt Trust	3,009	3,056	3,146
Salaried remuneration of members	2004 £'000	2003 £'000	2002 £'000
Amounts payable under contracts	20,950	18,256	—

        No amounts were payable to partners under contracts for the year ended April 30, 2002 because of the different legal status of the Partnership (applicable to year ended April 30, 2002) and the LLP (applicable to subsequent year ends). The Partnership is not a separate legal entity to the Partners, whilst the LLP is a body corporate, distinct from its members. All amounts due to Partners for the year ended April 30, 2002 are included within the profit for the financial year available for division among Partners.

7.    STAFF COSTS

	2004 £'000	2003 £'000	2002 £'000
Particulars of employee costs:
Wages and salaries	86,480	81,510	70,066
Social security costs	9,913	9,041	6,916
Other pension costs	6,989	6,846	4,511

	103,382	97,397	81,493

        The average number of persons employed by, or seconded to, the Group in the year was 1,906 (2003: 1,878; 2002: 1,825).

8.    TAX CHARGE ON PROFIT ON ORDINARY ACTIVITIES

	2004 £'000	2003 £'000	2002 £'000
U.K. corporate tax charge on profit
for the year at 30% (2003–30%; 2002–30%)
— current year	215	25	(24)
— previous years	76	38	49
Overseas tax charge for the year
— current year	150	30	215
— previous years	28	75	129

Total current taxes	469	168	369

Deferred tax
— origination and reversal of timing differences	(59)	(15)	124
— previous years	52	2	(183)

Total deferred taxes	(7)	(13)	(59)

Total tax charge for the year	462	155	310

Profit on ordinary activities before tax	68,675	59,189	49,203
Less amounts taxable on members/partners	(74,752)	(61,963)	(56,196)

Loss on ordinary activities, as adjusted	(6,077)	(2,774)	(6,993)

Tax credit for the year at weighted average rate	(1,883)	(843)	(1,683)
Expenditure not deductible for tax purposes	408	429	1,025
Excess of depreciation over capital allowances	166	95	142
Capital gains not chargeable to taxation	—	—	(128)
Utilisation of tax losses of earlier periods	(94)	(718)	(45)
Carry forward of tax losses to future periods	1,713	1,092	880
Withholding taxes not recovered	55	—	—
Adjustments in respect of prior periods	104	113	178

Current tax charge for the year	469	168	369

        Taxation on the profits of the LLP and the Partnership is solely the responsibility of the individual members and partners, respectively, and is not reported in these financial statements. The tax charge for the year at the standard rate relates to the results of all other group undertakings of the LLP and/or the Partnership.

Deferred taxation	2004 £'000	2003 £'000	2002 £'000
Deferred tax at beginning of year	(251)	(200)	(111)
Profit and loss account credit	(7)	(13)	(59)
Acquisitions	—	—	(33)
Foreign exchange adjustment	11	(38)	3

Deferred tax asset at end of year	(247)	(251)	(200)

        Deferred tax is reported in the accounts, as follows:

	Note	2004 £'000	2003 £'000
Debtors	12	(247)	(339)
Provisions for liabilities and charges	15	—	88

		(247)	(251)

	Recognised		Not Recognised
Deferred taxation	2004 £'000	2003 £'000	2004 £'000	2003 £'000
Capital allowances in excess of depreciation	—	—	(946)	(845)
Pensions	(247)	(339)	33	22
Short term timing differences	—	88	(2,029)	(1,828)
Trading losses	—	—	(5,222)	(3,358)

	(247)	(251)	(8,164)	(6,009)

        Deferred tax assets are recognised in companies where there is a history of profitable trading and where recovery of the asset against future tax liabilities can be reasonably assured.

        Deferred tax assets have not been recognised for companies where there is insufficient evidence of taxable profits in future years.

9.    INTANGIBLE FIXED ASSETS

Year ended April 30, 2004 — the LLP Group	Cost £'000	Amortisation £'000	Net book Value £'000
Goodwill
At beginning of year	7,102	(4,451)	2,651
Additions	21	—	21
Disposals	(416)	416	—
Charge for the year	—	(689)	(689)

At end of year	6,707	(4,724)	1,983

Software licences
At beginning of year	125	—	125
Charge for the year	—	(73)	(73)
Exchange adjustments	(12)	2	(10)

At end of year	113	(71)	42

Total
At beginning of year	7,227	(4,451)	2,776
Additions	21	—	21
Disposals	(416)	416	—
Charge for the year	—	(762)	(762)
Exchange adjustments	(12)	2	(10)

At end of year	6,820	(4,795)	2,025

        The charge in the year for goodwill includes adjustments in respect of the useful life of goodwill. For the operations in the United States and Italy this is now considered to be seven years.

Year ended April 30, 2003 — the LLP Group	Cost £'000	Amortisation £'000	Net book Value £'000
Goodwill
At beginning of year	5,208	(4,375)	833
Additions	1,894	—	1,894
Charge for the year	—	(76)	(76)

At end of year	7,102	(4,451)	2,651

Software licences
At beginning of year	—	—	—
Additions	125	—	125

At end of year	125	—	125

Total
At beginning of year	5,208	(4,375)	833
Additions	2,019	—	2,019
Charge for the year	—	(76)	(76)

At end of year	7,227	(4,451)	2,776

        Additions relate to the acquisition of a life actuarial consulting practice from IBM in the United States.

10.    TANGIBLE FIXED ASSETS

Year ended April 30, 2004 — the LLP Group	Short Leasehold Property £'000	Computer Equipment £'000	Other Equipment & Fittings £'000	Motor Vehicles £'000	Total £'000
Cost
At beginning of year	709	30,270	18,817	110	49,906
Additions	145	1,663	453	20	2,281
Disposals	(101)	(704)	(42)	(53)	(900)
Exchange adjustments	(29)	(113)	(65)	(1)	(208)

At end of year	724	31,116	19,163	76	51,079

Depreciation
At beginning of year	415	22,043	14,189	101	36,748
Charge for the year	118	3,844	1,753	16	5,731
Disposals	(71)	(666)	(23)	(52)	(812)
Exchange adjustments	(17)	(77)	(46)	(2)	(142)

At end of year	445	25,144	15,873	63	41,525

Net book value
At end of year	279	5,972	3,290	13	9,554

At beginning of year	294	8,227	4,628	9	13,158

Year ended April 30, 2003 — the LLP Group	Short Leasehold Property £'000	Computer Equipment £'000	Other Equipment & Fittings £'000	Motor Vehicles £'000	Total £'000
Cost
At beginning of year	581	27,929	18,236	126	46,872
Additions	44	2,873	1,000	1	3,918
Disposals	—	(820)	(721)	(25)	(1,566)
Reclassifications	8	—	(8)	—	—
Exchange adjustments	76	288	310	8	682

At end of year	709	30,270	18,817	110	49,906

Depreciation
At beginning of year	291	18,386	12,968	99	31,744
Charge for the year	82	4,241	1,740	14	6,077
Disposals	—	(757)	(700)	(17)	(1,474)
Exchange adjustments	42	173	181	5	401

At end of year	415	22,043	14,189	101	36,748

Net book value
At end of year	294	8,227	4,628	9	13,158

At beginning of year	290	9,543	5,268	27	15,128

11.    FIXED ASSET INVESTMENTS

	2004 £'000	2003 £'000
Cost
At beginning and end of year	146	146

Revaluation
At beginning of year	1,130	1,654
Revaluation during year	200	(524)

At end of year	1,330	1,130

        Marketable securities relate to shares in Watson Wyatt & Company Holdings, a related party (Note 25), and are quoted on the New York Stock Exchange.

Other investments	2004 £'000	2003 £'000
Cost
At beginning of year	438	386
Exchange adjustment	(16)	52

At end of year	422	438

Total fixed asset investments
At beginning of year
Marketable securities
Cost	146	146
Revaluation	1,130	1,654

	1,276	1,800
Other investments	438	386

	1,714	2,186

At end of year
Marketable securities
Cost	146	146
Revaluation	1,330	1,130

	1,476	1,276
Other investments	422	438

	1,898	1,714

  Group Investments

        The LLP holds, directly or indirectly, the issued ordinary share capital of the companies shown below in the proportions shown. Voting rights in these companies are held in the same proportion.

Subsidiary undertakings	Holding	Country of incorporation and operation	Nature of business
Watson Wyatt Holdings Limited	100%	United Kingdom	Holding company
Watson Wyatt Insurance & Financial Services Consulting Holdings Limited	100%	United Kingdom	Holding company
Watson Wyatt Services Limited	100%	United Kingdom	Services
Watson Wyatt Pretium Limited	100%	United Kingdom	Actuarial & consulting
Watson Wyatt Insurance Consulting Limited	100%	Hong Kong	Actuarial & consulting
Watson Wyatt Insurance Consulting Pte Limited	100%	Singapore	Actuarial & consulting
Watson Wyatt Insurance Consulting KK	100%	Japan	Actuarial & consulting
Watson Wyatt Insurance Consulting (Korea) Limited	100%	Korea	Actuarial & consulting
Watson Wyatt Insurance Consulting Private Limited	100%	India	Actuarial & consulting
Watson Wyatt Insurance & Financial Services Inc.	100%	United States	Actuarial & consulting
Watson Wyatt Kft	100%	Hungary	Actuarial & consulting
Watson Wyatt Insurance Consulting (Spain) SA	100%	Spain	Actuarial & consulting
Watson Wyatt Insurance & Financial Services SA	100%	Belgium	Actuarial & consulting
Watson Wyatt Insurance Consulting BV	100%	Netherlands	Actuarial & consulting
Watson Wyatt Deutschland GmbH	100%	Germany	Actuarial & consulting
Watson Wyatt Insurance Consulting GmbH	100%	Germany	Actuarial & consulting
Watson Wyatt Trustees Limited	100%	United Kingdom	Dormant
Watsons International Limited	100%	United Kingdom	Dormant
Watsons Pensioneer Trustees Limited	100%	United Kingdom	Dormant
Watsons Trustees Limited (in liquidation)	100%	United Kingdom	Dormant
RWS Trustee Limited	100%	United Kingdom	Dormant
Watson Wyatt Holdings (Europe) Limited	75%	United Kingdom	Holding company
Watson Wyatt European Region Limited	75%	United Kingdom	Holding company
Watson Wyatt European Region BV	75%	Netherlands	Holding company
Watson Wyatt SA	75%	Belgium	Actuarial & consulting
Watson Wyatt SARL	75%	France	Actuarial & consulting
Watson Wyatt GmbH	75%	Germany	Actuarial & consulting
Watson Wyatt BV	75%	Netherlands	Actuarial & consulting
Watson Wyatt International Limited Sucursal em Portugal	75%	Portugal	Actuarial & consulting

Watson Wyatt de Espana SA	75%	Spain	Actuarial & consulting
Watson Wyatt Italia Srl	75%	Italy	Actuarial & consulting
Watson Wyatt AB	75%	Sweden	Actuarial & consulting
Watson Wyatt AG	75%	Switzerland	Actuarial & consulting
Watson Wyatt International Limited	75%	United Kingdom	Actuarial & consulting

        As at April 30, 2002, the Partnership held, directly or indirectly, the issued ordinary share capital of the companies shown above in the proportions shown with the exception of Watson Wyatt Insurance & Financial Services Consulting Holdings Limited, Watson Wyatt Insurance Consulting (Spain) SA, Watson Wyatt Insurance & Financial Services SA, Watson Wyatt Insurance Consulting BV, Watson Wyatt Deutschland GmbH, and Watson Wyatt Insurance Consulting GmbH.

        Watson Wyatt Insurance & Financial Services Consulting Holdings Limited was incorporated on July 23, 2002 as a holding company for the Group's insurance consulting operations.

        During the year ended April 30, 2003, subsidiary undertakings were incorporated in Belgium, Spain and the Netherlands in order to provide insurance consulting services in those regions. The Belgian and Spanish companies acquired the insurance consulting business of Watson Wyatt LLP on May 1, 2003 while the new business in the Netherlands commenced on January 1, 2003.

        During the year ended April 30, 2004, Watson Wyatt Deutschland GmbH and Watson Wyatt Insurance Consulting GmbH were incorporated in Germany to take care of the expansion of the benefits and insurance consulting operations of the group into Germany.

12.    DEBTORS: amounts falling due within one year

	2004 £'000	2003 £'000
Trade debtors	41,395	42,100
Amounts owed by related parties (Note 25)	583	451
Amounts owed by members (Note 16)	1,834	3,370
Deferred tax recoverable (Note 8)	247	339
Other debtors	1,468	1,842
Prepayments	4,884	3,202
Accrued income	20,743	19,901

	71,154	71,205

13.    CREDITORS: amounts falling due within one year

	2004 £'000	2003 £'000
Bank overdraft	231	578
Payments received on account	3,273	1,956
Trade creditors	2,305	1,887
Amounts owed to related parties (Note 25)	546	1,346
Amounts owed to members (Note 16)	14,268	10,053
Taxation and social security	9,407	9,399
Accruals and deferred income	21,714	25,768

	51,744	50,987

        In the event of a winding up, loans and debts due to members will rank equally with the other creditors of the LLP and no member will be required to contribute to the assets of the LLP. Any surplus of the assets of the LLP over its liabilities remaining at the conclusion of winding up, and after payment of all monies due to creditors of the LLP and all expenses of the winding up, will be distributed to the Members

14.    CREDITORS: amounts falling due after more than one year

	2004 £'000	2003 £'000
Amounts owed to related parties (Note 25)	13,714	12,698

Amounts owed to related parties comprise:
Loan from Watson Wyatt & Company on April 1, 1995	7,000	7,000
Interest compounded in previous periods	5,017	4,217
Interest compounded during the year	744	800
Interest accrued	953	681

	13,714	12,698

        Interest on the loan from Watson Wyatt & Company is payable annually on May 31, in arrears, at a rate of 5%, indexed by reference to the annual increase in the Retail Prices Index. The interest accruing up to each May 31 is paid only to the extent that it is covered by the consolidated realised profits of the Group, adjusted for the amortisation of goodwill and unpaid interest, and accumulated at the end of the last completed accounting period.

        Interest not paid is compounded and added to the principal amount on each May 31. The principal amount and compounded interest are to be repaid no later than April 1, 2020 and are repayable before then to the extent that repayment would be covered by the Group's consolidated accumulated profits noted above, and subject to the funds not being required by the Group.

        Watson Wyatt LLP is obliged to procure that the loan is repaid in certain circumstances if, following a significant change in the ownership of Watson Wyatt & Company, Watson Wyatt LLP exercises certain rights to acquire the shares in Watson Wyatt Holdings (Europe) Limited held by Watson Wyatt & Company or its subsidiary undertakings.

15.    PROVISIONS FOR LIABILITIES AND CHARGES

Year ended April 30, 2004	Widows' annuities £'000	Pensions (Note 20) £'000	Property costs £'000	Deferred taxation £'000	Other £'000	Total £'000
At beginning of year	2,918	843	735	88	203	4,787
Profit and loss account charge/(credit)	371	70	696	(88)	165	1,214
Provision for widows' annuities arising in the year	734	—	—	—	—	734
Funding	(80)	(157)	—	—	—	(237)
Exchange adjustment	—	(30)	—	—	—	(30)

At end of year	3,943	726	1,431	—	368	6,468

Year ended April 30, 2003
At beginning of year	2,451	704	456	85	70	3,766
Profit and loss account charge	530	344	279	3	133	1,289
Funding	(63)	(302)	—	—	—	(365)
Exchange adjustment	—	97	—	—	—	97

At end of year	2,918	843	735	88	203	4,787

        Deferred taxation relates wholly to short-term timing differences.

        Provisions for widows' annuities relate to the future costs of annuities currently in payment and of annuities contingent upon the death of former partners and members.

        Provisions for property costs relate to dilapidation costs incurred at the end of leases and the net cost of vacant accommodation. Dilapidation costs, based on the condition of the properties, are accrued over the term of the leases in accordance with the liability arising under the leases, all of which terminate in 2013. The discounted future costs of vacant accommodation, less income received, are recognised for the remaining term of the leases, all terminating in 2014.

16.    COMBINED STATEMENT OF MOVEMENTS ON LOANS AND OTHER DEBTS DUE TO MEMBERS AND MEMBERS' OTHER INTERESTS

					Loans and other debts due to members less any amounts due from members £'000
	Members' Other Interests
Year ended April 30, 2004 — the LLP Group	Members' Capital £'000	Revaluation Reserve £'000	Other Reserves £'000	Subtotal £'000		2004 Total £'000
Amounts owed to members	13,471	1,130	37,115	51,716	10,053	61,769
Amounts owed by members	—	—	—	—	(3,370)	(3,370)

Members net interest at May 1, 2003	13,471	1,130	37,115	51,716	6,683	58,399
Remuneration of salaried members	—	—	—	—	20,950	20,950
Profit for the financial year available for division among members	—	—	47,542	47,542	—	47,542

Members' interests after profit for the financial year	13,471	1,130	84,657	99,258	27,633	126,891
Allocated profits	—	—	(41,180)	(41,180)	41,180	—
Widows' annuities (Note 15)			(734)	(734)		(734)
Surplus on revaluing fixed asset investments	—	200	—	200	—	200
Introduced by members	3,611	—	—	3,611	—	3,611
Repayments of capital	(810)	—	—	(810)	—	(810)
Drawings	—	—	—	—	(56,379)	(56,379)
Surplus on currency translations	—	—	117	117	—	117
Represented by:
Amounts owed to members (Note 13)	16,272	1,330	42,860	60,462	14,268	74,730
Amounts owed by members (Note 12)	—	—	—	—	(1,834)	(1,834)
Members' interests at April 30, 2004	16,272	1,330	42,860	60,462	12,434	72,896

					Loans and other debts due to members less any amounts due from members £'000
	Members' Other Interests
Year ended April 30, 2003 — the LLP Group	Members' Capital £'000	Revaluation Reserve £'000	Other Reserves £'000	Subtotal £'000		2003 Total £'000
Amounts owed to members	10,307	1,654	32,829	44,790	10,595	55,385
Amounts owed by members	—	—	—	—	(3,703)	(3,703)

Members' interests at May 1, 2002	10,307	1,654	32,829	44,790	6,892	51,682
Remuneration of salaried members	—	—	—	—	18,256	18,256
Profit for the financial year available for division among members	—	—	41,071	41,071	—	41,071

Members' interests after profit for the financial year	10,307	1,654	73,900	85,861	25,148	111,009
Allocated profits	—	—	(36,360)	(36,360)	36,360	—
Deficit on revaluation of fixed asset investments	—	(524)	—	(524)	—	(524)
Introduced by members	3,260	—	—	3,260	—	3,260
Repayments of capital	(96)	—	—	(96)	—	(96)
Drawings	—	—	—	—	(54,825)	(54,825)
Deficit on currency translations	—	—	(425)	(425)	—	(425)
Represented by:
Amounts owed to members (Note 13)	13,471	1,130	37,115	51,716	10,053	61,769
Amounts owed by members (Note 12)	—	—	—	—	(3,370)	(3,370)
Members' interests at April 30, 2003	13,471	1,130	37,115	51,716	6,683	58,399

17.    COMBINED RECONCILIATION OF MOVEMENT IN PARTNERSHIP FUNDS AND STATEMENT OF MOVEMENTS ON RESERVES

Year ended April 30, 2002	Partners' Capital £'000	Revaluation Reserve £'000	Other Reserves £'000	Subtotal £'000	Loans and other debts due to members less any amounts due from members £'000	2002 Total £'000
Partners' interests at May 1, 2001	7,561	8,424	4,152	20,137	—	20,137
Profit for the financial year available for division among partners	—	—	49,757	49,757	—	49,757

Partners' interests after profit for the financial year	7,561	8,424	53,909	69,894	—	69,894
Surplus on revaluation of fixed asset investments	—	495	—	495	—	495
Disposal of revalued investments	—	(7,265)	7,265	—	—	—
Introduced by partners	3,479	—	—	3,479	—	3,479
Repayments of capital	(733)	—	—	(733)	—	(733)
Drawings	—	—	(44,660)	(44,660)	—	(44,660)
Deficit on currency translations	—	—	(11)	(11)	—	(11)

Partners' interests at April 30, 2002	10,307	1,654	16,503	28,464	—	28,464

Reconciliation of Partners' interests at April 30, 2002 to opening Members' interests at May 1, 2002
Partners' interests at April 30, 2002	10,307	1,654	16,503	28,464	—	28,464
Contractual salaries and profit share credited to members' accounts	—	—	(51,588)	(51,588)	51,588	—
Less amounts drawn against members' account			44,660	44,660	(44,660)	—
Retired partners' annuities	—	—	23,109	23,109	—	23,109
Profit share of self-employed members	—	—	145	145	(36)	109

Members' interests at May 1, 2002 (Note 16)	10,307	1,654	32,829	44,790	6,892	51,682

        On May 1, 2002, the trade and assets of Watson Wyatt Partners were transferred to the newly formed Watson Wyatt LLP. The transition was accounted for in accordance with the Statement of Recommended Practice, Accounting for Limited Liability Partnerships.

        A reconciliation between the closing reserves of the Partnership and the opening reserves of the LLP is given above.

        The liability for payment of retirement benefits to former members and former partners of the predecessor partnership rests with the members and not with the LLP. Accordingly no provision is made in the LLP Group accounts for such benefits. In the Partnership Group accounts, the present value of the expected liability for future payments to former partners, or in respect of former partners, was provided in the accounts at the date of the partners' retirement. The above adjustment for retired partners' annuities reflects the fact that no provision is required by the LLP.

        The profit share of self employed members relates to those members of the LLP who were not partners in the general partnership and hence an adjustment is required to add their balances to the members' interests in the LLP.

18.    GUARANTEES AND OTHER FINANCIAL COMMITMENTS

  Capital commitments

        Capital expenditure contracted for but not provided for at the balance sheet date amounted to £68,000 (2003 – £363,000; 2002 – £156,000).

  Operating lease commitments

        The minimum annual rentals under operating leases are as follows:

	2004 £'000	2003 £'000
Land & Buildings
— expiring within one year	376	666
— expiring in the second to fifth years inclusive	1,124	1,073
— expiring in more than 5 years	7,504	7,200

	9,004	8,939

Other
— expiring within one year	57	19
— expiring in the second to fifth years inclusive	433	258

	490	277

19.    CONTINGENT LIABILITIES

        Watson Wyatt LLP has guaranteed the rental payments of Watson Wyatt SARL, a subsidiary undertaking, up to a value of €635,000 (£428,000). As at April 30, 2004 there were no rental payments outstanding.

20.    PENSIONS

        The LLP Group operates a variety of pension arrangements for its employees. The principal arrangements are as follows:

        All UK entities participate in the Watson Wyatt Pension Scheme, in which the employees are eligible for membership. Secondees are generally not eligible and make their own pension arrangements. The Scheme consists of a defined benefit section, membership of which is discretionary, and a defined contribution section.

        The assets representing the individual member accounts of the defined contribution section are held in units with external investment managers. Employer contributions to the defined contribution section are charged to the profit and loss account as incurred and amounted to £1,258,000 in the year (2003 – £1,058,000; 2002 – £1,053,000).

        The assets of the defined benefit section are held in a separate trustee administered fund. The latest actuarial valuation of the Scheme was carried out at March 31, 2002 using the projected unit method.

        Employees of the Group's principal Belgian subsidiary are eligible for membership of a defined benefit employee pension scheme, an actuarial valuation of which was carried out at April 30, 2003 and 2004 using the projected unit method.

        Other pension costs incurred by the Group relate to defined contribution and state pension arrangements in the countries in which the Group operates.

        The assumptions which had the most significant effect on the pension cost for the defined benefit employee pension schemes are set out below:

	2004 % per annum	2003 % per annum	2002 % per annum
Investment return	6.00%	6.00%	6.20%
Rate of increase in salaries	4.45%	4.45%	5.00%
Rate of increase in pensions	2.50%	2.50%	3.00%

        At the date of the valuation the total market value of the assets of the UK Scheme was £89,313,000 of which £83,767,000 was available to fund the liabilities excluding AVC benefits. These assets were sufficient to cover 103% of the benefits that had accrued to members at that date, after allowing for assumed future increases in earnings.

        At the date of the 2004 valuation the total market value of the assets of the Belgian scheme was £1,283,000 (2003 – £1,286,000) and these assets were sufficient to cover 73% of the benefits that had accrued to members at that date, after allowing for assumed future increases in earnings.

        Statement of Standard Accounting Practice Number 24, 'Accounting for Pension Costs', requires that the costs of providing pensions are recognised over the period benefiting from the employees' services, with any difference between the charge to the profit and loss account and the contributions paid to the Scheme being shown as an asset or liability in the balance sheet. The pension cost has been assessed in accordance with the advice of qualified actuaries, who are current or former members of Watson Wyatt LLP, using the projected unit method. Variations in cost have been spread over the estimated average remaining working lifetime of the members of each scheme. The total pension cost in respect of these schemes was £3,965,000 (2003 – £5,046,000; 2002 – £4,529,000). There is a pension prepayment due in over one year in the balance sheet of £7,308,000 for the UK scheme (2003 – £825,000) and a provision for the Belgian scheme of £726,000 (2003 – £843,000).

        The disclosures required under the transitional arrangements within Financial Reporting Standard 17, 'Retirement benefits', have been calculated by the above mentioned qualified actuaries based on the most recent full actuarial valuations at March 31, 2002 updated to April 30, 2004. The financial assumptions used at April 30, 2004 were:

	2004 % per annum	2003 % per annum	2002 % per annum
Rate of increase in salaries	3.75 to 4.7%	3.75 to 4.5%	4.5%
Rate of increase of pensions in payment	2.75%	2.5%	2.5%
Rate of increase for deferred pensioners	2.75%	2.5%	2.5%
Discount rate	4.75 to 5.7%	4.75 to 5.5%	5.8%
Rate of price inflation	1.75 to 2.75%	1.75 to 2.5%	2.5%
Scheme assets and expected rates of return at April 30	Expected rate of return 2004%	Market value 2004 £'000	Expected rate of return 2003%	Market value 2003 £'000	Expected rate of return 2002%	Market value 2002 £'000
Equities	7.25	35,367	7.0	24,538	6.5	18,421
Bonds	5.2	55,549	4.8	46,725	5.2	46,103
Property	6.5	14,185	6.1	12,907	6.0	12,167
Other	4.3	3,300	3.9	4,323	3.8	6,551

Total fair value of assets		108,401		88,493		83,242

  Components of defined benefit cost

        Analysis of amounts chargeable to operating profit:

	2004 £'000	2003 £'000
Current service cost	5,165	4,891

         There are no other amounts chargeable to the profit and loss account.

        Analysis of amount that would be credited to other finance income:

	2004 £'000	2003 £'000
Interest on pension scheme liabilities	5,522	4,749
Expected return on assets in pension scheme	(4,964)	(4,613)

Net charge to other finance income	558	136

Total P&L charge before deduction of tax	5,723	5,027

        Analysis of amounts that would be recognised in statement of total recognised gains and losses (STRGL):

	2004 £'000	2003 £'000
Actual return less expected return on pension scheme assets	(5,324)	3,415
Experience gains arising on the scheme liabilities	(2,058)	(1,648)
Changes in assumptions underlying the present value of the scheme liabilities	2,646	10,922

Actual (gain)/loss that would be recognised in STRGL	(4,736)	12,689

  History of experience gains and losses

	2004 £'000	2003 £'000
(Gain)/loss on scheme assets
Amount	(5,324)	3,415
% of scheme assets at end of period	4.91%	3.86%
Experience (gain)/loss on scheme liabilities
Amount	(2,058)	(1,648)
% of scheme assets at end of period	1.90%	1.86%
Total actuarial loss recognised in STRGL
Amount	(4,736)	12,689
% of scheme assets at end of period	4.37%	14.34%

  Reconciliation to the Group balance sheet

	2004 £'000	2003 £'000
Total market value of the schemes' assets	108,401	88,493
Present value of the schemes' liabilities	(113,289)	(102,835)

Deficit in the schemes	(4,888)	(14,342)
Related deferred tax asset	179	188

Net pension liability	(4,709)	(14,154)

	2004 £'000	2003 £'000
Deficit in the schemes at beginning of year	(14,342)	(383)
Contributions paid	10,401	3,820
Current service cost	(5,143)	(4,891)
Other finance income — net charge	(558)	(136)
Actuarial gain/(loss)	4,736	(12,689)
Exchange adjustment	18	(63)

Deficit in the schemes at end of year	(4,888)	(14,342)

        If the above amounts had been recognised in the financial statements, the LLP Group's net assets and profit and loss reserve at April 30 would have been as follows:

	Net assets		Profit and loss reserve
	2004 £'000	2003 £'000	2004 £'000	2003 £'000
Net assets and profit and loss reserve excluding pension liability	57,811	49,367	42,860	25,042
SSAP 24 pension prepayment	(7,308)	(825)	(7,308)	(825)
SSAP 24 pension liability	726	843	726	843
Related deferred tax asset	(214)	(339)	(247)	(339)
Less minority interest	(101)	(101)	(101)	(101)
FRS 17 pension liability	(4,888)	(14,342)	(4,888)	(14,342)
Related deferred tax asset	179	188	179	188
Less minority interest	87	70	87	70

Net assets and profit and loss reserve including pension liability	46,292	34,861	31,308	10,536

21.    RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	2004 £'000	2003 £'000	2002 £'000
Operating profit	68,714	59,438	48,496
Amortisation and impairment of intangible fixed assets	762	76	3,473
Depreciation of tangible fixed assets	5,731	6,077	5,346
(Profit)/loss on sale of tangible fixed assets	(8)	(1)	44
(Decrease)/increase in debtors	(933)	3,847	(9,521)
(Decrease)/increase in pension prepayment	(6,483)	216	(524)
(Decrease)/increase in creditors	(3,835)	6,543	(856)
Increase/(decrease) in provisions	1,065	1,018	(4,936)

Net cash inflow from operating activities	65,013	77,214	41,522

22.    RECONCILIATION OF NET FUNDS/(DEBT)

	2004 £'000	2003 £'000	2002 £'000
(Decrease)/increase in cash in the year	(24,172)	7,033	(295)
Increase in liquid resources	34,318	17,634	—
Issue of ordinary share capital to minority shareholder
Decrease in debt and lease financing	—	—	5

Change in net funds/(debt) resulting from cash flows	10,146	24,667	(290)
Loan interest compounded	(1,016)	(749)	(780)
Foreign exchange translation difference	(162)	(1,250)	(12)

Movements in net funds/(debt) in year	8,968	22,668	(1,082)
Net funds/(debt) at beginning of year	14,885	(7,783)	(6,701)

Net funds/(debt) at end of year	23,853	14,885	(7,783)

23.    ANALYSIS OF NET FUNDS

Year ended April 30, 2004 — the LLP Group	Beginning of year £'000	Cash flow £'000	Other non-cash movement £'000	Foreign exchange movement £'000	End of year £'000
Cash at bank and in hand	28,161	(24,519)	—	(162)	3,480
Bank overdrafts	(578)	347	—	—	(231)

	27,583	(24,172)	—	(162)	3,249
Investments: short term deposits	—	34,318	—	—	34,318
Loans due after one year	(12,698)	—	(1,016)	—	(13,714)

	14,885	10,146	(1,016)	(162)	23,853

        Other non-cash items comprise the compounding of interest due on the loan from Watson Wyatt & Co.

Year ended April 30, 2003 — the LLP Group	Beginning of year £'000	Cash flow £'000	Other non-cash movement £'000	Foreign exchange movement £'000	End of year £'000
Cash at bank and in hand	4,166	25,245	—	(1,250)	28,161
Bank overdrafts	—	(578)	—	—	(578)

	4,166	24,667	—	(1,250)	27,583
Loans due after one year	(11,949)	—	(749)	—	(12,698)

	(7,783)	24,667	(749)	(1,250)	14,885

        Other non-cash items comprise the compounding of interest due on the loan from Watson Wyatt & Co.

Year ended April 30, 2002 — the Partnership Group	Beginning of year £'000	Cash flow £'000	Other non-cash movement £'000	Foreign exchange movement £'000	End of year £'000
Cash at bank and in hand	4,500	(322)	—	(12)	4,166
Bank overdrafts	(27)	27	—	—	—

	4,473	(295)	—	(12)	4,166
Loans due after one year	(11,169)	—	(780)	—	(11,949)
Finance leases	(5)	5	—	—	—

	(6,701)	(290)	(780)	(12)	(7,783)

        Other non-cash items comprise the compounding of interest due on the loan from Watson Wyatt & Co.

24.    MATERIAL ACQUISITIONS AND DISPOSALS

	2003	2002
	Acquisitions £'000	Acquisitions £'000	Disposals £'000
Goodwill	1,726	1,570	17
Other intangible fixed assets	125	—	—
Tangible fixed assets	3	151	—
Work in progress	—	109	—
Debtors	—	2,241	141
Cash	—	1,003	22
Creditors: amounts falling due in less than one year	—	(2,239)	(163)
Creditors: amounts falling due in more than one year	—	(613)	—

	1,854	2,222	17
Acquisition costs	133	11	—
Net assets previously held as investment in associate	—	(202)	562
Profit on disposal	—	—	2,737

	1,987	2,031	3,316

Satisfied by:
Cash	1,987	1,123	60
Deferred consideration	—	908	3,256

	1,987	2,031	3,316

        Acquisitions during the year ended April 30, 2002 relate to the purchase of the entire share capital of Le Bilan Comportemental SA (trading as Optimhom), a consulting company incorporated and trading in France and the purchase of the remaining 70% of the share capital of Watson Wyatt Italia Srl. This company is now wholly owned by the Group.

        Acquisitions during the year ended April 30, 2003 relate to the purchase of a life actuarial consulting practice from IBM in the US and to costs of incorporating new subsidiary undertakings.

        Disposals during the year ended April 30, 2002 relate to the sale of the investment in an associated undertaking, Combined Actuarial Performance Services Limited and the sale of Watson Wyatt International Pension Trustees Limited.

        Disposals during the year ended April 30, 2003 relate to deferred consideration arising in respect of a disposal made in the previous year.

25.    RELATED PARTY TRANSACTIONS

        Under Financial Reporting Standard (FRS) 8, 'Related Party Disclosures', the LLP Group has taken advantage of the exemption for transactions and balances, which are fully eliminated within the consolidated accounts. Accordingly, transactions between subsidiary undertakings are not disclosed separately.

        During the three years ended April 30, 2004 the LLP Group and the Partnership Group entered into transactions with the minority shareholder, Watson Wyatt & Company and its subsidiary undertakings outside the group. These are summarised as follows:

Amounts payable by Related Parties to the LLP Group/the Partnership Group	2004 £'000	2003 £'000	2002 £'000
Cost of professional work carried out by the LLP Group/the Partnership Group, and of personnel used by Related Parties	1,832	2,714	2,502
Amounts payable by the LLP Group/the Partnership Group to Related Parties	2004 £'000	2003 £'000	2002 £'000
Cost of professional work carried out for the LLP Group/the Partnership Group, and of personnel used by the LLP Group/the Partnership Group	1,610	1,527	1,784
Interest payable on loans	1,016	748	780

	2,626	2,275	2,564

Balances on loan account with Related Parties — the LLP Group	2004 £'000	2003 £'000
Amount owed to Related Parties at end of year	13,714	12,698

Further information on the loans is given in Note 14.

Other outstanding balances at the end of the year — the LLP Group	2003 £'000	2004 £'000
Amount owed by Related Parties at end of year	583	451
Amount owed to Related Parties at end of year	546	1,346
	2004 £'000	2003 £'000
Minority interest	2,651	2,349

26.    SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

        The following are the adjustments to net income and members' equity determined in accordance with UK GAAP, necessary to reconcile to net income and members' equity determined in accordance with US GAAP.

	Notes	2004 £'000	2003 £'000
Net income in accordance with UK GAAP		68,492	59,327
Income recognition for software sales	a	118	(99)
Goodwill	b	691	76
Purchase consideration	c	15	(317)
Software development	d	191	464
Vacation pay	e	(654)	(153)
Translation of foreign currency loans	f	140	(391)
IBNR provision	g	(200)	—
Staff pensions	h	(3,535)	(724)
Widows' annuities and top-up pensions for current members	i	300	(900)
Deferred tax	j	78	(82)
Minority interest	l	193	2

Net income in accordance with US GAAP		65,829	57,203

		2004 £'000	2003 £'000
Members' equity in accordance with UK GAAP		60,462	51,716
Income recognition for software sales	a	122	5
Goodwill	b	105	40
Purchase consideration	c	451	9
Software development	d	1,521	1,330
Vacation pay	e	(1,770)	(1,109)
IBNR provision	g	(10,400)	(10,200)
Staff pensions	h	(6,479)	(8,628)
Widows' annuities and top-up pensions for current members	i	(3,300)	(3,600)
Deferred tax	j	(68)	(151)
Members' capital	k	(16,272)	(13,471)
Minority interest	l	(7)	(152)

Members' equity in accordance with US GAAP		24,365	15,789

  (a) Income recognition for software sales

        Under UK GAAP, fees for software license agreements are recognised at the time the customer accepts the software. Maintenance fees receivable under software sales contracts are recognised as the associated costs fall due. Fees associated with the software license are recognised net of any associated costs upon completion of the maintenance term.

        Under US GAAP, revenue related to software sales is accounted for in accordance with SOP 97-2, Software Revenue Recognition. When the software arrangements contain multiple elements, amounts are allocated to the different elements based on vendor specific objective evidence ("VSOE") of the fair value of the multiple elements. The majority of the arrangements contain a license fee element and customer support and upgrade services. For the arrangements that do not have VSOE of fair value for the different elements, the fees associated with the arrangement are deferred and recognised over the term of the arrangement.

  (b) Goodwill amortisation

        Under UK GAAP, goodwill is recorded at its actual cost in sterling, or at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill is then held in the currency of the acquiring entity at historic cost and amortised at a rate calculated to write off its value on a straight line basis over its estimated useful life, which is currently considered to be seven years. Furthermore, goodwill is reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable.

        Under US GAAP, goodwill is not amortised but rather tested at least annually for impairment. Furthermore, goodwill is denominated in the functional currency of the acquired entity. Consequently, the goodwill is retranslated at each period end at the closing rate of exchange.

  (c) Purchase consideration

        Under UK GAAP, the cost of acquisition includes all deferred consideration discounted back to the date of the acquisition. Consideration that is both deferred and contingent is recognised to the extent that it is probable that payment will be made and that it can be reliably estimated.

        Under US GAAP contingent consideration is only recognised when determined beyond reasonable doubt. Additionally, certain contingent consideration arrangements were linked to employment. Under US GAAP, such amounts are treated as compensation expense and accrued as earned by the relevant employees rather than as a cost of the acquisition.

  (d) Software development

        Under UK GAAP, internal costs incurred in developing software for internal and external use were expensed as incurred.

        Under US GAAP, in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, and SOP 98, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, internal costs that are incurred in developing software for both internal use and external sale must be capitalised provided that they satisfy the prescribed conditions. Such costs are written off over the useful life of the software concerned, which is considered to be three years.

  (e) Vacation pay

        Under UK GAAP, an accrual for annual holiday entitlement carried forward, to the extent permitted by employment contracts, is not recognised.

        Under US GAAP, a liability must be accrued for vacation benefits that employees have earned but have not yet taken.

  (f) Translation of foreign currency loans

        Under UK GAAP, exchange gains and losses on long-term loans to group undertakings may be recorded in the profit and loss account.

        Under US GAAP, exchange gains and losses on loans to subsidiaries that are of a long-term investment nature, where settlement is not planned or anticipated in the foreseeable future are recorded as a translation adjustment in other comprehensive income.

  (g) IBNR provision

        Under UK GAAP, a provision for claims is recorded based on management's detailed review at the balance sheet date of claims received and claims that potentially may be received after assessing all work completed up to that date. Based on this detailed review, an assessment is made of the likely outflow of economic benefits and a provision is recorded net of any anticipated insurance recoveries.

        Under US GAAP, a provision is also required to be held for claims incurred but not yet notified to the extent that they relate to work that has already been performed if probable and reasonably estimable. As such under US GAAP, the obligating event is the performance of the service. A provision is recorded for the full amount of the claims recorded under US GAAP. A separate receivable is recorded for the probable insurance recoveries that the Group will receive.

  (h) Staff pensions

        Under UK GAAP, the Group follows SSAP 24, 'Accounting for Pension Costs', under which contributions payable to defined benefit pension schemes are recognised over the employees' working lives. Pension plan assets and liabilities are valued based upon the actuary's best estimate of the assumptions taken as a whole. The regular cost is attributed to individual years using the projected unit method. Variations in the pension cost, which are identified as a result of actuarial valuations, are amortised over the expected average remaining working lives of employees as a level percentage of pensionable payroll. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet. This results in an annual pension expense that is a substantially level percentage of the current and expected future pensionable payroll.

        Under US GAAP, the accounting for pension costs follows SFAS 87, Employers' Accounting for Pensions, which is more prescriptive in respect of actuarial assumptions which must be used and the allocation of costs to accounting periods. US GAAP requires each significant assumption to determine the annual pension cost to be a best estimate with respect to that individual assumption. Under SFAS 87 the accounts broadly reflect the funding status of the scheme, but with plan assets being valued by reference to market-related values at the date of the financial statements. There is also some scope for spreading unrecognised prior service cost and unrecognised gains and losses over the employees' working lives. In addition, under US GAAP, a minimum pension liability is recognised, as a component of other comprehensive income, in certain circumstances when there is a deficit of plan assets relative to the accumulated benefit obligation. This results in a pension prepayment or liability that is a closer reflection of the funding status of the scheme.

  (i) Widows' annuities and top-up pensions for current members

        Under UK GAAP in accordance with the interpretation of FRS 12 by the Statement of Recommended Practice, Accounting by Limited Liability Partnerships, liabilities for annuities potentially payable to the widows of members and also for the pension augmentation of certain members are recognised only when an individual ceases to be a member.

        Under US GAAP, provisions for widows' annuities and top-up pensions are recognised from the date on which an individual becomes entitled to the benefit. The provision required has thus been extended to also include the annuity and top up pension benefits that exist for current members.

  (j) Deferred tax

        Under UK GAAP, deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at rates expected to apply when they crystallise, based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are regarded as recoverable and recognised only to the extent that, on the available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

        Under US GAAP, deferred taxation is provided on all temporary differences under the liability method, subject to a valuation allowance on deferred tax assets where applicable, in accordance with SFAS 109, Accounting for Income Taxes. The adjustments in respect of deferred tax relate solely to the tax effect of the other US GAAP adjustments described herein.

  (k) Members' capital

        Under UK GAAP, in accordance with the Statement of Recommended Practice, 'Accounting by Limited Liability Partnerships', amounts that are contributed by the members for long term retention in the business are treated as capital and reported within Members' other interests. Such amounts may be withdrawn or converted into debt by agreement between the members.

        Under US GAAP, since these amounts are mandatorily repayable to the members on leaving or retirement from the LLP, they are categorised as a mezzanine item outside members' interests in accordance with EITF Topic D-98, Classification and Measurement of Redeemable Securities, and SEC Accounting Series Release No. 268 (FRR Section 211), Redeemable Preferred Stocks.

  (l) Minority interest

        Adjustments in respect of the minority interest relate solely to the minority's share of other adjustments between UK and US GAAP described herein.

  Presentation and classification differences

        In addition to the recognition and measurement differences between UK and US GAAP there are a number of differences in the manner in which amounts are presented and classified in the accounts. The principal presentation and classification differences are summarised below:

1.     Balance sheet and profit and loss account presentation

  General

        The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas under US GAAP assets are presented in descending order of liquidity. In addition, current assets under UK GAAP include amounts that fall due after more than one year, whereas under US GAAP, such assets are classified as non-current assets.

  Pensions

        Under UK GAAP, pension scheme assets and liabilities are not presented on the balance sheet, with the exception of prepaid or accrued contributions. Under US GAAP, assets and liabilities of different plans are offset in presentation. Furthermore, under US GAAP the discount on retired partners' annuity provision would be classified as an operating expense rather than as interest expense.

  Provisions for liabilities and charges

        Provisions for liabilities and charges under UK GAAP include £122,000 (2003: £93,000) which are due within one year and which would be reclassified to current liabilities under US GAAP.

2.     Consolidated statement of cashflow

        The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

        Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

        The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

	2004 £'000	2003 £'000
Net cash provided by operating activities	65,414	76,294
Net cash used in investing activities	(1,837)	(2,690)
Net cash used in financing activities	(53,578)	(50,411)

Net increase in cash and cash equivalents	9,999	23,193
Effect of exchange rate changes on cash	(15)	224
Cash and cash equivalents under US GAAP at beginning of period	27,583	4,166

Cash and cash equivalents under US GAAP at end of period	37,567	27,583
Short-term investments with original maturities of less than three months	—	—

Cash and short term deposits under UK GAAP at end of period	37,567	27,583

  Recently issued but not yet adopted accounting pronouncements

  In the United Kingdom

        Where a new UK standard effectively implements an International Accounting Standard ("IAS") or International Financial Reporting Standard ("IFRS"), the corresponding IAS number is noted. Full adoption of IAS is optional for private companies and LLP's in the UK for periods beginning on or after 1 January 2005.

  Recently Issued Accounting Pronouncements Not Yet Adopted

        Financial Reporting Standard No. 17, Retirement benefits, issued in November 2000, has to date applied as a disclosure standard only, with pensions continuing to be accounted for under the old standard, SSAP 24. For periods beginning on or after 1 January 2005, full adoption of FRS17 is required. The LLP will therefore start to account for its pension scheme in accordance with FRS17 in the year ended 30 April 2006.

        Financial Reporting Standard ("FRS") No. 20 (IFRS 2), Share based payments, issued in February 2004 recognises that there is an expense when another party is given the right to shares of a company. The fair value should be measured as at the date of grant, being the date on which both parties have an understanding of the terms. This accounting standard is applicable for accounting periods beginning on or after 1 January 2006. This standard is not expected to have an impact on the financial position or results of operations of the LLP.

        Financial Reporting Standard No. 21 (IAS 10), Events after the balance sheet date, issued in May 2004, replaces SSAP17. The main difference is to remove the requirement to include dividends proposed after the balance sheet in the profit and loss account. This standard is applicable for accounting periods beginning on or after 1 January 2005. This standard is not expected to have an impact on the financial statements or results of operations of the LLP.

        Financial Reporting Standard No. 22 (IAS 33), Earnings per share, issued in December 2004, applies to entities whose shares are publicly traded or who voluntarily disclosure earnings per share. This standard will not apply to the LLP.

        Financial Reporting Standard No. 23 (IAS 21), The effects of changes in foreign exchange rates, issued in December 2004, requires entities to evaluate their functional currency and then measure their financial statements in that currency. The financial statements can then be presented in any currency that the entity chooses (the "presentation" currency). This standard is applicable for accounting periods beginning on or after 1 January 2006. Management are currently assessing the impact of this standard on the LLP.

        Financial Reporting Standard No. 24 (IAS 29) Financial Reporting in Hyperinflationary Economies, issued in December 2004, requires that an entity whose functional currency is the currency of a hyperinflationary economy, must state its financial statements in terms of the measuring unit current at the balance sheet date. FRS 24 applies to accounting periods beginning on or after 1 January 2005. Management do not believe this standard will have an impact on the financial statements of the LLP.

        Financial Reporting Standard No. 25 (IAS 32 with minor amendments) Financial Instruments: Disclosure and Presentation, issued in December 2004. Applies for accounting periods beginning on or after 1 January 2005 (presentation) and on or after 1 January 2006 (disclosure). Management are currently assessing the impact of this standard on the LLP.

        Financial Reporting Standard No. 26 (IAS 39), Financial Instruments: Measurement, issued in December 2004, implements in full the measurement and hedge accounting provisions (but not the recognition and derecognition rules) of IAS 39. Applies for accounting periods beginning on or after 1 January 2006. Management are currently assessing the impact of this standard on the LLP.

        Urgent Issues Task Force ("UITF") Abstract No. 40, Revenue recognition and service contracts, ("UITF 40") issued 10 March 2005 provides interpretations of Application Note G, Revenue Recognition, as an Amendment to FRS 5, Reporting the Substance of Transactions, as it relates to revenue recognition for service contracts. UITF 40 addresses when revenue may be recognised as activity progresses (defined as "accounted for as a long-term contract") or on contract completion. The guidance defines a long-term contract and requires that revenue be recognised for services to the extent that a company has obtained the right to consideration through its performance. The abstract is required to be adopted in financial statements relating to accounting periods ending on or after 22

June 2005 but earlier adoption is encouraged. This standard is not expected to have an impact on the revenue recognition policies of the LLP.

  In the United States of America

  Recently Issued Accounting Pronouncements Not Yet Adopted

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—and Interpretation of ARB No. 51" ("FIN 46"). FIN 46 changes the current practice of assessing consolidation only based on voting interests. Under the new Interpretation a reporting group has to assess if the entities with which it has business relationships are Variable Interests Entities ("VIE") or Voting Interest Entities. VIEs are entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

        If an entity is a VIE, the reporting group is required to assess if it has a Variable Interest ("VI") in the VIE. VIs in a VIE are contractual, ownership, or other pecuniary interests in an entity that change with changes in the entity's net asset value. Equity interests with or without voting rights are considered variable interests if the entity is a VIE. FIN 46 explains how to identify VIEs and how an enterprise assesses its interest in a VIE. If the reporting group has a VI in the VIE, under the new rules it has to assess who is the Primary Beneficiary of the VIE. FIN 46 requires existing unconsolidated VIEs to be consolidated by their Primary Beneficiaries, if the entity does not effectively disperse risks among the parties involved. The Primary Beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding VIs, which are the ownership, contractual, or other pecuniary interests in an entity.

        In December 2003, the FASB issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46R" or the "Interpretation"). FIN 46R introduced certain modifications to the original FIN 46 by adding additional scope exceptions, clarifying some issues in the implementation of the original FIN 46 and re-defining certain implementation guidance and transition provisions.

        FIN 46R is effective for non-public entities as of the beginning of the first annual period beginning after December 15, 2004; however, the Interpretation should apply to any interest in an entity created after December 31, 2003. This Interpretation is not expected to have an impact on our financial condition or results of operation.

        In May 2003 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The Statement requires that those instruments be classified as liabilities in statements of financial position.

        SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

        1.     Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

        2.     Instruments, other than outstanding shares, that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. These instruments include put options and forward purchase contracts.

        3.     Obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

        The LLP adopted SFAS 150 with effect from May 1, 2004. As a result, the members' interests that were previously classified in mezzanine would be reclassified as a liability. The members' interests were measured at fair value at the time of adoption, which was estimated to the be the carrying value as the members' interest carry an interest rate that approximates current market rates. The related interest expense since May 1, 2004 would therefore be a component of interest expense in the profit and loss account.

        At the November 17—18, 2004 meeting, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations". The purpose of the EITF is to clarify when a disposition should be classified as a discontinued operation caused by the contravening wording of paragraph 42 of Statement 144. The Task Force reached a consensus that classification of a disposed component as a discontinued operation is appropriate only if the ongoing entity:

        Step 1: Has no continuing direct cash flows (a term Issue 03-13 introduces to interpret paragraph 42(a)), and

        Step 2: Does not retain an interest, contract, or other arrangement sufficient to enable it to exert significant influence over the disposed component's operating and financial policies after the disposal transaction (an interpretation of paragraph 42(b)).

        Issue 03-13 should be applied to components that are disposed of or classified as held for sale in periods beginning after December 15, 2004. Previously reported operating results within an enterprise's fiscal year that includes the ratification date may be reclassified to reflect the consensus.

27.    POST BALANCE SHEET EVENT

        On April 15, 2005, the members of the LLP signed an agreement in principle with Watson Wyatt & Company Holdings, a company registered in the United States of America, to transfer the trade and assets of the LLP and its subsidiaries to a subsidiary of that company for a consideration of approximately $458,000,000.00 in cash and shares based on the current share price and exchange rates. The trade and assets will be transferred on completion of this agreement.

WATSON WYATT LLP

Registered in England Number OC301975

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Six months ended October 31, 2004 and 2003

WATSON WYATT LLP

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

WATSON WYATT LLP

UNAUDITED INTERIM CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

Six months ended October 31, 2004 and 2003

	Notes	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
TURNOVER	2	123,754	122,073
Staff costs		(54,298)	(51,822)
Depreciation and other amounts written off tangible and intangible fixed assets		(2,756)	(2,911)
Other external charges		(30,411)	(33,008)

OPERATING PROFIT		36,289	34,332
Profit on sale of subsidiary undertaking		41	41

PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST		36,330	34,373
Income from fixed asset investments		36	39
Interest receivable and similar income		716	365
Interest payable and similar charges		(603)	(522)

PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	2	36,479	34,255
Tax credit / (charge) on profit on ordinary activities		64	(288)

PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION		36,543	33,967
Equity minority interests		(3)	213

PROFIT FOR THE FINANCIAL PERIOD BEFORE MEMBERS' REMUNERATION AND PROFIT SHARES		36,540	34,180

PROFIT FOR THE FINANCIAL PERIOD BEFORE MEMBERS' REMUNERATION AND PROFIT SHARES		36,540	34,180
Salaried remuneration of members		(10,652)	(10,475)

PROFIT FOR THE FINANCIAL PERIOD AVAILABLE FOR DIVISION AMONG MEMBERS	7	25,888	23,705

WATSON WYATT LLP

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF
TOTAL RECOGNISED GAINS AND LOSSES
for the six months ended October 31, 2004 and 2003

	Notes	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Profit for the financial period		25,888	23,705

(Deficit) / surplus arising on revaluation		(32)	141
Currency translation differences on net investment in subsidiary undertakings	7	108	223

Other gains / (losses) in the financial period		76	364

Total recognised gains and losses related to the financial period		25,964	24,069

WATSON WYATT LLP

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET
as at October 31, 2004 and April 30, 2004

	Notes	October 31 2004 £'000	April 30 2004 £'000
FIXED ASSETS
Intangible assets		2,245	2,025
Tangible assets		8,331	9,554
Investments		1,880	1,898

		12,456	13,477

CURRENT ASSETS
Debtors: pension prepayment due in more than one year		6,945	7,308
Debtors: amounts falling due within one year	3	76,229	71,154

Total debtors		83,174	78,462
Investments: short term deposits		24,417	34,318
Cash at bank and in hand		3,471	3,480

		111,062	116,260
CREDITORS: amounts falling due within one year	4	(65,189)	(51,744)

NET CURRENT ASSETS		45,873	64,516

TOTAL ASSETS LESS CURRENT LIABILITIES		58,329	77,993
CREDITORS: amounts falling due after more than one year	5	(14,257)	(13,714)
PROVISIONS FOR LIABILITIES AND CHARGES	6	(6,765)	(6,468)

TOTAL NET ASSETS		37,307	57,811

MEMBERS' OTHER INTERESTS
Members' capital	7	16,178	16,272
Revaluation reserve	7	1,298	1,330
Other reserves	7	22,436	42,860

TOTAL MEMBERS' OTHER INTERESTS		39,912	60,462
Minority interests: equity	13	(2,605)	(2,651)

		37,307	57,811

TOTAL MEMBERS' INTERESTS—MEMORANDUM ITEM
Loans and other debts due to members	7	34,982	14,268
Members' other interests	7	39,912	60,462
Less: amounts due from members	7	—	(1,834)

		74,894	72,896

WATSON WYATT LLP

UNAUDITED INTERIM CONDENSED CONSOLIDATED CASH FLOW STATEMENT
for the six months ended October 31, 2004 and 2003

	Notes	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
NET CASH INFLOW FROM OPERATING ACTIVITIES	9	25,852	18,856

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received		716	365
Interest paid		(59)	(23)
Income from fixed asset investments		36	39

NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE		693	381

TAXATION
UK Corporation tax refunded / (paid)		2	(7)
Overseas tax paid		(15)	(57)

TOTAL TAX PAID		(13)	(64)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets		(1,374)	(737)
Receipts from sales of tangible fixed assets		1	786

NET CASH (OUTFLOW) / INFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT		(1,373)	49

ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings		—	(1)
Purchase of business		(389)	—
Sale of subsidiary undertaking		41	41
Sale of associated undertaking		—	—

NET CASH (OUTFLOW) / INFLOW FROM ACQUISITIONS AND DISPOSALS		(348)	40

TRANSACTIONS WITH MEMBERS, FORMER MEMBERS AND PARTNERS
Payments to members and partners		(36,189)	(30,621)
Contributions by members and partners		1,572	3,611

NET CASH OUTFLOW FROM TRANSACTIONS WITH MEMBERS, FORMER MEMBERS AND PARTNERS		(34,617)	(27,010)

NET CASH (OUTFLOW) / INFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING		(9,806)	(7,748)

MANAGEMENT OF LIQUID RESOURCES
Decrease / (Increase) in cash on deposit for more than one day	10	9,901	1,158

NET CASH INFLOW / (OUTFLOW) FROM MANAGEMENT OF LIQUID RESOURCES AND FINANCING		9,901	1,158

INCREASE / (DECREASE) IN CASH	10	95	(6,590)

WATSON WYATT LLP

Notes to the unaudited interim condensed consolidated financial statements for the six months ended October 31, 2004 and 2003

1.    BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements include the accounts of Watson Wyatt LLP and its wholly-owned subsidiaries and have been prepared in accordance with generally accepted accounting principles in the United Kingdom for interim financial information and with Article 10 of Regulation S-X of the Securities and Exchange Commission in the United States of America. In the opinion of management, these financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. Certain information and related footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United Kingdom have been condensed or omitted, although the LLP believes the disclosures in these financial statements are adequate to make the information presented not misleading. The results of operations for the interim periods shown are not necessarily indicative of the results for any future interim period or for the entire fiscal year.

2.    SEGMENTAL INFORMATION

        The Group had operating subsidiaries providing actuarial and consulting services in Europe, the Far East and the Americas. Turnover, profit/(loss) before tax and net assets/(liabilities) were as follows:

Turnover			Third parties to the group 2004 £'000
Six months ended October 31, 2004	Total 2004 £'000	Intersegment 2004 £'000
Principal activities
UK	103,594	(2,843)	100,751
Rest of Europe	20,245	(1,205)	19,040
Americas	2,057	(31)	2,026
Asia	2,786	(849)	1,937
Other services—UK	5,721	(5,721)	—

	134,403	(10,649)	123,754

Six months ended October 31, 2003	Total 2003 £'000	Intersegment 2003 £'000	Third parties to the group 2003 £'000
Principal activities
UK	103,625	(2,515)	101,110
Rest of Europe	17,726	(1,484)	16,242
Americas	2,110	(109)	2,001
Asia	2,960	(240)	2,720
Other services—UK	5,514	(5,514)	—

	131,935	(9,862)	122,073

        Turnover by location of customer is not significantly different from the information above.

	Profit/(loss) on ordinary activities before taxation		Net assets/(liabilities)
Profit/(loss) and net assets/(liabilities)	Six months Ended October 31 2004 £'000	Six months Ended October 31 2003 £'000	Six months Ended October 31 2004 £'000	Year Ended April 30 2004 £'000
UK	36,421	36,758	32,524	58,149
Rest of Europe	1,066	(498)	15,944	10,866
Americas	(61)	(1,394)	2,267	2,153
Asia	(403)	(113)	829	357
Long term group loans	(544)	(498)	(14,257)	(13,714)

	36,479	34,255	37,307	57,811

3.    DEBTORS: amounts falling due within one year

	October 31 2004 £'000	April 30 2004 £'000
Trade debtors	38,549	41,395
Amounts owed by related parties (Note 13)	536	583
Amounts owed by members (Note 7)	—	1,834
Other debtors	1,472	1,715
Prepayments	7,030	4,884
Accrued income	28,642	20,743

	76,229	71,154

4.    CREDITORS: amounts falling due within one year

	October 31 2004 £'000	April 30 2004 £'000
Bank overdraft	1	231
Payments received on account	3,534	3,273
Trade creditors	895	2,305
Amounts owed to related parties (Note 13)	844	546
Amounts owed to members (Note 7)	34,982	14,268
Taxation and social security	8,491	9,407
Accruals and deferred income	16,442	21,714

	65,189	51,744

        In the event of a winding up, loans and debts due to members will rank equally with the other creditors of the LLP and no member will be required to contribute to the assets of the LLP. Any surplus of the assets of the LLP over its liabilities remaining at the conclusion of winding up, and after payment of all monies due to creditors of the LLP and all expenses of the winding up, will be distributed to the Members

5.    CREDITORS: amounts falling due after more than one year

	October 31 2004 £'000	April 30 2004 £'000
Amounts owed to related parties (Note 13)	14,257	13,714

Amounts owed to related parties comprise:
Loan from Watson Wyatt & Company on April 1, 1995	7,000	7,000
Interest compounded in previous periods	5,761	5,017
Interest compounded during the period	1,041	744
Interest accrued	455	953

	14,257	13,714

        Interest on the loan from Watson Wyatt & Company is payable annually on May 31, in arrears, at a rate of 5%, indexed by reference to the annual increase in the Retail Prices Index. The interest accruing up to each May 31 is paid only to the extent that it is covered by the consolidated realised profits of the Group, adjusted for the amortisation of goodwill and unpaid interest, and accumulated at the end of the last completed accounting period.

        Interest not paid is compounded and added to the principal amount on each May 31. The principal amount and compounded interest are to be repaid no later than April 1, 2020 and are repayable before then to the extent that repayment would be covered by the Group's consolidated accumulated profits noted above, and subject to the funds not being required by the Group.

        Watson Wyatt LLP is obliged to procure that the loan is repaid in certain circumstances if, following a significant change in the ownership of Watson Wyatt & Company, Watson Wyatt LLP exercises certain rights to acquire the shares in Watson Wyatt Holdings (Europe) Limited held by Watson Wyatt & Company or its subsidiary undertakings.

6.    PROVISIONS FOR LIABILITIES AND CHARGES

Six months ended October 31, 2004	Widows' annuities £'000	Pensions £'000	Property costs £'000	Deferred taxation £'000	Other £'000	Total £'000
At beginning of year	3,943	726	1,431	—	368	6,468
Profit and loss account charge/(credit)	204	78	200	—	42	524
Funding	(55)	(193)	—	—	—	(248)
Exchange adjustment	—	21	—	—	—	21

At end of period	4,092	632	1,631	—	410	6,765

        Deferred taxation relates wholly to short-term timing differences.

        Provisions for widows' annuities relate to the future costs of annuities currently in payment and of annuities contingent upon the death of former partners and members.

        Provisions for property costs relate to dilapidation costs incurred at the end of leases and the net cost of vacant accommodation. Dilapidation costs, based on the condition of the properties, are accrued over the term of the leases in accordance with the liability arising under the leases, all of which terminate in 2013. The discounted future costs of vacant accommodation, less income received, are recognised for the remaining term of the leases, all terminating in 2014.

7.    COMBINED STATEMENT OF MOVEMENTS ON LOANS AND OTHER DEBTS DUE TO MEMBERS AND MEMBERS' OTHER INTERESTS

					Loans and other debts due to members less any amounts due from members £'000
	Members' Other Interests
Six months ended October 31, 2004	Members' Capital £'000	Revaluation Reserve £'000	Other Reserves £'000	Subtotal £'000		Total £'000
Amounts owed to members	16,272	1,330	42,860	60,462	14,268	74,730
Amounts owed by members	—	—	—	—	(1,834)	(1,834)

Members' net interest at May 1, 2004	16,272	1,330	42,860	60,462	12,434	72,896
Remuneration of salaried members	—	—	—	—	10,652	10,652
Profit for the financial period available for division among members	—	—	25,888	25,888	—	25,888

Members' interests after profit for the financial period	16,272	1,330	68,748	86,350	23,086	109,436
Allocated profits	—	—	(46,420)	(46,420)	46,420	—
Widows' annuities (Note 6)	—	—	—	—	—	—
Deficit on revaluing fixed asset investments	—	(32)	—	(32)	—	(32)
Introduced by members	1,572	—	—	1,572	—	1,572
Repayments of capital	(1,666)	—	—	(1,666)	—	(1,666)
Drawings	—	—	—	—	(34,524)	(34,524)
Surplus on currency translations	—	—	108	108	—	108
Represented by:
Amounts owed to members (Note 4)	16,178	1,298	22,436	39,912	34,982	74,894
Amounts owed by members (Note 3)	—	—	—	—	—	—
Members' interests at October 31, 2004	16,178	1,298	22,436	39,912	34,982	74,894

8.    CONTINGENT LIABILITIES

        Watson Wyatt LLP has guaranteed the rental payments of Watson Wyatt SARL, a subsidiary undertaking, up to a value of €635,000 (£428,000). As at October 31, 2004 there were no rental payments outstanding.

9.    RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Operating profit	36,289	34,332
Amortisation of intangible fixed assets	159	112
Depreciation of tangible fixed assets	2,597	2,800
(Profit)/loss on sale of tangible fixed assets	(1)	18
Increase in debtors	(6,803)	(2,794)
Increase/(decrease) in pension prepayment	363	(3,391)
Decrease in creditors	(7,048)	(12,362)
Increase in provisions	296	141

Net cash inflow from operating activities	25,852	18,856

10.    RECONCILIATION OF NET FUNDS

	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Increase/(decrease) in cash in the period	95	(6,590)
(Decrease)/increase in liquid resources	(9,901)	(1,158)
Decrease in debt and lease financing	—	—

Change in net (debt)/funds resulting from cash flows	(9,806)	(7,748)
Loan interest compounded	(544)	(498)
Foreign exchange translation difference	125	237

Movements in net (debt)/funds in period	(10,225)	(8,009)
Net funds at beginning of period	23,853	14,885

Net funds at end of period	13,628	6,876

11.    ANALYSIS OF NET FUNDS

Six months ended October 31, 2004	Beginning of period £'000	Cash flow £'000	Other non-cash movement £'000	Foreign exchange movement £'000	End of period £'000
Cash at bank and in hand	3,480	(134)	—	125	3,471
Bank overdrafts	(231)	230	—	—	(1)

	3,249	96	—	125	3,470
Investments: short term deposits	34,318	(9,901)	—	—	24,417
Loans due after one year	(13,714)	—	(543)	—	(14,257)

	23,853	(9,805)	(543)	125	13,630

        Other non-cash items comprise the compounding of interest due on the loan from Watson Wyatt & Co.

Six months ended October 31, 2003	Beginning of period £'000	Cash flow £'000	Other non-cash movement £'000	Foreign exchange movement £'000	End of period £'000
Cash at bank and in hand	28,161	(8,337)	—	237	20,061
Bank overdrafts	(578)	578	—	—	—

	27,583	(7,759)	—	237	20,061
Investments: short term deposits	—	11			11
Loans due after one year	(12,698)	—	(498)	—	(13,196)

	14,885	(7,748)	(498)	237	6,876

        Other non-cash items comprise the compounding of interest due on the loan from Watson Wyatt & Co.

12.    MATERIAL ACQUISITIONS AND DISPOSALS

	Six Months Ended October 31 Acquisitions 2004 £'000	Six Months Ended October 31 Acquisitions 2003 £'000
Goodwill	389	—

Satisfied by:
Cash	389	—

        Acquisitions during the period ended October 31, 2002 relate to the purchase by Watson Wyatt LLP of a business in Ireland. The principal activity of this business is actuarial and benefits advice.

13.    RELATED PARTY TRANSACTIONS

        Under Financial Reporting Standard (FRS) 8, 'Related Party Disclosures', the LLP Group has taken advantage of the exemption for transactions and balances, which are fully eliminated within the consolidated accounts. Accordingly, transactions between subsidiary undertakings are not disclosed separately.

        During the interim periods ended October 31, 2004 and 2003 the LLP Group entered into transactions with the minority shareholder, Watson Wyatt & Company and its subsidiary undertakings outside the group. These are summarised as follows:

Amounts payable by Related Parties to the LLP Group	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Cost of professional work carried out by the LLP Group, and of personnel used by Related Parties	576	844

Amounts payable by the LLP Group / the Partnership Group to Related Parties	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Cost of professional work carried out for the LLP Group, and of personnel used by the LLP Group	263	744
Interest payable on loans	543	498

	806	1,242

Balances on loan account with Related Parties — the LLP Group	October 31 2004 £'000	April 30 2004 £'000
Amount owed to Related Parties at end of period	14,257	13,714

        Further information on the loans is given in Note 5.

Other outstanding balances at the end of the year	October 31 2004 £'000	April 30 2004 £'000
Amount owed by Related Parties at end of period	536	583
Amount owed to Related Parties at end of period	844	546

	October 31 2004 £'000	April 30 2004 £'000
Minority interest	2,605	2,651

14.    SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

        The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differs in certain respects from accounting principles in the United States of America ("US GAAP").

        The following are the adjustments to net income and members' equity determined in accordance with UK GAAP, necessary to reconcile to net income and members' equity determined in accordance with US GAAP. Further details on the nature of the US GAAP adjustments below are set out in the annual consolidated financial statements included herein.

	Six Months Ended October 31 2004 £'000	Six Months Ended October 31 2003 £'000
Net income in accordance with UK GAAP	36,540	34,180
Income recognition for software sales	192	(9)
Goodwill	131	68
Purchase consideration	—	3
Software development	90	114
Vacation pay	702	746
Translation of foreign currency loans	157	78
IBNR provision	200	(100)
Staff pensions	(315)	(2,051)
Widows' annuities and top-up pensions for current members	(700)	(600)
Deferred tax	9	56
Minority interest	(86)	(31)

Net income in accordance with US GAAP	36,920	32,454

	October 31 2004 £'000	April 30 2004 £'000
Members' equity in accordance with UK GAAP	39,912	60,462
Income recognition for software sales	315	122
Goodwill	320	105
Purchase consideration	324	451
Software development	1,610	1,521
Vacation pay	(1,056)	(1,770)
IBNR provision	(10,200)	(10,400)
Staff pensions	(6,789)	(6,479)
Widows' annuities and top-up pensions for current members	(4,000)	(3,300)
Deferred tax	(61)	(68)
Members' capital	(16,178)	(16,272)
Minority interest	(42)	(7)

Members' equity in accordance with US GAAP	4,155	24,365

Presentation and classification differences Consolidated statement of cashflow

        The consolidated statement of cash flow prepared under UK GAAP presents substantially the same information as that required under US GAAP. Cash flow under UK GAAP represents increases or decreases in "cash," which comprises cash in hand, deposits repayable on demand and bank overdrafts. Under US GAAP, cash flow represents increases or decreases in "Cash and Cash Equivalents", which includes short-term, highly liquid investments with original maturities of less than three months, and excludes bank overdrafts.

        Under UK GAAP, cash flows are presented separately for operating activities, equity dividends, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are presented, being cash flows relating to operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance, with the exception of servicing of members' finance, are included as operating.

        The following statements summarise the statements of cash flows as if they had been presented in accordance with US GAAP, and include the adjustments that reconcile cash and cash equivalents under US GAAP to cash and short term deposits under UK GAAP.

	October 2004 £'000	October 2003 £'000
Net cash provided by operating activities	26,599	19,499
Net cash used in investing activities	(1,721)	89
Net cash used in financing activities	(34,617)	(27,010)

Net increase in cash and cash equivalents	(9,739)	(7,422)
Effect of exchange rate changes on cash	58	(89)
Cash and cash equivalents under US GAAP at beginning of period	37,567	27,583

Cash and cash equivalents under US GAAP at end of period	27,886	20,072
Short-term investments with original maturities of less than three months	—	—

Cash and short term deposits under UK GAAP at end of period	27,886	20,072

Recently issued but not yet adopted accounting pronouncements

        Effective May 1, 2004 the LLP has adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). Pursuant to SFAS 150 members' capital is classified as a liability rather than a mezzanine item because it must be repaid upon a member leaving the LLP. Previously members' capital had been classified as a mezzanine item outside shareholders' equity pursuant to EITF D-98, Classification and Measurement of Redeemable Securities, and SEC ASR 268, Redeemable Preferred Stock.

        Since members' capital bears interest at a market interest rate no cumulative effect adjustment was recorded upon the adoption of SFAS 150.

        Further details on the US GAAP adjustments above and the effect of recently issued but not yet adopted accounting pronouncements are set forth in the annual consolidated financial statements included herein.

ANNEX A

CONFORMED COPY

The business transfer agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings Watson Wyatt Holdings makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

DATED 15 April 2005

Watson Wyatt (UK) Acquisitions 2 Limited

The Wyatt Company Holdings Limited

Watson Wyatt & Company Holdings

Watson Wyatt LLP

AGREEMENT
for the sale and purchase of
the business and assets
of WATSON WYATT LLP

Baker & McKenzie

London
Ref: HS/EZW

Schedule
SCHEDULE 1
Part 1 Conditions Precedent	A-44
SCHEDULE 2
WWHL and the Subsidiaries	A-45
Part 1: Details of WWH and WWTL	A-45
Part 2: Details of the Subsidiaries (other than the IFS Subsidiaries)	A-45
Part 3: Details of the IFS Subsidiaries	A-45
SCHEDULE 3
Drawings Payment Dates	A-46
SCHEDULE 4
Seller's Knowledge	A-47
SCHEDULE 5
Part 1: Seller's Pre-Completion Obligations	A-48
Part 2: Purchaser's and WWCH's Pre-Completion Obligations	A-51
SCHEDULE 6
Completion	A-53
Part 1: Seller's Obligations at Completion	A-53
Part 2: Purchaser's Obligations at Completion	A-54
SCHEDULE 7
Part 1: Determination of 2007 Net Revenue and 2007 Aggregate Staff Costs	A-55
Part 2: Obligations pending final determination of Contingent Stock	A-56
Part 3: Adjustments in respect of acquisitions and divestitures	A-58
SCHEDULE 8
Post-Completion Obligations	A-59
Part 1: Obligations of Seller post-Completion	A-59
Part 2: Obligations of Purchaser and WWCH post-Completion	A-60
SCHEDULE 9
Warranties	A-62
SCHEDULE 10
Purchaser's Warranties	A-78
SCHEDULE 11
Limitations on Liability under the agreement	A-80
SCHEDULE 12
Properties	A-87
Part 1: Business Properties	A-87
Part 2: Sale Companies' Properties	A-89
Part 3: Conditions of Sale—Business Properties	A-91
Part 4: Conditions relating to the Sale Companies' Properties	A-99
Part 5: The Occupational Agreements	A-100
Part 6: The Documents	A-101
Part 7: Missing Documents	A-107
SCHEDULE 13
Employees	A-108
Part 1: Provisions concerning Employees	A-108
Part 2: Letter to Transferring Employees	A-110
Part 3: Notional Salary Increases	A-111
SCHEDULE 14
Registered Business Intellectual Property	A-112
SCHEDULE 15
Excluded Contracts	A-115
SCHEDULE 16
Allocation of Purchase Price	A-116
SCHEDULE 17
Issue of Consideration Stock	A-117

DATE:    15 April 2005

PARTIES:

(1)
WATSON WYATT (UK) ACQUISITIONS 2 LIMITED a company incorporated under the laws of England and Wales with registered number 5379706 and having its registered office at 100 New Bridge Street, London EC4V 6JA (the "Purchaser");

(2)
THE WYATT COMPANY HOLDINGS LIMITED a company incorporated under the laws of England and Wales with registered number 908628 and having its registered office at 100 New Bridge Street, London EC4V 6JA ("WCHL");

(3)
WATSON WYATT & COMPANY HOLDINGS a company organised and subsisting under the laws of the State of Delaware, USA, whose principal place of business is at 1717 H Street, N.W., Suite 800, Washington D.C. 20006, USA ("WWCH"); and

(4)
WATSON WYATT LLP a limited liability partnership incorporated under the laws of England and Wales with registered number OC301975 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ ("WWLLP" or the "Seller").

RECITALS:

(A)
WWLLP carries on the Business and owns the Assets.

(B)
The Seller has agreed to sell or procure the sale of the Majority Interest and to transfer the Assumed Liabilities on the terms of this agreement.

(C)
The Purchaser has agreed to purchase the Majority Interest and to assume the Assumed Liabilities on the terms of this agreement.

(D)
WWL, WCHL, WWLLP and WTL have on the date of this agreement entered into the Distribution Agreement.

(E)
WWL and the majority of the Main Members (other than any Main Member with whom WWCH or any of its subsidiaries has a service arrangement prior to the date of this agreement) have on or prior to the date of this agreement entered into Service Agreements conditional on Completion.

IT IS AGREED as follows:

1.     INTERPRETATION

1.1
Defined terms

  In this agreement, the following words and expressions shall have the following meanings:

  "2004 Management Accounts" means the unaudited consolidated management accounts of WWLLP and the other members of the Seller's Group for the Financial Year ended 30 April, 2004, a copy of which is appended to the Disclosure Letter;

  "2005 Accounts" means the consolidated audited Accounts of WWLLP for the Financial Year ended 30 April, 2005;

  "2007 Accounts" means the consolidated management accounts of the Purchaser and the Relevant Associated Companies for the Financial Year ended 30 June, 2007, prepared in accordance with schedule 7;

  "2007 Aggregate Staff Costs" means the aggregate of staff costs, being the costs line items in the 2007 Accounts that are equivalent to the following line items used in the 2004 Management Accounts: Basic Salaries; Pensions; Other Compensation; Other Benefits; Agency Staff; Training,

  Subs and Conferences; and Recruitment/Relocation, in each case for employees of the Continuing Business, for the Financial Year ended 30 June, 2007, extracted from the 2007 Accounts and calculated and adjusted in accordance with schedule 7;

  "2007 Net Revenue" means Net Revenue for the Financial Year ended 30 June, 2007, extracted from the 2007 Accounts and calculated and adjusted in accordance with schedule 7;

  "Accounting Date" means, in relation to any Financial Year of the Seller or WWP, the last day of that Financial Year;

  "Accounts" means, in relation to any Financial Year of the Seller or WWP:

  (a)
  the audited consolidated balance sheet of the Seller's Group or WWP (as the case may be) as at the Accounting Date in respect of that Financial Year;

  (b)
  the audited consolidated profit and loss account and cash flow statement of the Seller's Group or WWP (as the case may be) in respect of that Financial Year;

  (c)
  the audited balance sheet of the Seller or WWP (as the case may be) as at the Accounting Date in respect of that Financial Year; and

  (d)
  the audited profit and loss account and cash flow statement of the Seller or WWP (as the case may be) in respect of that Financial Year,

  together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be included in or annexed to them;

  "Advance Receipts" means all amounts received (whether by deposit, pre-payment or otherwise) by or on behalf of WWLLP on or before the Completion Date so far as the same relate to anything (including any service) to be provided by the Purchaser under any of the Business Contracts and Specified Contracts or otherwise in connection with the carrying on of the Continuing Business after the Completion Date;

  "Amount Claimed" means in respect of any Warranty Claim the amount claimed in respect of such Warranty Claim, including associated costs and expenses;

  "Assets" means the assets to be sold and transferred by WWLLP to the Purchaser under this agreement as described in clause 2.1;

  "Assignment of Trade marks" means the assignment of WWLLP's registered trade marks in the agreed form, to be entered into by WWLLP and the Purchaser on Completion;

  "Assumed Liabilities" means:

  (a)
  all liabilities and obligations of WWLLP, WWP, the Former Partners or the Partners under or in relation to the Business Contracts and the Specified Contracts;

  (b)
  all liabilities and obligations of WWLLP, WWP, the Former Partners or the Partners under or in relation to the Leases;

  (c)
  all liabilities and obligations of WWLLP, WWP, the Former Partners or the Partners under or in relation to the Pension Scheme (other than liabilities or obligations of Former Partners and Partners in their capacity as trustees of, or directors of corporate trustees of, the Pension Scheme);

  (d)
  all liabilities and obligations of WWLLP, WWP, the Former Partners or the Partners in relation to the Widows Pensions;

  (e)
  all Tax liabilities of WWLLP, including those in relation to PAYE, National Insurance and VAT, relating to or arising out of any part of the Business;

  (f)
  all liabilities and obligations (including in relation to payment of bonuses) of WWLLP, WWP, the Former Partners or the Partners in relation to the Transferring Employees, employees of the Sale Companies or any other person employed by or in connection with the Business at any time on or before Completion to the extent such liabilities and obligations arise directly or indirectly from such Transferring Employees', Sale Companies' employees' or other person's employment in the Business or termination thereof;

  (g)
  the Wyatt P.I. Claims;

  (h)
  the obligations of Partners and Former Partners or any of them contained in clause 7.10 of the Partnership Agreement and of WWLLP contained in clause 7.11 of the LLP Agreement, but in relation only to out of pocket expenses incurred by Partners or Former Partners prior to Completion and subject to such Partners and Former Partners providing appropriate records of such expenses within a reasonable time period;

  (i)
  the obligations of Partners and Former Partners or any of them contained in clause 11.9 of the Partnership Agreement and of WWLLP contained in clause 11.10 of the LLP Agreement, but in relation only to liabilities assumed or incurred by Partners or Former Partners in relation to the Business and the Partnership Business. For the purposes of this definition liability assumed or incurred as a director or partner under clause 11.9 of the Partnership Agreement or as a director or Member under clause 11.10 of the LLP Agreement shall not include any liability assumed or incurred under the Original Alliance Agreements;

  (j)
  the obligations of Partners and Former Partners or any of them contained in clause 18.4 of the Partnership Agreement, but in relation only to liabilities assumed or incurred by Partners or Former Partners relating to or arising from the Business or the Partnership Business.

    Such obligations shall not include the obligations in respect of any Main Partner who is a party to the Standstill Agreement who purports to retire from WWP in breach of the provisions of the Standstill Agreement;

  (k)
  the obligations of WWLLP contained in clause 18.4 of the LLP Agreement, but in relation only to debts and liabilities assumed or incurred by Partners and Former Partners relating to or arising from the Business or the Partnership Business;

  (l)
  all liabilities and obligations of WWLLP, WWP, the Former Partners or the Partners under clause 17.12 of the LLP Agreement;

  (m)
  all other obligations, liabilities, duties and sums owing of any kind or nature whatsoever, whether actual, due, contingent or otherwise payable or, in the case of periodical payments, accrued, to any person by the Seller, WWP, the Former Partners or the Partners relating to or arising out of any part of the Business (other than any obligations, liabilities, duties and sums owing relating to or arising out of the Client Contracts), in each case (except where expressly stated) whenever occurring or arising, but not including the Excluded Liabilities;

  "Bonus Accrual" means the accrual in respect of bonus payments relating to the Financial Year ended 30 April, 2005 as set out in the 2005 Accounts and to be paid to the Transferring Employees and employees of the Sale Companies in accordance with clause 8;

  "Bonus Payments" means bonus payments to which the Bonus Accrual relates;

  "Bonuses Deed" means the deed of that name entered into by WWL, WWLLP and WWCH on or before the date of this agreement;

  "Brans Alliance Agreement" means the contract and arrangement between KPMG Brans & Co, Watson Wyatt B.V., WWH(E), WWP and WWC relating to Watson Wyatt Brans & Co operating in the Netherlands;

  "BTA Deed of Novation" means the deed of novation of this agreement in the agreed form, to be entered into between the parties to this agreement and WWL immediately after Completion;

  "Business" means all of the business carried on by WWLLP and each other member of the Seller's Group (including, for the avoidance of doubt, the Sale Companies) on or before Completion, including actuarial, pensions, flexible benefits, investment, human capital and insurance consulting services and the administration of retirement benefit schemes;

  "Business Contracts" means the Fixed Term Contracts, the Equipment Contracts, the Intellectual Property Contracts, the Supplier Contracts, the Brans Alliance Agreement and all other contracts, arrangements and engagements entered into and orders placed or received (in each case whether express, implied, written or oral) on or before Completion by or on behalf of WWLLP or WWP in connection with the Business and which at Completion remain (in whole or in part) to be performed (including all and any service agreements entered into between WWLLP on the one hand and any of WWC, Watson Wyatt International, Inc., Watson Wyatt Hong Kong Limited or Watson Wyatt Singapore Pte. Limited on the other in relation to the insurance consulting business within the Asia Pacific region) but excluding (1) the Client Contracts; (2) contracts with Transferring Employees; (3) the Leases and other contracts relating to the use or occupation of the Properties; and (4) the Excluded Contracts;

  "Business Day" means a day (excluding Saturday and Sunday) on which banks generally are open in the City of London and in New York for the transaction of normal banking business;

  "Business Information" means all information existing at the Completion Date and relating to the Business including details of Transferring Employees, clients (including historic project data and data pertaining to clients), suppliers, distributors and agents, sales targets, sales statistics, market share statistics, market surveys and information relating to future business development or planning, information relating to discounts, commissions and rebates received and/or paid and litigation or legal advice, but excluding the Excluded Information;

  "Business Intellectual Property" means all Intellectual Property owned by WWLLP at the Completion Date which is used in, or has been developed for use in, or is required or intended for use in the Business, including that owned by WWLLP at the date of this agreement and listed in schedule 14;

  "Business Properties" means each of the Properties described in part 1 of schedule 12;

  "Business Records" means all books and records in whatever form (including computer disks or tapes) containing or relating to Business Information or on which Business Information is recorded or stored (including books and records in the possession or custody of third parties) but excluding the Excluded Business Records;

  "Business Services Staff" means staff employed by the Purchaser and the Relevant Associated Companies in the Continuing Business in the following departments (as operated by the Seller at the date of this agreement and their replacement or equivalent departments from time to time):

  (a)
  the head of Business Services and his secretarial support;

  (b)
  Finance and Administration (consisting of the following subgroups: Finance; Facilities Management (including management of outsourced contracts); European Support Centre (includes HR admin, Cash and Billing, Procure to Payables, Technical Team, Office Services (including Receptionists, Telephonists, Post Room)));

  (c)
  Human Resources;

  (d)
  Client Services (consisting of the following subgroups: Research and Development; Corporate Marketing (brand management, Market research, PR, web marketing, and events management) and Growth Management (account management and client development));

  (e)
  Marketing and Research;

  (f)
  Corporate and Partnership Services (consisting of the following subgroups: partnership and corporate tax; legal and risk management; quality/audit/regulatory; purchasing; project management (including systems architecture); company/partnership secretarial); and

  (g)
  IT Infrastructure and Support (excluding e-solutions);

  "Cash" means all cash in hand, cash in bank and cash equivalents of WWLLP at Completion but excluding the Excluded Cash;

  "Cash Consideration" means the sum of £88,305,555 (eighty-eight million, three hundred and five thousand, five hundred and fifty-five pounds sterling);

  "CA85" means the Companies Act 1985;

  "CHAPS" means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

  "Claim Stock" shall have the meaning given to it in schedule 11;

  "Client Contracts" means all contracts and arrangements (other than the Fixed Term Contracts and the Specified Contracts) entered into and orders received (in each case whether express, implied, written or oral) on or before the Completion Date by or on behalf of WWLLP or WWP with clients for the sale or supply of goods or services by WWLLP or WWP in connection with the Business which at Completion remain to be performed in whole or in part;

  "Commission" means the United States Securities and Exchange Commission;

  "Completion" means completion of the sale and purchase of the Majority Interest in accordance with clause 7;

  "Completion Date" means the date upon which Completion is required to take place in accordance with clause 7 or such other date as the parties may agree;

  "Completion Deliverables" means those documents listed in paragraphs 1.1(a), (f), (g), (h), (i) and (l) of part 1, and paragraph 3 of part 2, of schedule 6; the Non-Compete Agreements; the Stock Transfer Agreement and the Pension Scheme Deed of Variation;

  "Completion Deliverables Escrow Letter" means the escrow letter agreement in the agreed form to be entered into between the parties and the Seller's Solicitors on the Trust Declaration Date and pursuant to which each of the Completion Deliverables shall be placed in escrow;

  "Conditions" means the conditions precedent referred to in clause 5.1 and listed in schedule 1;

  "Confidential Information" means Know How, trade secrets and other information of a confidential nature (including all proprietary technical, industrial and commercial information and techniques in whatever form (including computer disks or tapes) that information may be recorded or stored);

  "Consents" shall have the meaning given in clause 12.2;

  "Consideration Stock" means 9,090,571 WWCH Shares credited as fully paid and non-assessable (subject to adjustment, if any, in accordance with clause 3.5);

  "Contingent Stock" means 1,950,000 WWCH Shares credited as fully paid and non-assessable (subject to adjustment, if any, in accordance with clause 3.5);

  "Continuing Business" means the business as carried on by the Purchaser and other members of the Purchaser's Group after Completion in succession to the Business;

  "Debts" means together all book and other debts owing to WWLLP and other rights to payment arising from the operation of the LLP Business on or before the Completion Date whether or not then invoiced and whether or not then due and payable, but excluding the Excluded Debt;

  "Declaration of Trust" means the deed of that name to be entered into by WWLLP and WCHL on the Trust Declaration Date, pursuant to which the Trust Interest will arise;

  "Deed of Contribution" means the deed of that name entered into by WWLLP, WWL and WWCH on or before the date of this agreement;

  "Deed of Termination and Variation" means the deed of termination and variation in the agreed form to be entered into between WCHL, WC(UK)L, WWLLP, WWC, WTL, WWHL, WWH(E) and WWIL on Completion;

  "Disclosed" means fairly disclosed by the Disclosure Letter or (in the case only of those Warranties given at Completion) the Supplemental Disclosure Letter or (in either case) by the Disclosed Information and "Disclosure" shall be construed accordingly;

  "Disclosed Information" means:

  (a)
  the documents annexed to the Disclosure Letter, an index of which has been initialled by the Seller's Solicitors and the Purchaser's Solicitors for the purposes of identification;

  (b)
  the "Data Room Documents", an index of which has been initialled by the Seller's Solicitors and the Purchaser's Solicitors for the purposes of identification; and

  (c)
  the written information provided since 30 September, 2004 by the Seller to the Purchaser during the negotiations leading to this agreement;

  "Disclosure Letter" means the letter of the same date as this agreement (including the content of any schedule or appendix thereto) from WWLLP to the Transferees in the agreed form;

  "Distribution Accounts" means the Distribution Accounts prepared in accordance with clause 8;

  "Distribution Agreement" means the agreement of that name entered into by WCHL, WWLLP, WTL and WWL on the date of this agreement;

  "Drawings Accrual" means the accrual (which is net of Tax) in respect of aggregate sums standing to the credit or debit of each Partner's Drawings Account and/or Additional Capital Account (as those terms are defined in the LLP Agreement) as at Completion;

  "Drawings Payment Dates" means the dates upon which payments of drawings to Partners are to be made by WWLLP pursuant to clause 8.15, as set out in schedule 3;

  "Encumbrance" means any right to acquire, option, right of first refusal or right of pre-emption, mortgage, charge, pledge, lien, assignment by way of security, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or right or interest of any person in the nature of a security interest, or any agreement or arrangement to create any of the same;

  "Equipment Contracts" means all contracts and arrangements entered into and orders placed or received (in each case whether express, implied, written or oral) on or before the Completion Date by or on behalf of WWLLP or WWP in relation to the leasing, lease purchase, hire or hire purchase, credit sale, conditional sale or sale by instalments of goods or equipment in connection with the Business which on Completion remain to be performed in whole or in part;

  "Equity Members" means those persons listed as such in the Disclosure Letter, being the "Equity Members" in the Seller, as that term is defined in the LLP Agreement;

  "Equity Partners" means the Equity Members and those employees of the Sale Companies or the Business who are at Band 5 level as at 30 April, 2005 and who are treated as having equivalent status to an "Equity Member";

  "Excluded Assets" means the assets referred to in clause 2.6(a) to (f) which are excluded from the sale of the Majority Interest to the Purchaser pursuant to this agreement;

  "Excluded Business Records" means the statutory books and records of the Seller together with all books and records in whatever form (including computer disks or tapes) to the extent containing or to the extent relating to Excluded Information (including any such books and records as are in the possession or custody of third parties);

  "Excluded Cash" means a sum equal to the aggregate of:

  (a)
  any reserves for PI Claims as shown in the Partnership Accounts for the Financial Year ended 30 April, 2005;

  (b)
  the aggregate amount of arrears of annuity payments or retirement benefits to Partners, Former Partners or any of their spouses or dependants (other than liabilities or obligations in respect of the Widows Pensions) remaining to be paid by WWLLP, WWP or the Main Partners after Completion, whether pursuant to the agreement in respect of retirement benefits for Former Partners dated 30 April, 2002 or otherwise;

  (c)
  the aggregate sum remaining to be paid after Completion by WWLLP to Former Partners in respect of any sums standing to the credit of the Personal Accounts (as that term is defined in the LLP Agreement) of Former Partners, whether pursuant to clauses 17.2 and 17.3 of the LLP Agreement or otherwise;

  (d)
  the aggregate amount standing to the credit of the Capital Accounts (as that term is defined in the LLP Agreement) of the Main Partners at Completion (except, for the avoidance of doubt, any amounts representing the consideration payable under this agreement); and

  (e)
  the aggregate amount of any drawn but unpresented cheques drawn on LLP's bank accounts as at Completion.

  as at the Completion Date and as will be shown by the Distribution Accounts;

  "Excluded Contracts" means those agreements details of which are set out in schedule 15;

  "Excluded Debt" means the debt payable from the Main Partners to WWLLP, accrued in the books of account of WWLLP at Completion, in respect of costs relating to the transactions contemplated by this agreement which WWLLP has discharged or shall discharge on behalf of such Main Partners prior to Completion;

  "Excluded Information" means all information (including legal advice) existing at the Completion Date and relating to PI Claims, the Excluded Liabilities, the personal tax affairs of the Partners and the Former Partners, the minutes of meetings of Partners and Former Partners in relation to both WWLLP and WWP, the transactions contemplated by this agreement and the distribution of consideration received by WWLLP and the Original Alliance Agreements, except in each case to the extent that such information relates to the Assumed Liabilities;

  "Excluded Liabilities" means:

  (a)
  all the liabilities or obligations imposed on the Seller, WWP, the Former Partners or the Partners by the terms of the Excluded Contracts (except to the extent that such liabilities and obligations are expressed to be Assumed Liabilities as set out in paragraphs (a) to (l) inclusive of the definition of "Assumed Liabilities");

  (b)
  the PI Claims;

  (c)
  all the liabilities or obligations of the Seller, WWP, the Former Partners or the Partners relating to or arising from or in respect of any annuity payments or retirement benefits to Partners, Former Partners or any of their spouses or dependants, other than liabilities or obligations in respect of the Widows Pensions;

  (d)
  all the liabilities and obligations of the Seller, WWP, the Partners or Former Partners to make any payments to Former Partners in respect of any sums standing to the credit or debit of the Personal Accounts (as that term is defined in the LLP Agreement and the Partnership Agreement respectively) of Former Partners;

  (e)
  all the liabilities and obligations of the Seller, WWP, the Partners or Former Partners to make any payments to Main Partners in respect of any sums standing to the credit or debit of the Capital Accounts (in each case as those terms are defined in the LLP Agreement and the Partnership Agreement respectively) of Main Partners;

  (f)
  all the liabilities and obligations of the Seller, WWP, the Partners or Former Partners to make any payments to Partners in respect of any sums standing to the credit or debit of the Additional Capital Accounts and Drawings Accounts (in each case as those terms are defined in the LLP Agreement and the Partnership Agreement respectively) of Partners;

  (g)
  any liability of any Partner or Former Partner of a type described in clauses 11.8.1, 11.8.2 and 11.8.3 of the Partnership Agreement and clauses 11.9.1, 11.9.2 and 11.9.3 of the LLP Agreement;

  (h)
  all Tax liabilities of the Partners and Former Partners, including any liability to pay any income tax, capital gains tax or national insurance contributions; and

  (i)
  (subject to clause 24.2 and save where expressly stated to the contrary in the Transaction Documents) all liabilities and obligations of the Seller, WWP, the Partners or Former Partners in respect of legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement and any other agreement incidental or referred to in this agreement, in each case whenever occurring or arising;

  "Final Determination Date" has the meaning given in schedule 7;

  "Financial Year" shall be construed in accordance with s223 CA85 and in the case of WWP shall mean the 12 month period ended on 30 April;

  "Fixed Term Contracts" means contracts entered into on or before the Completion Date for a fixed term by or on behalf of WWLLP or WWP with clients for the sale or supply of goods or services by WWLLP or WWP in connection with the Business which at Completion remain to be performed in whole or in part, excluding the Specified Contracts;

  "Former Partners" means any person who was previously a member of WWLLP or a partner in WWP, other than the Partners, the Wyatt Partner and the Former Wyatt Partner;

  "Former Main Partners" means those individuals listed as such in the Disclosure Letter;

  "Former Wyatt Partner" means Robert Masding, in his capacity, as a "Wyatt Partner" in WWP, as that term is defined in the deed of accession listed as (b) in the definition of "Original Alliance Agreements";

  "FSA" means the Financial Services Authority in the United Kingdom;

  "FSMA" means the Financial Services and Markets Act 2000, as amended;

  "FY06 Bonus Accrual" means the accrual in respect of bonus payments relating to the period from 1 July, 2005 to the Completion Date accrued at Completion and included in the Distribution Accounts;

  "Goodwill" means the goodwill of WWLLP in relation to the Business including the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to WWLLP;

  "IFS PI Claims" means all the liabilities and obligations of the IFS Subsidiaries in relation to any claims (whether such claims are made prior to, on or after the Completion Date) whether in contract, tort or otherwise arising out of or in connection with the accuracy, standard, quality or appropriateness of advice given or services provided by the IFS Subsidiaries, or any failure by the IFS Subsidiaries to provide appropriate advice or services where such failure amounts to an omission for professional liability purposes, in each case on or before the Completion Date, but excluding the Wyatt PI Claims;

  "IFS Subsidiaries" means the companies details of which are given in part 3 of schedule 2 and any reference to an IFS Subsidiary is a reference to any of them;

  "Insurance Policies" means each insurance and indemnity policy relating to the Business at the date of this agreement in respect of which WWLLP has an interest (including any active historic policies which provide cover on a "claims made" basis);

  "Intellectual Property" means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

  "Intellectual Property Contracts" means all contracts, licences, authorisations and permissions relating to the use, enjoyment and/or exploitation by (1) WWLLP or WWP of any Intellectual Property used in connection with the Business as carried on at the Completion Date or Business Information and (2) any third party of any Business Intellectual Property or Business Information in each case entered into on or before the Completion Date and which on Completion remain to be performed in whole or in part, but excluding the Specified Contracts;

  "Irish Branch Assets" means those of the Assets pertaining to the Irish Branch Business;

  "Irish Branch Business" means such part of the Business as is conducted in the Republic of Ireland;

  "Know How" means all know-how, expertise, technical or other information developed or acquired by WWLLP or WWP in relation to the Business including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications;

  "Last Accounting Date" means 30 April, 2004;

  "Last Accounts" means the Accounts of WWLLP in respect of the Financial Year ended on the Last Accounting Date true copies of which are annexed to the Disclosure Letter;

  "Leases" means the leases and licences (and any document supplemental to them or entered into pursuant to their terms) under which the Properties listed in parts 1 and 2 of schedule 12 are held and a reference to a "Lease" means any of them;

  "Letter of Comfort" means the letter in the agreed form from WWLLP to WWCH and the Purchaser in relation to the arrangements for the Equity Members;

  "LLP Agreement" means WWLLP's limited liability partnership agreement dated 30 April, 2002, as amended to incorporate changes agreed on 29 January 2004 and 26 November, 2004;

  "LLP Business" means such part of the Business as is conducted by WWLLP;

  "LLP Representative Committee" is defined in clause 34.1;

  "Losses" includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs), expenses (including Tax), disbursements or other liabilities arising or incurred in connection with such matter, event or circumstance in any case of any nature whatsoever;

  "Majority Interest" means the entire legal ownership and title in the Assets and that part of the beneficial ownership and title in the Assets not declared to be held in trust for WCHL at the Trust Declaration Date pursuant to the Declaration of Trust;

  "Main Members" means those persons listed as such in the Disclosure Letter being the "Main Members" as that term is defined in the LLP Agreement (other than any Wyatt Partner);

  "Main Partners" means the Main Members and those employees of the Sale Companies who are at Band 6 level as at 30 April, 2005 and who are treated as having equivalent status to a "Main Member";

  "Management Accounts" means the unaudited consolidated profit and loss accounts of WWLLP and its subsidiaries for each of the monthly periods from 1 May, 2004 to 28 February 2005 inclusive in the agreed form;

  "Members" means the Main Members and the Equity Members and a reference to a "Member" shall mean any one of them;

  "Net Revenue" means consolidated net revenue of the Purchaser and the Relevant Associated Companies in respect of the Continuing Business for the relevant Financial Year, being the revenue line items for that Financial Year that are equivalent to the following line items used in the 2004 Management Accounts of WWLLP: Time and Disbursements; Less Disbursements; Mark-up/Write off; WIP Provisions and Adjustments; Other Income; Bad Debts;

  "Non-Compete Agreements" means those deeds of undertaking, in the agreed form, to be entered into by the Main Partners and the Purchaser on Completion;

  "Notified Claim" a notification to the Seller by or on behalf of the Purchaser or other member of the Purchaser's Group of a Warranty Claim in accordance with paragraph 3 of schedule 11;

  "NYSE" means the New York Stock Exchange;

  "Opted Properties" means the Properties located at:

  (a)
  11 Abercromby Place, Edinburgh, Scotland EH3 6LB, short particulars of which are set out at entry number 12 in part 1 of schedule 12; and

  (b)
  5th Floor, Festival House, 177-179 West George Street, Glasgow, Scotland G2 1QR, short particulars of which are set out at entry number 11 in part 1 of schedule 12;

  "Original Alliance Agreements" means:

  (a)
  the alliance agreement dated 2 April, 1995, as amended by a deed of ratification and amendment dated 29 September, 1995, a deed of amendment dated 24 February, 1999 and a deed of variation dated 30 April, 2002 originally made between the then partners of WWP (1) and WWC (2) and subsequently varied and novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWC and WWLLP;

  (b)
  the deed of accession dated 2 April, 1995, as amended by a deed of ratification and amendment dated 29 September, 1995, a deed of amendment dated 24 February 1999 and a deed of variation dated 30 April 2002 made between the then current partners of WWP, WCHL, WC(UK)L, WTL and the Protector and subsequently novated pursuant to the Original Deed of Novation;

  (c)
  the agreement relating to the transfer of the Wyatt UK operations dated 2 April, 1995, as amended by a deed of amendment dated 29 September, 1995, originally made between WCHL, WC(UK)L, the then partners of WWP, Robert David Masding acting in his capacity as a Wyatt Partner and WWC and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WCHL, WC(UK)L, WWLLP, WTL and WWC;

  (d)
  the deed of tax covenant dated 2 April, 1995, as amended by a deed of amendment and rectification dated 29 September, 1995, originally made between WCHL and the then partners of WWP and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WCHL and WWLLP;

  (e)
  the agreement relating to the transfer of the Wyatt European operations dated 2 April, 1995, as amended by a deed of amendment dated 29 September, 1995, originally made between WWC, WCHL, WWH(E), WWIL and the then partners of WWP and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWC, WCHL, WWH(E), WWIL and WWLLP;

  (f)
  the shareholders' agreement dated 2 April, 1995, as amended by a deed of ratification and amendment dated 29 September, 1995 and a deed of amendment dated 24 February 1999, originally made between WWC, WCHL, WWHL, WWH(E) and the then partners of WWP and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWC, WCHL, WWHL, WWH(E) and WWLLP;

  (g)
  the agreement relating to the transfer of the Watson European businesses dated 2 April, 1995, as amended by a deed of amendment dated 29 September, 1995, originally made between the then partners of WWP and WWH(E) and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWLLP and WWH(E);

  (h)
  the Wyatt stock purchase agreement dated 2 April, 1995, as amended by a deed of amendment dated 29 September, 1995, originally made between WWC and the then partners of WWP and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWC and WWLLP; and

  (i)
  the software sharing agreement dated 1 April, 1995 originally made between WWC, the then partners of WWP and WWH(E) and subsequently novated pursuant to the Original Deed of Novation so that, as the date of this agreement, the parties thereto are WWC, WWLLP and WWH(E);

  "Original Deed of Novation" means the deed of variation and novation dated 30 April 2002 made between WCHL, WC(UK)L, the partners of WWP, WWLLP, WWC, WTL, WWHL, WWH(E) and the Protector;

  "Partners" means the Main Partners and the Equity Partners;

  "Partners' Tax Reserves" means the reserves for Tax liabilities of the Partners and Former Partners as at the Completion Date, as shown in the Distribution Accounts;

  "Partnership Accounts" has the meaning given to such term in clause 6.8 of the LLP Agreement;

  "Partnership Agreement" means the agreements relating to the partnership carried on as Watson Wyatt Partners, and before that as R. Watson & Sons, the last of which such agreements was dated 24 January, 2002 and entered into between Paul Noel Thornton and others, which was supplemental to a Deed of Partnership dated 31 March, 1954 and to 19 deeds, an agreement and three minutes made supplemental thereto;

  "Partnership Business" means all of the business carried on by WWP and each other member of the Seller's Group (including, for the avoidance of doubt, the Sale Companies) on or before 30 April, 2002, including actuarial, pensions, flexible benefits, investment, human capital and insurance consulting services and the administration of retirement benefit schemes;

  "Pension Arrangements" means all pension, lump sum, long-term bonus or similar plans or arrangements (other than mandatory state pension arrangements) with respect to which an employer has any obligation to pay or otherwise to provide benefits on or after retirement (whether early retirement or otherwise) or death;

  "Pension Scheme" means the Watson Wyatt Pension Scheme governed by a trust deed and rules executed on 28 January, 2000, as updated on 5 April 2005, and, where appropriate, shall include the trustees of that scheme;

  "Pension Scheme Deed of Variation" means a deed of variation in relation to the Pension Scheme pursuant to which WWLLP will be substituted by WWL as principal employer to be entered into on Completion by WWLLP, WWL and the trustees of the Pension Scheme;

  "The Pensions Regulator" means the regulator of UK occupational and personal pension schemes, being the body corporate established under Section 1 of The Pensions Act 2004;

  "Permitted Encumbrances" means Encumbrances which are (i) liens or retentions of title arising in the ordinary course of the Business and (ii) minor imperfections of title, and which in either case do not impair in any material respect the conduct of the Business or the use of the Assets in the conduct of the Business;

  "PI Claims" means all the liabilities and obligations of WWLLP, WWP, the Partners and the Former Partners in relation to any claims (whether such claims are made prior to, on or after the Completion Date) whether in contract, tort or otherwise arising out of or in connection with the accuracy, standard, quality or appropriateness of advice given or services provided by WWLLP, WWP, the Partners or the Former Partners, or any failure by WWLLP, WWP, the Partners or the Former Partners to provide appropriate advice or services where such failure amounts to an omission for professional liability purposes, in each case on or before the Completion Date, including, for the avoidance of doubt, WWLLP's obligations to indemnify WWP, the Partners and the Former Partners in respect of any such claims pursuant to the business transfer agreement made between (1) Paul Thornton and others and (2) WWLLP and dated 30 April, 2002, but excluding in each case the Wyatt P.I. Claims;

  "PI Claims Deed" means the deed of that name in the agreed form, to be entered into on or prior to Completion;

  "Plant and Equipment" means all plant, machinery, motor vehicles, furniture, fixtures and fittings and equipment wherever situate owned by WWLLP and used in or in connection with the Business at the Completion Date but excluding for these purposes any such items which are the subject of Equipment Contracts;

  "Prepayments" means all amounts paid (whether by deposit, prepayment or otherwise) on or before the Completion Date by or on behalf of WWLLP so far as the same relate to anything (including any service) to be provided to the Purchaser or any other member of the Purchaser's Group under any of the Business Contracts or Specified Contracts or otherwise in connection with the carrying on of the Continuing Business after the Completion Date;

  "Properties" means the Business Properties and the Sale Companies' Properties and a reference to a "Property" shall mean any of them;

  "Protector" has the meaning given to that term in the deed of settlement dated 30 March, 1995 between WCHL, WCUK and Robert David Masding, as amended from time to time thereafter;

  "Provisional Excluded Cash" means the estimated amount of the Excluded Cash to be retained by the Seller on the Completion Date, being the aggregate amount for those items comprising (a) to (d) of the Excluded Cash contained in the Partnership Accounts for the Financial Year ended 30 April, 2005 (such Partnership Accounts having been certified prior to the Completion Date by WWLLP's auditors as being consistent with the books of account of WWLLP for such Financial Year, in accordance with clause 6.8 of the LLP Agreement) and the amount in respect of item (e) of Excluded Cash set out on a schedule of drawn but unpaid cheques provided by WWLLP to the Purchaser not more than 10 Business Days prior to Completion;

  "Purchaser's Group" means the group of companies comprising the Purchaser, any holding company from time to time of the Purchaser and any subsidiary of the Purchaser or of any such holding company and "member of the Purchaser's Group" shall be construed accordingly;

  "Purchaser's Solicitors" means Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA;

  "Purchaser's Warranties" means the warranties given in clause 15.2 and schedule 10;

  "Registration Statement" means the registration statement (and any amendments or supplements) on Commission Form S-4 to be filed with the Commission by WWCH under the Securities Act, including the prospectus relating to the registration under the Securities Act of the WWCH Shares to be received by WWLLP as Consideration Stock and Contingent Stock and the resale of the WWCH Shares comprising the Consideration Stock and Contingent Stock and the proxy statement and form of proxies relating to the vote of WWCH stockholders with respect to the issuance of WWCH Shares in connection with the transactions contemplated by this agreement;

  "Regulated Activity" means an activity of the kind specified in Part II of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001;

  "Relevant Accounting Standards" means, in relation to any Accounts or any balance sheet or profit and loss account of any company or other entity, any of the following in force on the relevant Accounting Date or the date of such balance sheet or profit and loss account, namely any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it and to the extent that WWLLP or WWP is not required to comply with any of the foregoing, the relevant accounting standards applicable to WWLLP or WWP (as the case may be);

  "Relevant Associated Companies" means those members of the Purchaser's Group (other than the Purchaser) who carry on any part of the Continuing Business after the Completion Date;

  "Relevant Pension Arrangements" means all Pension Arrangements provided by a member of the Sellers' Group for or in respect of any of the Transferring Employees or employees of the Sale Companies or their spouses and/or dependants;

  "Sale Companies" means together WWHL, WWTL and the Subsidiaries, and any reference to a "Sale Company" is a reference to any of them;

  "Sale Companies' Intellectual Property" means all Intellectual Property owned by any of the Sale Companies at the Completion Date;

  "Sale Companies' Properties" means each of the properties described in part 2 of schedule 12;

  "Sales Documentation" means all sales publications, advertising and promotional materials, printed terms and conditions of sale or supply, business forms, instructional material and other technical and sales materials which are owned by WWLLP on the Completion Date and relate to the Business;

  "Securities Act" means the United States Securities Act of 1933, as amended;

  "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

  "Seller's Group" means the group of companies comprising WWLLP, any holding company from time to time of WWLLP and any subsidiary of WWLLP or any such holding company and "member of the Seller's Group" shall be construed accordingly;

  "Seller's Solicitors" means Mayer, Brown, Rowe & Maw LLP of 11 Pilgrim Street, London EC4V 6RW;

  "Selling Stockholders" means the persons named as such in the Registration Statement;

  "Service Agreements" means the service agreements in the agreed form entered into on or prior to the date of this agreement between WWL and each of the Main Members (other than any Main Member with whom WWCH or any of its subsidiaries has a service arrangement prior to the date of this agreement);

  "Service Document" means a document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement or any of the Transaction Documents;

  "Shares" means the entire issued share capital of WWHL and WWTL, in each case as shown in part 1 of schedule 2;

  "Sixth Directive" means the EC Sixth Council Directive 77/388/EEC;

  "Specified Contracts" means those contracts listed as the "Specified Contracts" in the Disclosure Letter;

  "Standstill Agreement" means the agreement of than name, entered into by WTL, Paul Noel Thornton and the other persons named therein on or prior to the date of this agreement;

  "Stock Transfer Agreement" means the agreement of that name, containing restrictions on share dealing, in the agreed form, to be entered into by WWLLP, WWL and WWCH on Completion;

  "Stub Period Bonus Accrual" means the accrual in respect of bonus payments relating to the period from 1 May, 2005 until 30 June, 2005 accrued at Completion and to be made by the

  Purchaser to the Transferring Employees and employees of the Sale Companies following Completion in accordance with clause 8;

  "Stub Period Bonus Payment" means the bonus payments to which the Stub Period Accrual relates;

  "Subsidiaries" means the companies details of which are given in parts 2 and 3 of schedule 2 (including, for the avoidance of doubt, the IFS Subsidiaries) and any reference to a "Subsidiary" is a reference to any of them;

  "Supplemental Disclosure Letter" means a letter from WWLLP to the Transferees in respect only of matters (i) which occur, or (ii) in the case only of Warranties qualified by awareness, of which WWLLP becomes aware, after the date of this agreement, to be in the same form as the Disclosure Letter and to be dated the same date as the Completion Date (including the content of any schedule or appendix thereto);

  "Supplier Contracts" means all contracts and arrangements entered into and orders placed with suppliers (in each case whether express, implied, written or oral) on or before the Completion Date by or on behalf of WWLLP for the sale or supply of goods or services to WWLLP in connection with the Business which at Completion remain to be performed in whole or in part, but excluding the Specified Contracts;

  "Tax" means and includes all taxes, duties (including stamp duty), levies, imposts, withholdings, social security contributions, deductions or amounts in the nature of tax, whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person against or to which any such taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature thereof are directly or primarily chargeable, together with all interest, fines, penalties and surcharges imposed pursuant to any legislation relating to tax and which are incidental or relating thereto;

  "Taxes Act" means the Income and Corporation Taxes Act 1988;

  "Tax Authority" means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any Tax whether in the United Kingdom or elsewhere;

  "Third Party Claims" means the benefit of all rights and claims of WWLLP or WWP arising on or before the Completion Date out of or in connection with the Assets, including:

  (a)
  all claims against, or rights to make any claims against, any third party in respect of any goods or services sold or supplied to WWLLP or WWP in connection with the Business where the goods or the subject matter of the services form part of the Business;

  (b)
  all claims against, or rights to make any claims against, insurers or other third parties in respect of Loss caused to the Business to the extent that such Loss has not been made good by and at the cost of WWLLP or WWP; and

  (c)
  all WWLLP's and WWP's rights (to the extent that they are assignable) under any agreement under which WWLLP or WWP acquired any of the Assets (other than WWP's rights to claim against WWLLP pursuant to the business transfer agreement made between Paul Thornton and others (1) and WWLLP (2) and dated 30 April 2002), but not including the benefit of all rights and claims of WWP or WWLLP relating to the Excluded Assets or the Excluded Liabilities;

  "Transaction Documents" means this agreement, the Service Agreements, the Stock Transfer Agreement, the Disclosure Letter, the Standstill Agreement, the PI Claims Deed, the Deed of Contribution, the Bonuses Deed, the Supplemental Disclosure Letter, the Non-Compete

  Agreements, the Distribution Agreement, the Deed of Termination and Variation, the Assignment of the Trade Marks, the BTA Deed of Novation, the Pension Scheme Deed of Variation and the Letter of Comfort;

  "Transfer Legislation" means the regulations implementing the provisions of EC Directive number 2001/23 dated 12 March 2001, including the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as supplemented by the Transfer of Employment (Pension Protection) Regulations 2005) and equivalent legislation or regulations relevant to Ireland;

  "Transferees" means the Purchaser and WCHL and a reference to a "Transferee" is a reference to either of them;

  "Transferring Employees" means the employees of WWLLP at the Completion Date;

  "Trust Interest" means the beneficial interest in the Assets to arise on the Trust Declaration Date pursuant to the Declaration of Trust;

  "Trust Declaration Date" means the date upon which the provisions of Clause 2 of the Distribution Agreement become effective in accordance with their terms and the Declaration of Trust is entered into;

  "Uplift Bonus Accrual" means the accrual in respect of enhanced bonus payments relating to the 14 month period ended 30 June, 2005 accrued at Completion and to be made by the Purchaser to the Transferring Employees and employees of the Sale Companies following Completion in accordance with clause 8;

  "Uplift Bonus Payment" means the enhanced bonus payments to which the Uplift Bonus Accrual relates;

  "Unsatisfied Amounts Claimed" has the meaning given in schedule 11;

  "UAC Stock" has the meaning given in schedule 11;

  "VAT" means value added tax payable in any Member State pursuant to the Sixth Directive of the European Union, or other equivalent tax in any other jurisdiction;

  "VATA" means the Value Added Tax Act 1994;

  "VAT Records" means the records required to be kept for VAT purposes by paragraph 6 of Schedule 11 to VATA in relation to the Business;

  "Warranties" means the warranties given in clause 15.1 and schedule 9;

  "Warranty Claim" means any claim for a breach of any of the Warranties;

  "WC(UK)L" means The Wyatt Company (U.K.) Limited, a company incorporated under the laws of England and Wales with registered number 1166919 and having its registered office at 100 New Bridge Street, London EC4V 6JA;

  "Widows Pensions" means those pensions payable to widows and dependents of Former Partners and which are in payment at the Completion Date and the contingent pension obligations to widows and dependents of Former Main Partners;

  "WTL" means Wyatt Trustee Limited, a company incorporated under the laws of England and Wales with registered number 1231236 and having its registered office at 100 New Bridge Street, London EC4V 6JA;

  "WWC" means Watson Wyatt & Company, a company incorporated under the laws of the State of Delaware, USA, whose principal place of business is at 1717 H Street NW, Washington DC 20006, USA;

  "WWCH Shares" means shares of class A common stock of WWCH;

  "WWH(E)" means Watson Wyatt Holdings (Europe) Limited, a company incorporated under the laws of England and Wales with registered number 2961740 and having its registered office at Watson House, London Road, Reigate, Surrey RH2 9PQ;

  "WWHL" means Watson Wyatt Holdings Limited, a company incorporated under the laws of England and Wales with registered number 00590853 and having its registered office and its principal place of business at Watson House, London Road, Reigate, Surrey RH2 9PQ;

  "WWIL" means Watson Wyatt International Limited, a company incorporated under the laws of England and Wales with registered number 2961739 and having its registered office at Watson House, London Road, Reigate, Surrey RH2 9PQ;

  "WWL" means Watson Wyatt Limited, a company incorporated under the laws of England and Wales with registered number 5379716 and having its registered office at 100 New Bridge Street, London EC4V 6JA;

  "WWP" means Watson Wyatt Partners, the English general partnership that conducted the Business prior to 1 May, 2002;

  "WWTL" means Watson Wyatt Trustees Limited, a company incorporated under the laws of England and Wales with registered number 1256931 and having its registered office at Watson House, London Road, Reigate, Surrey RH2 9PQ;

  "Wyatt Partner" means WTL in its capacity as a "Wyatt Partner" of the Seller, as that term is defined in the Deed of Accession; and

  "Wyatt P.I. Claims" means any liabilities and obligations in relation to any claims (whether such claims are made prior to, on or after the Completion Date) whether in contract, tort or otherwise to the extent such claims arise out of or in connection with the accuracy, standard, quality or appropriateness of advice given or services provided, or any failure to provide appropriate advice or services where such failure amounts to an omission for professional liability purposes:

  (a)
  in each case prior to 2 April, 1995, by Wyatt Wilson Risk Financing Services Limited, the Wyatt Company Trustees Limited, WCHL, WC(UK)L, PCL Limited and Wyatt Financial Services Limited; and

  (b)
  in each case prior to 1 July 1999 by Watson Wyatt Hong Kong Limited and Watson Wyatt Singapore Pte. Limited.

1.2
All references to statutes, statutory provisions, enactments, EU Directives or EU Regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU Directive or EU Regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to the other under this agreement.

1.3
A company or other entity shall be a "holding company" for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term "parent undertaking" in s258 CA85, and a company or other entity shall be a "subsidiary" for the purposes of this agreement if it falls within either the meaning attributed to that term in ss736 and 736A CA85 or the meaning attributed to the term "subsidiary undertaking" in s258 CA85, and the terms "subsidiaries" and "holding companies" are to be construed accordingly.

1.4
Any reference to a document in the "agreed form" is to the form of the relevant document in the terms agreed between WWLLP and the Purchaser prior to the execution of this agreement and signed or initialled for identification purposes only by or on behalf of WWLLP and the Purchaser (in each case with such amendments as may be agreed by or on behalf of WWLLP and the Purchaser).

1.5
References to this agreement include the recitals and schedules which form part of this agreement for all purposes. References in this agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this agreement.

1.6
Save where specifically required or indicated otherwise:

(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa and words importing the singular shall be treated as importing the plural and vice versa;

(b)
references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)
references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)
references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)
any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail;

(f)
references to "indemnify" and to "indemnifying" any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct consequence of that matter, event or circumstance;

(g)
references to "sterling" or "£" or "pounds" are to the lawful currency of the United Kingdom as at the date of this agreement. References to "Euro" or "€" are to the single currency of the European Union constituted by the Treaty on European Union. References to "dollar" or "US$" are to the lawful currency of the United States as at the date of this agreement; and

(h)
references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.7
Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.8
Section 839 Taxes Act is to apply to determine whether one person is connected with another for the purposes of this agreement.

1.9
If any of the Warranties are expressed to be given "so far as the Seller is aware" or "to the best of the knowledge information and belief of the Seller", or words to that effect, the Seller shall be deemed to have knowledge of:

(a)
the facts, matters and circumstances actually known by those persons listed in schedule 4 (on the basis that, where an area of responsibility is indicated in schedule 4, the knowledge of such persons shall be deemed limited to the area of business set out next to the name of the person concerned);

(b)
in the case of the Business Services function heads or those having specific function responsibility (all such individuals having been identified by an appropriate annotation in schedule 4), the facts, matters and circumstances of which such person would have had knowledge had he or she made enquiries at a senior staff level within their respective functions and, where appropriate, additional enquiry of the managing consultants at the Seller's overseas branch office or at the offices of the overseas Subsidiaries; and

(c)
in respect of all other individuals named in schedule 4, the facts, matters and circumstances of which such person would have had knowledge had he made such further enquiry as he reasonably believed necessary, if any, in the light of the results of the enquiries referred to in paragraph (b) above.

2.     SALE AND PURCHASE OF BUSINESS AND SHARES

2.1
Subject to clauses 2.7 and 2.8, WWLLP shall sell and/or procure to be sold and the Purchaser (relying on the Warranties and the other obligations of the Seller under this agreement) shall purchase and assume with effect from the Completion Date the Majority Interest in the following assets free from all Encumbrances, other than Permitted Encumbrances and subject to the Declaration of Trust:

(a)
(subject to clause 12) the benefit of the Business Contracts;

(b)
(subject to clause 12) the benefit of the Specified Contracts;

(c)
the Business Information;

(d)
the Business Intellectual Property;

(e)
the Business Records;

(f)
the Cash, including the Advance Receipts;

(g)
the Debts;

(h)
the Goodwill;

(i)
the Plant and Equipment;

(j)
the benefit of the Prepayments;

(k)
the Business Properties;

(l)
the Sales Documentation;

(m)
the Shares;

(n)
the Third Party Claims; and

(o)
all other rights and assets used in the Business and owned by the Seller, the Partners or WWP as at the Completion Date but not including the Excluded Assets.

2.2
The Seller covenants with the Transferees that it has now full power and the right to sell and transfer the legal and beneficial title in the Assets (except the Business Properties) and shall at Completion have full power and the right to sell and transfer the Majority Interest on the terms set out in this agreement.

2.3
The Seller covenants with the Purchaser and WCHL that the details of the legal and beneficial ownership of the issued share capital of the Subsidiaries set out in parts 2 and 3 of schedule 2 are now and will at Completion be true, complete and accurate.

2.4
The Shares shall be sold free from all Encumbrances, other than the Trust Interest, and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the Completion Date.

2.5
On the Trust Declaration Date, the Seller, the Purchaser, WCHL and the Seller's Solicitors shall enter into the Completion Deliverables Escrow Letter and shall, pursuant to the terms thereof, place into escrow with the Sellers' Solicitors each of the Completion Deliverables, which the Seller and the Purchaser shall procure are signed by the parties thereto who are members of the Seller's Group and the Purchaser's Group respectively but left undated.

2.6
There shall be excluded from the sale and purchase under this agreement (and accordingly nothing in this agreement shall operate to transfer from WWLLP) the Excluded Liabilities and:

(a)
the Excluded Contracts;

(b)
the Client Contracts;

(c)
the Excluded Business Records;

(d)
the Excluded Information;

(e)
the Excluded Cash; and

(f)
the Excluded Debt.

2.7
The Business Properties shall be transferred or assigned (as the case may be) on the additional terms and conditions set out in part 3 of schedule 12 and the additional terms and conditions set out in part 4 of schedule 12 shall apply to the relevant Sale Companies' Properties. Any Plant and Equipment at the Business Properties shall be transferred subject to the rights of the relevant landlord or superior landlord arising under the law relating to landlord's fixtures and fittings and under the relevant Lease.

2.8
The Purchaser shall not be obliged to complete the purchase of the Majority Interest in any of the Assets unless the sale of the Majority Interest in all of the Assets (other than the Business Properties) is completed simultaneously in accordance with this agreement.

3.     CONSIDERATION

3.1
The total consideration for the Majority Interest to be paid to the Seller shall be (a) the Cash Consideration, (b) the Consideration Stock, (c) such amount of the Contingent Stock, if any, as may be payable pursuant to clause 4, and (d) the assumption by the Purchaser of the Assumed Liabilities.

3.2
The provisions of schedule 16 shall apply in respect of the allocation of the consideration for the Majority Interest between the Assets comprised in the Majority Interest and such allocation shall be adopted by the parties for all Tax purposes in the United Kingdom.

3.3
The consideration for the Majority Interest shall be satisfied:

(a)
in the case of the Cash Consideration, in cash at Completion;

  (b)
  in the case of the Consideration Stock, by the transfer of the Consideration Stock in accordance with schedule 17; and

  (c)
  in the case of the Contingent Stock, if any, in accordance with clause 4.

3.4
The Purchaser and WWCH covenant that:

(a)
the Consideration Stock shall at Completion and, where relevant, on the date on which it is transferred to the Seller in accordance with schedule 17, and the Contingent Stock shall, on the date any of it is transferred to the Seller, be duly authorised, validly issued, fully paid and non-assessable and free from Encumbrances or other third party rights restricting the transfer of the Consideration Stock or the Contingent Stock, except as contemplated by the Transaction Documents; and

(b)
no person shall have any pre-emptive rights of subscription or purchase in respect of the Consideration Stock or Contingent Stock.

3.5
If WWCH effects any stock split or reverse stock split or otherwise consolidates, sub-divides or re-organises the WWCH Shares or makes any issue by way of capitalisation to holders of WWCH Shares during or by reference to any period between the date of this agreement and the date of transfer to the Seller of the Consideration Stock and / or the Contingent Stock (as the case may be), the number of WWCH Shares comprised in the Consideration Stock or the Contingent Stock (as the case may be) will be proportionately adjusted upwards or downwards by such an amount (if any) as reflects the adjustment that would have been made to the Consideration Stock and/or Contingent Stock (as the case may be) if it had been owned by WWLLP at the time of the relevant stock split, reverse stock split, consolidation, sub-division, re-organisation or issue by way of capitalisation and WWLLP had been treated on a consistent basis with the other stockholders in WWCH.

4.     CONTINGENT STOCK

4.1
For purposes of this clause 4,

Y	=	R - C R	x	100

  where:

  Y is rounded up to the next 0.1

  R = the 2007 Net Revenue, and

  C = 2007 Aggregate Staff Costs.

4.2
The figures R and C in the equation set out in clause 4.1 shall be determined in accordance with the provisions of schedule 7 and until such time as a final determination or determinations shall have been made in accordance with schedule 7, the amounts payable, if any, under this clause 4 shall not be finalised.

4.3
The Seller shall be entitled to receive an amount of Contingent Stock (the "Seller's Entitlement") calculated as follows:

(a)
If Y is greater than or equal to 47.0, all of the Contingent Stock shall be payable to WWLLP;

  (b)
  If Y is less than 47.0 but equals or exceeds 45.7, the following percentage of the Contingent Stock, rounded down to the nearest whole share, shall be payable to WWLLP:

(Y - 45.7) 1.3	x	100
  (c)
  For the avoidance of doubt, if Y is less than 45.7, none of the Contingent Stock shall be payable to WWLLP.

4.4
On the Final Determination Date, the Seller shall be entitled to receive the Seller's Entitlement less any UAC Stock and the Purchaser shall, within 10 Business Days of the Final Determination Date, transfer the Seller's Entitlement less any UAC Stock to such brokerage account as the Seller shall have specified in writing.

4.5
Any transfer of Contingent Stock pursuant to the terms of this clause 4, whether to WWLLP or otherwise, shall be subject always to the provisions regarding set-off against the Contingent Stock contained in paragraph 4 of schedule 11 and in the Deed of Contribution.

5.     CONDITIONS

5.1
Completion is conditional on those matters listed in schedule 1.

5.2
The Purchaser may in its absolute discretion waive either in whole or in part at any time by notice in writing to the Seller's Solicitors the Conditions contained in paragraphs 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16 and 18 of schedule 1.

5.3
Each of the parties agrees in connection with each of the Conditions listed in paragraphs 3 to 13 of schedule 1 that it will:

(a)
not make any application or submission to the Commission or to any anti-trust or financial services authority in relation to the subject matter of this agreement without first providing the other parties with a copy of the application, submission or any written information which the party proposes to disclose to such authority;

(b)
give the other parties an opportunity to discuss the application, submission or information before it is released; and

(c)
consider all reasonable comments on it by the other parties and give the other parties the opportunity to discuss it.

5.4
In the event that any of the Conditions shall not have been fulfilled (or waived pursuant to clause 5.2) prior to 30 September, 2005 then all rights and obligations under this agreement shall cease to be of any effect save for clauses 17, 19, 20, 21, 22, 23, 24, 25, 29, 32 (which shall remain in force) and save in respect of claims arising out of any antecedent breach of this agreement.

6.     PRE-COMPLETION OBLIGATIONS

6.1
As from the date of this agreement until Completion, the Seller undertakes to the Purchaser, WCHL and WWCH that, within the confines of any applicable competition law, it shall procure the performance and observance of those matters listed in part 1 of schedule 5.

6.2
As from the date of this agreement until Completion, WWCH and the Purchaser undertake to the Seller that, within the confines of any applicable competition law, they shall procure the performance and observance of those matters listed in part 2 of schedule 5.

6.3
Each party shall use all reasonable endeavours to furnish to each other party all information required for any application or other filing to be made pursuant to any applicable law in connection the transactions contemplated by this agreement.

7.     COMPLETION

7.1
Subject to satisfaction of the Condition listed in paragraph 14 of schedule 1, Completion shall take place on:

(a)
the last Business Day of the month (the "Designated Month") in which the last of the Conditions (except the Conditions listed in paragraphs 14 and 17 of schedule 1) has been satisfied or waived pursuant to clause 5 provided there are at least three Business Days between the day on which fulfilment or waiver of the last of the Conditions (except the Conditions listed in paragraphs 14 and 17 of schedule 1) to be fulfilled or waived occurs and such last Business Day; or

(b)
if there are less than three Business Days between such dates, the last Business Day of the next calendar month after the Designated Month, (or such date as may be agreed in writing between the Purchaser and WWLLP).

7.2
Completion shall take place at the offices of the Purchaser's Solicitors when all (but not some only) of the events detailed in this clause 7 shall occur.

7.3
To the extent the relevant Conditions have been satisfied, the Seller shall at Completion:

(a)
if not already provided to the reasonable satisfaction of the Purchaser, produce evidence to the reasonable satisfaction of the Purchaser of fulfilment of the Conditions listed in paragraphs 1, 15, 16 and 18 of schedule 1); and

(b)
do or deliver (or cause to be done or delivered) to the Purchaser the matters or items listed in part 1 of schedule 6.

7.4
To the extent the relevant Conditions have been satisfied, the Purchaser shall at Completion:

(a)
if not already provided to the reasonable satisfaction of WWLLP, produce evidence to the reasonable satisfaction of WWLLP of fulfilment of the Conditions listed in paragraphs 2, 3, 4, 5, 6, 7 and 8 of schedule 1); and

(b)
(subject to the Seller complying with its obligations under clause 7.3) do or deliver (or cause to be done or delivered) to the Seller the matters or items listed in part 2 of schedule 6.

7.5
The Seller hereby confirms that the Seller's Solicitors are irrevocably authorised by the Seller to receive payment of the Cash Consideration on behalf of the Seller and the receipt thereof by the Seller's Solicitors shall be an absolute discharge for the Purchaser who shall not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum.

7.6
Without prejudice to any other remedies available to any party, if Completion does not take place on the date referred to in clause 7.1 as a result of one of the parties failing to comply fully with its obligations under this clause 7, the Seller (in the event that such failure is by the Purchaser, WCHL or WWCH) or the Purchaser (in the event that such failure is by the Seller), as the case may be, may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other parties:

(a)
defer Completion by a period of not more than 28 days to such other date as it may specify in such notice (and so that the provisions of this clause 7.6 and clause 7.7 shall apply to Completion as so deferred in which case that later date shall be the Completion Date);

(b)
waive all or any of the requirements which have not been complied with at its discretion (and without prejudice to its rights under this agreement) and proceed to Completion so far as practicable; or

  (c)
  if Completion does not take place as a result of a material breach of a party's obligations under this clause 7, terminate this agreement without liability on its part (it being acknowledged that a failure to pay some or all of the Cash Consideration and the Consideration Stock payable at Completion would for these purposes be a material breach by the Purchaser).

7.7
Subject to any provisions in schedule 12 which provide otherwise, risk in and ownership of the Majority Interest shall pass to the Purchaser on Completion.

8.     DISTRIBUTION ACCOUNTS

8.1
The Distribution Accounts shall consist of a set of Partnership Accounts of the Business as at the Completion Date, comprising a balance sheet of the Business as at the Completion Date, together with (a) a statement of the Excluded Cash, (b) a statement of the Drawings Accrual (including the amount to be paid by the Purchaser to WWLLP on each Drawings Payment Date pursuant to clause 8.14), (c) a statement of the profits entitlement of WTL for the period ending on the Trust Declaration Date (the "WTL Profits Entitlement"), (d) a statement of the Bonus Accrual, Uplift Bonus Accrual, Stub Period Bonus Accrual and FY06 Bonus Accrual and (e) a schedule of the Partners' Tax Reserves, together, in each case, with an explanation of how such sums have been determined.

8.2
The Purchaser will prepare and deliver to the Seller draft Distribution Accounts and the Stub Period P&L (as defined below) as soon as practicable following the Completion Date and in any event within 45 Business Days after such date.

8.3
The Distribution Accounts shall be prepared based on the 2005 Accounts, as impacted by the profit and loss account for WWLLP for the period from 1 May, 2005 to the Completion Date (the "Stub Period P&L").

8.4
Without prejudice to the rights of WTL contained in clause 4 of the deed of accession listed in paragraph (b) of the definition of "Original Alliance Agreements", LLP and WWC shall between them operate the same consultation and review processes regarding the preparation and finalisation of the 2005 Accounts as has been their custom and practice for the preparation and finalisation of the Accounts for the Financial Years ended 30 April 2003 and 30 April 2004.

8.5
The Stub Period P&L and the Distribution Accounts will be prepared and the matters to be included therein, as specified in clause 8.1, valued and determined in accordance with the policies that are referred to and in the order shown in this clause 8.5:

(a)
in accordance with the same accounting principles, practices, evaluation rules, procedures, methods and bases as those adopted by WWLLP in the preparation of Partnership Accounts for the Financial Year ended 30 April, 2004; and

(b)
to the extent not inconsistent with clause 8.5(a), in accordance with Relevant Accounting Standards which are extant at the Completion Date.

8.6
For the avoidance of doubt, the parties acknowledge and agree that, to the extent not already paid, all bonuses payable in respect of Financial Year ended 30 April, 2005, the period from 1 May, 2005 to 30 June, 2005 and the period from 1 July, 2005 to the Completion Date will be accrued in the Distribution Accounts. The FY06 Bonus Accrual shall be accrued on the same basis as accruals made by WWLLP for bonuses in respect of the Financial Year ended 30 April, 2004.

8.7
The Seller will have a period of 30 Business Days from the date of delivery in which to review and agree or dispute the draft Stub Period P&L and Distribution Accounts delivered pursuant to clause 8.2 (the "DA Agreement Period").

8.8
The draft Stub Period P&L and Distribution Accounts as delivered pursuant to clause 8.2 will be deemed to constitute the final and binding Stub Period P&L and Distribution Accounts unless the Seller serves a notice on the Purchaser within the relevant DA Agreement Period disputing any aspect of the draft Stub Period P&L or Distribution Accounts.

8.9
In the event that the Seller or the Purchaser serves a notice disputing the draft Stub Period P&L or the Distribution Accounts (as the case may be) delivered pursuant to clause 8.2 within a relevant DA Agreement Period then, unless the Purchaser and the Seller have resolved the disputed matter within a further 10 Business Days after the date of such notice, either the Purchaser or the Seller may refer the matter for determination in accordance with clause 16 of this agreement. In such circumstances, the independent firm of accountants appointed pursuant to clause 16 shall not (save in the case of manifest error) have any jurisdiction to make any determination that would change the allocation made by WWLLP of the Bonus Payments, the Stub Period Bonus Payments and the Uplift Bonus Payments to individuals.

8.10
Each of the Purchaser and the Seller will promptly provide the other and its advisers with all information (in its possession or control), including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to enable the other to determine the amounts required to be set out in the Stub Period P&L or the Distribution Accounts (as the case may be).

8.11
If the Excluded Cash as finally determined in accordance with this clause 8 is greater than the Provisional Excluded Cash, the Purchaser shall pay to the Seller an amount equal to the difference, and if the Excluded Cash is less than the Provisional Excluded Cash, the Seller shall pay to the Purchaser an amount equal to the difference. The amount of the difference to be paid pursuant to this clause 8.11 shall be referred to in this agreement as the "Cash Adjustment".

8.12
If the aggregate of the cash of the LLP Business, as shown in the balance sheet contained in the Distribution Accounts (i) less the sums paid to the Purchaser pursuant to paragraph 1.1(c) of part 1 schedule 6 (if any) and (ii) after taking into account the Cash Adjustment (if any), is less than the Excluded Cash, as finally determined in accordance with this clause 8, the Purchaser shall pay to the Seller an amount equal to the difference. The amount of the difference to be paid pursuant to this clause 8.12 shall be referred to in this agreement as the "Excluded Cash Shortfall Adjustment".

8.13
The Cash Adjustment and the Excluded Cash Shortfall Adjustment (if any) shall be paid in full without any deduction, set-off or counterclaim:

(a)
within five Business Days after the date on which the Distribution Accounts have been finally determined in accordance with this clause 8;

(b)
by electronic transfer for same day value to such bank account of the receiving party as is notified to the paying party in writing prior to the due date for payment. If the Seller is the receiving party and the account so notified is an account of the Seller's Solicitors, payment of such sum by the Purchaser to such account shall be an absolute discharge of the Purchaser's obligation to pay such sum and the Purchaser shall not be concerned to see to the application thereof or be answerable for the loss or misapplication of such sum.

8.14
In addition to the Cash Adjustment and Excluded Cash Shortfall Adjustment, the Purchaser shall pay in cash to WWLLP, not less than 5 Business Days prior to each Drawings Payment Date falling after the Completion Date, the amount to be paid on such Drawings Payment Date set out in the Distribution Accounts. Such payments shall be made by electronic transfer for same day value to such bank account of the Seller as the Seller has notified to the Purchaser in writing prior to the relevant Drawings Payment Date.

8.15
Where payment has been made to the Seller in accordance with clause 8.14, the Seller shall be responsible for making payments of drawings to each of the Main Partners and Equity Partners.

8.16
The parties acknowledge and agree that the WTL Profits Entitlement extends only until the Trust Declaration Date. Payment of the WTL Profits Entitlement, as determined in accordance with this clause 8, shall be made by the Purchaser to WTL within five Business Days of such determination. Such payment shall correspondingly reduce the Drawings Accrual to be paid to WWLLP in accordance with clause 8.14.

8.17
The Bonus Payments will be paid on 25 July, 2005, whether or not Completion has occurred. If Completion has occurred before such payments are due to be made, the Purchaser shall pay the Bonus Payments to the relevant individual employees. If Completion has not occurred before such payments are due to be made, WWLLP shall pay the Bonus Payments to the relevant individual employees.

8.18
The Purchaser undertakes to pay the Stub Period Bonus Payments and the Uplift Bonus Payments, as finally determined in accordance with this clause 8, to the relevant individual employees on the later of (a) 23 September, 2005, and (b) the 25th day (or the immediately preceding Business Day if the same is not a Business Day) of the calendar month following Completion.

8.19
The Purchaser undertakes to make payments in cash in an aggregate amount equal to the Partners' Tax Reserves, as finally determined in accordance with this clause 8, to such bank account of the Seller as the Seller has notified to the Purchaser in writing. Each such payment shall be made by electronic transfer for same day value within 10 Business Days after receipt by the Purchaser of written notice from the Seller specifying the amount to be paid.

9.     POST-COMPLETION OBLIGATIONS

9.1
The Seller undertakes to WWCH and the Purchaser to procure the performance and observance of those matters listed in part 1 of schedule 8.

9.2
WWCH and the Purchaser undertake to the Seller to procure the performance and observance of those matters listed in part 2 of schedule 8.

10.   RESPONSIBILITY FOR LIABILITIES

10.1
Nothing in this agreement or any of the other Transaction Documents shall pass to the Purchaser or any other member of the Purchaser's Group, or be construed as an acceptance by the Purchaser or any other member of the Purchaser's Group of, any Excluded Liabilities. WWLLP shall be responsible for and shall indemnify the Purchaser and each other member of the Purchaser's Group from and against any Losses of the Purchaser or any other member of the Purchaser's Group relating to or arising from or in respect of the Excluded Liabilities. This indemnity shall apply to any Excluded Liabilities which the Purchaser or any other member of the Purchaser's Group shall assume as a result of entering into or being deemed to enter into a novation in respect of any Client Contract.

10.2
WWLLP shall be responsible for and shall indemnify the Purchaser and each other member of the Purchaser's Group from and against any Losses of the Purchaser or any other member of the Purchaser's Group relating to or arising from or in respect of the IFS PI Claims.

10.3
The Purchaser shall pay, satisfy, discharge and fulfil the Assumed Liabilities when due and the Purchaser shall be responsible for and shall indemnify WWLLP, WWP, the Partners and the Former Partners from and against any Losses (which, in the case of loss of profit suffered by WWLLP, WWP, the Partners or the Former Partners, shall be limited to profits lost after

  Completion) of WWLLP, WWP, the Partners or the Former Partners relating to or arising from or in respect of the Assumed Liabilities.

10.4
The Purchaser shall be responsible for and shall indemnify WWLLP, WWP, the Members and the Former Partners from and against any Losses of WWLLP, WWP, the Partners or the Former Partners relating to or arising from or in respect of the Client Contracts, other than any Losses relating to or arising from or in respect of the PI Claims.

11.   DEBTS

11.1
After Completion, WWLLP shall, within 5 Business Days after receipt account to the Purchaser in respect of any payment received by it in respect of the Debts (together with any interest received on the Debts) after the Completion Date and, pending that accounting, shall hold all sums so received in trust for the Purchaser. WWLLP shall be held not to be in breach of its obligations under this clause 11.1 to the extent that cash received into accounts of WWLLP is transferred to the Purchaser under any cash sweep mechanism put into effect by the parties after Completion, notwithstanding that such cash sweep mechanism may mean that payments received in respect of Debts are not transferred to the Purchaser within the period of 5 Business Days following receipt thereof referred to above.

11.2
WWLLP shall not after Completion engage in any correspondence or discussion concerning any Debt (save to the extent that such correspondence or discussion relates to the Excluded Liabilities) with any person from whom such debt shall be due and shall forward to the Purchaser within 5 Business Days after receipt all correspondence or other communications received by WWLLP from that person or any person acting on his behalf (other than to the extent that such correspondence or other communications relate to the Excluded Liabilities) and, save for actions taken in relation to the Excluded Liabilities, shall not after Completion do or omit to do or procure the doing of or the omission of anything whereby or in consequence of which the right to recover any Debt or any part of it may be lost, diminished or in any way prejudiced. Any such correspondence or other communication received by WWLLP at any of the Properties shall be deemed to have been forwarded to the Purchaser on the date of receipt, in fulfilment of WWLLP's foregoing obligation to forward the same.

11.3
WWLLP shall as soon as reasonably practicably after Completion (and using resources made available to it by the Purchaser) issue invoices to the Relevant Counterparties in respect of work performed, but not billed, under the Client Contracts prior to Completion. Payments received by WWLLP after Completion in respect of the Debts (together with any interest received thereon) in respect of which such invoices are issued shall, for the avoidance of doubt, be treated in accordance with clause 11.1.

12.   CLIENT CONTRACTS AND BUSINESS CONTRACTS

12.1
Insofar as the benefit of any of the Business Contracts cannot effectively be assigned by WWLLP to the Purchaser without obtaining any consent, approval, waiver or the like from a third party ("Consents"), this agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Business Contract.

12.2
This agreement shall constitute an assignment to the Purchaser of the benefit of all those Business Contracts, which are capable of assignment without Consent in each case with effect from Completion.

12.3
To the extent that the the Condition set out in paragraph 15 of schedule 1 has been waived prior to Completion by the Purchaser in respect of any Specified Contract (hereafter, a "Waived Specified Contract"), this agreement shall constitute an assignment to the Purchaser of the benefit of such Waived Specified Contract, to the extent that the benefit of such contract is capable of assignment without obtaining any consent, approval, waiver or the like from a third party, with effect from Completion.

12.4
The following provisions shall apply to the Business Contracts and the Waived Specified Contracts whilst such contracts remain unperformed in any respect:

(a)
WWLLP shall from Completion hold the benefit of such contracts on trust for the Purchaser and its successors in title absolutely and the Purchaser shall from Completion (if sub-contracting or agency is permissible and lawful under the contract in question), as a sub-contractor or agent, perform all of the obligations of WWLLP under such contracts which remain to be performed after Completion (other than obligations relating to the Excluded Liabilities);

(b)
WWLLP shall give all such assistance to the Purchaser as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under such contracts;

(c)
where sub-contracting or agency is not permissible and lawful under the contract in question, the Seller shall perform such contract and the Purchaser shall on behalf of the Seller, discharge any liabilities of the Seller (other than Excluded Liabilities) arising as a result of the performance of such contract and shall provide all reasonable facilities and assistance to the Seller free of charge for such performance, including provision of the services of employees and use of the Assets.

12.5
To the extent that any payment is made to WWLLP in respect of the Business Contracts or the Waived Specified Contracts after the Completion Date, WWLLP shall receive the same as trustee, shall record such payment separately in its books and shall account to the Purchaser for the same within 5 Business Days after receipt. WWLLP shall be held not to be in breach of its obligations under this clause 12.5 to the extent that cash received into accounts of WWLLP is transferred to the Purchaser under any cash sweep mechanism put into effect by the parties after Completion, notwithstanding that such cash sweep mechanism may mean that payments received in respect of the Business Contracts are not transferred to the Purchaser within the period of 5 Business Days following receipt thereof referred to above.

13.   EMPLOYEES

        The provisions of each part of schedule 13 shall have effect.

14.   PENSIONS

14.1
WWLLP, in its capacity as principal employer of the Pension Scheme, shall enter into such documents as are reasonably required to record the appointment of WWL as the principal employer of the Pension Scheme with effect from the Completion Date, and WWL shall enter into such documents as shall be necessary in order to effect such appointment.

14.2
Each party shall use all reasonable endeavours prior to Completion to obtain from the Pensions Regulator a clearance statement pursuant both to Section 42 (contribution notice) and to Section 46 (financial support directions) of the Pensions Act 2004 in relation to the transfer of the employment contracts of the employees of WWIL to WWLLP.

15.   WARRANTIES

15.1
WWLLP warrants to the Transferees that each of the Warranties is now true and accurate. WWLLP further warrants to the Transferees that the Warranties set out in paragraphs 1.1 to 1.9 inclusive, 5.1(d), 6.1(c), 6.2, 6.3, 6.6, 6.7, 7.1 to 7.5 inclusive, 8.1, 8.2, 10, 11.1, 11.2, 12.1, 12.2, 12.5, 12.7, 13.2 and 14.1 of schedule 9 will at Completion be true and accurate.

15.2
The Purchaser warrants to WWLLP that each of the Purchaser's Warranties is now and will at Completion be true and accurate.

15.3
WWLLP acknowledges that the Transferees have entered into this agreement on the basis of and in reliance upon the Warranties and have been induced by them to enter into this agreement and that WCHL has entered into the Distribution Agreement on the basis of and in reliance upon the Warranties and has been induced by them to enter into the Distribution Agreement.

15.4
Each of the Warranties and Purchaser's Warranties shall be separate and independent and, save as expressly provided to the contrary in this agreement or any of the Transaction Documents, shall not be limited by reference to or inference from any other Warranty or anything in the Transaction Documents.

15.5
WWLLP shall not be entitled to raise as a defence to a claim by any member of the Purchaser's Group under any of the Transaction Documents the fact that it had relied on information provided to it by any of the Transferring Employees or any of their agents (including advisers).

15.6
Save in the case of fraud, concealment or dishonesty by such persons, WWLLP hereby irrevocably waives any and all claims against any officers, employees (including without limitation the Transferring Employees) and workers of the Purchaser's Group in connection with the sale of the Assets and undertakes (if any claim is made against it in connection with the sale of the Assets to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through it will make any such claim or seek any such contribution).

15.7
The liability of parties in respect of claims under this agreement shall be limited as set out in schedule 11.

15.8
In and for the purpose of the Warranties (other than the Warranties which are given at Completion, but only when such Warranties are given at Completion in accordance with clause 15.1), insofar as any Warranty refers to any of the definitions set out below, whether expressly or by such definition's incorporation into any other definition, references to "Completion" and "Completion Date" in such definition shall in construing the Warranties be deemed to refer to the "date of this agreement" rather than "Completion" or the "Completion Date" as the case may be:

(a)
Business Contracts;

(b)
Business Information;

(c)
Business Intellectual Property;

(d)
Client Contracts;

(e)
Equipment Contracts;

(f)
Intellectual Property Contracts;

(g)
Sale Companies' Intellectual Property;

(h)
Supplier Contracts; and

(i)
Transferring Employees.

16.   INDEPENDENT ACCOUNTANTS

        If any difference of opinion arises between the parties in relation to any provision of this agreement in respect of which a party is expressed to have the right to refer such matter for determination pursuant to this clause 16, subject to any time period referred to in the relevant provision during which the parties must seek to resolve the dispute before referring it to an independent firm having expired, any party may refer the matter to an independent firm of accountants for resolution as follows:

16.1
the independent firm shall be jointly agreed by the parties or, if no agreement is reached within 10 Business Days after any party notifies the others that it wishes to appoint a firm under this clause, shall be appointed at the request of any party by the President for the time being of the Institute of Chartered Accountants in England and Wales;

16.2
the independent firm shall be requested to resolve the matter in dispute applying the terms of this agreement;

16.3
subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, each of the parties will, upon request, provide to the other parties and to the independent firm access to such premises, books, accounts, records, returns and other documents as are in its possession or control as may be required by the independent firm to make its determination;

16.4
the determination of the independent firm shall be final and binding on the parties in the absence of manifest error; and

16.5
the costs of the independent firm shall be apportioned as the independent firm determines and, in the absence of such determination, shall be shared by WWLLP and the Purchaser equally.

17.   ANNOUNCEMENTS

17.1
No disclosure or announcement relating to the existence or subject matter of this agreement shall be made or issued by or on behalf of any party without the prior written approval of the other parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that, subject to the provisions of clause 17.2 below, these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

17.2
The party making the communication shall consult with the other parties in advance as to the form, content and timing of any disclosure or announcement referred to in clause 17.1.

18.   VALUE ADDED TAX

18.1
The purchase price is exclusive of any VAT chargeable thereon.

18.2
References in this clause 18 to:

(a)
"Sections" and "Schedules" are to Sections of and Schedules to VATA; and

(b)
the "Order" are to the Value Added Tax (Special Provisions) Order 1995 (SI/1995/1268)

18.3
In relation to United Kingdom VAT only, the Purchaser warrants to the Seller that the Purchaser will on the Completion Date be a taxable person for VAT purposes, that each of the Purchaser, WCHL and WWL will on the Completion Date be members of the same VAT group (subject to the approval of HM Customs & Excise if not already obtained) and that the Purchaser intends to use the Assets after Completion in carrying on the same kind of business as that carried on by the Seller prior to Completion.

18.4
WWLLP and the Purchaser intend that the sale of the Assets constitutes the transfer of a business as a going concern for the purposes of United Kingdom VAT, and shall use all reasonable endeavours to procure that the provisions of Section 49 and article 5 of the Order apply to the sale and purchase of the Assets under this agreement such that the sale of the Assets falls to be treated as neither a supply of goods nor a supply of services for the purposes of United Kingdom VAT and that no United Kingdom VAT shall be chargeable in respect thereof.

18.5
If, notwithstanding clause 18.4, HM Customs and Excise determine in writing that United Kingdom VAT is chargeable in respect of the sale of any of the Assets, WWLLP shall within 5 Business Days provide to the Purchaser a copy of such written determination, together with a valid VAT invoice complete in all respects in relation to any VAT chargeable. The VAT so chargeable shall be paid by the Purchaser to WWLLP two Business Days prior to the date on which WWLLP is liable to account for the same to HM Customs & Excise.

18.6
The Purchaser warrants to the Seller that the Purchaser shall on or before Completion make a valid election under paragraph 2 of Schedule 10 in respect of the Opted Properties and give written notification of the election to and, if appropriate, obtain the prior written permission of HM Customs & Excise as required by paragraph 3 of Schedule 10.

18.7
The Purchaser hereby notifies the Seller that paragraph 5(2B) of the Order does not apply to the Purchaser or, where appropriate, to any member of the Purchaser's VAT group.

18.8
In relation to Irish VAT, the Purchaser and the Seller will jointly consider whether the sale and purchase of the Irish Branch Assets constitutes a transfer of a business as a going concern under Section 3(5)(b)(iii) and Section 5(8) of the Value Added Tax Act 1972, as amended, and accordingly that the sale of the Irish Branch Assets falls to be treated as neither a supply of goods nor a supply of services for VAT purposes. In the event that the transfer is not so treated in whole or in part, either because the Purchaser and the Seller consider that it does not meet the conditions for being so treated or the Irish Tax Authorities determine likewise, the Purchaser shall pay the applicable amount of VAT upon presentation by the Seller of a valid VAT invoice complete in all respects in relation to any VAT chargeable but no earlier than two Business Days prior to the date on which the Seller is liable to account for the same to the Irish Tax Authorities.

19.   COUNTERPARTS

        This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument. This agreement shall not be effective until each party has executed at least one counterpart.

20.   VARIATION, WAIVER AND CONSENT

20.1
No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

20.2
Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

20.3
Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

21.   PARTIES' REMEDIES

21.1
No failure or delay by a party in exercising any right or remedy provided by law under or pursuant to this agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by a party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

21.2
The rights and remedies of each party under or pursuant to this agreement are cumulative, may be exercised as often as the relevant party considers appropriate and are in addition to its rights and remedies under general law.

21.3
The rights and remedies of the parties under this agreement shall not be affected, and the liabilities of each party under this agreement shall not be released, discharged or impaired, by:

(a)
Completion;

(b)
the failure to terminate this agreement; or

(c)
any event or matter whatsoever which otherwise might have affected such rights and remedies other than a specific and duly authorised written waiver or release by the relevant party.

21.4
The parties acknowledge and agree that WWCH is a holding company and costs and expenses incurred in connection with the transactions contemplated by this agreement will be incurred by WWC rather than WWCH, and that accordingly the losses suffered by WWCH as a result of a breach of any obligation owed to it by the Seller shall be deemed to include any costs and expenses incurred by WWC in connection with the transactions contemplated by this agreement to the extent that such costs and expenses would be recoverable by WWC if it were a party to this agreement and were itself owed the relevant obligation by the Seller.

22.   ENTIRE AGREEMENT

        Each party acknowledges and agrees that:

  (a)
  the Transaction Documents together represent the whole and only agreement between the parties in relation to the subject matters of the Transaction Documents (including the sale and purchase of the Business and the Assets) and supersede any previous agreement (whether written or oral) between any of the parties in relation to the subject matter of any such document and all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this agreement;

  (b)
  in entering into the Transaction Documents, it places no reliance on any representation, warranty or other statement of fact or opinion save, in the case of the Transferees, for the Warranties and, in the case of the Seller, the Purchaser's Warranties, and to the extent that any such reliance has been so placed, the relevant party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to such reliance;

  (c)
  the only remedy available to it in respect of the Transaction Documents shall be for breach of contract and no party shall have the right to terminate or rescind this agreement after Completion either for breach of contract or for negligent or innocent misrepresentation or otherwise,

        Provided that nothing in this agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

23.   NOTICES

23.1
Save as otherwise provided in this agreement, any notice, demand or other communication ("Notice") to be given by any party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it. Any Notice shall be served by sending it by fax to the number set out in clause 23.2, or delivering it by hand to the address set out in clause 23.2 and in each case marked for the attention of the relevant party set out in clause 23.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 23). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)
if sent by fax, at the time of transmission; or

(b)
in the case of delivery by hand, when delivered;

provided that in each case where delivery by fax or by hand occurs after 5pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

        References to time in this clause are to local time in the country of the addressee.

23.2
The addresses and fax numbers of the parties for the purpose of clause 23.1 are as follows:

(a)
WWLLP
Address: Watson House, London Road, Reigate, Surrey RH2 9PQ

    Fax: 01737 241496
    For the attention of: Senior Partner

    With a copy by fax to the Seller's Solicitors, fax number 020 7782 8760, marked for the attention of Head of Corporate

  (b)
  Purchaser
  Address: 100 New Bridge Street, London, EC4V 6JA

    Fax: 020 7919 1999

    For the attention of: Company Secretary

    With a copy by fax to: WWCH General Counsel, fax number +1 202 715 7039

  (c)
  WWCH
  Address: 1717 H Street, N.W., Suite 800, Washington D.C. 20006, USA

    Fax: +1 202 715 7039

    For the attention of: General Counsel

  (d)
  WCHL
  Address: 100 New Bridge Street, London EC4V 6JA

    Fax: 020 7919 1999

    For the attention of:Company Secretary

    With a copy by fax to: WWCH General Counsel, fax number +1 202 715 7039

23.3
A party may notify all other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 23, provided that such notice shall only be effective on:

(a)
the date specified in the notification as the date on which the change is to take place; or

  (b)
  if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

23.4
In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

24.   COSTS

24.1
Save as provided in schedule 12 and in clause 24.2, each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

24.2
The Purchaser agrees to be responsible for the fees and disbursements incurred by WWLLP with Deloitte & Touche in connection with the preparation of the Registration Statement such fees and disbursements not to exceed £400,000 without prior consent.

25.   RIGHTS OF THIRD PARTIES

25.1
Subject to the remaining provisions of this clause 25:

(a)
if the Purchaser is no longer in existence or has entered into liquidation, any other member of the Purchaser's Group may enforce the terms and accordingly shall have the benefit of clauses 10.1 and 10.2;

(b)
any of the officers and employees of the Purchaser or any other member of the Purchaser's Group may enforce the terms and accordingly shall have the benefit of clause 15.6;

(c)
if WWLLP is no longer in existence or has entered into liquidation, the Former Partners and Main Partners may enforce the terms and accordingly shall have the benefit of clauses 10.3 and 10.4;

in each case subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

25.2
For the avoidance of doubt, it is intended that the third parties referred to in clause 25.1 shall be entitled to seek to recover their own Losses pursuant to the clauses referred to in clause 25.1 but without prejudice to such right as each party to this agreement may have to recover in its own right any Losses it may suffer or incur pursuant to the clauses referred to in clause 25.1.

25.3
The parties may by agreement terminate, rescind or vary the terms of this agreement (including this clause 25) at any time and in any way without the prior consent of or notice to any of the third parties referred to in clause 25.1.

25.4
Except as provided in this clause 25, the parties do not intend that any term of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

26.   DEFAULT INTEREST

26.1
If any party which is required to pay any sum under this agreement (including in the case of the Purchaser by way of transfer of the Consideration Stock or the Contingent Stock) fails to pay any sum payable by it under this agreement on the due date for payment (the "Defaulting Party"), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this clause. For these purposes, the Consideration Stock shall be valued on the basis that one WWCH Share has a value of US$26.62 and the Contingent Stock shall be valued on the basis that one WWCH Share has the value in US$ equivalent to its average value for the 20 NYSE trading days prior to the Final Determination Date.

26.2
The Defaulting Party shall pay interest at the annual rate which is the aggregate of 2% per annum and the base rate from time to time of HSBC Bank plc.

26.3
Interest under this clause 26 shall accrue from day-to-day on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Defaulting Party on demand. Unpaid interest shall be compounded quarterly.

27.   TIME OF THE ESSENCE

        Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them unless:

  (a)
  time is expressly stated to be of the essence in relation to that obligation; or

  (b)
  one party fails to perform an obligation by the time specified in this agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

28.   CONTINUING EFFECT

        Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

29.   SEVERABILITY

        If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this agreement but without invalidating any of the remaining provisions of this agreement. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

30.   ASSIGNMENT

        Save as provided in the BTA Deed of Novation, no party shall be entitled to assign the benefit or burden of any provision of this agreement without the prior written consent of each other party.

31.   CURRENCY CONVERSION AND EURO/SUBSTITUTED LAWFUL CURRENCY

31.1
For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used shall be the closing mid-point rate for exchanges between those currencies quoted in the Financial Times (London edition) on the nearest Business Day for which that rate is so quoted on or prior to the date of the conversion.

31.2
If the United Kingdom becomes a participating member state for the purposes of European Monetary Union and the Euro accordingly becomes the lawful currency of the United Kingdom, then:

(a)
that shall not affect the validity of the Transaction Documents or the rights and obligations of the parties under them, nor shall it give any party the right to alter or terminate any Transaction Document unilaterally; and

(b)
with effect from the date on which it occurs, any amount referred to in any Transaction Document in sterling shall be redenominated in Euros at the rate and in the manner determined by the relevant legislation.

32.   GOVERNING LAW AND SUBMISSION TO JURISDICTION

32.1
The construction, validity and performance of this agreement shall be governed by the laws of England and Wales.

32.2
The parties to this agreement irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction over any claim or matter arising under or in connection with this agreement and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

32.3
WWCH hereby appoints the Purchaser as its agent to receive and acknowledge on its behalf service of any Service Document in England and Wales and undertakes not to revoke the authority of such agent. If for any reason the Purchaser no longer serves as agent of WWCH for this purpose, WWCH shall promptly appoint a successor agent and notify the Seller thereof. Until the Seller receives such notification, it shall be entitled to treat the Purchaser as the agent of WWCH for the purposes of this clause. WWCH agrees that any such Service Document shall be sufficiently and effectively served on it if delivered to such agent for service at its address for the time being in England or Wales whether or not such agent gives notice thereof to such Seller.

33.   GUARANTEE

33.1
WWCH irrevocably and unconditionally

(a)
undertakes with the Seller that whenever the Purchaser does not pay any amount when due under or in connection with (i) clause 4, (ii) clause 8, (iii) clause 3.3 and the provisions of paragraph 1 (a) and (b) of part 2 of schedule 6, or (iv) clause 9.2 and the provisions of paragraph 1.2 of part 2 of schedule 8, WWCH shall immediately on demand, procure that such amount is paid, so that the same benefits are conferred on the Seller as it would have received if such obligation had been performed and satisfied by the Purchaser on the due date for payment; and

(b)
undertakes with the Seller to procure that the Seller is indemnified immediately on demand against any Losses incurred by the Seller in consequence of the Purchaser's failure to pay any amount when due under or in connection with (i) clause 4, (ii) clause 8, (iii) clause 3.3, or (iv) clause 9.2 and the provisions of paragraph 1.2 of part 2 of schedule 8, and the provisions of paragraph 1(a) and (b) of part 2 of schedule 6 or if any such obligation guaranteed by WWCH is or becomes unenforceable, invalid or illegal, provided that the maximum amount of the Losses which the Seller shall be entitled to claim under this clause 33.1(b) shall be equal to the aggregate amount which the Seller would otherwise have been entitled to recover from the Purchaser and any costs and expenses incurred by the Seller in connection with the Seller's enforcement of its rights against WWCH under this clause 33.1(b).

33.2
This guarantee is a continuing guarantee and will extend to the ultimate balance of the sums payable by the Purchaser under (i) clause 4, (ii) clause 8, (iii) clause 3.3 and the provisions of paragraphs 1 (a) and (b) of part 2 of schedule 6, or (iv) clause 9.2 and the provisions of paragraph 1.2 of part 2 of schedule 8, regardless of any intermediate payment or discharge in whole or in part.

33.3
The obligations of WWCH under this clause 33 will not be affected by:

(a)
any time granted to, or composition with, the Purchaser or any other person;

(b)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Purchaser or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)
any incapacity or lack of power, authority or legal personality of, or dissolution or change to, the Purchaser or any other person or to the members or status of the Purchaser or any other person;

(d)
any unenforceability, illegality or invalidity of any obligation of any person under this agreement or any other document or security; or

(e)
any insolvency or similar proceedings.

33.4
The obligations of WWCH under this clause 33 will remain binding upon it notwithstanding any change in the constitution of any of the Seller, WWCH or the Purchaser or their absorption in, amalgamation with or merger into, or the acquisition of all or part of its or their undertaking by any other person.

33.5
WWCH waives any right it may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from WWCH under this clause 33. This waiver applies irrespective of any law or any provision of this agreement to the contrary.

33.6
Until all amounts which may be or become payable by the Purchaser under or in connection with this agreement have been irrevocably paid in full, WWCH will not exercise any rights which it may have by reason of performance by it of its obligations under this clause 33:

(a)
to be indemnified by the Purchaser;

(b)
to claim any contribution from any other guarantor of the Purchaser's obligations under this agreement; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under this agreement or of any other guarantee or security taken pursuant to, or in connection with, this agreement by, the Seller.

33.7
For the avoidance of doubt, WWCH's guarantee obligations under this clause 33 shall not apply to the extent that the Purchaser does not pay any amount when due as a result of the exercise of any rights of set-off that the Purchaser may have, including those set out in paragraph 4 of schedule 11.

34.   LLP REPRESENTATIVE COMMITTEE

34.1
WWLLP shall within 25 Business Days after the date of this agreement appoint a committee consisting of three Main Partners (The "LLP Representative Committee") and shall notify the Purchaser of the identity of the members thereof.

34.2
The LLP Representative Committee shall from Completion:

(a)
be WWLLP's representative in respect of any provisions of this agreement where WWLLP is required or entitled to give or receive any written notice, consent, application or election;

(b)
act on WWLLP's behalf in relation to all matters which this agreement expressly provides to be agreed or done by WWLLP.

34.3
The following provisions shall apply in relation to any appointment under this clause 34:

(a)
subject to the other provisions of this clause 34.3, WWLLP warrants that the LLP Representative Committee shall from Completion have the authority to bind WWLLP in all matters arising from or in relation to any of the provisions of this agreement referred to in clause 34.2;

(b)
WWCH, the Purchaser and WCHL shall be entitled to rely on all and any communications provided after Completion by any two members of the LLP Representative Committee within the scope of its authority (as described within this clause 34) as binding on WWLLP;

(c)
any communication provided after Completion in respect of any matter within the authority of the LLP Representative Committee described in this clause 34 shall be deemed (unless the context otherwise requires) to be provided to the LLP Representative Committee as nominee for WWLLP. In any event (notwithstanding anything to the contrary in this agreement), any notice served on the LLP Representative Committee after Completion will be deemed to have been validly served at the same time on WWLLP;

(d)
WWLLP shall be entitled to replace members of the LLP Representative Committee from time to time provided that no such replacement will take effect unless:

(i)
notice of the proposed replacement member of the LLP Representative Committee, setting out the replacement committee member's full name, address within the United Kingdom, telephone and facsimile number is given to the Purchaser; and

(ii)
WWLLP has first consulted in good faith with the Purchaser in respect of the proposed replacement.

35.   TAX INDEMNITY

35.1
If (a) the aggregate amount of Tax for which the Main Partners are liable in consequence of any disposal made or deemed for Tax purposes to have been made by the Main Partners of the Business and Assets, or any part thereof or interest therein, pursuant to (i) the Distribution Agreement and (ii) this agreement, exceeds (b) the aggregate amount of Tax for which the Main Partners would have been liable in consequence of the disposal which would have been made or have been deemed to have been made by the Main Partners of the Business and Assets, or any part thereof or interest therein, on the assumptions that (i) the Distribution Agreement and the Declaration of Trust had not been entered into or completed (ii) the Seller had sold to the Purchaser the entire legal and beneficial interest in the whole of the Business and all of the Assets and (iii) the proportion of the consideration for the notional sale referred to in (b)(ii) above to which the Main Partners were entitled or treated as entitled in their capacity as members of the Seller was in aggregate equal in amount or value to the amount or value of the total consideration for the Majority Interest payable by the Purchaser under this agreement, the Purchaser shall pay to the Seller an amount equal to that excess.

35.2
The due date for the making of any payment under clause 35.1 above shall be the date which is the later of (i) the date twenty Business Days after demand is made therefor by the Seller and, (ii) five Business Days before the date on which such excess Tax in question is due to be paid by the Main Partners to the relevant Tax Authority in order to prevent a liability to interest or a fine or penalty from arising.

35.3
If the Seller becomes aware of any assessment, notice, demand or other document issued or action taken by or on behalf of person ("Tax Claim") from which it appears that the Purchaser has or may have a liability to the Seller under clause 35.1 above, it shall give written notice thereof to the Purchaser as soon as reasonably practicable and:

(a)
the Seller shall, and shall procure that the Main Partners shall, promptly submit to the Purchaser copies of all documents relating to the Tax Claim and any proposed letters or other communication to the relevant Tax Authority in draft form to the Purchaser or to the Purchaser's duly authorised agents;

(b)
the Seller shall, and shall procure that the Main Partners shall, cooperate with the Purchaser and take into account all reasonable comments and suggestions made by the Purchaser or its duly authorised agents with a view to disputing, resisting, avoiding or mitigating the Tax Claim to the extent that it would otherwise result in a claim under clause 35.1 above;

(c)
the Seller shall, and shall procure that the Main Partners shall, promptly deliver to the Purchaser copies of all correspondence sent to or received from the relevant Tax Authority in connection with the Tax Claim; and

(d)
the Seller shall, and shall procure that the Main Partners shall, take no action to agree, concede, settle or otherwise compromise the Tax Claim without the Purchaser's prior written consent, such consent not to be unreasonably withheld.

35.4
For the purposes of this clause 35, references to Tax shall be limited to United Kingdom Tax and shall not include VAT.

        The parties have shown their acceptance of the terms of this agreement by executing it at the end of the schedules.

SCHEDULE 1

Part 1 Conditions Precedent

        Completion is conditional on:

1.
a special meeting of the Main Partners being held no later than the date falling 5 Business Days prior to the date of the WWC stockholder vote referred to in paragraph 2 below, at which a resolution is passed by a 75% Majority (as such term is defined in the LLP Agreement) of the Main Partners approving the transactions contemplated by this agreement;

2.
the vote at a special meeting of WWCH stockholders to approve the issuance of the Consideration Stock and Contingent Stock in connection with the transactions contemplated by this agreement;

3.
the Commission having declared the Registration Statement effective under the Securities Act, and no stop or similar restraining order suspending the effectiveness of the Registration Statement being in effect and no proceedings for such purpose being pending or threatened by the Commission or any state securities administrator;

4.
the Consideration Stock and the Contingent Stock to be received by WWLLP having been duly registered, including for public resale by the Selling Stockholders, under the Securities Act and authorised for listing on the NYSE, subject to official notice of issuance;

5.
the Purchaser and WWL having obtained from the FSA pursuant to Part IV FSMA the permissions which they would require to conduct the same business and activities that WWLLP is able to conduct at the date of this agreement;

6.
the following persons having all necessary approvals, memberships and/or registrations required for the performance of governance and management functions relating to the Purchaser and WWL, such approvals, memberships and/or registrations, for the avoidance of doubt, being those required from the FSA and (where relevant) any relevant professional body to which the persons belong:

  6.1
  Mr John Haley;

  6.2
  Mr Walter Bardenwerper;

  6.3
  Mr Carl Mautz;

  6.4
  Mr Babloo Ramamurthy;

  6.5
  Mr Malcolm Lee;

  6.6
  Mr Richard Timmins;

  6.7
  Mr Nick Dumbreck;

  6.8
  Mr Simon Callander; and

  6.9
  Mr David Cross.

7.
Watson Wyatt (Ireland) Limited having obtained from the Irish Financial Services Regulatory Authority all permissions and authorisations which it would require to conduct the same business and activities as WWLLP and WWP are able to conduct at the date of this agreement through the Irish Branch Business;

8.
the Irish Financial Services Regulatory Authority having given all necessary approvals for the transactions necessary for the Purchaser, WWL, and their parent undertakings becoming controllers of the Irish Branch Business;

9.
Watson Wyatt SA (company number 479.450 (Brussels)) having obtained from the Commission Bancaire, Financière et des Assurances / Commissie voor het Bank, Financie- en Assurantiewezen of Belgium the permissions, authorisations, registrations or licences necessary to conduct the same activities as those which it conducted or held itself out as conducting as at the date of this agreement;

10.
Watson Wyatt SARL having obtained from the Commission de Controle des Assurances des Mutuelles et des Institutions de Prevoyance of France the permissions, authorisations, registrations or licences necessary to conduct the same activities as those which it conducted or held itself out as conducting as at the date of this agreement;

11.
Watson Wyatt Italia Srl having obtained from the Istituto per la Vigilanza sulle Assicurazioni Private e di Interesse Collettivo of Italy the permissions, authorisations, registrations or licences necessary to conduct the same activities as those which it conducted or held itself out as conducting as at the date of this agreement;

12.
Watson Wyatt International Ltd.-Sucursal em Portugal having obtained from the Instituto de Seguros de Portugal of Portugal the permissions, authorisations, registrations or licences necessary to conduct the same activities as those which it conducted or held itself out as conducting as at the date of this agreement;

13.
Watson Wyatt Espana, S.A. having obtained from the Dirección General de Seguros y Fondos de Pensiones of Spain the permissions, authorisations, registrations or licences necessary to conduct the same activities as those which it conducted or held itself out as conducting as at the date of this agreement;

14.
there being no legal action, suit, claim or proceedings in any jurisdiction which has been commenced before a court or tribunal or by any governmental body or pending before any such court, tribunal or governmental body which explicitly seeks to restrain, prohibit, delay or otherwise challenge the transfer of the Business or a material portion of the Assets or the Transferring Employees pursuant to this agreement or any of the Transaction Documents;

15.
written arrangements, whether by way of contract novation or otherwise, having been entered into with the counterparties to the Specified Contracts regarding such Specified Contracts, pursuant to which the post-Completion relationship between WWL and each such counterparty is documented to the reasonable satisfaction of the Purchaser;

16.
the trustees of the Pension Scheme confirming in writing to Watson Wyatt International Limited that no debt was treated as becoming due from Watson Wyatt International Limited under section 75(1) of the Pensions Act 1995 by virtue of its having ceased, prior to Completion, to be a person employing persons in the description or category of employment to which the Pension Scheme relates;

17.
the provisions of clause 2 of the Distribution Agreement having become effective in accordance with their terms and the Declaration of Trust having been duly executed;

18.
the Pension Scheme Deed of Variation having been duly executed by the trustees of the Pension Scheme and by the Seller;

19.
the PI Trust having been established and the PI Trustees having been appointed (each as defined in the PI Claims Deed, in the agreed form) and the PI Claims Deed having been duly executed by the PI Trustees, WWLLP, WWL and WWCH.

SCHEDULE 2

        For complete text of Schedule 2 "WWHL and the Subsidiaries" please see Exhibit 2 to Registrant's Form S-4 filed on May 4, 2005.

SCHEDULE 3

Drawings Payment Dates

1.
Drawings relating to the period from 1 May, 2005 to the Completion Date will be payable on 23 September 2006.

2.
Main Partner drawings relating to the Financial Year ended 30 April 2005 will be payable on 25 July 2005, 25 October 2005, 25 January 2006 and 25 April 2006.

3.
Equity Partner drawings relating to the Financial Year ended 30 April 2005 will be payable on 23 September 2005.

SCHEDULE 4

Seller's Knowledge

Individual	Area of responsibility
Paul Thornton	All Warranties
Babloo Ramamurthy	All Warranties
Philip Brook	All Warranties to the extent relating to Insurance & Financial Services Practice
Mark Stewart	All Warranties to the extent relating to Benefits Practice
Clare Muhiudeen	All Warranties to the extent relating to Human Capital Group
Kevin Carter	All Warranties to the extent relating to Investment Practice
David Dow	All Warranties to the extent relating to Benefits Administration Solutions
Nicholas Dumbreck	Accounts, Current Financial Affairs, Current Trading Affairs, Assets
Jonathan Beater*	Corporate Matters, Property Matters
Richard Timmins*	Accounts, Current Financial Affairs, Current Trading Affairs, Assets, Registration Statement (Warranties 9.2 and 9.3)
Sophie Oxtoby*	Accounts, Current Financial Affairs, Assets, Registration Statement (Warranties 9.2 and 9.3)
Gillian Hiles*	Accounts, Current Financial Affairs, Current Trading Affairs, Assets, Registration Statement (Warranties 9.2 and 9.3)
Simon Callander*	Contracts and Commitments, Corporate Matters, Employees, Intellectual Property, Insurance
Tim Ovington*	Employees
Melvin Brandman*	Intellectual Property, Computer Systems
Tim Page*	Taxation
Tony Foster*	Corporate Taxation
Tony Walters*	Computer Systems (to the extent relating to financial systems)
Joe Green*	Paragraphs 4.4 and 4.6 of Current Trading Affairs
Michael Brough*	Pensions

*
denotes Business Services function heads or those having specific function responsibility, as referred to in clause 1.9.

SCHEDULE 5

Part 1: Seller's Pre-Completion Obligations

1.
The Seller undertakes to the Purchaser, WCHL and WWCH that:

1.1
it shall take such action as is necessary to duly call, give notice of, convene and hold a special meeting of the Main Partners by no later than 5 Business Days before the meeting of WWCH stockholders referred to in paragraph 1.6 of part 2 of this schedule 5, to consider and vote upon approval of the transactions contemplated by this agreement;

1.2
it shall furnish WWCH with all information concerning WWLLP and WWP (including the Business, the Assets, the Irish Branch Assets, the Assumed Liabilities and the Partners) as is required for inclusion in the Registration Statement or otherwise by the Commission, and shall cooperate with WWCH in the preparation of the Registration Statement in a timely fashion;

1.3
if, at any time after the Registration Statement is filed, any event should occur that results in any of the information furnished by WWLLP for inclusion in the Registration Statement containing an untrue statement of a material fact, or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading, or that otherwise is required to be disclosed in an amendment or supplement to the Registration Statement, in each case relating to WWLLP, WWP, the Business, the Assets, the Irish Branch Assets, the Assumed Liabilities or the Partners, WWLLP shall promptly notify WWCH of the occurrence of such event and shall promptly furnish WWCH with such information as may be required for inclusion in the Registration Statement or otherwise by the Commission;

1.4
it shall cooperate with WWCH in the delivering the Registration Statement to the Main Partners, the Equity Partners and the Former Partners;

1.5
it shall, following the Commission having declared the Registration Statement effective under the Securities Act, sell the 100,000 WWCH Shares owned by the Seller on the NYSE market;

1.6
it shall consult fully with WWC in relation to any matters which may have a material effect upon the Business as a whole and it shall, and shall procure that each other member of the Seller's Group shall:

(a)
carry on the Business in the ordinary and usual course in the same manner as it was operated prior to the date of this agreement (including, for the avoidance of doubt, the payment of any Tax and the submission of any return in connection with Tax which is required to be paid or submitted on or prior to Completion) and, subject to the other provisions of this part 1 of schedule 5, use its reasonable endeavours to maintain its trade and trade connections and client relationships;

(b)
subject to the other provisions of this part 1 of schedule 5, take all reasonable steps to preserve and protect the Business and remove none of the Assets from any of the Properties or otherwise dispose of any of the Assets save in the ordinary and usual course of business;

(c)
promptly give to the Purchaser full details of any material change in that part of the Business conducted by WWLLP or any Sale Company;

(d)
maintain in force the Insurance Policies, and use efforts, consistent with those employed by WWLLP prior to Completion, to procure that replacement insurance policies which are equivalent in all material respects to the Insurance Policies are obtained (or the Insurance Policies are extended) to cover at least the period, if any, from 30 April 2005 to the Completion Date, and not knowingly do anything to permit any of the Insurance Policies or such extensions or replacements to lapse or knowingly do anything which would make any of the Insurance Policies void or voidable;

  (e)
  to the extent permitted by law, provide the Purchaser and any persons authorised by it, with such information (including copies of contracts, supplier lists and customer lists) as the Purchaser may reasonably require for the purpose of assisting with the integration of the Business into the business of the Purchaser and other members of the Purchaser's Group or implementing the terms of this agreement and instruct its employees to give promptly such information and explanations to any such persons as aforesaid as may reasonably be requested by it or them for the purpose of assisting with the integration of the Business into the business of the Purchaser or implementing the terms of this agreement;

1.7
it shall, and shall procure that the other members of the Seller's Group shall:

(a)
update the Purchaser and WWC in respect of the conduct and progress of the PI Claims brought against WWP in respect of Independent Insurance Limited, Cotesworth Capital Limited and Credit Lyonnais and any other PI Claim where the amount claimed is £5,000,000 or more;

(b)
provide to the Purchaser and WWC and their professional advisers such information as the Purchaser reasonably requests (with regard to the Seller's proper interests in retaining legal professional privilege) to allow the Purchaser and WWC to monitor the PI Claims referred to in paragraph (a) above; and

(c)
not make or attempt to make any admission of liability, agreement, settlement or compromise in relation to any PI Claim of the nature referred to in paragraph (a) without having first consulted in good faith with the Purchaser or WWC in respect thereof.

1.8
it shall not, and shall procure that no other member of the Seller's Group shall:

(a)
make, or agree to make, any payment other than payments in the ordinary and usual course of the Business;

(b)
incur any expenditure exceeding £100,000 per item on capital account;

(c)
whether in the ordinary and usual course of business or otherwise, dispose of or agree to dispose of or grant any option in respect of, or acquire or agree to acquire, any asset, including any business or entity, having a value in excess of £100,000 or receive any service otherwise than at market value;

(d)
modify, agree to terminate or assign any Business Contract, Client Contract or Specified Contract (except as otherwise agreed between the parties) which may result in any material change in the nature or scope of the Business taken as a whole;

(e)
effect any material change in the general practices of invoicing clients, collecting debts, setting fees, providing discounts or writing off work-in-progress, from those practices adopted at the date of this agreement;

(f)
issue, allow to come into being or grant any Encumbrance over any of the Assets, or assets of the Sale Companies, otherwise than a Permitted Encumbrance or other retention of title provisions in the ordinary and usual course of business;

(g)
other than in the ordinary and usual course of business, grant, modify, dispose of or terminate, or agree to grant, modify, dispose of or terminate any rights or enter into any agreement (including any licence, franchise, assignment, lien, Encumbrance, charge, agreement or arrangement) relating to any Intellectual Property, which would in each case have a material adverse impact on the ability of the Seller to operate the Business in the same manner as operated at the date of this agreement;

  (h)
  other than in the ordinary and usual course of business, permit any registrations of Intellectual Property to lapse;

  (i)
  amend, vary or withdraw an existing VAT registration or make any election to waive any exemption from VAT;

  (j)
  acquire or dispose of any freehold or leasehold property or grant any lease in respect of any of the Properties in cases where the consideration payable or receivable in connection with such acquisition, disposal or grant exceeds £100,000;

  (k)
  make, or announce any proposal to make, any material change or addition (whether immediate, conditional or prospective) to the terms and conditions of or in respect of employment of any particular band of the Transferring Employees (save for the 2005 annual pay review of the Transferring Employees and the employees of the Sale Companies, provided that such pay review is in the ordinary course and consistent with prior practice of the Business in respect of annual pay reviews);

  (l)
  (other than the Bonus Payments, the Uplift Bonus Payments and the Stub Period Bonus Payments or any other bonus payments details of which have been disclosed in writing by the Seller to the Purchaser prior to the signing of this agreement) make or agree to make any payment or agree to provide any benefit to any Transferring Employee or any employee of any Sale Company, or any of their dependants, in connection with completion of the transactions contemplated by this agreement;

  (m)
  make, or announce any proposal to make, any material change (whether immediate, conditional or prospective) to any, or grant or create any additional, retirement, death or disability benefits scheme other than those required by law or which are set out in the Disclosure Letter, or take any action or allow any action to be taken in relation to any such scheme other than in the ordinary and usual course of administering any such scheme or omit to take any action, or allow any action to be taken, which is necessary or prudent for the proper operation of any such scheme;

  (n)
  institute, settle or agree to settle any legal proceedings relating to the Business save for proceedings in respect of Excluded Liabilities and save also for debt collection in the ordinary and usual course of business not exceeding £100,000;

  (o)
  save for dividends or distributions to another member of the Seller's Group, declare, pay or make any dividend or other distribution;

  (p)
  issue any shares or securities or grant any option to subscribe for or acquire shares or securities;

  (q)
  insofar as the same is within the power of WWLLP or the relevant member of the Seller's Group, do, allow or procure any act or omission which would constitute a breach of the Warranties given at Completion set out in paragraph 1.1 (to the extent it relates to the Sale Companies), paragraphs 1.2 to 1.9 inclusive and paragraph 10 of schedule 9;

  (r)
  issue any disclosure, communication or announcement to any of its employees relating to the existence or subject matter of this agreement without prior approval thereof by the Purchaser;

  (s)
  agree, conditionally or otherwise, to do any of the foregoing,

provided that the Seller and the other members of the Seller's Group shall be entitled to do any of the things specified in paragraphs 1.7(a) to 1.6(r) inclusive of this schedule in order to comply with any applicable laws, regulations and other requirements having the force of law, or as expressly contemplated by this agreement or the other Transaction Documents or with the prior written consent of the Purchaser, not to be unreasonably withheld or delayed.

Part 2: Purchaser's and WWCH's Pre-Completion Obligations

1.
Each of the Purchaser and WWCH undertake to the Seller that:

1.1
WWCH shall use its reasonable endeavours to prepare and file the Registration Statement with the Commission as soon as reasonably practicable following the date of this agreement and following receipt from WWLLP of the information required to be furnished for inclusion therein by WWLLP;

1.2
WWCH shall take all action required under United States federal and applicable state laws in connection with (i) the issuance and transfer to WWLLP at or after Completion of the Consideration Stock; (ii) the issuance and transfer to WWLLP of the Contingent Stock on or after the Final Determination Date; and (iii) the public resale of the Consideration Stock and Contingent Stock by the Selling Stockholders;

1.3
WWCH shall use all reasonable endeavours to have the Registration Statement declared effective under the Securities Act as promptly as possible after it is filed with the Commission and shall use all reasonable endeavours to have the Consideration Stock and the Contingent Stock approved for listing on the NYSE before Completion, subject to official notice of issuance;

1.4
WWCH shall send to WWLLP and to WWCH's stockholders copies of the final proxy statement/prospectus included as part of the Registration Statement which is declared effective under the Securities Act at least 20 Business Days before the first to occur of the special meeting of the Main Partners referred to in paragraph 1 of schedule 1 and the special meeting of the WWCH stockholders referred to in paragraph 2 of schedule 1, together with such amendments and supplements to the proxy statement/prospectus as may be necessary, in light of developments occurring subsequent to the mailing of the proxy statement/prospectus, to ensure that the proxy statement/prospectus will not, on the dates of such special meetings, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, subject, where applicable, to WWCH's receipt of the information required to be furnished by WWLLP for inclusion in such Registration Statement and such amendments or supplements;

1.5
WWCH shall give WWLLP and its representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement and to review the Registration Statement on each occasion before the Registration Statement is filed with the Commission, before a request for acceleration of the effectiveness of the Registration Statement is made by WWCH to the Commission and before the final proxy statement/prospectus is sent to WWLLP and WWCH stockholders. WWCH shall not file the Registration Statement or any amendment thereto without the prior concurrence of WWLLP to the filing. Before the initial filing of the Registration Statement, WWCH and WWLLP shall, in a mutually agreed document, identify the disclosures that shall be deemed to have been "furnished" for inclusion in the Registration Statement by WWLLP for the purposes of this agreement. WWCH shall advise WWLLP promptly after receiving notice of the time at which each filing of the Registration Statement has become effective, of the issuance of any stop order, of the suspension of the qualification of the Consideration Stock and Contingent Stock for offering or sale in any jurisdiction, or of any request by the Commission for amendment of the proxy statement/prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information;

1.6
WWCH shall take such action as is necessary in accordance with applicable law and its articles and bylaws to duly call, give notice of, convene and hold a meeting of WWCH stockholders, to be held as soon as practicable after the effective date of the Registration Statement to consider and vote upon approval of the issuance of the Consideration Stock and the Contingent Stock in connection with the transactions contemplated by this agreement;

1.7
WWCH shall, and shall procure that each other member of the Purchaser's Group shall:

(a)
(save for acquisitions and dispositions, in respect of which the provisions of paragraph (e) below apply) carry on its business in the ordinary and usual course in the same manner as its business was operated prior to the date of this agreement and, subject to the other provisions of this part 2 of schedule 5, use its reasonable endeavours to maintain its trade and trade connections and client relationships;

(b)
subject to the other provisions of this part 2 of schedule 5 take all reasonable steps to preserve and protect its business;

(c)
maintain in force its insurance policies, and, to the extent necessary, use efforts, consistent with those employed by it prior to Completion, to procure that replacement insurance policies which are equivalent in all material respects to such insurance policies are obtained (or such insurance policies are extended) to cover the period, if any, from 30 June 2005 to the Completion Date, and not knowingly do anything to permit any of those insurance policies or such extensions or replacements to lapse or knowingly do anything which would make any of those insurance policies void or voidable;

(d)
to the extent permitted by law, provide the Seller and any persons authorised by it, with such information (including copies of contracts, supplier lists and customer lists) as the Seller may reasonably require for the purpose of assisting with the integration of the Business into the business of the Purchaser or implementing the terms of this agreement and instruct its employees to give promptly such information and explanations to any such persons as aforesaid as may reasonably be requested by it or them for the purpose of assisting with the integration of the Business into the business of the Purchaser or implementing the terms of this agreement; and

(e)
consult with the Seller before agreeing (whether in legally binding form or not) the acquisition or disposition of, or granting any option in respect of, any equity interest in or assets of any business or entity or division thereof, which in each case would reasonably be expected to result in a material change in the nature or scope of the business of WWCH or other relevant member of the Purchaser's Group, provided that the Purchaser and the other members of the Purchaser's Group shall be entitled not to comply with paragraphs 1.7(a) to 1.7(d) inclusive, or to do anything in paragraph 1.7(e) without consulting with the Seller, in order to comply with any applicable laws, regulations and other requirements having the force of law or as expressly contemplated by this agreement or the other Transaction Documents or with the prior written consent of the Seller (not to be unreasonably withheld or delayed) and provided further that in no circumstances shall the directors of any member of the Purchaser's Group be prevented or inhibited from taking such actions as they consider necessary for the proper discharge by them of the fiduciary duties to which they are subject as directors pursuant to Delaware law.

SCHEDULE 6

Completion

Part 1: Seller's Obligations at Completion

        At Completion, the Seller shall:

1.1
deliver to the Purchaser (or, insofar as the items listed below are Completion Deliverables, provide joint written instructions with the Purchaser to the Seller's Solicitors to deliver to the Purchaser in accordance with the Completion Deliverables Escrow Letter):

(a)
the Assignment of Trade Marks;

(b)
or make available for collection at the Properties all the Assets which are capable of passing by delivery when, by virtue of such delivery, title to those Assets shall pass to the Purchaser;

(c)
a sum equal to the aggregate amount of all cash in hand, cash in bank and cash equivalents of WWLLP at Completion less the Provisional Excluded Cash by CHAPS to the Purchaser's account notified to the Seller not less than 5 Business Days prior to Completion;

(d)
a certificate in the agreed form, duly executed by a designated member of the Seller, in relation to the Condition set out in paragraph 14 of schedule 1;

(e)
or make available for collection at the Properties all the Business Contracts and Specified Contracts which are reduced to writing and all books, records and other documents to be transferred and delivered to the Purchaser under this agreement including the Business Records and all Business Information;

(f)
certified copies of any powers of attorney under which any of the Transaction Documents or the documents referred to in this paragraph 1.1 of part 1 of this schedule is executed or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Seller;

(g)
a certified copy of a resolution passed by a 75% Majority of Main Partners (as such term is defined in the LLP Agreement), resolving to change the Seller's name to some other name not including the words "Watson Wyatt" or any words resembling the same;

(h)
in respect of the Opted Properties, copies of elections to waive exemption pursuant to paragraphs 2 and 3 of Schedule 10 to VATA together with copies of all acknowledgements issued by H.M. Customs & Excise;

(i)
duly executed transfers of all of the Shares into the name of the Purchaser or its nominee together with the relevant share certificates (or indemnities in respect thereof in the agreed form);

(j)
copies of the share certificates in respect of all the issued capital in each of the Subsidiaries (or indemnities in respect thereof in the agreed form) and make available for collection at the Properties the originals of the same;

(k)
or make available for collection at the Properties all the statutory and other books (duly written up to, but not including, Completion) of each Sale Company and their respective certificates of incorporation and common seals in its possession;

(l)
a duly executed irrevocable power of attorney in the agreed form in respect of the Shares enabling the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

(m)
the Non-Compete Agreements duly executed by each of the Main Partners;

  (n)
  the Stock Transfer Agreement, duly executed by WWLLP;

  (o)
  the Service Agreements duly executed by each of the Main Members who have not executed their Service Agreement prior to the signing of this agreement;

  (p)
  the Letter of Comfort, duly executed by WWLLP.

1.2
cause the directors of WWHL and WWTL to hold meetings of the boards of WWHL and WWTL at which the directors of WWHL and WWTL shall pass resolutions in the agreed form to (i) approve the registration of the Purchaser as owner of the Shares subject only to the production of duly stamped and completed transfers in respect of the Shares and (ii) approve and authorise the changing of the accounting reference date to 30 June, and WWLLP shall furnish to the Purchaser on Completion duly signed minutes of the meetings.

Part 2: Purchaser's Obligations at Completion

1.
At Completion the Purchaser shall:

(a)
pay the Cash Consideration by CHAPS to the Seller's Solicitors' account at Royal Bank of Scotland (Sort Code: 16-00-19 Account Number: 12311038) and such payment shall constitute a valid discharge of the Purchaser's to make the payment of Cash Consideration to the Seller;

(b)
transfer the first tranche of Consideration Stock to a brokerage account in the name of WWLLP with Salomon Smith Barney in accordance with schedule 17;

2.
At Completion the Purchaser shall:

(a)
deliver to the Seller certified copies of any powers of attorney under which any of the Transaction Documents or the documents referred to in this part 2 of this schedule is executed or evidence satisfactory to the Seller of the authority of the person signing on behalf of the relevant member of the Purchaser's Group;

(b)
deliver to the Seller (or, insofar as the items listed below are Completion Deliverables provided joint written instructions with the Seller to the Seller's Solicitors to deliver to the Seller in accordance with the Completion Deliverables Escrow Letter):

(i)
the Non-Compete Agreements duly executed by WWL;

(ii)
the Stock Transfer Agreement duly executed by WWL and WWCH;

(iii)
the Pension Scheme Deed of Variation duly executed by WWL; and

(iv)
the Service Agreements duly executed by WWL to the extent that the same have not been so executed prior to the signing of this agreement.

SCHEDULE 7

Part 1: Determination of 2007 Net Revenue and 2007 Aggregate Staff Costs

1.1
The Purchaser will prepare and deliver draft 2007 Accounts, together with a statement of the 2007 Net Revenue and the 2007 Aggregate Staff Costs and an explanation of how such sums have been determined, to WWLLP as soon as practicable following 30 June, 2007 and in any event within 40 Business Days thereafter. The draft 2007 Accounts shall be prepared by the Purchaser on the basis of the information provided to the Purchaser's auditors for the purposes of auditing the financial results of the Purchaser and its subsidiaries for the Financial Year ended 30 June, 2007.

1.2
The 2007 Accounts will be prepared and the 2007 Net Revenue and 2007 Aggregate Staff Costs valued and determined in accordance with the policies and principles that are referred to and in the order shown in this paragraph 1.2:

(a)
the policies set out in paragraph 1.3 below;

(b)
to the extent not inconsistent with 1.2(a), in accordance with the same accounting principles, practices, evaluation rules, procedures, methods and bases as those adopted in the preparation of the 2004 Management Accounts; and

(c)
to the extent not inconsistent with 1.2(a) and (b), in accordance with Relevant Accounting Standards which are extant at 30 June 2007.

1.3
The following are the policies referred to in paragraph 1.2:

(a)
Accounts receivable and work-in-progress shall be reserved for as follows: 100% of all work-in-progress more than 90 days old; 40% of billed accounts receivable more than 90 days but less than 180 days old; 100% of billed accounts receivable more than 180 days old. For these purposes, ageing for billed accounts receivable commences at the invoice date and ageing for work-in-progress commences on the last day of the month in which the work-in-progress is recognised;

(b)
2007 Aggregate Staff Costs shall include any employees of the Purchaser or any of the other Relevant Associated Companies who are employed in the Continuing Business from time to time, notwithstanding that such employees were not employed in the Business as at the Completion Date;

(c)
2007 Aggregate Staff Costs shall exclude the costs of Business Services Staff;

(d)
2007 Aggregate Staff Costs shall include the 15% pensions allowance, payable as part of the 27% benefit uplift attributable to Bands 5 and 6 employees, but excludes any other pensions costs;

(e)
2007 Aggregate Staff Costs shall exclude vacation accruals for all employees;

(f)
2007 Aggregate Staff Costs shall include all employee bonus payments;

(g)
2007 Aggregate Staff Costs shall exclude PAYE, National Insurance costs and any other wage related Taxes in respect of all employees; and

(h)
2007 Aggregate Staff Costs shall include the staff costs in the Financial Year ended 30 June, 2007 which would otherwise have been capitalised and shall exclude amortisation of staff costs which have previously been capitalised, in each case in relation to internally developed software (whether for internal use or external sales) and the costs of such software development shall be deemed to have been expensed through the profit and loss account rather than capitalised.

1.4
The parties acknowledge that revenues and costs of certain affiliates of WWLLP (other than the Sale Companies), for example Watson Wyatt Brans, have previously been included in figures for WWLLP prepared on a hypothetical basis as if such affiliates were members of the Seller's Group. For the avoidance of doubt, it is agreed that the 2007 Accounts shall not include the results of any such affiliates as if they were members of the Purchaser's Group but that Net Revenue shall and does in the ordinary course include dividends, profit share and royalties received from such affiliates.

1.5
WWLLP will have a period of 40 Business Days (the "Agreement Period") in which to review and agree or dispute the Purchaser's determination of the 2007 Net Revenue and 2007 Aggregate Staff Costs.

1.6
The Purchaser's determination of 2007 Net Revenue and 2007 Aggregate Staff Costs will be deemed to constitute the final and binding 2007 Net Revenue and 2007 Aggregate Staff Costs unless WWLLP serves a notice on the Purchaser within the Agreement Period disputing the amount so determined.

1.7
In the event that WWLLP serves a notice disputing the Purchaser's determination of 2007 Net Revenue and 2007 Aggregate Staff Costs within the Agreement Period then, unless the Purchaser and WWLLP have resolved the disputed matter (a "Joint Resolution") within a further 20 Business Days after the date of such notice, either the Purchaser or WWLLP may refer the matter for determination in accordance with clause 16 of this agreement.

1.8
Each of the Purchaser and WWLLP will promptly provide the other and its advisers with all information (in its possession or control), including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to enable the other to determine the 2007 Net Revenue and 2007 Aggregate Staff Costs.

1.9
For the purposes of this agreement, final determination or determinations and the "Final Determination Date" shall mean:

(a)
the statement of the 2007 Net Revenue and 2007 Aggregate Staff Costs submitted to the Seller pursuant to paragraph 1.1 (if the Seller has not served notice on the Purchaser within the Agreement Period) in which case the "Final Determination Date" shall be the end of the Agreement Period;

(b)
the Joint Resolution (if a disagreement shall have been resolved as mentioned in paragraph 1.7), in which case the "Final Determination Date" shall be the date of the Joint Resolution; and

(c)
the decision of the expert referred to in clause 16 (if a disagreement shall have been referred to determination in accordance with paragraph 1.7), in which case the "Final Determination Date" shall be 5 Business Days after the date upon which the expert's decision shall have been given.

Part 2: Obligations pending final determination of Contingent Stock

1.1
The Purchaser undertakes to WWLLP, until the Final Determination Date (the "Earn Out Period"), that it shall and shall cause each Relevant Associated Operation (but in respect only of the Continuing Business) to:

(a)
appoint, empower and maintain a management team for the Continuing Business, which shall (i) be appointed (and any replacement members appointed) in consultation with WWLLP; and (ii) be focussed on and incentivised to deliver (aa) superior financial performance and return to WWCH's stockholders and (bb) increased revenues (including 2007 Net Revenue) and decreased costs (including 2007 Aggregate Staff Costs) with an emphasis on meeting the conditions for the payment of the Contingent Stock and achieving the NOI targets specified in part 3 of schedule 13;

  (b)
  carry on its part of the Continuing Business in the ordinary and usual course in the same manner as the Business was operated prior to Completion and use its reasonable endeavours to maintain its trade and trade connections and client relationships;

  (c)
  take all reasonable steps to preserve and protect the Continuing Business;

  (d)
  not:

  (i)
  petition for liquidation or permit or procure the passing of a resolution to wind it up voluntarily;

  (ii)
  directly or indirectly request or procure the appointment of a receiver over the whole or any part of its assets or undertaking;

  (iii)
  change its accounting reference date (other than to 30 June);

  (iv)
  take any action which causes it or them to incur as 2007 Aggregate Staff Costs any staff costs that are properly attributable to a period before or after the period in which 2007 Aggregate Staff Costs are determined;

  (v)
  make any material change or addition to any terms and conditions of or in respect of employment of any band of its employees, where to do so would have a material adverse effect on 2007 Aggregate Staff Costs;

  (vi)
  make any material change (whether to the benefits receivable or contributions payable thereunder) to any, or grant or create any additional, retirement, death or disability benefits scheme other than those required by law or which are in existence at the date of this agreement, or take any action or allow any action to be taken in relation to any such scheme other than in the ordinary and usual course of administering any such scheme or omit to take any action, or allow any action to be taken, which is necessary or prudent for the proper operation of any such scheme, other than in circumstances where the proposed action or inaction would not have a material adverse effect on 2007 Aggregate Staff Costs;

  in each case, unless an appropriate adjustment to the calculation of 2007 Net Revenue and/or 2007 Aggregate Staff Costs has first been agreed between WWLLP and the Purchaser or unless the prior written consent of WWLLP has first been obtained, such consent not to be unreasonably withheld or delayed; provided that the Purchaser may take any such action without such agreement or consent if the costs properly attributable to such action are excluded from 2007 Aggregate Staff Costs.

1.2
The Purchaser undertakes to WWLLP, during the Earn Out Period, that it shall procure that neither WWC, nor any other member of the Purchaser's Group shall without the Seller's consent entice or seek to entice away any person employed in the Continuing Business to work for any other member of the Purchaser's Group (other than in connection with the Continuing Business).

1.3
Notwithstanding paragraph 1.1, the Purchaser shall not be required to take or refrain from taking, or to procure that any Sale Company or other Relevant Associated Company takes or refrains from taking, an action if at the relevant time the Purchaser or the relevant Sale Company or other Relevant Associated Company is insolvent or if an administration order is made or a receiver (including an administrative receiver) is appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Purchaser or the relevant Sale Company or other Relevant Associated Company.

1.4
It is acknowledged and agreed that in no circumstances shall the directors of any member of the Purchaser's Group be prevented or inhibited from taking such actions as are necessary for the proper discharge by them of the fiduciary duties to which they are subject as directors in order to comply with any applicable laws, regulations and other requirements having the force of law.

1.5
It is agreed that the only remedy available to the Seller for a breach by the Purchaser of its obligations set out in this schedule 7 shall be a claim for damages for loss suffered as a result of such breach of contract and the parties further agree and acknowledge that the maximum reasonable measure of such damages shall be the value of the Contingent Stock that would have been receivable but for such breach of contract.

Part 3: Adjustments in respect of acquisitions and divestitures

        For the purposes of this Part 3, "Start Up Business" means:

  (a)
  an operation commenced after Completion by any practice group of the Continuing Business in a territory where such practice group has not previously carried on business through an operation based in that territory; and

  (b)
  an operation or business commenced after Completion by any practice group of the Continuing Business in any territory (whether that practice group operates in such territory at the date of this agreement or not) of a type which has not previously been carried out by that practice group in such territory.

1.1
If any business is acquired, the Continuing Business commences a Start Up Business or all or any part of the Continuing Business is sold, during the Earn Out Period by the Purchaser or any of the Relevant Associated Companies in connection with the Continuing Business, the Purchaser and WWLLP shall seek to agree appropriate adjustments to the figures of 47.0 and 45.7 that appear in clause 4.3 of this agreement.

1.2
If, in the case of an acquisition of a new business or the commencement of a Start Up Business, the Purchaser and WWLLP are unable to reach agreement within 21 Business Days from the date of acquisition of the new business or start up (as the case may be), the revenues and costs of the new business or Start Up Business (as the case may be) shall be excluded from the calculations of 2007 Net Revenue and 2007 Aggregate Staff Costs.

1.3
If, in the case of the sale of all or any part of the Continuing Business, the Purchaser and WWLLP are unable to reach agreement within 21 Business Days from the date of sale of such business, the figures of 47.0 and 45.7 that appear in clause 4.3 of this agreement shall automatically be recalculated on the basis that the results of the sold business that were included in the calculations of those figures shall be extracted, as if the sold business had not been a part of the Business in the Financial Year ended 30 April, 2004.

SCHEDULE 8

Post-Completion Obligations

Part 1: Obligations of Seller post-Completion

        The Seller undertakes to the Purchaser to do the following, after Completion:

1.     ASSISTANCE BY SELLER

1.1
to execute and perform:

(a)
the BTA Deed of Novation immediately after Completion; and

(b)
all such deeds and documents (or procure the execution or performance of them) as the Purchaser may from time to time reasonably require for the purpose of vesting in it the full benefit of the Assets (excluding the Business Properties) and the Business and, pending such vesting, the Seller shall hold the benefit of the relevant Asset in trust for the Purchaser;

1.2
to use reasonable endeavours, taking into account its resources and the employees and information made available to it by the Purchaser:

(a)
to arrange with the insurers of all insurance policies relating to the Business that have not been transferred to the Purchaser that, to the extent permitted under the terms of such insurance policies, such policies be endorsed with a clause naming the Purchaser as loss payee in respect of claims relating to the Business and the Assets and, if the Purchaser is not permitted to bring a claim under any such insurance policy, to take such action as the Purchaser may reasonably require to bring a claim thereunder. To the extent that any insurance proceeds in respect of any such claim are paid to the Seller after Completion, the Seller shall, within 5 Business Days account to the Purchaser in respect thereof and, pending that accounting, shall hold all sums so received in trust for the Purchaser (provided that WWLLP shall be held not to be in breach of its obligations hereunder to the extent that insurance proceeds received into the account of WWLLP are transferred to the Purchaser under any cash sweep mechanism put into effect by the parties after Completion);

(b)
from time to time to supply to the Purchaser such information and assistance as the Purchaser may reasonably require for the purpose of implementing the provisions of this agreement and enabling them to carry on the Business in the same manner as and no less efficiently than the Seller;

(c)
to give to the Purchaser all reasonable assistance to enable the Purchaser to enforce or obtain the full benefit of the Third Party Claims; and

(d)
to pass on or refer to the Purchaser all notices, correspondence, information, orders or enquiries relating to the Business which are received by the Seller (and for these purposes such notices, correspondence, information, orders or enquiries received at any of the Properties or by any employees of the Continuing Business after Completion shall be deemed to have been passed on or referred to the Purchaser);

(e)
for a period of seven years from Completion to make available any books, accounts, returns and records not delivered to the Purchaser at Completion (including the Excluded Business Records) which contain Business Information for inspection by representatives of the Purchaser during working hours on reasonable advance notice being given; and

(f)
during the period of seven years after Completion (and without prejudice to any of the Warranties) if any Business Information has not previously been provided to the Purchaser in accordance with this agreement or is not readily discoverable by the Purchaser but is in the possession or under the control of or available to the Seller to procure that such Business Information is provided to the Purchaser as soon as reasonably practicable following request.

1.3
if, at any time after the Registration Statement is filed, and for so long as the Registration Statement is effective, any event should occur that results in any of the information furnished by WWLLP for inclusion in the Registration Statement containing an untrue statement of a material fact, or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, not misleading, or that otherwise is required to be disclosed in an amendment or supplement to the Registration Statement, in each case relating to WWLLP, WWP, the Business, the Assets, the Assumed Liabilities or the Partners, WWLLP shall promptly notify WWCH of the occurrence of such event and shall promptly furnish WWCH with such information as may be required for inclusion in the Registration Statement or otherwise by the Commission; provided that WWLLP shall only be required to furnish the foregoing information in connection with any amendment or supplement to the Registration Statement after Completion to the extent WWLLP has, or would reasonably be expected to be in possession of, such information.

Part 2: Obligations of Purchaser and WWCH post-Completion

        WWCH and the Purchaser undertake to the Seller to do the following, after Completion:

1.1
execute and perform, and procure that WCHL executes and performs, the BTA Deed of Novation immediately after Completion;

1.2
transfer the second and third tranches of Consideration Stock to the brokerage account of WWLLP specified in paragraph 1(b) of part 2 of schedule 6, in accordance with schedule 17;

1.3
provide reasonable assistance, including the provision of resources, information and employee time, to WWLLP in connection with WWLLP's preparation of its statutory accounts for the Financial Year ended 30 April, 2006 (provided that WWCH and the Purchaser shall not be responsible for any external costs, charges and expenses required to be incurred in connection with the preparation and auditing of such accounts);

1.4
use reasonable endeavours to cause the WWCH Shares to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange as soon as reasonably practicable after Completion; and

1.5
use reasonable endeavours for a period of seven years from Completion to make available any books, accounts, returns and records delivered to the Purchaser at Completion (including the Business Records) which contain Excluded Information for inspection by representatives of the Seller during working hours on reasonable advance notice being given.

2.
To the extent that a Client Contract remains to be performed by WWLLP after Completion, the Purchaser shall provide all reasonable facilities and assistance, including provision of the services of employees and use of the Assets, to WWLLP as are necessary to enable WWLLP to perform all of the obligations of WWLLP under such contract which remain to be performed after Completion, and any amounts paid to WWLLP by other party or parties to such Client Contract under such Client Contract after Completion shall be payable by WWLLP to the Purchaser as a fee for the provision of such resources.

3.
For purposes of enabling the public resale by Selling Stockholders of Consideration Stock and Contingent Stock, WWCH shall use all reasonable endeavours to keep the Registration Statement effective under the Securities Act from the date it first becomes effective until the expiration of the applicable holding period under Rule 144(k) under the Securities Act with respect to each of the shares of Consideration Stock and the shares of the Contingent Stock, if any, that are issued and transferred to WWLLP pursuant to this agreement;

4.
WWCH shall prepare and file with the Commission and send to WWLLP and to WWCH's stockholders copies of such amendments and supplements as may be necessary to the proxy statement/prospectus included as part of the effective Registration Statement to ensure that the proxy statement/prospectus will not, at Completion, at the time of the issuance and transfer of the Consideration Stock and the Contingent Stock to WWLLP pursuant to this agreement, and at the time of any resale of any of the Consideration Stock or Contingent Stock by a Selling Stockholder, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, subject, where applicable, to WWCH's receipt from WWLLP of the information required to be furnished by WWLLP for inclusion in such amendments or supplements (it being noted that WWLLP shall only be required to furnish information in connection with any amendment or supplement to the Registration Statement after Completion to the extent WWLLP has, or would reasonably be expected to be in possession of, such information);

5.
WWCH shall advise WWLLP promptly after receiving notice of the time at which any supplement or amendment to the Registration Statement has been filed, of the issuance of any stop order, of the suspension of the qualification of the Consideration Stock and Contingent Stock for offering or sale in any jurisdiction, or of any request by the Commission for amendment of the proxy statement/prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.

SCHEDULE 9
Warranties

1.     CORPORATE MATTERS

        1.1   The particulars of each Sale Company given in schedule 2 and of each of the Partners set out in the Disclosure Letter are true and accurate. The Disclosure Letter contains a complete and accurate list of the partners in WWP as at 30 April, 2002, together with complete and accurate details of those persons who have retired as members of WWLLP since 30 April, 2002. Those individuals listed in the Disclosure Letter marked with a "P" next to their name are currently Main Members in Watson Wyatt LLP, were partners in WWP as at 30 April 2002 and have not retired as partners of WWP since that date.

        1.2   The Shares constitute the entire issued and allotted share capital of WWHL and Watson Wyatt Trustees Limited. During WWLLP's period of ownership, none of the Sale Companies has exercised any lien over any of its issued share capital. All issued shares in each of the Sale Companies are fully paid and all legal requirements relating to the issue of shares by the Sale Companies have been complied with.

        1.3   WWLLP is the beneficial owner of all the Shares free from and unaffected by any Encumbrance. No agreements or arrangements exist which confer on any person or persons the right to require the creation of any Encumbrance over any of the Shares.

        1.4   No agreements or arrangements exist which confer on any person or persons any right to call for the issue, allotment, or transfer of any of the existing or future loan or share capital of any Sale Company.

        1.5   Each Sale Company has in its possession its register of members and other statutory books all of which have been properly kept and contain a true, accurate, complete and up to date record of all matters with which they are required to deal. All returns, resolutions and other documents necessary to be filed with the Registrar of Companies (or equivalent jurisdiction in the Sale Company's country of incorporation) have been duly filed and were correct when filed.

        1.6   Except as Disclosed, no Sale Company has any legal or beneficial interest in the shares of any company.

        1.7   The copies of the Memorandum and Articles of Association or other statutes and bye laws of each Sale Company which are attached to the Disclosure Letter are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached, and fully set out the rights and restrictions attaching to each class of share capital to which they relate. Each of the Sale Companies has complied with its Memorandum and Articles of Association (or relevant statutes and bye laws) in all material respects and none of the activities, agreements, commitments or rights of any of the Sale Companies is ultra vires or unauthorised.

        1.8   Each of the Sale Companies has been duly incorporated and is validly existing under the laws of the country in which it is incorporated.

        1.9   The Seller has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents constitutes or will, when executed, constitute binding obligations on the Seller or other member of the Seller's Group (as the case may be) in accordance with its terms.

        1.10 The Seller has obtained all applicable governmental, statutory, regulatory or other consents. licences, waivers or exemptions required to empower them to enter into and perform its obligations under the Transaction Documents.

        1.11 The Seller has been duly incorporated and is validly existing under the laws of England. The Seller has not stopped payment, nor is it insolvent or deemed unable to pay its debts within the meaning of s123 Insolvency Act 1986.

2.     ACCOUNTS

        2.1   The Accounts of WWP for the Financial Year ended 30 April 2002 comply with all Relevant Accounting Standards, have been prepared in accordance with the policies and practices described in those Accounts and, subject thereto, in accordance with Relevant Accounting Standards as applied at the Accounting Date to which such Accounts relate, and give a true and fair view of the state of affairs of WWP and the other members of the Seller's Group as at such Accounting Date and of the profit or loss and cash flow of WWP and the other members of the Seller's Group for the Financial Year ended on such Accounting Date.

        2.2   The Accounts of WWLLP for both of the two Financial Years ended 30 April, 2003 and the Last Accounting Date comply with the requirements of CA 85, all other relevant statutes and all Relevant Accounting Standards, have been prepared in accordance with the policies and practices described in those Accounts and, subject thereto, in accordance with Relevant Accounting Standards as applied at the Accounting Dates to which such Accounts relate, and give a true and fair view of the state of affairs of WWLLP and the other members of the Seller's Group as at such Accounting Dates and of the profit or loss and cash flow of WWLLP and the other members of the Seller's Group for both of the Financial Years ended on such Accounting Dates.

        2.3   The profits or losses shown by the Last Accounts have not (except as disclosed in such accounts) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of exceptional items or non-recurring items of income or expenditure or by transactions entered into with related parties which are otherwise than on commercial terms as defined in the applicable Relevant Accounting Standard.

        2.4   So far as WWLLP is aware, each of the Seller and the Sale Companies have kept proper records of their respective business and financial affairs which disclose with reasonable accuracy, at the date of this agreement, their financial position. None of these records nor any other systems, data, controls or information of WWLLP or the Sale Companies is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including all means of access thereto and therefrom) which are not under control or, so far as WWLLP is aware, the ownership of WWLLP or the relevant Sale Company.

        2.5   The Management Accounts have been prepared in all respects on the same basis as and to a standard of care consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounting Date and have been accurately extracted from the books and records of WWLLP and the Sale Companies. The Management Accounts are not misleading in any material respects, having regard to the basis of their preparation.

3.     CURRENT FINANCIAL AFFAIRS

        3.1   Since the Last Accounting Date neither WWLLP nor any of the Sale Companies have incurred or agreed to incur any capital expenditure or commitments in the case of any individual item in excess of £500,000 or disposed of any capital assets for a consideration in the case of any individual item in excess of £500,000.

        3.2   WWP has not traded or conducted any business since 30 April, 2002.

        3.3   Since the Last Accounting Date WWLLP and each of the Sale Companies:

          (a)   have not suffered any material reduction in the value of their respective assets or increase in the amount of their respective liabilities or expenses; and

          (b)   have not suffered any material adverse change in their turnover, financial or trading position.

        For the purposes of this Warranty 3.3, "material" shall mean material in the context of the Business taken as a whole.

        3.4   Since the Last Accounting Date, none of the Sale Companies:

          (a)   have paid or declared any dividend nor, so far as WWLLP is aware, made any material payment or disposal which is or is treated as a distribution for the purposes of the Income and Corporation Taxes Act 1988; or

          (b)   have repaid any material indebtedness in advance of its stated maturity.

        3.5   There is not outstanding in respect of any part of the Business any guarantee or agreement for indemnity in the nature of a guarantee or for suretyship either given by or for the benefit of WWLLP or any of the Sale Companies.

        3.6   Save for the overdraft, loan and other financial facilities and borrowings details of which are set out in the Disclosure Letter and save for the Equipment Contracts none of WWLLP or the Sale Companies have any borrowings which would be material in the context of the Business as a whole.

        3.7   So far as WWLLP is aware no event has occurred which:

          (a)   constitutes an event of default by WWLLP or any of the Sale Companies under any material agreement relating to borrowing or indebtedness in the nature of borrowing; or

          (b)   which would lead to such material borrowing or indebtedness becoming payable prior to its stated maturity; or

          (c)   would lead to any security constituted or created in connection with any such borrowing becoming enforceable; or

          (d)   would lead to any material guarantee, indemnity or other obligation of WWLLP or any of the Sale Companies becoming enforceable.

        For the purposes of this Warranty 3.7, "material" shall mean material in the context of the Business as a whole.

        3.8   Full details of each bank account of each of the Sale Companies are given in the Disclosure Letter.

        3.9   No administrative receiver, receiver or receiver and manager has been appointed by any person over the whole or any part of the assets or undertaking of any of WWLLP or the Sale Companies. No order has been made, or resolution passed, for the winding up of WWLLP or any of the Sale Companies or for an administration order in respect of any of them and, so far as WWLLP is aware, no petition has been presented for the winding up of WWLLP or any of the Sale Companies and no circumstances exist which would justify or entitle the appointment of any receiver or administrator, or the presentation of any winding up petition in respect of WWLLP or any of the Sale Companies.

        3.10 There is no outstanding indebtedness or liability (actual or contingent, but except for any liability in respect of PI Claims) between WWLLP and the Sale Companies and no security for any such indebtedness or liability has been given and remains outstanding.

        3.11 There is no outstanding indebtedness (save for accrued salary and benefits) between WWLLP and any directors, officers or employees of WWLLP or the Sale Companies or any relatives or controlled companies of any such persons.

4.     CURRENT TRADING AFFAIRS

        4.1   Since the Last Accounting Date WWLLP and each Sale Company:

          (a)   has carried on their business in the ordinary course so as to maintain the same as a going concern; and

          (b)   has not disposed of any asset of an individual value in excess of £100,000 or, so far as WWLLP is aware, assumed or incurred any liabilities (including contingent liabilities) or made any payment other than in the ordinary course of business and (in the case of disposal of assets) for full value received in money or money's worth.

        4.2   So far as WWLLP is aware, WWLLP, WWP and the Sale Companies have at all times conducted their business in all material respects in accordance with all applicable laws and regulations. So far as WWLLP is aware, WWLLP and the Sale Companies have obtained all statutory, municipal and other licences, required by law or the absence of which would have a material adverse effect on the carrying on of their part of the Business. So far as WWLLP is aware, WWLLP and each of the Sale Companies have observed and complied in all material respects with all such licences and consents and WWLLP is not aware of any intention to terminate or to refuse renewal of any such licence or consents.

        4.3   To WWLLP's best knowledge and belief, neither WWLLP, WWP nor any of the Sale Companies has received any notice that any goods supplied or services performed were in any material respect faulty, defective or negligent or did not comply in any material respect with any warranties or representations given or implied in respect of them or which otherwise render any of them in breach of contract or duty, in each case where such fault, defect, negligence, non-compliance with warranties or representations or breach of contract or duty is likely to result in a liability of WWLLP, WWP or the relevant Sale Company (as the case may be) of more than £150,000.

        4.4   So far as WWLLP is aware no substantial client of the Business (that is to say a client who has in each of the last three completed financial years (or for such shorter period as they have been a client) produced an average annual fee income in excess of £500,000) has during the period of 12 months ending on the date of this agreement terminated its relationship with WWLLP or the Sale Company concerned or, so far as WWLLP is aware, has notified WWLLP or any Sale Company of an intention to terminate its relationship and so far as WWLLP is aware, no such termination is reasonably likely after Completion.

        4.5   Save in respect of routine debt collection (other than from any substantial client as specified in warranty 4.4) or any matters dealt with under Section 6 of this schedule (employee matters) for an amount in any individual case not exceeding £100,000, none of the Seller, WWP or the Sale Companies is engaged either on its own account or vicariously in any suit, action, litigation, arbitration or tribunal proceedings or any governmental investigation and so far as WWLLP is aware, no such suit, action, litigation, arbitration or tribunal proceedings which is likely to result in a liability of WWLLP or the relevant Sale Company (as the case may be) of more than £150,000 are pending or threatened by or against any of them and, so far as WWLLP is aware, there are no circumstances likely to lead to any such suit, action, litigation, arbitration or tribunal proceedings or governmental investigation, which suit, action, litigation, arbitration or tribunal proceedings or governmental investigation is likely to result in a liability of WWLLP or the relevant Sale Company (as the case may be) of more than £150,000.

        4.6   Neither WWLLP nor any of the Sale Companies carries on business under any name other than their respective corporate names, "Watson Wyatt" and "Watson Wyatt Worldwide".

        4.7   So far as WWLLP is aware any liabilities of WWP that need, in accordance with Relevant Accounting Standards, to be provided for in the Accounts of WWLLP have been provided for in those Accounts.

5.     CONTRACTS AND COMMITMENTS

        5.1   So far as WWLLP is aware, none of the Business Contracts or Specified Contracts or any contracts to which any of the Sale Companies are a party:

          (a)   (other than the Leases and any matters dealt with under paragraph 6 of this schedule (Employees)) has an unexpired fixed duration in excess of two years;

          (b)   (other than any contracts between any members of the Sellers' Group or with any member of the Purchaser's Group,) is material to any part of the Business and was entered into other than on arms length terms in the ordinary and proper conduct of the business by WWLLP, WWP or the Sale Company concerned;

          (c)   other than the arrangements with any member of the Purchaser's Group, creates any partnership, consortium or joint venture relationship;

          (d)   (other than any of the Leases) which is material to any part of the Business requires consent for its transfer to the Purchaser as a result of the entering into or implementation of this agreement or, in respect of the Sale Companies is by its terms terminable on a change of control of the Sale Companies; or

          (e)   restricts in any way the freedom of either WWLLP or the Sale Companies to carry on any business in any part of the world.

6.     EMPLOYEES

        6.1   So far as WWLLP is aware in relation to each of the Transferring Employees and each employee of the Sale Companies (in each case employed by a member of the Seller's Group at the date of this agreement) there are contained in or attached to the Disclosure Letter material particulars or copies of:

          (a)   in relation to:

              (i)  all Transferring Employees employed by WWLLP; and

  (ii)
  those employees of the Sale Companies, in each case whose annual base salary exceeds Euro 100,000 per annum,

        only, the standard contracts of employment and service agreements applicable to them;

          (b)   in relation to key personnel only (who, for the purpose of this warranty 6.1(b), shall be taken to be, in the case of the Transferring Employees employed by WWLLP, those whose annual base salary exceeds £100,000 and in the case of those Transferring Employees employed by any other member of the Seller's Group and those employees of the Sale Companies, those whose annual base salary exceeds Euro 100,000 per annum) the names, date of birth and date of commencement of employment (including any employment with a previous employer which counts as continuous employment for the purposes of the Employment Rights Act 1996) of all such employees;

          (c)   the remuneration (including any bonus, commission, incentive, profit sharing or profit related pay scheme or arrangements in which Transferring Employees and employees of the Sale Companies participate or are or may become entitled to participate) and any other benefit to which they are entitled or which is regularly provided or made available to them, their period of notice and entitlement to holidays; and

          (d)   particulars of any collective agreement affecting any terms of employment including disciplinary or grievance procedures and any procedures to be followed or entitlement to compensation or payment in the case of redundancy or dismissal.

        6.2   So far as WWLLP is aware in relation to each of the Transferring Employees and each employee of the Sale Companies (in each case employed by a member of the Seller's Group at the Completion Date) there are contained in or attached to the Supplemental Disclosure Letter material particulars or copies of the remuneration (including any bonus, commission, incentive, profit sharing or profit related pay scheme or arrangements in which Transferring Employees and employees of the Sale Companies participate or are or may become entitled to participate) and any other benefit to which they are entitled or which is regularly provided or made available to them, their period of notice and entitlement to holidays.

        6.3   As at the date of this agreement, the only persons employed in the LLP Business by WWLLP are the Transferring Employees listed in the Disclosure Letter. As at the Completion Date, the only persons employed in the LLP Business by WWLLP are the Transferring Employees listed in the Supplemental Disclosure Letter.

        6.4   So far as WWLLP is aware save as Disclosed, there are no:

          (a)   subsisting contracts of service in favour of any:

      (i)
      Transferring Employee employed by WWLLP; or

      (ii)
      Transferring Employee employed by any other member of the Seller's Group or employee of any Sale Company, in each case whose annual base salary exceeds Euro 100,000 per annum on terms relating to remuneration and other benefits materially different from those Disclosed; or

          (b)   subsisting contracts for the provision by any person of any consultancy services in relation to the Business, which either have been in effect for more than 12 months prior to the date of this agreement or have an annual value of £50,000 or more; or

          (c)   profit-sharing, profit related pay, share option or share incentive schemes or other employee benefit plans in relation to, and no collective bargaining agreements or agreements or arrangements with trade unions relating to the Transferring Employees or any present employee of the Sale Companies.

        6.5   So far as WWLLP is aware, there is no existing or threatened industrial or trade dispute or any dispute or negotiations of material importance with any trade union or body of employees in relation to the Business or the Sale Companies, and so far as WWLLP is aware no such dispute or negotiations are pending.

        6.6   So far as WWLLP is aware and save as Disclosed or as required pursuant to applicable law or local statute, neither WWLLP in relation to the Transferring Employees nor any Sale Company in relation to its employees has any legal liability or obligation to pay or provide for the payment of any form of death benefit or allowance or sickness or accident benefit to or in respect of any person or to contribute to any accident, life assurance, medical insurance, health insurance or salary indemnity or continuance scheme in respect of any person.

        6.7   So far as WWLLP is aware, and save for Excluded Liabilities, neither WWLLP in relation to any of the Transferring Employees nor any Sale Company in relation to its employees has made or agreed to make any payment or agreed to provide any benefit to any Transferring Employee or any such employee, or any of their dependants, in connection with the completion of the transactions contemplated by this agreement, the actual or proposed transfer, termination or suspension of their office or employment or the variation of their contracts of employment.

7.     PROPERTY MATTERS

        7.1   The particulars of the Properties shown in parts 1 and 2 of schedule 12 are true correct and complete in all respects.

        7.2   So far as WWLLP is aware, there are appurtenant to the Properties all rights and easements reasonably necessary for their exclusive use and enjoyment for the purposes of the Business.

        7.3   So far as WWLLP is aware, all material covenants, stipulations and conditions affecting the Properties (including covenants for repair) have been observed and performed in all material respects provided that WWLLP shall be under no liability for any failure to carry out any works of repair, renewal or decoration of the Properties required under the respective Leases.

        7.4   So far as WWLLP is aware, there are no outstanding material disputes with any person relating to the Properties or their use.

        7.5   The Properties comprise all the property owned, used or occupied by WWLLP and the Sale Companies.

8.     ASSETS

        8.1   So far as WWLLP is aware all the Assets and all the assets of the Sale Companies are absolutely owned by WWLLP or Sale Company concerned both legally and beneficially and are in its possession and under its control and other than the Equipment Contracts none is the subject of any mortgage, debenture, charge, lien, pledge, option, factoring arrangement, hire purchase, leasing, lease purchase or credit-sale agreement or any agreement for conditional sale or sale by instalments or other encumbrance whatsoever (or any agreement to grant or create any of the same) nor subject to any agreement or arrangements whereby the title to any goods or any rights in the proceeds of sale of any goods is or may be reserved to the seller of the goods or to any third party.

        8.2   So far as WWLLP is aware, the Assets, the Excluded Assets and the assets of the Sale Companies comprise all the assets, properties and rights owned or used in the conduct of the Business and save for assets, properties or rights which are used or enjoyed pursuant to arrangements with members of the Purchaser's Group, there are no other assets, properties or rights used or enjoyed in the conduct of the Business not agreed to be transferred to the Purchaser under this agreement.

9.     REGISTRATION STATEMENT

        9.1   The information that WWLLP furnishes for inclusion in the Registration Statement will not, on the date of the filing of the Registration Statement or at the time the Registration Statement becomes effective under the Securities Act, or on the dates the final proxy statement/prospectus included in the Registration Statement is mailed to the WWCH stockholders or provided to WWLLP, or at the time of the WWCH stockholder meeting referred to at paragraph 2 of schedule 1 or the meeting of the Main Partners referred to at paragraph 1 of schedule 1 or at the time any Selling Stockholder may elect to resell its Consideration Stock or Contingent Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading.

        9.2   The consolidated Accounts of WWLLP for the Financial Years ended April 30, 2003 and April 30, 2004 and the consolidated Accounts (excluding the balance sheet) of WWP for the Financial Year ended April 30, 2002, delivered to WWCH for inclusion in the Registration Statement, were prepared in accordance with Relevant Accounting Standards, consistently applied, and present fairly, in all material respects, the financial position of the Business and the results of operations and changes in cash flows as of the dates thereof and for the periods covered thereby. So far as WWLLP is aware, the consolidated Accounts of WWLLP for the Financial Years ended April 30, 2003 and April 30, 2004 were appropriately reconciled to US GAAP.

        9.3   The unaudited balance sheet of WWLLP at October 31, 2003 and October 31, 2004 and the unaudited profit and loss account and cash flow statement for the six month period ended October 31, 2004, delivered to WWCH for inclusion in the Registration Statement, were prepared in accordance with Relevant Accounting Standards, consistently applied, and, so far as WWLLP is aware, were appropriately reconciled to US GAAP and present fairly, in all material respects, the financial position of the Business and the results of operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject to normal year-end adjustments).

10.   INSURANCE

        WWLLP's general package insurance policy, details of which are contained in Disclosure Documents 10.1 to 10.3, is in force at the date of this agreement and, so far as WWLLP is aware, neither WWLLP, nor any member of the Seller's Group has, by virtue of any act, omission or non-disclosure, rendered such policies voidable.

11.   TAXATION

        For the purpose of this warranty 11, "material" shall mean material in the context of the Business taken as a whole.

        11.1 Tax Warranties given in respect of the Sale Companies

          (a)   General

              (i)  So far as the Seller is aware, each Sale Company duly and punctually paid or accounted for all material Tax liabilities which it is or has been liable to pay or account for prior to the date of this agreement and has made adequate provision in its accounts in respect of all material Tax liabilities which it will or may become liable to pay or account for in respect of all accounting and other periods ending on or before the date of this agreement.

             (ii)  So far as the Seller is aware, no Sale Company is or will be liable to make any payment of or in respect of material Tax resulting from or by reference to (i) any income, profits or gains earned, accrued or received since the Last Accounting Date and on or before the Completion Date or (ii) any event occurring since the Last Accounting Date and on or before the Completion Date whether alone or in conjunction with other circumstances other than Tax arising from transactions in the ordinary course of the Sale Company's business.

            (iii)  So far as the Seller is aware, no Sale Company will be liable to make any material payment of or in respect of Tax resulting from or by reference to any income, profits or gains earned, accrued or received after the Completion Date as a result of an act, omission or transaction by or of a person other than the Sale Company and which liability to Tax falls upon the Sale Company as a result of its having been affiliated or connected with for Tax purposes with that person at any time before the Completion Date.

            (iv)  The amount of the provision for deferred Tax (if any) contained in the accounts of the Sale Companies was at the Last Accounting Date materially adequate and fully in accordance with generally accepted accountancy practices and all relevant accounting standards.

             (v)  So far as the Seller is aware, each Sale Company has properly and punctually deducted and accounted for all material Tax which it has been required to deduct or for which it has been required to account in respect of any payments made or deemed to have been made by it.

            (vi)  So far as the Seller is aware, each Sale Company has duly and punctually filed all returns and given or delivered all notices and accounts and information and has made all claims, disclaimers and elections which on or before the date of this agreement ought to have been made, given or delivered for the purposes of Tax or which have been assumed for the purposes of the accounts of the Sale Companies.

           (vii)  So far as the Seller is aware, each Sale Company has made all material deductions and withholdings of Tax which were required to have been made and, where required, each Sale Company has provided a certificate of deduction to the appropriate person in the required form and properly and within the requisite time accounted to the relevant Tax Authority for the Tax so deducted.

          (viii)  There is no material dispute or disagreement outstanding nor,so far as the Seller is aware, is any contemplated at the date of this agreement with any Tax Authority regarding:

              (A)  the computation of any gains profits or losses of any Sale Company for the purposes of Tax;

              (B)  any liability or potential liability to Tax (including penalties or interest) recoverable from any Sale Company; or

              (C)  the availability to any Sale Company of any relief from Tax.

            (ix)  So far as the Seller is aware, the Sale Companies are not and will not become liable to pay, reimburse or indemnify any person in respect of material Tax in consequence of failure by that or any other person to discharge that Tax (whether within any specified period or otherwise) where such Tax relates to a profit, income, gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this agreement.

             (x)  The Disclosure Letter lists all material concessions, agreements and other formal or informal arrangements with any Tax Authority (other than such as are published by a Tax Authority in the UK) from which any Sale Company has or will benefit, or by which it is bound, and (in either case) which are extant on the date of this agreement.

            (xi)  The Disclosure Letter contains full details of all material clearances or consents obtained by or relating to the Sale Companies within the six years immediately preceding the date of this agreement pursuant to any Tax statute or Tax Authority's published practices and;

           (xii)  So far as the Seller is aware, any transaction for which any clearance or consent was required to be obtained has been carried out only in accordance with the terms of a valid clearance or consent given following full, accurate and timely disclosure of all material facts and circumstances; and

          (xiii)  So far as the Seller is aware, nothing has arisen since any clearance or consent was obtained which would bring into question its validity.

          (xiv)  So far as the Seller is aware, each Sale Company maintains materially complete and up to date information accounts and records of all transactions and activities in which it has been involved and of its tax affairs which will or may be relevant for calculating any Tax liability of it:

              (A)  for any accounting or other period ending on or before the date of this agreement or in respect of any event occurring on or before this date as to which no final agreement relating to Tax has yet been reached with the relevant Tax Authority; and

              (B)  for any such period ending or event occurring after the date of this agreement to the extent that such transactions and activities arose prior to the date of this agreement; and

              (C)  as required by law.

           (xv)  So far as the Seller is aware, no Sale Company has been a party to any material scheme or arrangement:

              (A)  in any accounting period ending within six years prior to the date of this agreement:

              (B)  in respect of which the main purpose or one of the main purposes was or might reasonably be held to have been the avoidance, reduction or deferral of a liability to Tax; or

              (C)  in respect of which any tax clearance has been or could reasonably have been obtained; and

              (D)  in the ten years ending on the date of this agreement which was or included a reorganisation or reduction of the share capital of the Sale Company concerned.

    (xvi)
    So far as the Seller is aware, no Sale Company has been party to any material scheme or arrangement as a result of which on the future disposal of any asset owned on the date of this agreement the allowable loss or chargeable gain otherwise arising or any liability to Tax is liable to be adjusted by any Tax Authority.

    (xvii)
    So far as the Seller is aware, no Sale Company has in the six years ending on the date of this agreement carried out or been engaged in any material transaction or arrangement in respect of which there has been or may be substituted for the consideration given or received by it (including a nil consideration) a different consideration for Tax purposes and no Sale Company has at the date of this agreement any obligation to enter into any such transaction or arrangement in the future.

    (xviii)
    Each Sale Company has at all times since its incorporation been resident in its country of incorporation for Tax purposes and has never been regarded as being resident for such purposes in a territory outside its country of incorporation.

    (xix)
    So far as the Seller is aware, no Sale Company is liable to, and has at no time prior to the date of this agreement incurred any liability to Tax in any jurisdiction other than the jurisdiction in which it was incorporated.

    (xx)
    So far as the Seller is aware, no Sale Company has entered into any material transaction or arrangement in respect of which the consideration given or received has been or could be adjusted for Tax purposes on the ground that the amount or value of the consideration differs from that which would have been agreed between independent parties dealing at arm's length with each other.

    (xxi)
    No Sale Company holds directly or indirectly any interest in a company which, if it were subject to a lower level of taxation in the territory in which it is resident, would be a controlled foreign company.

    (xxii)
    So far as the Seller is aware, no Sale Company has since the Last Accounting Date made or incurred or is under a legal obligation to make or incur any payments of expenditure other than in the ordinary course of its business which will not be wholly deductible in computing its taxable profits or which will not be a charge on income for the purposes of corporation tax.

    (xxiii)
    So far as the Seller is aware, in respect of a disposal by any Sale Company of an asset which it owns at the date of this agreement:

    (A)
    for a consideration equal to the value of that asset taken for the purposes of the Last Accounts (if it was owned by that Sale Company on the Last Accounting Date) the Tax liability thereby incurred will not exceed the amount taken into account in computing the provision for deferred Tax as stated in the Last Accounts; and

    (B)
    for a consideration equal to that for which the asset was acquired (if it was acquired after the Last Accounting Date) no liability to Tax will arise.

    (xxiv)
    So far as the Seller is aware, the Sale Companies do not own any asset which they acquired within the period of six years ending on the date of this agreement from another company which was at the date of acquisition a member of the same group of companies.

    (xxv)
    So far as the Seller is aware, the value of the consideration for the acquisition of any asset included in the Last Accounts or acquired after the Last Accounting Date is not deemed for Tax purposes to have been reduced by reason of any claim made to defer Tax whether in relation to that or any other asset.

    (xxvi)
    So far as the Seller is aware, all documents which are in the possession of the Sale Companies or by virtue of which the Sale Companies have any right or interest and which either attract stamp duty or stamp duty reserve tax or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority have been properly stamped, and there is no liability to any fine or penalty in respect of such duty or stamp nor are there any circumstances which may result in any Sale Company becoming liable to any such fine or penalty.

  (b)
  Value Added Tax

  (i)
  Each Sale Company is duly registered for VAT purposes and has complied with all material and relevant statutory provisions, regulations, and any other rules or conditions pursuant thereto relating to VAT, and has duly paid or provided for all amounts of VAT for which it is liable.

  (ii)
  So far as the Seller is aware, there are no circumstances, transactions, acts or omissions in consequence of which the Sale Company could be held liable for any VAT otherwise payable by any other entity, whether or not a VAT group member, in respect of any period, including any period during which the Sale Company was a member of any VAT group not withstanding that it no longer fulfilled the conditions for membership of such group.

  (iii)
  So far as the Seller is aware, all material VAT, import duty and other taxes or charges payable to any Tax Authority upon the importation or acquisition of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, owned or used by the Sale Company has been correctly reported and paid in full.

11.2
Tax Warranties given in respect of WWLLP

  (a)
  General

  (i)
  So far as the Seller is aware, WWLLP is not liable or accountable for any material Tax (whether primarily or otherwise) in respect of any event occurring on or before the Last Accounting Date (other than Tax in relation to any income, profits or gains earned, accrued or received on or before the Last Accounting Date for which the Main Partners or Partners are liable);

  (ii)
  So far as the Seller is aware, WWLLP has no undischarged liability to Tax as at Completion other than by reference to income, profits or gains arising in the ordinary course of the business of WWLLP on or before Completion.

  (b)
  Compliance

  (i)
  WWLLP has properly and within the requisite period filed all Tax returns (including (without limitation) PAYE returns, VAT returns and land transaction returns) and provided all information, notices or other communications required or requested to be delivered to any Tax Authority. So far as the Seller is aware, all such returns and information remain correct and complete and none is, or is likely to become, the subject of any investigation or dispute by or with any Tax Authority. The Disclosure Letter contains details of any amendments made to any Tax return either by WWLLP or by any Tax Authority and any amendment made by WWLLP was made properly and within the requisite period and has not and so far as the Seller is aware is not likely to be disputed by any Tax Authority.

  (ii)
  WWLLP is not involved in any material dispute with any Tax Authority concerning any matter reasonably likely to affect the conduct of the Business after the date of this agreement or any of the Assets and, so far as the Seller is aware, no such dispute is likely.

  (iii)
  WWLLP has not within the last six years suffered any audit or visit by any Tax Authority (and nor is WWLLP aware that any such audit or visit is planned) in relation to any Tax which is an Assumed Liability (including (without limitation) in relation to VAT and PAYE).

  (iv)
  WWLLP has prepared and kept complete, accurate and up-to-date records as required by law or as required to enable it to deliver correct and complete Tax returns or to calculate any present or, so far as possible, future liability to Tax which constitutes an Assumed Liability (so as to avoid any imposition of a Tax-geared penalty) or the entitlement of WWLLP to claim any relief.

  (v)
  WWLLP has properly and within the requisite period submitted to the relevant Tax Authorities all claims, elections, notices and disclaimers which have been assumed to have been made or given for the purposes of computing any provision or reserve for Tax (including deferred Tax) included in the Last Accounts.

  (vi)
  So far as the Seller is aware, WWLLP has made all material deductions and withholdings of Tax (in the case of WWLLP only, this reference to Tax means Tax which constitutes an Assumed Liability) which were required to have been made and, where required, WWLLP has provided a certificate of deduction to the appropriate person in the required form and properly and within the requisite time accounted to the relevant Tax Authority for the Tax so deducted.

  (vii)
  No Tax Authority has or has agreed to operate any material special arrangement in relation to WWLLP (insofar at it affects WWLLP's liability to Tax which constitutes an Assumed Liability) other than an arrangement which is wholly in accordance with a strict interpretation of the relevant law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority.

    (viii)
    So far as the Seller is aware, WWLLP has properly and within the requisite period paid all Tax which it has become liable to pay and it has not in the period of six year ending on the date of this agreement paid or become liable to pay any material penalty, fine, surcharge or interest in respect of Tax.

  (c)
  Value Added Tax

  (i)
  So far as the Seller is aware, all VAT payable upon the importation of goods, and all customs and excise duties payable in respect of the Assets has been paid in full, and so far as the Seller is aware, none of the Assets are liable to confiscation or forfeiture.

  (ii)
  So far as the Seller is aware, all supplies made by WWLLP are supplies in respect of which WWLLP is entitled to credit or repayment of input tax under the provisions of the VATA and WWLLP is not and will not be denied credit or repayment in respect of any input tax for any reason.

  (iii)
  There are set out in the Disclosure Letter full details of (i) each of the Properties (and every part of them) that are buildings falling within item 1(a) of Group 1 of Schedule 9 to VATA and (ii) any land, building or civil engineering work in which WWLLP has an interest and in respect of which an election to waive exemption under paragraph 2(1) Schedule 10 VATA has been made, whether by WWLLP or a relevant associate, including the dates such elections were made, confirmation that any necessary permissions and/or notifications including the notification referred to in SI 1995/1268 paragraph 5(2A) in respect of such elections have been duly obtained or made, and whether any elections can be or have been withdrawn pursuant to paragraph 3(5)(a)(i) Schedule 10 ("Schedule 10") VATA.

  (iv)
  There are set out in the Disclosure Letter full details of each of the assets of WWLLP and each of the Properties to which Part XV of the Value Added Tax Regulations 1995 applies or will apply, including (without limitation): (i) a description of the asset (including in the case of land or a building or part of a building, the nature of the tenure and time it has to run), the date the first interval commenced and the input tax deducted or deductible on the capital item; (ii) the proportion of input tax for which credit has been claimed (whether provisionally or finally in a tax year and stating which); and (iii) the start and end dates of the interval current at the date of this Agreement, stating which of the up to ten intervals it is.

  (d)
  Stamp Duty and Related Taxes

  (i)
  There is no instrument or document (i) which is necessary to establish WWLLP's right or title to any material Asset or in the enforcement of which WWLLP may have an interest or (ii) which is material to the title of any of the Assets, which is or, so far as the Seller is aware, may become liable to stamp duty which has not been duly stamped or which would attract stamp duty, interest or penalties if brought into the United Kingdom.

  (ii)
  So far as the Seller is aware, WWLLP is not a party to any agreement under which it is or may become liable to pay to any person (including any Tax Authority) any amount in respect of stamp duty, stamp duty reserve tax, or any transfer tax in any jurisdiction other than the United Kingdom, or in respect of any interest penalty or fine attributable to such duty or tax.

  (iii)
  So far as the Seller is aware, WWLLP does not hold any interest in land in the United Kingdom which was transferred, granted or surrendered to it, or which is derived from an interest in land which was transferred, granted or surrendered to it, within three years prior to the date of this Agreement by means of an instrument which was stamped on the basis that it was entitled to relief under any of s42 FA 1930, s11 FA (Northern Ireland) 1954, s151 FA 1995, or s76 FA 1986 or in respect of which WWLLP claimed relief from stamp duty land tax under Schedule 7 FA 2003.

  (e)
  Inheritance Tax and Gifts

  (i)
  There are not in existence any circumstances whereby any such power as is mentioned in s22 Inheritance Tax Act 1984 could be exercised in relation to any interest in securities of, or assets of, WWLLP.

  (ii)
  Neither the Assets nor the limited liability partnership interests in WWLLP are subject to an outstanding Inland Revenue charge as defined in s237 Inheritance Tax Act 1984.

  (f)
  International

  (i)
  So far as the Seller is aware, WWLLP is not and has never been resident for Tax purposes in a jurisdiction other than the United Kingdom.

  (ii)
  So far as the Seller is aware, WWLLP is not liable to, and has at no time incurred any liability to Tax in any jurisdiction other than in the United Kingdom.

  (g)
  Employees

  (i)
  So far as the Seller is aware, WWLLP has properly operated and complied with all provisions dealing with PAYE, income tax and National Insurance Contributions (or any equivalent provisions that are applicable outside the UK) and has accounted for Tax within the relevant time limits as required by law from or in respect of all material payments of employment income within s7(2) Income Tax (Earnings and Pensions) Act ("ITEPA") 2003 (or any equivalent provisions that are applicable outside the UK). So far as the Seller is aware, WWLLP has complied with its reporting obligations to the relevant Tax Authority in respect of any benefits provided to any of the Transferring Employees.

  (ii)
  WWLLP does not operate and has not operated any scheme approved under ss713 to 715 ITEPA 2003, and has not operated any scheme approved under Chapter III of Part V Taxes Act 1988.

  (iii)
  Any payment per annum made to or for the direct or indirect benefit of any person who is or might be regarded by any Tax Authority as an employee of WWLLP is made to such person direct and is not made to any company or other entity associated with that person.

  (iv)
  WWLLP has not been granted any dispensations by any Tax Authority relating to the taxation of its employees or the reporting of benefits provided to such employees.

  (v)
  WWLLP has not made any payment to which ss225 or 226 ITEPA 2003 applies.

12.   INTELLECTUAL PROPERTY

12.1
So far as WWLLP is aware the Disclosure Letter contains full and accurate details of all registered Business Intellectual Property and registered Sale Companies' Intellectual Property (including applications therefor). All renewal fees in respect of the registered Business Intellectual Property and registered Sale Companies' Intellectual Property have been paid up to date.

12.2
So far as WWLLP is aware WWLLP is sole beneficial owners of the Business Intellectual Property and the Sale Companies are the sole beneficial owners of the Sale Companies' Intellectual Property free from any Encumbrances other than Permitted Encumbrances.

12.3
So far as WWLLP is aware, save for the use of intellectual property by members of the Purchaser's Group, none of the Business Intellectual Property and none of the Sale Companies' Intellectual Property is being used (except pursuant to written licence agreements to which WWLLP is a party), claimed or disputed by any other person.

12.4
So far as WWLLP is aware no part of the Business infringes any Intellectual Property of any other person.

12.5
So far as WWLLP is aware the Disclosure Letter contains full and accurate details of all material Intellectual Property used by WWLLP or the Sale Companies (although not owned by them) and a list of any licensing or other agreements or arrangements under which they have the use of such Intellectual Property and which are due to expire within the next 12 months. So far as WWLLP is aware none of WWLLP or the Sale Companies have done or omitted to do any thing which might constitute a breach of or permit termination of any such rights.

12.6
Except in the ordinary course of business, neither WWLLP (in relation to the Business Intellectual Property) nor the Sale Companies (in relation to the Sale Companies' Intellectual Property) have, so far as WWLLP is aware, granted to any other person any licence or other right in relation to such Intellectual Property used by them.

12.7
So far as WWLLP is aware, the Business Intellectual Property, the Sale Companies' Intellectual Property and that which WWLLP is licensed to use under the Business Contracts and the Specified Contracts or any Sale Company is licensed to use pursuant to any contract to which it is a party is all the Intellectual Property required to operate the Business.

13.   COMPUTER SYSTEMS

13.1
So far as WWLLP is aware, all the hardware and software used in the Business and which is material to the Business taken as a whole is either:

(a)
the subject of a hardware maintenance or software support contract that is in force at the date of this agreement; or

(b)
capable of being maintained by WWLLP or the relevant Sale Company, as the case may be, using the Assets or the assets of the relevant Sale Company (including the rights which WWLLP or the relevant Sale Company has to modify and/or maintain such hardware and software).

13.2
So far as WWLLP is aware all computer software (including programs held on silicon chips, disks and any other media, manuals and operator guides) used by WWLLP or the Sale Companies is either owned by them or held by them on licence.

13.3
So far as WWLLP is aware neither WWLLP nor any of the Sale Companies has altered, adapted or modified any software held by them on licence or used by it and which is material in the context of the Business as a whole without the consent of the owner or manufacturers thereof.

13.4
So far as WWLLP is aware WWLLP and the Sale Companies:

(a)
have taken proper precautions to preserve the availability, confidentiality and integrity of their computer systems (including disaster recovery and security arrangements);

(b)
have complied in all material respects with all requirements of the Data Protection Act 1998 and in particular:

(i)
have registered as data users under that Act for all purposes for which registration is required by the business carried on by them and;

(ii)
have complied with the data protection principles; and

  (c)
  have not received any notice, letter or complaint alleging a breach by them of the provisions of the Data Protection Act 1998.

14.   PENSIONS

14.1
Save as Disclosed, there are no Pension Arrangements to which any member of the Sellers' Group contributes or under which it provides benefits on retirement for or in respect of the Transferring Employees.

14.2
So far as WWLLP is aware, the Relevant Pension Arrangements are, and have always been, administered in compliance with their terms (including, for the avoidance of doubt, the payment of insurance premium payments due to third parties) and applicable laws, including local tax authority requirements, regulations and other relevant requirements of appropriate government bodies, regulatory authorities or relevant supervisory bodies and, so far as WWLLP is aware, each member of the Sellers' Group complies and has always complied with its obligations under its relevant governing documentation, any collective or Works Council agreements to which the Transferring Employees are a party or are subject, or any social security requirements and any requirements of governmental or other relevant agencies applicable to any member of the Sellers' Group.

14.3
In respect of each of the Relevant Pension Arrangements: (i) where such an arrangement is pre-funded or is required to be so by law (whether by means of a book reserve or otherwise), the latest formal actuarial advice indicates that the arrangement is fully pre-funded in accordance with applicable local law and practice (and WWLLP has no reason to believe that the position has changed materially); and (ii) so far as WWLLP is aware, all contributions and relevant insurance premium payments which fall due for payment before the Completion Date have been paid.

14.4
No employers other than WWLLP participate in the Pension Scheme and no employer (other than WWLLP) is an "employer" (where that term is construed in accordance with Regulation 5(2) of the Occupational Pension Schemes (Deficiency on Winding Up etc) Regulations 1996) in respect of the Pension Scheme.

14.5
All documents constituting the Relevant Pension Arrangements and/or all the material announcements to members in respect of the Relevant Pension Arrangements have been Disclosed. Those documents and announcements are, so far as WWLLP is aware, true, complete and accurate in all material respects and provide sufficient information to enable the Purchaser and WWC to establish the material particulars of the benefits provided thereby.

SCHEDULE 10

Purchaser's Warranties

1.
The Purchaser and each other member of the Purchaser's Group who is a party to any of the Transaction Documents has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents constitutes or will, when executed, constitute binding obligations on the Purchaser or other member of the Purchaser's Group (as the case may be) in accordance with its terms.

2.
The Purchaser and each other member of the Purchaser's Group who is a party to any of the Transaction Documents has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and perform its obligations under the relevant Transaction Document.

3.
WCHL and the Purchaser have been duly incorporated and are validly existing under the laws of England. Neither WCHL, WWCH nor the Purchaser has stopped payment, nor is it insolvent or deemed unable to pay its debts within the meaning of s123 Insolvency Act 1986.

4.
Each of WWCH and WWC is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on WWCH.

5.
Neither WWCH's execution and delivery of the Transaction Documents or performance of its obligations thereunder nor the consummation of the transactions contemplated by the Transaction Documents will (a) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws of WWCH, or (b) conflict with, or result in any violation or breach of, or constitute a default under, or result in any encumbrance pursuant to any contract, instrument or other arrangement to which WWCH or WWC or any of their assets is subject, except in the case of any such conflict, violation, breach or default which does not have a material adverse effect on WWCH.

6.
All of the issued and outstanding shares of the Purchaser are owned indirectly by WWCH and the Purchaser was formed for the purpose of engaging in the transactions contemplated by this agreement and has not engaged in any activities other than in connection with the transactions contemplated by this agreement and has incurred no material liability or obligation other than as contemplated by or disclosed in this agreement.

7.
The authorized capital stock of WWCH, as of the date of this agreement, consists of 99,000,000 WWCH Shares, of which 32,697,957 shares were issued and outstanding. As of 14 April, 2005, 674,923 WWCH Shares were held in WWCH's treasury and no WWCH Shares were reserved for issuance, except for 4,635,884 shares reserved for issuance upon exercise of options or shares issued pursuant to employee and director stock plans of WWCH in effect as of the date of this agreement. All of the issued and outstanding WWCH Shares have been duly authorised and validly issued and are fully paid, non-assessable and free of pre-emptive rights. Except pursuant to this agreement, the foregoing plans or any stock repurchase plan of WWCH or as disclosed in writing by WWCH to the Seller, WWCH does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any WWCH Shares or any other equity securities of WWCH or any securities representing the right to purchase or otherwise receive any WWCH Shares.

8.
WWCH has timely filed with the Commission all filings required to be made by WWCH with the Commission since July 1, 2001. No final registration statement, prospectus, report, schedule or definitive proxy statement as of its applicable filing or mailing date contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of WWCH and its subsidiaries included or incorporated by reference in its filings since July 1, 2001 with the Commission (including related notes and schedules) were prepared in accordance with US GAAP, consistently applied, and present fairly, in all material respects, the financial position of WWCH and its consolidated subsidiaries and the results of operations and changes in cash flows as of the dates thereof and for the periods covered thereby (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

9.
Other than with respect to information furnished by WWLLP for inclusion in the Registration Statement, or to the extent that WWLLP does not provide to WWCH information required to be furnished by WWLLP under this agreement, the Registration Statement will not, on the date of the filing of the Registration Statement or at the time the Registration Statement becomes effective under the Securities Act, or on the dates the final proxy statement/prospectus included in the Registration Statement is mailed to the WWCH stockholders or provided to WWLLP or at the time of the WWCH stockholder meeting referred to at paragraph 2 of schedule 1 or the meeting of the Main Members referred to at paragraph 1 of schedule 1, at Completion, at the time of the issuance and transfer of the Consideration Stock and the Contingent Stock to WWLLP pursuant to this agreement and at the time of any resale of any of the Consideration Stock or Contingent Stock, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

10.
The Registration Statement, at the time that it becomes effective under the Securities Act, at Completion, at the time of the issuance and transfer of the Consideration Stock and the Contingent Stock to WWLLP pursuant to this agreement and at the time of any resale of any of the Consideration Stock or Contingent Stock by a Selling Stockholder, shall comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder, except that no warranty is made (i) with respect to the accuracy or completeness of any information furnished by WWLLP for inclusion in the Registration Statement, or (ii) to the extent that WWLLP does not furnish to WWCH information WWLLP is required to furnish under this agreement.

SCHEDULE 11

Limitations on Liability under the agreement

1.     SCOPE

All of the limitations on the liability of WWLLP and the Purchaser contained in this schedule are subject to paragraph 12.

2.     LIMITATIONS OF QUANTUM

2.1
The maximum aggregate liability of WWLLP in respect of all Warranty Claims shall not exceed the amount of US$25,000,000.

2.2
The maximum aggregate liability of the Purchaser in respect of the Purchaser's Warranties (other than the Purchaser's Warranties set out in paragraphs 8, 9 and 10 of schedule 10) shall not exceed the amount of US$25,000,000.

2.3
No liability shall attach to WWLLP in respect of any Warranty Claim unless the liability of WWLLP in respect of such Warranty Claim exceeds US$1,000,000 (provided that claims under the same Warranty arising out of the same or series of connected events may be aggregated for these purposes) in which case WWLLP shall (subject to paragraph 2.4) be liable for the whole of such amount and not merely the excess.

2.4
No liability shall attach to WWLLP unless the aggregate amount of all Warranty Claims for which it would, in the absence of this provision, be liable shall exceed US$5,000,000 and in such event WWLLP shall be liable for the whole of such amount and not merely the excess.

3.     TIME LIMITS

3.1
WWLLP shall be under no liability in respect of any Warranty Claim unless notice in writing of such claim shall have been served upon WWLLP by the Purchaser or WCHL:

(a)
in the case of a Warranty Claim other than a Warranty Claim in respect of a Warranty set out in part 11 of schedule 9 (relating to Tax), by no later than the date falling 18 months after the Completion Date;

(b)
in the case of a Warranty Claim in respect of the Warranties set out in part 11 of schedule 9 (relating to Tax), by no later than the Final Determination Date.

3.2
A notice under paragraph 3.1 shall specify in reasonable detail the matter giving rise to the Warranty Claim, the nature of the Warranty Claim and the Amount Claimed but failure of any notice so to specify shall not affect the liability of the Seller in respect of the relevant Warranty Claim.

3.3
Unless otherwise agreed by the Seller in writing, the liability of the Seller in respect of a Warranty Claim notified in accordance with paragraph 3.1 shall absolutely terminate (if that Warranty Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of that Warranty Claim, containing reasonably full particulars of it shall not have been properly issued and validly served on the Seller within six months after the Final Determination Date.

3.4
The Purchaser shall be under no liability in respect of any claim under the Purchaser's Warranties unless notice in writing of such claim shall have been served upon the Purchaser by WWLLP:

(a)
in the case of a claim in respect of the Purchaser's Warranties set out in paragraphs 1 to 8 (inclusive) of schedule 10, by no later than the date falling 18 months after the Completion Date;

  (b)
  in the case of a claim in respect of the Purchaser's Warranties set out in paragraphs 9 and 10 (inclusive) of schedule 10, by no later than the date falling 18 months after the date of the last re-sale covered by the Registration Statement.

4.     SET-OFF AGAINST CONTINGENT STOCK

4.1
The sole method of recovery available to the Purchaser or WCHL in respect of any Warranty Claim shall be by way of set-off against the Claim Stock. The Purchaser or other member of the Purchaser's Group may, but shall not be obliged to, exercise a right of set-off against the Contingent Stock in respect of a Non-Warranty Claim (including for the avoidance of doubt a Letter of Comfort Indemnity Claim), by serving notice in writing on the Seller that it wishes to exercise its right of set-off in respect of a specified Non-Warranty Claim (a "Notified Non-Warranty Claim").

4.2
Upon the Purchaser or WCHL giving notice to WWLLP of any Warranty Claim pursuant to paragraph 3, or notice of its intention to exercise set off against the Contingent Stock in respect of a Non-Warranty Claim in accordance with paragraph 4.1, the following provisions will apply:

(a)
to the extent that such claim is settled or finally determined prior to the Final Determination Date:

(i)
in the case of a Warranty Claim, that proportion of the Claim Stock equal to the amount for which it is agreed or finally determined that the Seller is liable;

(ii)
in the case of a Notified Non-Warranty Claim, that proportion of the Contingent Stock equal to the amount for which it is agreed or finally determined that the Seller is liable,

shall be deducted from the Contingent Stock otherwise payable to the Seller in accordance with the provisions of clause 4;

(b)
to the extent that a Warranty Claim has not been settled or finally determined prior to the Final Determination Date, the Purchaser or WCHL shall notify the Seller in writing of its estimate of the amount of such Warranty Claim, or confirmation that the Amount Claimed remains its best estimate, as the case may be, (the "Estimate"), and shall be entitled thereafter to set off the Estimate against the Claim Stock, provided that such notice is accompanied by the written opinion of a Leading Counsel of not less than 15 years' call to the effect that the Purchaser or WCHL has a reasonable prospect of succeeding on the claim to the extent of the Estimate;

(c)
to the extent that such Warranty Claim has not been settled or finally determined prior to the Final Determination Date, the Seller may, in its sole discretion notify the Purchaser that it requires the UAC Stock in respect of such Warranty Claim thereafter to be treated as cash and valued at the NYSE closing price for equivalent WWCH stock on the date of notice. Such cash shall be deemed to be "Claim Stock" for the purposes of clause 4 and this paragraph 4.

4.3
Following settlement or final determination of a Warranty Claim in respect of which any Claim Stock has been withheld pursuant to paragraph 4.2(b) above, if the amount of the Estimate exceeds the amount for which the Warranty Claim is settled or otherwise determined the Purchaser shall transfer to the Seller such amount of Claim Stock (or, in the case of a notification pursuant to paragraph 4.2(c) above, cash) as is equal to the excess within ten Business Days of such settlement or final determination.

4.4
No failure by the Purchaser or other member of the Purchaser's Group in exercising any right to set off a Non-Warranty Claim against the Contingent Stock shall impair any other right or remedy

  (including a right to claim damages) that the Purchaser or other member of the Purchaser's Group may have in respect of that Non-Warranty Claim.

4.5
For the purposes of this paragraph 4 and clause 4:

(a)
the WWCH Shares constituting the Contingent Stock (including Claim Stock) shall be valued on the basis that one WWCH Share has the value in US$ equivalent to its average value for the 20 NYSE trading days prior to the earlier of:

(i)
the date of satisfaction of any final determination or settlement of the relevant claim; and

(ii)
the Final Determination Date;

(b)
"Claim Stock" shall mean such part of the Contingent Stock (valued on the basis set out in paragraph 4.4(a)) as is equivalent to US$25,000,000;

(c)
"Letter of Comfort Indemnity Claim" shall mean a claim against the Seller under the indemnity contained in the Letter of Comfort;

(d)
"Non-Warranty Claim" shall mean a claim against the Seller under this agreement other than a Warranty Claim, which has been settled or finally determined, but in respect of which the damages or other compensation (if any) payable by the Seller pursuant to the relevant settlement or final determination have not been paid by the Seller by their due date for payment;

(e)
"Unsatisfied Amounts Claimed" shall mean, in respect of all Warranty Claims and Notified Non-Warranty Claims, at the relevant date the aggregate of:

(i)
such amounts in respect of Warranty Claims made before that date for which the Seller has accepted liability pursuant to a settlement or for which it has been finally determined the Seller is liable but which liability has not been satisfied;

(ii)
such amounts in respect of Notified Non-Warranty Claims made before that date for which liability has not been satisfied; and

(iii)
the whole or part of an Amount Claimed in respect of a Warranty Claim before that date for which the Seller has not accepted liability pursuant to a settlement or for which it has not been finally determined that the Seller is liable, but in respect of which the Purchaser or WCHL has, in accordance with paragraph 4.2(b), notified the Seller in writing of its Estimate and provided an accompanying written opinion of a Leading Counsel of not less than 15 years' call; and

(f)
"UAC Stock" shall mean, at the relevant date, such number of WWCH Shares (valued on the basis set out in paragraph 4.5(a)) as is equivalent in value to the Unsatisfied Amounts Claimed.

4.6
For the purposes of this agreement:

(a)
"settlement" shall mean an agreement in writing signed by or on behalf of the Seller and the Purchaser or the relevant member of the Purchaser's Group in respect of one or more claims and "settled" shall be construed accordingly; and

(b)
a claim shall be deemed to be "finally determined" if and when a court of competent jurisdiction has delivered judgement in respect of the claim (whether on appeal or otherwise) and:

(i)
any such judgement has not been appealed against within the requisite time period for so doing; or

    (ii)
    any such judgement has been appealed against but such appeal has been withdrawn; or

    (iii)
    there shall be no right of appeal against any such judgement,

  and "final determination" shall be construed accordingly.

5.     CHANGE IN LEGISLATION ETC.

        Liability of WWLLP in respect of any Warranty Claim shall be reduced to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for a change in legislation, or rule or regulation having the force of law, made after the date hereof (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgment delivered after the date hereof.

6.     CONTINGENT AND UNQUANTIFIABLE LIABILITIES

        No liability shall attach to any party in respect of any Warranty Claim or any claim under the Purchaser's Warranties to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not entitle a party to decline to perform any of its contractual obligations under this agreement and provided further that this paragraph shall not operate to avoid a Warranty Claim or a claim in respect of the Purchaser's Warranties made in respect of a contingent or unquantifiable liability within the applicable time limits specified in paragraph 3 of this schedule if the notice of such Warranty Claim or claim under the Purchaser's Warranties has been served before the expiry of the relevant period and proceedings have been issued in accordance with paragraph 3.3 (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

7.     GENERAL LIMITATIONS

7.1
The Purchaser shall not be entitled to claim against the Seller:

(a)
under the Warranties in respect of any matters Disclosed in this agreement, the Transaction Documents, the Disclosure Letter, the Disclosed Information or, in the case of the Warranties given at Completion which are qualified by awareness, in respect of any matters Disclosed in the Supplemental Disclosure Letter and in the case of the Warranties given at Completion which are not qualified by awareness, in respect of any matters Disclosed in the Supplemental Disclosure Letter which occurred after the date of this agreement;

(b)
under the Warranties in respect of any fact, matter or circumstance to the extent that John Haley, Gene Wickes, Walter Bardenwerper, Christine Clark or Carl Mautz is actually aware at the date of this agreement of the fact, matter or circumstance and is actually aware, or ought reasonably to be aware, that the fact, matter or circumstance constitutes a breach of Warranty;

(c)
in respect of any Warranty Claim if and to the extent that:

(i)
the claim arises as a result of the performance in accordance with its terms of any contract made between any member of the Seller's Group and any member of the Purchaser's Group and in existence prior to the date of this agreement, including the Original Alliance Agreements and arrangements relating to the "Watson Wyatt" name and logo;

(ii)
the claim relates to any Assets, including any Intellectual Property, acquired from a member of the Purchaser's Group pursuant to the Original Alliance Agreements, save where the matter, act or thing giving rise to the claim arose as a result of or in connection with an act or omission of the Seller or any member of the Seller's Group after the date upon which the Seller or other member of the Seller's Group became the owner of such Assets pursuant to the terms of the Original Alliance Agreements;

    (iii)
    the claim arises or is increased as a result of the Purchaser not complying with its obligations under this agreement or any of the Transaction Documents;

    (iv)
    the damage, liability or loss suffered or incurred by the Purchaser has been made good financially without cost to the Purchaser or any other member of the Purchaser's Group (provided that this shall in no circumstances be deemed to include the financial benefit to the Purchaser of the Seller's Entitlement pursuant to clause 4.3 being less than the Contingent Stock, or of not paying any bonuses to employees as a result of any failure of the Continuing Business to meet the NOI targets referred to in part 3 of schedule 13);

    (v)
    the claim would not have arisen or would have been less but for any act, omission, transaction or arrangement (or any combination of the same) after the date of this agreement done or omitted to be done (A) by or with the written consent of the Purchaser or any member of the Purchaser's Group, otherwise than any act, omission, transaction or arrangement (aa) in the ordinary course of business of the Business as carried on at the date of this agreement; or (bb) in compliance with a legal obligation; or (B) at the written request of the Purchaser or any member of the Purchaser's Group, in each case in circumstances where the Purchaser was aware, or ought reasonably to have been aware, that the act, omission, transaction or arrangement in question would entitle the Purchaser to bring a claim against the Seller.

8.     NO DOUBLE RECOVERY

        No party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss.

9.     PAYMENT OF CLAIM TO BE IN REDUCTION OF PURCHASE PRICE

        If WWLLP pays any sum to the Purchaser or other member of the Purchaser's Group pursuant to a claim under this agreement (including by way of set-off of some or all of the Contingent Stock), such payment shall be treated, to the extent possible under law, as a partial reduction of the purchase price for the Assets to which the claim relates.

10.   SURVIVAL OF THESE PROVISIONS

        The provisions of this schedule 11 apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this agreement.

11.   MITIGATION NOT AFFECTED

        Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim under this agreement or any matter giving rise to any claim under this agreement.

12.   FRAUD

        None of the limitations on the liability of WWLLP or the Purchaser set out in this schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against WWLLP or the Purchaser as the case may be to the extent that the liability of WWLLP or the Purchaser in respect of that claim arises from fraud, concealment or dishonesty on the part of WWLLP or the Purchaser respectively.

13.   RECOVERY FROM THIRD PARTIES

13.1
If the Purchaser is or is reasonably likely to be entitled to recover from some other person (including insurers but not including any client or employee of the Business) any loss or damage which gives rise to any Warranty Claim, the Purchaser shall, prior to bringing a Warranty Claim, use all reasonable endeavours to enforce that recovery (keeping the Seller informed on a timely basis of any action so taken) before taking any action (other than notifying the Seller of the Warranty Claim) against the Seller.

13.2
If, notwithstanding any other provision of this schedule 11, any payment is made by the Seller in or towards the settlement of any Warranty Claim (including, for the avoidance of doubt, the set-off of some or all of the Contingent Stock) and the Purchaser subsequently recovers or procures the recovery from a third party (including insurers) of an amount which is referable to that claim (and, in the event that the Purchaser becomes entitled subsequent to payment by the Seller to make recovery of an amount which is referable to that claim pursuant to a Third Party Claim, the Purchaser shall (unless such Third Party claim is against a client or employee of the Business) reassign or re-transfer to the Seller such Third Party Claim) the Purchaser shall forthwith repay to the Seller an amount equal to whichever is the lesser of:

(a)
the amount (including interest (if any)) recovered from the third party, less all reasonable costs and expenses incurred by the Purchaser or the relevant member of the Purchaser's Group in recovering such amount; and

(b)
the amount paid by the Seller in or towards settlement of the claim.

14.   CONDUCT OF CLAIMS

14.1
If the Purchaser or any other member of the Purchaser's Group becomes aware of any actual or threatened assessment, claim, action or demand by a third party against any of them (a "third party action") which causes or is reasonably likely to cause the Seller to be liable under the Warranties or the indemnities in clauses 10.1 and 10.2 of this agreement then (provided that, in the case of any third party action which causes or is reasonably likely to cause the Seller to be liable under the Warranties, such third party action is for an amount less than twice the maximum aggregate liability of the Seller for all Warranty Claims pursuant to paragraph 2.1):

(a)
subject to paragraphs 14.2 and 14.3, the Purchaser shall at the written request of the Seller:

(i)
take such action as the Seller may reasonably require to avoid, contest, dispute, resist, appeal, compromise or defend the third party action (including, but without limitation, making counter claims and exercising all rights of set off against third parties) and will refrain (and will procure that all other members of the Purchaser's Group will refrain) from making or attempting to make any admission of liability, agreement, settlement or compromise in relation to a third party action without the consent of the Seller (that consent not to be unreasonably withheld or delayed); and

(ii)
provide to the Seller and the Seller's professional advisers reasonable access to information and to employees of the Purchaser or any other member of the Purchaser's Group for the purpose of investigating the claim and notifying the Purchaser of its requirements pursuant to paragraph (i) above (subject always to keeping the same confidential);

  provided that the Seller shall indemnify the Purchaser and all other members of the Purchaser's Group against all costs and expenses reasonably incurred by them in complying with their respective obligations under paragraphs 14.1(a)(i) and (ii); and

  (b)
  the Purchaser shall in any event keep the Seller informed as to the steps which are being taken in connection with the third party action.

14.2
The Purchaser's obligations under this paragraph 14 are subject to any obligations that the Purchaser or the relevant member of the Purchaser's Group may have under any applicable policy of insurance.

14.3
Notwithstanding paragraph 14.1, the Purchaser shall be at liberty without reference to the Seller and on such terms as it may in its absolute discretion think fit to admit, compromise, settle, discharge or otherwise deal with a third party action if defence of the third party action is likely to materially adversely affect the goodwill of the Business taken as a whole or the third party action seeks injunctive relief or injunctive relief has been granted in respect of the third party action, provided that such admission, compromise, settlement, discharge or other action shall not be determinative of the Seller's liability (if any) for the third party action pursuant to the Warranties or clauses 10.1 or 10.2, including the measure of "Losses" for the purpose of clause 10.1 and 10.2.

15.   BOOKS AND RECORDS

        The Purchaser will (and will procure that all other members of the Purchaser's Group will) retain and preserve all books, records, documents and information (including information recorded or retained in any electronic form) of or relating to the Business which are or may be relevant in connection with any claim brought by the Purchaser against the Seller under the Warranties or any other provision of this Agreement for so long as any actual or prospective claims remain outstanding.

SCHEDULE 12

Properties

Part 1: Business Properties

        The following properties comprise the Business Properties:

1.
Part Second Floor Redcliffe Quay 120-125 Redcliffe Street Bristol and which is held under a lease dated 25 November 1997 and made between The Standard Life Assurance Company (1) and WWP (2) and more particularly described in that lease.

2.
10 car parking spaces at 120-125 Redcliffe Street Bristol and which is held under a car parking licence dated 25 November 1997 made between The Standard Life Assurance Company (1) and WWP (2) and more particularly described in that licence.

3.
Block A Watson House London Road Reigate being registered at the Land Registry with Title Number SY588553 and which is held under a lease dated 21 June 1988 and made between Pension Funds Securities Limited (1) and JA Jolliffe, H Gracey, RD Masding and JM Bibby (2) and more particularly described in that lease.

4.
Block B Watson House London Road Reigate being registered at the Land Registry with Title Number SY588549 and which is held under a lease dated 21 June 1988 and made between Pension Fund Securities Limited (1) and JA Jolliffe, H Gracey, RD Masding and JM Bibby (2) and more particularly described in that lease.

5.
Terra Firma Station Road Redhill and which is held under a lease dated 2 March 1994 and made between Redcastle plc (1) and RD Masding, JM Hill, PA Cockbain and JM Bibby (2) and more particularly described in that lease.

6.
Second Floor 1 Wellington Place Leeds being registered at the Land Registry under Title Number WYK784169 and which is held under a lease dated 10 December 2004 and made between Britel Fund Trustees Limited (1) and WWLLP (2) and more particularly described in that lease.

7.
Third Floor 1 Wellington Place Leeds being registered at the Land Registry under Title Number WYK784170 and which is held under a lease dated 10 December 2004 and made between Britel Fund Trustees Limited (1) and WWLLP (2) and more particularly described in that lease.

8.
Part Basement, first, second, fourth, fifth, sixth, and seventh floors at 21 Tothill Street London SW1 held under a lease dated 10 April 1995 and made between The Prudential Assurance Company Limited (1) John Robert Wigley, John Michael Hill, Philip Alexander Cockbain and John Michael Bibby (2) and The Wyatt Company (3) and more particularly described in that lease.

9.
Third Floor 21 Tothill Street London held under a lease dated 14 June 1996 and made between The Prudential Insurance Company Limited (1) John Robert Wigley, John Michael Hill, Philip Alexander Cockbain and John Michael Bibby (2) and more particularly described in that lease.

10.
Part Basement and Ground Floor at 21 Tothill Street London being registered at the Land Registry with Title Number NGL578440 and which is held under an underlease dated 24 October 1986 and made between The Prudential Assurance Company Limited (1) and LF Rothschild Unterberg Towbin International (2) and more particularly described in that underlease.

11.
Fifth Floor Festival House 177/179 West George Street Glasgow which is held under the lease dated 13 and 23 March 1990 and registered in the Land Register for Scotland under title number GLA69533 made between Brandnight Limited (1) The Wyatt Company Holdings Limited (2) and the Wyatt Company (UK) Limited (3) and more particularly described in that lease.

12.
11 Abercromby Place, Edinburgh which is held under a lease dated 7 August 1989 and registered in the Books of Council and Session on 28 August, 1989 and made between IDC Property Investments Limited (1) and the Partners of R.Watson & Sons (2) and more particularly described in that lease.

13.
First and second floors, 65/66 Lower Mount Street, Dublin which is held under a lease dated 17 February 2000 and made between Ulster Bank Markets (Nominees) Limited (1) and Paul Kelly, Gerry O'Carroll, John Hill, and Alastair Watson (2) and more particularly described in that lease.

14.
Third floor, 65/66 Lower Mount Street, Dublin which is held under a lease dated 15 March 2002 and made between Nortrust Nominees (Ireland) Limited (1) and Paul Kelly, Gerry O'Carroll, John Hill and Alastair Watson (2) and more particularly described in that lease.

Part 2: Sale Companies' Properties

        The following properties constitute the Sale Companies' Properties:

1.
Unit 1 Falcon Way Shire Park Welwyn Garden City which is held under an underlease dated 15 September 2000 and made between Pearson Plc (1) WWHL (2) and WWP (3) and more particularly described in that underlease.

2.
Fifth floor Number 3 Brindleyplace Birmingham and which is held under an underlease dated 19 December 2001 made between Consignia plc (1) WWHL (2) and WWP (3) and more particularly described in that underlease.

3.
Part Third Floor and three car parking spaces at Norfolk House, 7 Norfolk Street Manchester which is held under a lease dated 2 April 2001 and made between Spen Hill Properties Limited (1), WWHL (2) and WWP (3) and more particularly described in that lease.

4.
Fourth Floor and seven car parking spaces at Norfork House, 7 Norfork Street Manchester held under a lease dated 2 April 2001 and made between Spen Hill Properties Limited (1) WWHL (2) and WWP (3) and more particularly described in that lease.

5.
Basement store room number 10 at Norfolk House 7 Norfolk Street Manchester held under a lease dated 2 April 2001 and made between Spen Hill Properties Limited (1), WWHL (2) and WWP (3) and more particularly described in that lease.

6.
Basement store room number 14 at Norfolk House Manchester 7 Norfolk Street Manchester held under a lease dated 2 April 2001 made between Spen Hill Properties Limited (1) WWHL (2) and WWP (3) and more particularly described in that lease.

7.
Castlefield House Castlefield Road Reigate held under a lease dated 12 March 1999 and made between Midland Bank Trust Company Limited (as trustee for Abbey Life Assurance Company Limited) (1) WWHL (2) and WWP (3) and more particularly described in that lease.

8.
Second floor office premises comprising the East wing at Princes Exchange 1 Earl Grey Street, Edinburgh held in terms of a contract for sublease constituted by missives dated 23 and 26 March 2001 and 2 May 2001 entered into between WWHL (1), WWP (as guarantors) (2) and MGD Property Company Limited (3);

9.
Units 904 JMD Regent Square Mehrauli Gurgaon Road Gurgaon Delhi India held under a lease dated 27 August 2003 and made between (1) Mrs Veena Saigal and (2) Watson Wyatt Insurance Consulting Pvt Ltd and more particularly described in that lease.

10.
Unit 903 ninth floor JMD Regent Square Mehrauli Gurgaon Road Gurgaon Delhi India held under a lease dated 27 August 2003 and made between (1) Rara Exports Pvt Ltd and (2) Watson Wyatt Insurance Consulting Pvt Ltd and more particularly described in that lease.

11.
Units 901 and 902 ninth floor JMD Regent Square Mehrauli Gurgaon Road Gurgaon Delhi India held under a lease dated 24 May 2004 and made between (1) JMD Maintenance Services Private Limited and (2) Watson Wyatt Insurance Consulting Pvt Ltd and more particularly described in that lease.

12.
Suites 14 and 20 second floor Block B Sushant Lok Phase—I Mehrauli Gurgaon Road Gurgaon 122022 Haryana Delhi India which is held under an agreement to licence dated 14 January 2004 and made between (1) Vatika Hospitality Pvt. Ltd and (2) Watson Wyatt Insurance Consulting Pvt. Ltd and more particularly described in that agreement to licence.

13.
Suite 270, 1205 Westlakes Drive Berwyn Pennsylvania USA which is held under a lease dated 6 July 2004 and made between (1) Mack Cali Pennsylvania Realty Associates, L.P. and (2) Watson Wyatt Insurance & Financial Services Inc and more particularly described in that lease.

14.
First floor premises at Kungliga Myntet 1 Norr Malarstrand 6 112 20 Stockholm Sweden which is held under a rental agreement dated 1 July 2003 and made between (1) Vasakronan AB (publ) and (2) Watson Wyatt AB and more particularly described in that rental agreement.

15.
Premises at Seefeldstrasse 214,8008 Zurich which is held under a tenancy agreement dated 4 April 2003 and made between (1) Hirslanden Holding AG and (2) Watson Wyatt AG and more particularly described in that tenancy agreement.

16.
Fourth floor office premises (and car parking spaces) at Avenida Da Liberdade 245 Lisbon Portugal which is held under a lease contract dated 10 December 1998 and made between (1) BPN Imofundos and (2) Watson Wyatt International Limited—Sucursal em Portugal and more particularly described in that lease.

17.
Basement, part ground floor, first floor and part sixth floor premises at Herman Debrouxlaan 52-1160 Brussels Belgium which is held under lease addendums dated 2 May 2001, 1 August 2001, and 9 October 2001 and made between (1) Swiss Life Invest (Belgium) S.A. and (2) Watson Wyatt S.A and more particularly described therein.

18.
Third floor premises at Edificio La Piramide Paseo de la Castellana 31, Madrid Spain which is held under a lease dated 8 November 2000 and made between (1) Ibero Property Trust, S.A. and (2) Watson Wyatt Espana S.A and more particularly described in that lease.

19.
Basement and ground floor premises at Via de Togni Milan Italy and which is held under a contract dated 2 November 1998 and made between (1) Immobiliare Sismilan Srl and (2) Watson Wyatt Isso S.r.l and more particularly described in that contract.

20.
Fifth floor premises at Via XX Settembre 98/e, 00187 Rome Italy which is held under a contract dated 1 June 2001 and made between (1) Beatrice Gagliardi and (2) Watson Wyatt Isso S.r.l and more particularly described in that contract.

21.
Premises at Theresienhöhe 13 80339 Munich Germany which are held under a lease agreement dated 4/8August 2003 (and four addenda to that lease agreement) and a lease agreement dated 18 August/1September 2003 and made between (1) DB Real Estate Investment GmbH and (2) Watson Wyatt Deutschland GmbH and more particularly described in those lease agreements.

22.
Ground, first floor, and basement premises at 3-5 Rue Scheffer 75016 Paris France which is held under a lease dated 10 April 2001 and made between (1) C.N.P. Assurances and (2) Watson Wyatt Sarl and more particularly described in that lease.

23.
Office Suite Regus House Budapest Kalman Imre u.1. 1054 Budapest Hungary which is held under the terms of the Regus business centre service agreement signed on 24 February 2004 and 5 March 2004 and made between (1) Regus Central—Europe Trading and Servicing Limited and (2) Watson Wyatt Kft and more particularly described in that service agreement.

24.
Premises at 25th floor Hanwha Securities Building 23-5 Yuido-Dong Youngdeungpo-Ku Seoul Korea which is held under a sub-lease agreement dated 15 March 2004 and made between (1) Yuris Asset Management Co., Limited and (2) Watson Wyatt Insurance Consulting (Korea) Limited and more particularly described in that sub-lease agreement.

25.
Portion of 17th floor, 875 Third Avenue New York USA which is held under a sub-lease dated 7 February 2003 and made between (1) Watson Wyatt & Company and (2) Watson Wyatt Insurance & Financial Services, Inc and more particularly described in that sub-lease.

26.
Basement, first, second, and fifth floor premises at Watson Wyatt GmbH, Koenigsalle D-40212, Düsseldorf, Germany which is held under a lease contract dated 22 October 1990 and 5 November 1990 and made between (1) Victoria Lebensversichergung AG and (2) The Wyatt Company GmbH and four addenda, the first addendum dated 8/15 June 1994, the second addendum being undated, the third addendum dated 29 April 1998, and 4 May 1998 and the fourth addendum dated 15/18 April 2000 and more particularly described in that lease contract and addenda.

Part 3: Conditions of Sale—Business Properties

1.     DEFINITIONS

        In this schedule the following words and phrases have the following meanings:

"2002 Act"	means the Land Registration Act 2002;
"Actual Completion Date"	means in relation to each of the Business Properties the date on which that Business Property is transferred or assigned to the Purchaser;
"Assurances"	means the transfers or assignments of the Business Properties which are in the agreed form and "Assurance" shall mean any one of them;
"Documents"	means the deeds and documents relating to the Business Properties as set out in part 6 of this schedule;
"Landlords"	means the landlords of the Leases and "Landlord" means any one of them;
"Landlord's Consent"	means any reversioner's consent to the assignment of a Lease to the Purchaser required under the terms of any Lease or any superior lease relating to the Relevant Business Property;
"Occupational Agreements"	means any lease, licence, tenancy agreement or agreement to occupy to which any of the Business Properties are subject and "Occupational Agreement" shall mean any one of them;
"Relevant Business Properties"	means those Business Properties which require Landlord's Consent to assign the relevant Lease to the Purchaser and "Relevant Business Property" shall mean any one of them;
"Title"
means:

(a) in respect of the Business Properties listed at entries numbered 3, 4, 6, 7, and 10 in part 1 of this schedule, an official copy of the register and title plan and full copies of any documents noted on the register, other than any mortgage or legal charge; and

(b) in respect of the Business Properties listed entries numbered 1, 2, 5, 8, and 9, 11, 12, 13, and 14 in part 1 of this schedule commences with the Leases.

2.     BUSINESS PROPERTIES

        2.1   Subject to obtaining any necessary Landlord's Consents, if applicable, the Seller shall transfer or direct the transfer by WWP (as appropriate) of each Business Property with full title guarantee in respect of the Business Properties listed at entries numbered 1, 2, 5, 6, 7 and 10 of part 1 of this schedule and limited title guarantee in respect of the Business Properties listed at entries numbered 3, 4, 8 and 9 of part 1 of this schedule, to the Purchaser and the Purchaser shall accept such transfer in accordance with the terms of this schedule 12.

        2.2   The Seller shall not be required or compelled (and shall not be required to require or compel WWP) to:

          (a)   execute any Assurance otherwise than in favour of the Purchaser or Watson Wyatt Limited; or

          (b)   transfer any particular Business Property otherwise than as a whole.

3.     TITLE

        Title having been deduced and copies of the Documents having been supplied to the Purchaser's Solicitors the Purchaser is deemed to purchase the Business Properties with full knowledge of the Title and of the Documents and with notice of any matter contained or referred to therein. The Purchaser shall not raise any requisitions or objections in respect of the Title or the Documents (save that the Purchaser may raise requisitions in respect of any matter revealed by the Purchaser's pre-completion searches in respect of the Business Properties at the Land Registry, Land Charges Registry and Companies House but only to the extent that any such matter has not already been revealed by the Seller in the Title, the Documents and/or the Disclosed Information and may raise enquiries but only to the extent envisaged by and consistent with paragraph 1.5(e) of part 1 of schedule 5 and not further or otherwise) and in particular, the Purchaser shall not raise any objection on account of the Seller's inability to produce the original or an examined copy of the Document noted as missing in schedule 12, part 7 and no acknowledgement for production or undertaking for safe custody will be given.

4.     MATTERS AFFECTING THE BUSINESS PROPERTIES

        4.1   The Business Properties are sold subject to and, if applicable, with the benefit of:

          (a)   the exceptions, reservations and covenants and other matters (except charges to secure the repayment of money) contained or referred to in the Title;

          (b)   the matters contained or referred to in the Documents;

          (c)   the covenants and conditions on the part of the landlord in the Occupational Agreements;

          (d)   all local land charges whether registered or not before the date of this agreement and all matters capable of registration as local land charges;

          (e)   all notices served and orders, demands, proposals or requirements made, by any local or other public authorities whether before or after the date of this agreement;

          (f)    all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements or other matters arising under any town and country planning or highways legislation; and

          (g)   all unregistered interests which override registered dispositions as defined by Schedule 3, 2002 Act, first registration is defined by Schedule 1, 2002 Act, interests within s11(4)(c) 2002 Act and any interest preserved by the transitional provisions of Schedule 12, 2002 Act to the extent and for so long as any interest is so preserved.

        4.2   The Business Properties are sold subject to and with the benefit of the Occupational Agreements and copies of the Occupational Agreements having been supplied to the Purchaser's Solicitors, the Purchaser shall be deemed to purchase with full knowledge and notice of the Occupational Agreements and anything contained or referred to in them. The Purchaser shall, subject to the provisions of paragraph 1.5(e) of part 1 of schedule 5, not raise any requisitions or objections in respect of the Occupational Agreements.

5.     LANDLORD'S CONSENTS

        5.1   The sale of each Relevant Business Property is subject to the Seller obtaining Landlord's Consent in respect of that Relevant Business Property.

        5.2   The Seller shall apply for and use its reasonable endeavours to obtain Landlord's Consent as soon as reasonably practicable after the date of this agreement. If any such Landlord's Consent remains to be obtained at the Completion Date, this paragraph 5 shall continue to apply until the relevant Landlord's Consent has been obtained. The Seller and the Purchaser shall be responsible for their own legal, surveyor's and other costs and expenses incurred in connection with the making of the applications for Landlord's Consent in the period from and including the date of this agreement until the Completion Date but the Purchaser shall be responsible for the Seller's legal, surveyor's, and other costs and expenses so incurred in the period following the Completion Date.

        5.3   The Purchaser shall assist the Seller in obtaining Landlord's Consent and in particular shall promptly provide all such information and references as the Seller may reasonably require in relation to the obtaining of Landlord's Consent and such other information as the Landlord may be entitled to request and/or require under the terms of the relevant Lease.

        5.4   The Seller and the Purchaser shall each use all reasonable endeavours to obtain the Landlord's Consent to the release of WWP from all liability, in their capacity as tenant, or guarantor or otherwise under the terms of the Leases and with regard to the conditions which the relevant Landlord seeks to impose before giving its Landlord's Consent, the Seller and the Purchaser shall use all reasonable endeavours to secure the removal of, or in lieu of being able to achieve such removal, to keep to a minimum, any condition requiring WWP to continue to stand as guarantor or joint obligor under the relevant Lease in respect of any of the following: the obligations of the Purchaser as assignee of the Lease or the obligations of WWLLP under any authorised guarantee agreement, which the relevant Landlord may require WWLLP to enter into as a condition of its Landlord's Consent save that for the avoidance of doubt the Purchaser shall not be required to provide any financial or other consideration or agree any variation of the terms of Lease (other than a variation to document such a release) in order to obtain the releases in this paragraph 5.4 Provided That if the relevant Landlord's agreement to the release of WWP from all such liability shall not have been obtained within four (4) calendar months after the Completion Date, the Seller and the Purchaser shall no longer be under an obligation to seek to secure such release as part of the relevant application for Landlord's Consent (but shall continue to use all reasonable endeavours to keep to a minimum, any condition requiring WWP to continue to so stand as guarantor under the Lease) Provided Further that the Seller and the Purchaser shall be under an ongoing obligation to continue thereafter to use reasonable endeavours to secure the release of WWP from such liability.

        5.5   The Purchaser will enter into such covenants as may be reasonably required by the Landlord of the Relevant Business Property and shall comply with the Landlord's proper requirements which it is entitled to impose on any assignee of the Lease as a condition of the grant of the Landlord's Consent, including the provision of a guarantee if properly required by the Landlord from a suitable company within the Purchaser's Group, and the Purchaser shall execute the Landlord's Consent within ten Business Days of the engrossment of the same having been submitted to the Purchaser's Solicitors.

        5.6   The Seller shall (subject to the terms of the Occupational Agreements, if applicable) on and from the Completion Date in relation to any of the Relevant Business Properties in respect of which Landlord's Consent has not been obtained before the Completion Date (such Property or Properties being called the "Relevant Premises") so far as it is lawfully able to do so, permit the Purchaser to enter into and remain in occupation of the Relevant Premises on the terms set out in paragraph 5.7 below.

        5.7   In relation to each of the Relevant Premises so occupied (but so that the following provisions shall only operate in respect of each of the Relevant Premises up to the Actual Completion Date for the Relevant Premises), the Purchaser shall:

          (a)   not occupy the Relevant Premises other than as licensee without any tenancy or lease being created or security of tenure being obtained;

          (b)   pay to WWLLP a licence fee at the same annual rate and on the same dates and in the same manner as the principal rent referred to in the relevant Lease;

          (c)   observe and perform the covenants and conditions on the part of the tenant to be performed and observed contained in the Lease (except those relating to payment of rents and the alienation provisions insofar as they do not permit the Purchaser to occupy as licensee and on the part of the landlord to be performed and observed contained in the Occupational Agreements (insofar as applicable);

          (d)   pay to WWLLP (within seven (7) days of receipt of written demand) all sums by way of service charge, insurance premium, or other payments due to be paid or paid by WWLLP and/or WWP as tenant under the Lease;

          (e)   pay all existing and future rates, taxes, impositions, assessments and outgoings whether parliamentary, local or otherwise, which are now or may at any time hereafter be imposed, charged, taxed or assessed upon the Relevant Premises and to pay all costs and charges in connection with the supply of gas, water, electricity, telephone or other services or at Relevant Premises or any part of them;

          (f)    forward or procure that they are forwarded to WWLLP copies of all notices, demands, or other written communications sent by the Landlord forthwith following receipt by the Purchaser; and

          (g)   be entitled to receive all profit and other income from the Relevant Premises.

        5.8   The licence to occupy each of the Relevant Premises contained in schedule 12, part 3, paragraph 5.6 shall in each case expire on the first to occur of (a) the Actual Completion Date for the Relevant Premises and (b) the Purchaser being required to cease occupation of the Relevant Premises by an order of the Court made on the application of the relevant Landlord or by way of peaceable re-entry by the Landlord.

        5.9   (a) If any Landlord's Consent is refused or has not been obtained within six (6) calendar months after the Completion Date (and in the reasonable opinion of the Purchaser, there is no prospect of the Seller obtaining such Landlord's Consent or Consents within a month thereafter) then, in relation to such Landlord's Consents only, if the Purchaser considers that the relevant Landlord is acting unreasonably in refusing or withholding consent, the Seller shall, at the written request of the Purchaser and at the Purchaser's expense, seek the opinion of a leading Counsel specialising in landlord and tenant law on whether the relevant Landlord's Consent has been unreasonably withheld or unreasonably refused by the relevant Landlord.

          (b)   If the said leading Counsel advises that the relevant Landlord's Consent is being unreasonably withheld or has been unreasonably refused, the Seller shall at the expense of the Purchaser make an application to a Court of competent jurisdiction for a declaration that such Landlord's Consent being unreasonably withheld.

          (c)   If the declaration referred to in paragraph 5.9(b) is obtained the Assurance of the Relevant Business Property shall be completed on the fifth Business Day after such declaration is made by the Court.

          (d)   If the declaration referred to in paragraph 5.9(b) is refused or the said leading Counsel advises that consent to assign is reasonably refused or withheld the Seller shall as soon as reasonably practicable thereafter apply to the relevant Landlord(s) for consent to the grant of an underlease of the Relevant Business Property to the Purchaser for a term equal to the residue of the term of the relevant Lease less three days at a rent equal to and otherwise on the same terms as, and otherwise in compliance with, the said Lease and with a covenant by the underlessee to observe and perform the terms of the Lease other than those relating to the payment of rent and the provisions of paragraphs 5.2 to 5.5 (inclusive) shall apply to the obtaining of such consent and if such consent is obtained the Seller shall, where the relevant Business Property is vested in it, grant and the Purchaser shall accept such underlease on the date five Business Days after the date of receipt of such consent. If such consent is obtained in respect of a Business Property vested in WWP, the Seller shall use its reasonable endeavours to secure the grant by WWP to the Purchaser of an underlease of the relevant Business Property. Where such an underlease is completed in respect of the relevant Business Property, the Seller and the Purchaser shall continue to seek Landlord's Consent to the Assurance of the relevant Business Property to the Purchaser and where such Landlord's Consent is obtained or a declaration is obtained that such Landlord's Consent has been unreasonably withheld, after completion of such underlease this agreement shall continue to take effect for the purpose of assigning or transferring the Lease of the Business Property to the Purchaser subject to and with the benefit of the underlease.

          (e)   If any Landlord lawfully requests the Seller and/or WWP to terminate the Purchaser's occupation or serves upon the Seller or WWP or the Purchaser an application for possession of the Relevant Business Property on the grounds of breach of covenant against parting with possession or occupation of it without the Landlord's consent the Seller and Purchaser shall (unless either the Seller or the Purchaser obtains advice from a leading Counsel specialising in landlord and tenant law that any defence to the claim of the relevant Landlord would be unlikely to succeed) at all times at the expense of the Purchaser defend such proceedings on the ground that such consent has been unreasonably withheld and such other grounds (if any) as may be reasonable in the circumstances.

        5.10 The Purchaser shall be responsible for, and shall indemnify the Seller and WWP against, the Landlord's solicitors and agents' costs and expenses demanded and/or charged by the relevant Landlord to the Seller or WWP, and any VAT on such costs and expenses in relation to the Landlord's Consents together with the like costs and expenses (together with any VAT thereon) for any superior landlord.

6.     COMPLETION

        6.1   Notwithstanding clause 7.1 of this agreement completion of the sale of the Business Properties shall take place:

          (a)   in the case of those Relevant Business Properties in respect of which Landlord's Consent has been obtained by the date five Business Days before the Completion Date and those Business Properties where Landlord's Consent is not required, on the Completion Date; and

          (b)   in the case of those Relevant Business Properties in respect of which Landlord's Consent has not been obtained by the date five Business Days before the Completion Date, the fifth Business Day after the relevant Landlord's Consent has been obtained or the Court has declared that the refusal of the Landlord to provide the Landlord's Consent is unreasonable.

        6.2   On the Actual Completion Date the Seller shall deliver to the Purchaser:

          (a)   a duly executed Assurance in respect of the relevant Business Property;

          (b)   any land certificates and Documents relating to the relevant Business Property and (save in respect of the Scottish Leases) the Purchaser shall deliver to the Seller a duly executed counterpart of the Assurance of the relevant Business Property.

        6.3   The Seller shall use all reasonable endeavours to deliver to the Purchaser on the Actual Completion Date of the Glasgow Business Property (which failing, as soon as possible thereafter) an extract of the duly executed sub-lease of the Glasgow Business Property between the trustees of WWP and Berkeley Berry Birch plc in the terms of the draft sub-lease annexed to the missives between Maclay Murray & Spens and MacDonald Henderson dated 3 February 2005.

7.     SINKING AND RESERVE FUNDS

        Where any Business Property is subject to any Occupational Agreement the Seller shall on completion of the Assurance of that Business Property pay or allow to the Purchaser (so far as not already allowed to the Purchaser) a sum equal to the amounts (if any) paid to the Seller by tenants, licensees, prospective tenants or licensees pursuant to such Occupational Agreement in respect of a sinking or reserve fund or other fund or account held by the Seller on account of the depreciation or replacement of any plant, machinery or apparatus on the Business Property or for recurring items of repair and maintenance of that Business Property.

8.     RENT DEPOSITS

        8.1   The parties shall procure the transfer of any rent deposit or other financial security (if any) provided by the Seller to a Landlord of any Business Property to the Purchaser upon the Actual Completion Date.

        8.2   Where a Business Property is subject to any Occupational Agreement the Seller shall on completion of the Assurance of that Business Property:

          (a)   pay or allow to the Purchaser (so far as not already allowed to the Purchaser) a sum equal to the amount then held by the Seller (if any) in respect of deposits received from the tenant or licensee pursuant to such Occupational Agreement as security for the payment of rent reserved by the Occupational Agreement and the performance of the covenants in the Occupational Agreement;

          (b)   assign to the Purchaser the benefits and burdens of any deed or deeds relating to any such deposits (so far as the Seller can lawfully effect such assignment) and the Purchaser shall enter into such assignment in order to covenant with the Seller to perform and observe the covenants and conditions contained in any such deed or deeds and to indemnify the Seller in respect of any breach thereof. Such assignments shall be in a form reasonably acceptable to the Purchaser and the engrossment of such assignment shall be prepared by the Purchaser's Solicitors.

9.     THIRD PARTY GUARANTEES

        Where any of the Occupational Agreements have the benefit of a third party guarantee in favour of the Seller as landlord the benefit of such guarantees shall be assigned by the Seller to the Purchaser (so far as the Seller can lawfully effect such assignment) in a form reasonably acceptable to the Purchaser and the engrossment of such assignment shall be prepared by the Purchaser's Solicitors.

10.   OUTSTANDING RENT REVIEWS

        10.1 If at any time between the date of this agreement and the Completion Date or the Actual Completion Date in the case of a Business Property there is an outstanding rent review in relation to any Property pursuant either to a Lease or to an Occupational Agreement where rent is to be reviewed from a date prior to the Completion Date the Seller will, in accordance with the terms of the Lease or the Occupational Agreement (as appropriate) and the directions of the Purchaser, until the Completion Date or Actual Completion Date in respect of such Property, seek to conclude the rent review negotiations in accordance with the terms of the relevant Lease or Occupational Agreement and after the Completion Date or the Actual Completion Date in the case of a Business Property, the Purchaser will continue to seek to conclude the rent review negotiations provided that the parties acknowledge that the outstanding rent reviews in respect of the Leases relating to the Property listed at schedule 12, part 1, entry 12 and the Property listed at schedule 12, part 2, entry 7 have been agreed prior to the date of this agreement and the Seller, WWP and/or WWHL (as the case may be) shall be permitted to execute and complete a rent review memorandum with the relevant Landlord in respect of such rent review and the Purchaser shall not raise any requisition in relation to or object to completion of these documents.

        10.2 The Purchaser shall reimburse to the Seller all reasonable costs and expenses incurred or payable by the Seller in relation to the negotiation and determination of any rent review in accordance with schedule 12, part 3, paragraph 10.1.

11.   THE ASSURANCES

11.1
The Assurances will be prepared by the Seller in duplicate (save in respect of the Scottish Leases) and in the case of any of the Business Properties where completion takes place after the Completion Date the Assurances together with any licences to assign will be delivered to the Purchaser's Solicitors no later than three Business Days before the date on which completion should take place in accordance with schedule 12, paragraph 6. The Assurances shall be in the agreed form and shall also include any amendment approved by the Purchaser and the Seller (such approvals not to be unreasonably withheld or delayed if the Landlord is entitled to request such amendment under the terms of the Lease) to the agreed form required by the relevant Landlord in order to secure the relevant Landlord's Consent and/or which is required in order to reflect the terms of the relevant Landlord's Consent (as the case may be).

11.2
Within 30 days after the Actual Completion Date the Purchaser shall make an application to Land Registry for registration of the Assurances required to be registered at Land Registry and shall notify the Seller in writing as soon as it has been notified by Land Registry that such registration has been completed.

12.   ON-GOING PROPERTY MATTERS

12.1
WWHL has agreed and executed a retrospective licence for alterations in respect of the Lease of the Property at schedule 12, part 2, entry 1. To the extent that the same has not been completed prior to the date of this agreement, WWHL shall be entitled to but not bound to complete the said licence for alterations prior to the Completion Date. The Purchaser confirms its consent to the completion of this document and shall not object to or raise a requisition in relation to completion of this document.

12.2
WWHL and the Seller have agreed and executed a licence to assign in respect of the Property listed at schedule 12, part 2, entry 2 with the Landlord of that Property for the assignment of the Lease of that Property to the Seller. To the extent that the licence to assign and the assignment of the Lease of that Property have not been completed prior to the date of this agreement, WWHL and the Seller, shall be entitled to but not bound to execute and complete the said licence to assign and assignment prior to or after the Completion Date and the Purchaser shall not object to or raise any requisition in relation to the completion of those documents. Once the assignment of this Property to the Seller has been completed, with immediate effect, this Property shall be deemed to be a Business Property for the purposes of this schedule 12.

12.3
The Seller and WWP have agreed the form of a reception works licence relating to the Business Properties referred to at schedule 12, part 1, entries 8, 9, and 10, with the Landlord of those Business Properties. To the extent that the same has not been completed prior to the date of this agreement, the Seller and WWP shall be entitled to but not bound to execute and complete the said reception works licence prior to the Actual Completion Date for those Business Properties and the Purchaser confirms its consent to the completion of this document and shall not object to or raise any requisition in relation to completion of this document.

13.   MISCELLANEOUS

        13.1 For the avoidance of doubt, it is agreed that the provisions of schedule 12, part 3 of shall remain in full force and effect to the extent that they remain to be observed and performed, notwithstanding completion of the transfer or assignment of any of the Leases.

        13.2 Notwithstanding the provisions of clause 32 of this agreement, the parties agree that the provisions contained in this agreement shall, so far as they relate to:

          (a)   the Glasgow and Edinburgh Leases be read and construed in accordance with Scottish law and to this extent only the parties hereby submit to the exclusive jurisdiction of the Scottish Courts as regards any claims or matters arising under this agreement in relation to those Properties; and

          (b)   the Dublin Leases, be read and construed in accordance with Irish law and to this extent only the parties hereby submit to the exclusive jurisdiction of the Irish Courts as regards any claims or matters arising under this agreement in relation to those Properties.

        13.3 Within five Business Days after the Purchaser's receipt (or the Purchaser's Solicitors' receipt) of the Assurance of each Scottish Business Property duly executed (in self proving form) on behalf of WWP, the Purchaser shall execute (in self proving form) the Assurance and deliver to the Seller a certified copy of the executed Assurance. The Seller shall thereafter formally intimate such assignment to the relevant Landlord within such period as may be specified by the relevant Landlord (if any) and shall provide the Purchaser with a certified true copy of the signed notice of intimation within five Business Days of such receipt of the certified copy of the aforesaid.

        13.4 On completion of the Assurance of the Lease in respect of the Glasgow Business Property, the Purchaser shall deliver to WWP (for forwarding to the sub-tenant, Berkeley Berry Birch plc) a side letter in the form (mutatis mutandis) of the side letter annexed to the missives dated 3 February 2005 entered into between Maclay Murry & Spens and MacDonald Henderson, duly executed in self proving form on behalf of the Purchaser.

        13.5 Following completion of each of the Assurances of the Edinburgh and Glasgow Business Properties the Purchaser shall register the relevant Assurance in the Books of Council and Session (and, if applicable, in the Land Register of Scotland) and if the relevant Landlord shall impose a time limit within which the Assurance should be registered the Purchaser shall comply with such obligation.

Part 4: Conditions relating to the Sale Companies' Properties

1.
Release of WWP

  In relation to the Sale Companies' Properties listed at entries 1 to 8 (inclusive) of part 2 of schedule 12, the Purchaser and the Seller shall each use all reasonable endeavours to obtain the relevant Landlord's Consent to the release of WWP from all liability, whether in their capacity as tenant, guarantor, or otherwise under the terms of the Lease relating to the relevant Sale Companies' Property save that for the avoidance of doubt the Purchaser shall not be required to provide any financial or other consideration or agree any variation of the terms of the relevant Lease (other than a variation to document such a release) in order to obtain the release in this paragraph 1 but the Purchaser shall be required to stand as guarantor (or procure that another suitable member of the Purchaser's Group stands as guarantor) under the Lease of the relevant Sale Company Property in lieu of WWP.

2.
Observance of covenants by WWHL

  In relation to the Sale Companies' Properties listed at entries 1 to 8 (inclusive) of part 2 of schedule 12 the Purchaser shall observe and perform or procure the observance and performance by WWHL of the covenants on the part of the tenant contained in the Lease of the relevant Sale Companies' Property.

3.
The Milan Property

3.1
In relation to the Sale Companies' Property listed at entry 19 of part 2 of schedule 12 ("the Existing Milan Property"), the Seller and the Purchaser acknowledge that Watson Wyatt Italia Srl currently intends to vacate this Property and to terminate the contract dated 2 November 1998 made between (1) Immobiliare Sismilan Srl and (2) Watson Wyatt Isso S.r.l. ("the Existing Milan Lease") and to enter into occupation of, and complete an occupational agreement in respect of premises at Piazza della Repubblica 14/16, Milan, Italy ("the New Milan Property").

3.2
In the event that the Existing Milan Lease is terminated prior to Completion and/or Watson Wyatt Italia Srl cease to use or occupy the Existing Milan Property prior to Completion then with effect from the later to occur of the termination of the Existing Milan Lease or the cessation of use or occupation of the Existing Milan Property, the Existing Milan Property shall no longer be treated as a Sale Companies' Property for the purposes of this agreement.

3.3
With effect from the earlier to occur of the use and occupation of the New Milan Property by Watson Wyatt Italia Srl or the entering into by Watson Wyatt Italia Srl of an occupational agreement in respect of the New Milan Property, the New Milan Property shall be deemed to be a Sale Companies Property for the purposes of this agreement.

4.
The Budapest Property

4.1
In relation to the Sale Companies' Property listed at entry 23 of part 2 of schedule 12 ("the Existing Budapest Property"), the Seller and the Purchaser acknowledge that Watson Wyatt Kft has served notice to terminate the Regus Business Centre Service Agreement signed on 24 February 2004 and 5 March 2004 made between (1) Regus Central—Europe Trading & Services Limited and (2) Watson Wyatt Kft ("the Existing Budapest Contract") and intends to vacate the Existing Budapest Property and to enter into occupation of, and complete an occupational agreement in respect of, premises at seventh floor, East West Business Centre, 1088 Budapest, Rakoczi ut 1-3, Hungary or alternative premises ("the New Budapest Property").

4.2
In the event that the Existing Budapest Contract is terminated prior to Completion and/or Watson Wyatt Kft ceases to use or occupy the Existing Budapest Property prior to Completion, then with effect from the later to occur of the termination of the Existing Budapest Contract or the cessation of use or occupation of the Existing Budapest Property, the Existing Budapest Property shall no longer be treated as a Sale Companies' Property for the purposes of this agreement.

4.3
With effect from the earlier to occur of the use and occupation of the New Budapest Property by Watson Wyatt Kft or the entering into by Watson Wyatt Kft of an occupational agreement in respect of the New Budapest Property, the New Budapest Property shall be deemed to be a Sale Companies' Property for the purposes of this agreement.

Part 5: The Occupational Agreements

Date	Document	Parties	Premises
07, 22 & 24.08.2001	Sub-lease	(1) WWP (2) R. Watson & Sons (3) The Quality Scotland Foundation	11 Abercromby Place, Edinburgh
Being signed pursuant to missives dated 3 February 2005 entered into between Maclay Murray & Spens and MacDonald Henderson	Sub-lease	(1) The Trustees of WWP (2) Berkeley Berry Birch Plc	Fifth Floor, Festival House, 177/179 West George Street, Glasgow

Part 6: The Documents

Business Property : Block A Watson House London Road Reigate

No	Date	Document	Parties
1.	21.06.1988	Lease	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby
2.	21.06.1988	Rent review memorandum	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby
3.	03.09.1991	Licence to assign	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby (3) RD Masding, JM Bibby, PA Cockbain, and JM Hill
4.	06.09.1991	Receipted notice of transfer	(1) Pension Funds Securities Limited (2) RD Masding, JM Bibby, PA Cockbain, and JM Hill
5.	30.01.2004	Rent review memorandum	(1) Lloyds Bank S.F. Nominees Limited (2) RD Masding, JM Bibby, PA Cockbain, JM Hill
6.		Bundle of documents/drawings referred to in rent review specification referred to in lease of Block A (21.06.1988)
Business Property: Terra Firma Station Road Redhill
7.	02.03.1994	Agreement (as to payments)	(1) Burton Property Trust Limited (2) The Burton Group Plc (3) RD Masding and others
8.	02.03.1994	Supplemental agreement	(1) Redcastle plc (2) Burton Property Trust Limited (3) The Burton Group Plc (4) RD Masding and others
9.	02.03.1994	Fitting-out agreement	(1) Redcastle plc (2) RD Masding and others
10.	06.12.2002	Licence to assign	(1) Coal Pension Properties Limited (2) RD Masding, JM Hill, PA Cockbain, and JM Bibby (3) Watson Wyatt LLP
11.	06.12.2002	Licence for alteration	(1) Coal Pension Properties Limited (2) Watson Wyatt LLP
12.	06.12.2002	Deed of release	(1) Coal Pension Properties Limited (2) RD Masding, JM Hill, PA Cockbain, and JM Bibby
13.	30.12.2002	Deed of assignment	(1) RD Masding, JM Hill, PA Cockbain, and JM Bibby (2) Watson Wyatt LLP
14.	15.01.2003	Receipted notice of assignment	(1) Mayer, Brown, Rowe & Maw LLP on behalf of Watson Wyatt LLP (2) Coal Pension Properties Limited
15.	17.06.2004	Rent review memorandum	(1) Coal Pension Properties Limited (2) Watson Wyatt LLP

16.		Bundle of plans approved pursuant to Clause 3.2, Fitting Out Agreement (02.03.1994)
17.	02.03.1994	Side letter relating to basement design performance specification	(1) Redcastle plc (2) Robert David Masding, John Michael Hill, Philip Alexander Cockbain, and John Michael Bibby
18.	02.03.1994	Side letter relating to repairing obligation re basement structure	(1) Redcastle plc (2) Robert David Masding, John Michael Hill, Philip Alexander Cockbain, and John Michael Bibby
19.	17.04.1997	Side letter relating to rights of access to carry out pressure grouting works to the basement	(1) Coal Pension Properties Limited (2) RD Masding, JM Hill, PA Cockbain, and JM Bibby
20.	17.04.1997	Side letter relating to repairing obligations in relation to the basement structure	(1) Coal Pension Properties Limited (2) JM Hill, PA Cockbain, and JM Bibby
21.	17.04.1997	Side letter	(1) Redcastle plc (2) Robert David Masding, John Michael Hill, Philip Alexander Cockbain, and John Michael Bibby
22.	11.05.1999	Letter confirming rent review agreed at 25.12.1998	(1) Coal Pension Properties Limited (2) AFM Watson, JM Hill, AK Whalley, and JR Wigley
Business Property: Block B Watson House London Road Reigate
23.	21.06.1988	Lease	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby
24.	21.06.1988	Rent review memorandum	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby
25.	03.09.1991	Licence to assign	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby (3) RD Masding, JM Bibby, PA Cockbain, and JM Hill
26.	06.09.1991	Receipted notice of transfer	(1) Pension Funds Securities Limited (2) JA Jolliffe, H Gracey, RD Masding, and JM Bibby
27.	30.01.2004	Rent review memorandum	(1) Lloyds Bank S.F. Nominees (2) RD Masding, JM Bibby, PA Cockbain, and JM Hill
28.		Bundle of documents/drawings referred to in rent review specification referred to in lease of Block B (21.06.1988)
Business Property: Part Second Floor (and 10 Car Parking Spaces) Redcliffe Quay 120-125 Redcliffe Street Bristol
29.	13.09.1997	Court order and court application from Shoreditch County Court (case no. SD750956)	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners
30.	16.09.1997	Agreement for lease	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners

31.	25.11.1997	Licence to use 10 car parking spaces	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners
32.	25.11.1997	Licence for alterations	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners
33.	18.11.2003	Licence to assign	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners (3) Watson Wyatt LLP
34.	18.11.2003	Rent review memorandum relating to lease of part second floor	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners
35.	18.11.2003	Fee review memorandum relating to 10 car parking spaces	(1) The Standard Life Assurance Company (2) Watson Wyatt Partners
36.	25.11.2003	Assignment of lease and car parking licence	(1) Alistair Frank Maloch Watson, Philip Alexander Cockbain, John Michael Hill, and John Robert Wigley (2) Watson Wyatt LLP
37.	03.12.2003	Receipted notice of assignment	(1) Mayer, Brown, Rowe & Maw LLP on behalf of Watson Wyatt LLP (2)Addleshaw Goddard on behalf of The Standard Life Assurance Company
38.	17.02.2003	Licence for works	(1) Standard Life Insurance Company (2) Watson Wyatt Partners
Business Property: Second and Third Floors 1 Wellington Place Leeds
39.	01.08.2000	Agreement for lease	(1) Postel Properties Limited (2) Britel Fund Trustees Limited (3) Watson Wyatt Holdings Limited (4) Watson Wyatt Partners
40.	10.12.2004	Lease relating to second floor	(1) Britel Fund Trustees Limited (2) Watson Wyatt LLP
41.	10.12.2004	Lease relating to third floor	(1) Britel Fund Trustees Limited (2) Watson Wyatt LLP
Business Property: Part Basement and Ground Floor 21 Tothill Street London SW1
42.	24.10.1986	Underlease	(1) The Prudential Assurance Company Limited (2) L F Rothschild Unterberg Towbin International
43.	12.8.1987	Licence and deed of covenant	(1) The Prudential Assurance Company Limited (2) L F Rothschild Unterberg Towbin International
44.	16.9.1988	Licence and deed of covenant	(1) The Prudential Assurance Company Limited (2) L F Rothschild & Co International (3) Resource Evaluation Limited
45.	31.8.1989	Licence and deed of covenant	(1) The Prudential Assurance Company Limited (2) Resource Evaluation Limited
46.	07.05.2002	Memorandum of rent review

47.	22.05.2003	Licence to assign	(1) The Prudential Assurance Company Limited (2) REL Consultancy Group Limited (3) Watson Wyatt LLP
48.	10.09.2003	Transfer	(1) REL Consultancy Group Limited (2) Watson Wyatt LLP
49.	14.02.2003	Supplemental agreement	(1) REL Consultancy Group Limited (2) Watson Wyatt LLP
50.	24.09.2003	Receipted notice of assignment	(1) Mayer, Brown, Rowe & Maw LLP on behalf of Watson Wyatt LLP (2) Lovells on behalf of The Prudential Assurance Company Limited
51.	26.10.2004	Deed of variation	(1) The Prudential Assurance Company Limited (2) Watson Wyatt LLP
52.	18.11.2004	Licence for alterations	(1) The Prudential Assurance Company Limited (2) Watson Wyatt LLP
Business Property: Part Basement, First, Second, Third, Fourth, Fifth, Sixth and Seventh Floors 21 Tothill Street London SW1
53.	30.01.2001	Deed of supplemental covenant	(1) The Prudential Assurance Company Limited (2) John Robert Wigley, John Michael Hill, Alan Keith Whalley, and Alistair Frank Maloch
54.	30.01.2001	Deed of supplemental covenant	(1) The Prudential Assurance Company Limited (2) John Robert Wigley, John Michael Hill, Alan Keith Whalley, Alistair Frank Maloch Watson
55.	30.01.2001	Rent review memorandum	(1) The Prudential Assurance Company Limited (2) John Robert Wigley, John Michael Hill, Alan Keith Whalley, Alistair Frank Maloch Watson
56.	30.01.2001	Rent review memorandum	(1) The Prudential Assurance Company Limited (2) John Robert Wigley, John Michael Hill, Alan Keith Whalley, and Alistair Frank Maloch Watson
57.	20.10.2004	Agreement regarding services	(1) The Prudential Assurance Company Limited (2) Watson Wyatt LLP and Watson Wyatt Partners
58.	20.10.2004	Letter	(1) The Prudential Assurance Company Limited (2) Watson Wyatt LLP
Business Property: Fifth Floor Festival House 177-179 West George Street Glasgow G2 2JJ
59.	09.01.2002	Land certificate for title number GLA69533
60.	23.01.1997	Original and copy notice of assignation	(1) Maclay Murray & Spens (2) Dundas & Wilson

61.	05.12.1997	Copy extract memorandum (rent review) registered with Books of Council and Session	(1) Halifax Pension Nominees Limited (2) The Trustees for the firm of Watson Wyatt Partners
62.	25.08.2000 21.09.2000	Licence agreement (licence for works)	(1) Halifax Pension Nominees Limited (2) The Trustees for the firm of Watson Wyatt Partners
63.	01.2000	Drawing number 1292-1-1 by Engineering Design Consultants (referred to in the licence agreement at document 4 above)
64.	19.12.2001	Extract licence agreement registered in the Books of Council and Session	(1) Halifax Pension Nominees Limited (2) The Trustees of Watson Wyatt Partners (3) Zyda Brown Limited
65.	16.01.2002	Copy extract memorandum and agreement (rent review and variation of lease) registered in the Books of Council and Session	(1) Halifax Pension Nominees Limited (2) The Trustees of Watson Wyatt Partners
66.	07.11.2001	Extract deed of assumption and conveyance (incorporating minutes of resignation) registered in the Books of Council and Session	(1) The Trustees of Watson Wyatt Partners
67.	Undated	Agreed form rent review memorandum	(1) Halifax Pension Nominees Limited (2) The Trustees of Watson Wyatt Partners
Business Property: First, Second and Third Floors 65/66 Lower Mount Street Dublin
68.	11.04.1990	Notice of approval of plans	(1) Dublin Corporation
69.	20.04.1990	Notification of grant of permission	(1) Dublin Corporation
70.	21.02.1994	Structural report with attached certificate under s3(1), Local Government (Multi-Storey Buildings) Act 1988.	(1) Ove Arup & Partners Limited
71.	22.03.1994	Architect's opinion	(1) Andrzej Wejchert for Aranas (Ireland) Limited
72.	11.04.1994	Letter from Dublin Corporation to Aranas Ireland Ltd
73.	07.09.1995	Notification of grant of permission & associated documents	(1) Dublin Corporation
74.	19.02.1996	Architect's opinion	(1) Aranas (Ireland) Limited
75.	17.02.2000	Lease of first and second floors	(1) Ulster Bank Markets (Nominees) Limited (2) Paul Kelly, Gerry O'Carroll, John Hill, and Alastair Watson
76.	21.03.2001	Conveyance	(1) Ulster Bank Markets (Nominees) Limited (2) Nortrust Nominees (Ireland) Limited
77.	28.08.2001	Replies to enquiries to pre-lease enquiries	(1) McCann FitzGerald (2) A&L Goodbody
78.	2002	Signed licence to assign relating to first and second floors	(1) Nortrust Nominees (Ireland) Limited (2) Paul Kelly Gerry O'Carroll, John Hill and Alastair Watson (3) Watson Wyatt LLP

79.	2002	Signed licence to assign relating to third floor	(1) Nortrust Nominees (Ireland) Limited (2) Paul Kelly Gerry O'Carroll, John Hill and Alastair Watson (3) Watson Wyatt LLP
80.	12.02.2002	Surveyors letter	(1) Larkin McGovern (2) Watson Wyatt Partners
81.	12.03.2002	registry of deeds, confirmation of search, and company printout	(1) Brady & Co (2) Nortrust Nominees (Ireland) Limited
82.	15.3.2002	Lease of third floor	(1) Nortrust Nominees (Ireland) Limited (2) Paul Kelly, Gerry O'Carroll, John Hill and Alastair Watson
83.	15.03.2002	Side letter	(1) Nortrust Nominees (Ireland) Limited (2) Paul Kelly, Gerry O'Carroll, John Hill, and Alastair Watson
84.	30.07.2003	Assignment deed relating to first and second floors	(1) Paul Kelly, Gerry O'Carroll, John Hill, and Alastair Watson (2) Watson Wyatt LLP
85.	30.07.2003	Assignment deed relating to third floor	(1) Paul Kelly, Gerry O'Carroll, John Hill, and Alastair Watson (2) Watson Wyatt LLP
Business Property: 11 Abercromby Place Edinburgh
86.	07.08.1989	Extract lease (registered in the Books of Council and Session 28.08.1989)	(1) IDC Property Investments Limited (2) the Signing Partners of R Watson & Sons
87.	16.03.1992	Extract assignation (registered in the Books of Council and Session 23.04.1992)	(1) John Anthony Jolliffe, Howard, Gracey, Robert David Masding and John Michael Bibby in favour of: (2) Robert David Masding, John Michael Bibby, Philip Alexander Cockbain and John Michael Hill
88.	11 & 25.08.1995	Extract licence (registered in the Books of Council and Session 08.09.1995)	(1) PAT (Pensions) Limited (2) The Firm of R Watson & Sons (3) The Partners
89.	03 & 10.04.2001	Extract registered rent review memorandum (registered in the Books of Council and Session 17.4.2001)	(1) Kaas Properties Limited (2) Watson Wyatt Partners (3) R Watson and Sons (4) Alan Keith Whalley, Alastair Frank Maloch Watson, John Robert Wigley and John Michael Hill
90.	22.08.1994	Rent Review Memorandum	(1) PAT (Pensions) Limited (2) Robert David Masding, John Michael Bibby, Philip Michael Cockbain, and John Michael Hill

Part 7: Missing Documents

Date	Document	Parties	Premises
12.03.1999	Original lease	(1) Midland Bank Trust Company Limited (as Trustee for Abbey Life Assurance Company Limited) (2) WWHL (3) WWP	Castlefield House Castlefield Road Reigate

SCHEDULE 13

Employees

Part 1: Provisions concerning Employees

1.
The parties acknowledge and agree that:

1.1
the Transfer Legislation will apply to the sale and purchase of the LLP Business under this agreement and to the Transferring Employees;

1.2
the employment of any of the Transferring Employees who are employed in the LLP Business immediately on or before the Completion Date shall not be terminated for a reason arising from or connected in any way with this agreement; and

1.3
all WWLLP's rights, powers, duties and liabilities under or in connection with any contract of employment with the Transferring Employees shall transfer to the Purchaser in accordance with the Transfer Legislation.

2.
Not later than three weeks before the Completion Date, WWLLP shall deliver to all the Transferring Employees a letter substantially in the form of the specimen set out in part 2 of this schedule.

3.
WWLLP shall, and shall procure that the Sale Companies shall, comply with any relevant consultation or notification obligations to which WWLLP or the Sale Companies are subject in connection with the transfer of employment of the Transferring Employees or, in the case of the Sale Companies, in respect of the employees of such Sale Companies as a result of the transactions contemplated by this agreement. WWLLP shall be responsible for and hereby undertakes to indemnify the Purchaser and the other members of the Purchaser's Group from and against any Losses which the Purchaser or any member of the Purchaser's Group suffers, sustains, incurs or pays connected with or arising from any failure on the part of WWLLP or any of the Sale Companies to comply with such relevant consultation or notification obligations, save to the extent that any such failure arises as a result or consequence of the Purchaser failing to comply with its consultation, notification and provision of information obligations required under local law.

4.
The Purchaser shall comply with any relevant obligations to consult, notify or provide information to which the Purchaser is subject under local law in connection with the transfer of employment of the Transferring Employees and, in the case of the Sales Companies, in respect of the employees of such Sale Companies as a result of the transactions contemplated by this agreement. The Purchaser shall be responsible for and hereby undertakes to indemnify WWLLP from and against any Losses which WWLLP suffers, sustains, incurs or pays connected with or arising from any failure on the part of the Purchaser to comply with such obligations or in respect of the content of the information provided in accordance with those obligations.

5.
If any contract of employment of any Transferring Employee is found or alleged to continue with WWLLP after the Completion Date, WWLLP and the Purchaser shall cooperate with each other to persuade such Transferring Employee to accept employment with the Purchaser, and WWLLP will take such reasonable steps to assist such transfer as directed by the Purchaser.

6.
WWLLP and the Purchaser shall give each other such assistance as either may reasonably require to comply with the Transfer Legislation in relation to the Transferring Employees and in contesting any claim by any person employed or engaged by WWLLP at or before the Completion Date resulting from or in connection with this agreement.

7.
The parties acknowledge and agree that they shall give each other such assistance as either may reasonably require to comply with any obligations imposed by any laws, regulations, legislation, common law or other legal obligation to inform, notify or consult with or in respect of the employees of the Sale Companies in connection with or arising from the sale and purchase of such companies.

8.
The Purchaser shall indemnify WWLLP and WWP from and against any Losses relating to or arising from or in respect of the employment or the termination of the employment by any member of the Purchaser's Group on or after the Completion Date of any of the Transferring Employees or any other person employed by or in connection with the Continuing Business.

Part 2: Letter to Transferring Employees

Dear [    ],

Purchase of Watson Wyatt LLP

        As you will be aware, Watson Wyatt LLP ("LLP") has been in discussions with Watson Wyatt & Company concerning the purchase of the LLP business. We are very pleased to be able to inform you that the negotiations have been successful and the purchase will take effect from [Completion Date].

        As a result, with effect from [Completion Date] the LLP business will transfer to a new UK company, Watson Wyatt Limited, which is part of the Watson Wyatt & Company group. Under the Transfer of Undertakings (Protection of Employment) Regulations 1981 your employment will automatically transfer to Watson Wyatt Limited with effect from that date.

        All of your existing terms and conditions of employment will remain unchanged, [save that [reference to any proposed measures]]. Your continuity of employment will also be preserved. Under the Regulations we are obliged to inform you of any other legal, economic or social implications which will result from the change of your employer: we confirm that there are none.

        We should inform you that under the Regulations you have the right to object to the transfer, however, if you do the Regulations provide that you are treated as though you have resigned from your employment with LLP and, further, that you will not be entitled to any redundancy payment.

        If you have any questions about any of the above, please do not hesitate to contact me.

Yours sincerely

Watson Wyatt LLP

Part 3: Notional Salary Increases

        The Purchaser agrees that the notional salary used as the determinant for benefits calculations under the employment agreements of the Transferring Employees, the employees of the Sale Companies and those Partners who will become employees of WWL at Completion shall be increased on 30 June each year (the "Review Date"), with the first such Review Date being 30 June 2006, by an amount equal to the percentage increase (if any) in the General Index plus 1.9%.

        The percentage increase in the General Index shall be:

((x-y)/y) × 100

where:

  x
  =    the figure for the General Index last published before the Review Date; and

  y
  =    the figure for the General Index published 12 months prior to the Review Date.

        The parties acknowledge and agree that the notional salary currently used in the Business for such purposes is £88,000 per annum and shall be increased to £91,000 per annum with effect from 1 May, 2005.

        For the purposes of this Part 3, "General Index" means the General Index of Retail Prices (All Items) published by the Office for National Statistics (or any successor index or publishing body).

SCHEDULE

Trade Marks

SCHEDULE 14

Registered Business Intellectual Property

Country	Trademark	Application Number	Registration Number	Class(es)
Australia	ALPHA PRO	843912	843912	35
Australia	ALPHA PRO Stylised	843911	843911	35
Australia	IV PRO	843913	843913	35
Australia	SIGMA ALPHA (Greek letters)	796374	796374	35
Australia	STRUCTURED ALPHA	796012	796012	35
Cayman Islands	W DEVICE		2132801	35 36 42
Cayman Islands	WATSON WYATT		2136532	35 36 42
European Community	SIMULUM	003337672		9 16 35 36
European Community	ALEPH-ZERO	2039444	2039444	09 16 35
European Community	ALPHA PRO	1773829	1773829	35
European Community	ALPHA PRO Stylised	1174959	1174959	35
European Community	CUSTODY PRO	2253136	2253136	35 36 42
European Community	GOVERNANCE PRO	2252856	2252856	35 36 42
European Community	ALEPH-ZERO device	2038321	2038321	09 16 35
European Community	IV PRO	1773951	1773951	35
European Community	PRETIUM	1224385	1224385	9 16 35 36
European Community	SIGMA ALPHA (Greek letters)	1194471	1194471	35
European Community	STRUCTURED ALPHA	1189406	1189406	35
European Community	TRANSCALC	1033547	1033547	35 36 42
European Community	W device	540047	540047	35 36 42
European Community	WATSON WYATT	573790	573790	35 36 42
European Community	WATSON WYATT CLIENTSITE	1487164	1487164	35 36 38 42
European Community	WATSON WYATT WORKFORCE PRO	1033851	1033851	35 36 42
European Community	CLIENTFIRST	001973692	001973692	9 16 35 42
European Community	EHR	002134815	002134815	16 35
Hong Kong	ALPHA PRO (series of two)	17807/2000	02269/2002	35
Hong Kong	ALPHA PRO Stylised	17806/2000	02268/2002	35
Hong Kong	SIGMA ALPHA (Greek letters)	7418/99	02202/2002	35
Hong Kong	STRUCTURED ALPHA	7098/99	391/2001	35
Japan	ALPHA PRO	2000-082583	4552311	35
Japan	ALPHA PRO Stylised	2000-082582	4552310	35
Japan	IV PRO	2000-082581	4552309	35
Japan	SIGMA ALPHA (Greek letters)	53134/99	4452353	35
Japan	STRUCTURED ALPHA	048804/99	4672412	35
Kenya	W device	1091	1997/001091	36

Kenya	WATSON WYATT	1115	1115	36
South Africa	W device	97/9718	97/9718	42
South Africa	W device	97/9717	97/9717	36
South Africa	W device	97/9716	97/9716	35
South Africa	WATSON WYATT	97/9721	97/9721	42
South Africa	WATSON WYATT	97/9720	97/9720	36
South Africa	WATSON WYATT	97/9719	97/9719	35
Switzerland	W device	05066/97	451688	35 36 42
Switzerland	WATSON WYATT	05067/97	451806	35 36 42
Trinidad and Tobago	W device	27161		36
Trinidad and Tobago	W device	27162	27162	42
Trinidad and Tobago	W device	27066	27066	35
Trinidad and Tobago	WATSON WYATT	27301	27301	35
Trinidad and Tobago	WATSON WYATT	27303	27303	42
Trinidad and Tobago	WATSON WYATT	27302	27302	36
United Kingdom	SIMULUM	2325337	2325337	9 16 35 36
United Kingdom	ALEPH-ZERO	2257984	2257984	9 16 35
United Kingdom	ALEPH-ZERO device	2257974	2257974	9 16 35
United Kingdom	CLIENTFIRST	2254227B	2254227b	9 16 35 42
United Kingdom	CUSTODY PRO	2272295	2272295	35
United Kingdom	EHR	2264402	2264402	16 35
United Kingdom	FIRST & device (series of two)	2200029	2200029	9 16 35 36 41
United Kingdom	GOVERNANCE PRO	2272299	2272299	35
United Kingdom	FREX	2169581	2169581	35 36 42
United Kingdom	IV PRO	2240435	2240435	35
United Kingdom	PRETIUM	2201627	2201627	9 16 35 36
United Kingdom	SEEMSGOOD	2227761	2227761	35 36 42
United Kingdom	SIGMA ALPHA (Greek letters)	2199087	2199087	35
United Kingdom	SLEEPWELL	2222045	2222045	35 36 42
United Kingdom	STRUCTURED ALPHA	2173165	2173165	35
United Kingdom	STRUCTURED BETA	2221977	2221977	35 36 42
United Kingdom	W device	2132801	2132801	35 36 42
United Kingdom	WATSON WYATT	2149733	2149733	42
United Kingdom	WATSON WYATT	2136532	2136532	35 36 42
United Kingdom	WATSON WYATT ASSETWATCH	2170832	2170832	35 36 42
United Kingdom	WATSON WYATT CLIENTFIRST	2254227A	2254227A	9 16 35 42
United Kingdom	WATSON WYATT CLIENTSITE	2221136	2221136	35 36 38 42
United Kingdom	WATSON WYATT EUROMANAGER	2164110	2164110	35 36 42
United Kingdom	WATSON WYATT FIRST	2164112	2164112	35 36 42
United Kingdom	WATSON WYATT FIRST OPINION	2195938	2195938	9 16 35 38
United Kingdom	WATSON WYATT MANAGERWATCH	2170838	2170838	35 36 42

United Kingdom	WATSON WYATT SWISS	2169764	2169764	35 36 42
United Kingdom	WATSONS	1282346	1282346	36
United Kingdom	Vip-SYSTEM	1493989	1493989	09
USA	PRETIUM	76/264428	2,857,192	9, 16, 35 & 36
USA	SIMULUM	78/221605		9 16 35 36
Zimbabwe	W device	794/97	794/97	35
Zimbabwe	W device	796/97	796/97	42
Zimbabwe	W device	795/97	795/97	36
Zimbabwe	WATSON WYATT	1096	1096/97	42
Zimbabwe	WATSON WYATT	1095	1095/97	36
Zimbabwe	WATSON WYATT	1094	1094/97	35

SCHEDULE 15

Excluded Contracts

1.
The LLP Agreement;

2.
The Partnership Agreement;

3.
The agreement in respect of retirement benefits for Former Partners dated 30 April, 2002 between Paul Noel Thornton and Others;

4.
The Transaction Documents;

5.
The Original Alliance Agreements;

6.
The civil liability insurance policies taken out by WWLLP and/or WWP for all periods up to and including 30 April, 2005.

SCHEDULE 16

Allocation of Purchase Price

        The purchase price for the Assets comprised in the Majority Interest shall be allocated to and among such Assets as follows:

        1.     First, the amount of £1,702,128 shall be allocated to the Irish Branch. The Irish Branch consists of the Irish Branch Assets and of the Assumed Liabilities that are part of the Irish Branch Business.

        2.     Second, the amount of £1 shall be allocated to those Shares comprising the entire issued share capital of WWHL and the amount of £4,000 shall be allocated to those Shares comprising the entire issued share capital of WWTL.

        3.     Third, the purchase price shall be allocated to the other Assets and Assumed Liabilities in the balance sheet forming part of the Distribution Accounts (adjusting for appropriate GAAP and valuation adjustments). The Purchaser and Seller will agree on these purchase price allocations after Completion (and where a category of Assets listed in clause 2.1 (a) to (l) inclusive and (n) and (o) is not given a value (save as relates to the Irish Branch) in such Distribution Accounts such category shall be given a value of £1, unless the parties agree otherwise).

        4.     Fourth, the residual balance of the purchase price for the Assets comprised in the Majority Interest shall be allocated to Goodwill.

        5.     Within 60 days following Completion, the Seller will notify the Purchaser in writing of any changes to the underlying assumptions used to arrive at these allocations. If no changes have occurred, the allocations will be final. If changes have occurred, the Seller and Purchaser shall consult in good faith with a view to agreeing upon an appropriate adjustment to the relevant allocation.

SCHEDULE 17

Issue of Consideration Stock

        The Consideration Stock shall be transferred by the Purchaser to the Seller on the days, and in the amounts set out below:

The Completion Date	2,390,036
First Business Day following the Completion Date	2,329,761
Second Business Day following the Completion Date	4,370,774

SIGNED by John J. Haley	) JOHN J. HALEY
duly authorised for and on behalf	)
of WATSON WYATT (UK) ACQUISITIONS 2 LIMITED	)
SIGNED by John J. Haley	) JOHN J. HALEY
duly authorised for and on behalf	)
of WATSON WYATT & COMPANY HOLDINGS	)
SIGNED by John J. Haley	) JOHN J. HALEY
duly authorised for and on behalf	)
of	)
THE WYATT COMPANY HOLDINGS LIMITED	)
SIGNED by Paul Thornton and	) P.N. THORNTON
Chandrasekhar Ramamurthy	)
duly authorised for and on behalf	) C. RAMAMURTHY
of WATSON WYATT LLP	)

ANNEX B

[LETTERHEAD OF CIBC WORLD MARKETS CORP.]

April 15, 2005

The Board of Directors
Watson Wyatt & Company Holdings
1717 H Street NW
Washington, D.C. 20006

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors of Watson Wyatt & Company Holdings ("Watson Wyatt") as to the fairness, from a financial point of view, to Watson Wyatt of the Aggregate Consideration (as defined below) provided for in an Agreement for the Sale and Purchase of the Business and Assets of Watson Wyatt LLP ("WWLLP" and, such agreement, the "Agreement") to be entered into among Watson Wyatt, Watson Wyatt (UK) Acquisitions 2 Limited, a wholly owned subsidiary of Watson Wyatt ("Acquisition Sub"), The Wyatt Company Holdings Limited, a wholly owned subsidiary of Watson Wyatt ("WCHL"), and WWLLP. The Agreement provides for, among other things, the purchase by Acquisition Sub of the 82% beneficial ownership and title not previously declared to be held in trust for WCHL in certain assets used in connection with, and the assumption by Acquisition Sub of certain liabilities relating to, the businesses of WWLLP (the "Transaction") for total consideration, payable at the closing of the Transaction, of (a) £88,305,555 in cash (the "Cash Consideration") and (b) 9,090,571 shares of Class A Common Stock, par value $0.01 per share, of Watson Wyatt ("Watson Wyatt Common Stock" and, such number of shares, the "Stock Consideration"). The Agreement also provides for contingent consideration of up to an additional 1,950,000 shares of Watson Wyatt Common Stock based on certain revenue generated and staff costs incurred with respect to WWLLP's businesses during the fiscal year ended June 30, 2007 (the "Contingent Stock Consideration" and, together with the Cash Consideration and the Stock Consideration payable at closing, the "Aggregate Consideration"). Representatives of Watson Wyatt have advised us that, prior to the consummation of the Transaction, Watson Wyatt will waive its principal rights as a member in WWLLP in exchange for an 18% beneficial interest in the assets of WWLLP to be held in trust for WCHL (such exchange, the "Exchange").

In arriving at our Opinion, we:

(a)
reviewed drafts provided to us on April 14, 2005 of the Agreement and certain related documents;

(b)
reviewed audited financial statements of Watson Wyatt for the fiscal years ended June 30, 2002, June 30, 2003 and June 30, 2004, and unaudited financial statements of Watson Wyatt for the six months ended December 31, 2004;

(c)
reviewed audited financial statements of WWLLP for the fiscal years ended April 30, 2002, April 30, 2003 and April 30, 2004 together with a reconciliation with internal financial reports and certain adjustments prepared by the management of WWLLP, and reviewed unaudited financial statements of WWLLP for the nine months ended January 31, 2005;

The Board of Directors
Watson Wyatt & Company Holdings
April 15, 2005

(d)
reviewed financial forecasts and estimates relating to Watson Wyatt and WWLLP which were prepared by the managements of Watson Wyatt and WWLLP (including adjustments to the financial forecasts and estimates relating to WWLLP provided to or discussed with us by the management of Watson Wyatt);

(e)
held discussions with the senior managements of Watson Wyatt and WWLLP with respect to the businesses and prospects of Watson Wyatt and WWLLP;

(f)
reviewed and analyzed certain publicly available financial data for companies that we deemed generally comparable to Watson Wyatt and WWLLP;

(g)
reviewed and analyzed certain publicly available information for transactions that we deemed relevant in evaluating the Transaction;

(h)
analyzed the estimated net present value of the unlevered, after-tax free cash flows of Watson Wyatt and WWLLP using financial forecasts and estimates prepared by the managements of Watson Wyatt and WWLLP (including adjustments to such financial forecasts and estimates relating to WWLLP provided to or discussed with us by the management of Watson Wyatt);

(i)
reviewed the potential pro forma financial effect of the Transaction on Watson Wyatt's earnings per share based on financial forecasts and estimates prepared by the managements of Watson Wyatt and WWLLP (including adjustments to the financial forecasts and estimates relating to WWLLP provided to or discussed with us by the management of Watson Wyatt);

(j)
reviewed historical market prices for Watson Wyatt Common Stock;

(k)
reviewed public information concerning Watson Wyatt and WWLLP; and

(l)
performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Watson Wyatt, WWLLP and their respective employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to Watson Wyatt and WWLLP referred to above, we have assumed, at the direction of the managements of Watson Wyatt and WWLLP, without independent verification or investigation, that such forecasts and estimates (as adjusted, in the case of the financial forecasts and estimates relating to WWLLP, by the management of Watson Wyatt) were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of Watson Wyatt and WWLLP as to the future financial condition and operating results of Watson Wyatt and WWLLP and that the financial results reflected in such financial forecasts and estimates will be achieved at the times and in the amounts projected. At the direction of the management of Watson Wyatt, we have assumed in connection with our evaluation of the Aggregate Consideration that the events resulting in the payment of the Contingent Stock Consideration will occur. We have relied, at the direction of Watson Wyatt, without independent verification or investigation, on the assessment of the management of Watson Wyatt as to the ability of Watson Wyatt to retain key employees of WWLLP. We also have assumed, with the consent of Watson Wyatt, that the Transaction and related transactions (including the Exchange) will be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction and related

The Board of Directors
Watson Wyatt & Company Holdings
April 15, 2005

transactions (including the Exchange), no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Watson Wyatt, WWLLP or the Transaction. In addition, representatives of Watson Wyatt have advised us, and we therefore further have assumed, that the final terms of the Agreement and related documents will not vary materially from those set forth in the drafts provided to us on April 14, 2005. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Watson Wyatt or WWLLP. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Watson Wyatt or WWLLP, or the price at which Watson Wyatt Common Stock will trade at any time. Our Opinion does not address any terms or other aspects of the Transaction (other than the Aggregate Consideration to the extent expressly specified herein), including, without limitation, the Exchange or any aspect or implication of any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. We express no view as to, and our Opinion does not address, the underlying business decision of Watson Wyatt to effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Watson Wyatt or the effect of any other transaction in which Watson Wyatt might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances (including exchange rates) as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Watson Wyatt in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon the delivery of this Opinion. We and our affiliates in the past have provided services to Watson Wyatt unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Watson Wyatt for our and their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Board of Directors
Watson Wyatt & Company Holdings
April 15, 2005

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by Watson Wyatt in the Transaction is fair, from a financial point of view, to Watson Wyatt. This Opinion is for the use of the Board of Directors of Watson Wyatt in its evaluation of the Transaction and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Transaction.

Very truly yours,
/s/ CIBC World Markets Corp.
CIBC WORLD MARKETS CORP.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 of the Delaware General Corporation Law further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Our certificate of incorporation provides that no director shall be personally liable to Watson Wyatt Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of that director's duty of loyalty to Watson Wyatt Holdings or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our bylaws provide that we must indemnify any persons against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that they are or were a legal representative, director or officer of Watson Wyatt Holdings or are or were a director or officer serving at the request of Watson Wyatt Holdings as a director, manager, officer, partner, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent authorized by the laws of Delaware. Watson Wyatt Holdings may, by action of the Board of Directors, provide indemnification to employees and agents of Watson Wyatt Holdings with the same effect.

        Such indemnification may include advances of expenses prior to the final disposition of such proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits

2	Business Transfer Agreement, dated as of April 15, 2005, by and among Watson Wyatt & Company Holdings, Watson Wyatt LLP, Watson Wyatt (UK) Acquisitions 2 Limited and The Watson Company Holdings Limited(1)
3.1	Amended and Restated Certificate of Incorporation of Watson Wyatt & Company Holdings(2)
3.2	Amended and Restated Bylaws of Watson Wyatt & Company Holdings(3)
4	Form of Certificate Representing Common Stock(2)
5	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares being issued(1)
10.1	Credit Agreement Among Suntrust Bank and Others dated June 30, 2004(9)
10.2	Senior Officer Deferred Compensation Plan(5)
10.3	2001 Deferred Stock Unit Plan for Selected Employees(6)
10.4	Watson Wyatt & Company Holdings Compensation Plan for Outside Directors(7)
10.5	Lease between Watson Wyatt & Company and Arlington Office, L.L.C., dated April 27, 2004(8)
10.6	Form of Employment Agreement between Watson Wyatt Limited and each of Chandrasekhar Ramamurthy, Paul N. Thornton and Roger C. Urwin(1)
10.7	Distribution Agreement, dated as of April 15, 2005, by and among Watson Wyatt LLP, The Wyatt Company Holdings Limited, The Wyatt Company (UK) Limited, Wyatt Trustee Limited and Watson Wyatt Limited(1)
10.8
Deed of Termination and Amendment and Restatement of Indemnities Relating to the Alliance Documents, dated as of April 15, 2005, by and among The Wyatt Company Holdings Limited, Watson Wyatt LLP, Watson Wyatt & Company, Watson Wyatt Holdings Limited, Watson Wyatt Holdings (Europe) Limited, The Wyatt Company (UK) Limited and Wyatt Trustee Limited (in its capacity as Wyatt Partner)(1)
10.9	Deed of Contribution, dated as of April 15, 2005, by and among Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(*)
10.10	Bonuses Deed, dated as of April 15, 2005, by and among Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(1)

10.11	Form of P.I. Claims Deed by and among the P.I. Trustees, Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(*)
10.12
Form of Stock Transfer Agreement by and between Watson Wyatt & Company Holdings, Watson Wyatt (UK) Acquisitions 2 Limited and Watson Wyatt Limited and each of Watson Wyatt LLP and each voting member(1)
10.13	Watson Wyatt & Company Performance Share Bonus Incentive Program(4)
21	Subsidiaries of Watson Wyatt & Company Holdings(1)
23.1	Consent of Gibson Dunn & Crutcher LLP (included in their opinion filed as Exhibit 5 hereto)
23.2	Consent of PricewaterhouseCoopers LLP(1)
23.3	Consent of Deloitte & Touche LLP(1)
23.4	Consent of Mr. Chandrasekhar Ramamurthy to serve as director(1)
24	Power of Attorney (contained on signature page of this Registration Statement)(1)
99.1	Form of Proxy Card of Watson Wyatt & Company Holdings(1)
99.2	Consent of CIBC World Markets Corp.(1)

(1)
Filed with this Form S-4

(2)
Incorporated by reference from Registrant's Form S-3/A, Amendment No. 1 (File No. 33-394973), filed on March 17, 2000

(3)
Incorporated by reference from Registrant's Form 10-Q, filed on May 2, 2001

(4)
Incorporated by reference from Registrant's Form 10-Q, filed on February 9, 2005

(5)
Incorporated by reference from Registrant's Form 10-K, filed on August 15, 2001

(6)
Incorporated by reference from Registrant's Form DEF14A, filed on October 17, 2003

(7)
Incorporated by reference from Registrant's Form DEF14A, filed on October 15, 2004

(8)
Incorporated by reference from Registrant's Form 10-Q, filed on May 7, 2004

(9)
Incorporated by reference from Registrant's Form 10-K, filed on August 17, 2004

(*)
To be filed by amendment

(b)
Financial Statement Schedules

        None.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  (a)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (1)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (2)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (3)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (d)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (f)
  That every prospectus (i) that is filed pursuant to paragraph (e) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (g)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (h)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (i)
  To supply by means of a post-effective amendment all information concerning a transaction, and Watson Wyatt Holdings being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, D.C., on May 4, 2005.

Watson Wyatt & Company Holdings
By:	/s/ JOHN J. HALEY John J. Haley President, Chief Executive Officer and Director

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of Watson Wyatt & Company Holdings whose signature appears below hereby appoints each of John J. Haley and Walter W. Bardenwerper as his attorney-in-fact, with full power of substitution, to sign his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things on their behalf in their capacities as officers and directors to enable Watson Wyatt & Company Holdings to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ JOHN J. HALEY Name: John J. Haley	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2005
/s/ CARL D. MAUTZ Name: Carl D. Mautz	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 4, 2005
/s/ JOHN J. GABARRO Name: John J. Gabarro	Director	May 4, 2005
/s/ R. MICHAEL MCCULLOUGH Name: R. Michael McCullough	Director	May 4, 2005
/s/ LINDA D. RABBITT Name: Linda D. Rabbitt	Director	May 4, 2005
/s/ GILBERT T. RAY Name: Gilbert T. Ray	Director	May 4, 2005
/s/ JOHN B. SHOVEN Name: John B. Shoven	Director	May 4, 2005
Name: Paul N. Thornton	Director
/s/ GENE H. WICKES Name: Gene H. Wickes	Director	May 4, 2005
/s/ JOHN C. WRIGHT Name: John C. Wright	Director	May 4, 2005

EXHIBIT INDEX

2	Business Transfer Agreement, dated as of April 15, 2005, by and among Watson Wyatt & Company Holdings, Watson Wyatt LLP, Watson Wyatt (UK) Acquisitions 2 Limited and The Watson Company Holdings Limited(1)
3.1	Amended and Restated Certificate of Incorporation of Watson Wyatt & Company Holdings(2)
3.2	Amended and Restated Bylaws of Watson Wyatt & Company Holdings(3)
4	Form of Certificate Representing Common Stock(2)
5	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares being issued(1)
10.1	Credit Agreement Among Suntrust Bank and Others dated June 30, 2004(9)
10.2	Senior Officer Deferred Compensation Plan(5)
10.3	2001 Deferred Stock Unit Plan for Selected Employees(6)
10.4	Watson Wyatt & Company Holdings Compensation Plan for Outside Directors(7)
10.5	Lease between Watson Wyatt & Company and Arlington Office, L.L.C., dated April 27, 2004(8)
10.6	Form of Employment Agreement between Watson Wyatt Limited and each of Chandrasekhar Ramamurthy, Paul N. Thornton and Roger C. Urwin(1)
10.7	Distribution Agreement, dated as of April 15, 2005, by and among Watson Wyatt LLP, The Wyatt Company Holdings Limited, The Wyatt Company (UK) Limited, Wyatt Trustee Limited and Watson Wyatt Limited(1)
10.8
Deed of Termination and Amendment and Restatement of Indemnities Relating to the Alliance Documents, dated as of April 15, 2005, by and among The Wyatt Company Holdings Limited, Watson Wyatt LLP, Watson Wyatt & Company, Watson Wyatt Holdings Limited, Watson Wyatt Holdings (Europe) Limited, The Wyatt Company (UK) Limited and Wyatt Trustee Limited (in its capacity as Wyatt Partner)(1)
10.9	Deed of Contribution, dated as of April 15, 2005, by and among Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(*)
10.10	Bonuses Deed, dated as of April 15, 2005, by and among Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(1)
10.11	Form of P.I. Claims Deed by and among the P.I. Trustees, Watson Wyatt LLP, Watson Wyatt Limited and Watson Wyatt & Company Holdings(*)
10.12
Form of Stock Transfer Agreement by and between Watson Wyatt & Company Holdings, Watson Wyatt (UK) Acquisitions 2 Limited and Watson Wyatt Limited and each of Watson Wyatt LLP and each voting member(1)
10.13	Watson Wyatt & Company Performance Share Bonus Incentive Program(4)
21	Subsidiaries of Watson Wyatt & Company Holdings(1)
23.1	Consent of Gibson Dunn & Crutcher LLP (included in their opinion filed as Exhibit 5 hereto)
23.2	Consent of PricewaterhouseCoopers LLP(1)
23.3	Consent of Deloitte & Touche LLP(1)
23.4	Consent of Mr. Chandrasekhar Ramamurthy to serve as director(1)
24	Power of Attorney (contained on signature page of this Registration Statement)(1)

99.1	Form of Proxy Card of Watson Wyatt & Company Holdings(1)
99.2	Consent of CIBC World Markets Corp.(1)

(1)
Filed with this Form S-4

(2)
Incorporated by reference from Registrant's Form S-3/A, Amendment No. 1 (File No. 33-394973), filed on March 17, 2000

(3)
Incorporated by reference from Registrant's Form 10-Q, filed on May 2, 2001

(4)
Incorporated by reference from Registrant's Form 10-Q, filed on February 9, 2005

(5)
Incorporated by reference from Registrant's Form 10-K, filed on August 15, 2001

(6)
Incorporated by reference from Registrant's Form DEF14A, filed on October 17, 2003

(7)
Incorporated by reference from Registrant's Form DEF14A, filed on October 15, 2004

(8)
Incorporated by reference from Registrant's Form 10-Q, filed on May 7, 2004

(9)
Incorporated by reference from Registrant's Form 10-K, filed on August 17, 2004

(*)
To be filed by amendment

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY
Selected Historical Financial Data of Watson Wyatt Holdings
Watson Wyatt Holdings (in thousands of US dollars, except per share data)
Selected Historical Financial Data of the European Business
Selected Unaudited Combined Pro Forma Financial Data of Watson Wyatt Holdings
Watson Wyatt Holdings Pro Forma (in thousands of US dollars, except per share data)
Exchange Rate Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MATERIAL RELATIONSHIPS BETWEEN WATSON WYATT HOLDINGS AND WATSON WYATT LLP
THE WATSON WYATT HOLDINGS SPECIAL MEETING
APPROVAL BY WATSON WYATT LLP VOTING MEMBERS
THE ACQUISITION
THE BUSINESS TRANSFER AGREEMENT
AGREEMENTS RELATING TO THE ACQUISITION
CERTAIN TAX CONSEQUENCES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WATSON WYATT LLP
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Watson Wyatt Holdings Unaudited Pro Forma Combined Balance Sheets as of December 31, 2004 (in thousands, except share and per share data)
Watson Wyatt LLP Balance Sheets Unaudited UK to US GAAP Reconciliation as of October 31, 2004 (in thousands)
Watson Wyatt Holdings Unaudited Pro Forma Combined Statements of Operations Six Months Ended December 31, 2004 (in thousands, except per share data)
Watson Wyatt LLP Statements of Operations UK to US GAAP Reconciliation Six Months Ended October 31, 2004 (in thousands)
Watson Wyatt Holdings Unaudited Pro Forma Combined Statements of Operations Year Ended June 30, 2004 (in thousands, except per share data)
Watson Wyatt LLP Statements of Operations UK to US GAAP Reconciliation Year Ended April 30, 2004 (in thousands)
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (in thousands, except share and per share data)
INFORMATION ABOUT THE EUROPEAN BUSINESS
MANAGEMENT AND OPERATIONS OF WATSON WYATT HOLDINGS AFTER THE ACQUISITION
DISTRIBUTION OF ACQUISITION CONSIDERATION AND WINDING DOWN OF WATSON WYATT LLP
OWNERSHIP OF WATSON WYATT HOLDINGS' COMMON STOCK AND WATSON WYATT LLP INTERESTS
COMPARISON OF RIGHTS OF STOCKHOLDERS OF WATSON WYATT HOLDINGS AND MEMBERS OF WATSON WYATT LLP
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
WATSON WYATT LLP Registered in England Number OC301975 CONSOLIDATED FINANCIAL STATEMENTS Years ended April 30, 2002, 2003 and 2004
WATSON WYATT LLP CONSOLIDATED FINANCIAL STATEMENTS
WATSON WYATT LLP
WATSON WYATT LLP CONSOLIDATED PROFIT AND LOSS ACCOUNT Years ended April 30, 2004, 2003 and 2002
WATSON WYATT LLP CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the years ended April 30, 2004, 2003 and 2002
WATSON WYATT LLP CONSOLIDATED BALANCE SHEET as at April 30, 2004 and 2003
WATSON WYATT LLP CONSOLIDATED CASH FLOW STATEMENT for the years ended April 30, 2004, 2003 and 2002
WATSON WYATT LLP Registered in England Number OC301975 UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Six months ended October 31, 2004 and 2003
WATSON WYATT LLP UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
WATSON WYATT LLP UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the six months ended October 31, 2004 and 2003
WATSON WYATT LLP UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET as at October 31, 2004 and April 30, 2004
WATSON WYATT LLP UNAUDITED INTERIM CONDENSED CONSOLIDATED CASH FLOW STATEMENT for the six months ended October 31, 2004 and 2003
WATSON WYATT LLP Notes to the unaudited interim condensed consolidated financial statements for the six months ended October 31, 2004 and 2003
Watson Wyatt (UK) Acquisitions 2 Limited The Wyatt Company Holdings Limited Watson Wyatt & Company Holdings Watson Wyatt LLP
CONTENTS
SCHEDULE 1 Part 1 Conditions Precedent
SCHEDULE 2
SCHEDULE 3 Drawings Payment Dates
SCHEDULE 4 Seller's Knowledge
SCHEDULE 5 Part 1: Seller's Pre-Completion Obligations
Part 2: Purchaser's and WWCH's Pre-Completion Obligations
SCHEDULE 6 Completion Part 1: Seller's Obligations at Completion
Part 2: Purchaser's Obligations at Completion
SCHEDULE 7 Part 1: Determination of 2007 Net Revenue and 2007 Aggregate Staff Costs
Part 2: Obligations pending final determination of Contingent Stock
Part 3: Adjustments in respect of acquisitions and divestitures
SCHEDULE 8 Post-Completion Obligations Part 1: Obligations of Seller post-Completion
Part 2: Obligations of Purchaser and WWCH post-Completion
SCHEDULE 9 Warranties
SCHEDULE 10 Purchaser's Warranties
SCHEDULE 11 Limitations on Liability under the agreement
SCHEDULE 12 Properties Part 1: Business Properties
Part 2: Sale Companies' Properties
Part 3: Conditions of Sale—Business Properties
Part 4: Conditions relating to the Sale Companies' Properties
Part 5: The Occupational Agreements
Part 6: The Documents
Part 7: Missing Documents
SCHEDULE 13 Employees Part 1: Provisions concerning Employees
Part 2: Letter to Transferring Employees
Part 3: Notional Salary Increases
SCHEDULE Trade Marks
SCHEDULE 14 Registered Business Intellectual Property
SCHEDULE 15 Excluded Contracts
SCHEDULE 16 Allocation of Purchase Price
SCHEDULE 17 Issue of Consideration Stock
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX